Filed pursuant to Rule 424(b)(3)

SEC File No. 333-179870

PROSPECTUS

NEXEO SOLUTIONS, LLC

NEXEO SOLUTIONS FINANCE CORPORATION

(as Co-Issuers)

Offer to exchange

up to $175,000,000 of unregistered

8.375% Senior Subordinated Notes due 2018

which are referred to as the “old notes,”

for

up to $175,000,000 of registered

8.375% Senior Subordinated Notes due 2018

which are referred to as the “new notes”

Terms of the new 8.375% senior subordinated notes due 2018 offered in the exchange offer:

•

The terms of the new notes are identical to the terms of the old notes that were issued on March 9, 2011, except that the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest.

•

The old notes are, and the new notes will be, jointly and severally, and fully and unconditionally, guaranteed on a senior subordinated basis by our parent company, Nexeo Solutions Holdings, LLC, its wholly owned subsidiary Nexeo Solutions Sub Holding Corp., and each of our existing and future domestic subsidiaries that guarantee obligations under our senior term loan facility and senior-secured asset-based revolving credit facility.

Terms of the exchange offer:

•

We are offering to exchange up to $175,000,000 of our old notes for an equal principal amount of new notes with materially identical terms that have been registered under the Securities Act and are freely tradable.

•	We will exchange old notes that are validly tendered and not validly withdrawn before the exchange offer expires for an equal principal amount of new notes.

•	The expiration date for the exchange offer is midnight, New York City time, at the end of June 13, 2012, unless extended.

•	Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

•	The exchange of new notes for old notes will not be a taxable event for U.S. federal income tax purposes. We will not receive any proceeds from the exchange offer.

You should carefully consider the risk factors beginning on page 15 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer or until the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, whichever is earlier, we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale. Please read “Plan of Distribution.”

The date of this prospectus is May 15, 2012

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-4 that we have filed with the Securities and Exchange Commission. This prospectus does not contain all of the information found in the registration statement. Before you decide to participate in this exchange offer, please review the full registration statement, including the information described under the heading “Risk Factors” in this prospectus, the documents described under the heading “Available Information” in this prospectus, the exhibits to the registration statement and any additional information you may need to make your investment decision. You should rely only on the information contained in the registration statement, including this prospectus and the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information and if anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover. Our business, financial condition, results of operations and prospects may have changed since that date. We will disclose any material changes in our affairs in an amendment to this prospectus or a prospectus supplement.

We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

We are not making any representation to you regarding the legality of your participation in the exchange offer under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspects of participating in the exchange offer.

CERTAIN TERMS USED IN THIS PROSPECTUS

All references to the “Company,” “our company,” “we,” “our” and “us” refer to Nexeo Solutions, LLC, a Delaware limited liability company, and its consolidated subsidiaries, including Nexeo Solutions Finance Corporation, a Delaware corporation, the co-issuers of the notes, unless otherwise indicated or the context otherwise requires. All references to “Holdings” refer to Nexeo Solutions Holdings, LLC, a Delaware limited liability company and parent of Nexeo Solutions, LLC.

All references to the “Issuers” refer solely to Nexeo Solutions, LLC and Nexeo Solutions Finance Corporation and all references to the “Guarantors” refer to Holdings and its wholly owned subsidiary Nexeo Solutions Sub Holding Corp., a Delaware corporation, and each of our existing and future domestic subsidiaries that guarantee obligations under the Credit Facilities (as defined below).

All references to the “notes” refer to the old notes and the new notes collectively.

References to “Ashland” refer to Ashland, Inc. and its affiliates. References to the “Distribution Business” refer to the global distribution business we purchased from Ashland, completed on March 31, 2011, which is referred to as the “Ashland Distribution Acquisition.” The Ashland Distribution Acquisition and related transactions, including the issuance and sale of equity of Holdings to TPG (as defined below) and co-investors, the issuance and sale of the outstanding notes and the borrowings under our Credit Facilities, are referred to as the “Transactions.”

References to “TPG” refer to certain investment funds controlled by affiliates of TPG Capital, L.P. and certain affiliates of those investment funds.

References to “ABL Facility” refer to our five year asset-based revolving credit facility that provides up to $500.0 million through a U.S. tranche and a Canadian tranche of up to $40.0 million in Canadian dollars entered into in connection with the Ashland Distribution Acquisition. References to the “Term Loan Facility” refer to our $325.0 million, six and a half year term loan credit facility entered into in connection with the Ashland Distribution Acquisition, and references to the “Credit Facilities” refer to our ABL Facility and Term Loan Facility, collectively.

FINANCIAL INFORMATION, CURRENCIES AND GEOGRAPHIES

Unless the context otherwise requires, the financial information presented in this prospectus is the financial information of Holdings on a consolidated basis together with its subsidiaries, including the Issuers. Holdings is a guarantor of the notes, has no material assets other than the stock of its subsidiaries and conducts substantially all of its operations through Nexeo Solutions, LLC and its subsidiaries.

Pro forma information contained in this prospectus gives effect to the Ashland Distribution Acquisition and the related transactions in the manner described under “Unaudited Pro Forma Condensed Consolidated Financial Information.”

References in this prospectus to “RMB” refer to Chinese Renminbi, references to “CDN” refer to Canadian dollars and references to “dollars,” “$” or any other dollar amounts refer to U.S. dollars.

Geographic references to EMEA refer to countries in Europe, the Middle East and Africa on a combined basis.

TRADEMARKS AND TRADE NAMES

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Third party trademarks, service marks, trade names or products used or displayed in this prospectus belong to the holders and are not intended to, and do not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but these references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which involve risks and uncertainties. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our predecessor’s existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our predecessor’s historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•	Downward pressure on prices and margins as a result of competition from other companies;

•	Disruptions in the supply of or an inability to supply products that we distribute;

•	Risks related to our supplier and customer contracts;

•	Demand fluctuations and other developments in the broader economy;

•	Price volatility of our raw material inputs;

•	Our significant working capital requirements and the risks associated with maintaining large inventories;

•	Inability to develop and maintain an effective system of internal controls;

•	Inability to arrange transportation and storage from third parties and meet the demands of our customers on a timely basis;

•	Inability to replace services provided by Ashland pursuant to the terms of our transition services agreement;

•	Our ability to expand our operations through acquisitions or growth into new geographic locations;

•	Any disruptions to our ERP system;

•	Inability to identify desirable acquisition targets and integrate recent and future acquisitions;

•	Our ability to attract and retain key employees;

•	Labor disruptions;

•	Impairment of intangible assets;

•	Complications involved with international operations;

•	Fluctuations in foreign exchange rates and interest rates;

•	Increased costs associated with operating as a company with registered securities;

•	Accidents, environmental damage or misuse of our products or adverse health effects caused by the foregoing;

•	Costs or liabilities resulting from new or existing environmental laws;

•	Inadequacy of insurance policies to cover liabilities;

•	Inability of Ashland to satisfy indemnity obligations;

•	Exposure to legal and regulatory actions;

•	Claims for personal injury related to exposure to hazardous materials and asbestos;

•	Our ability to comply with applicable laws relating to trade, export and import controls and economic sanctions;

•	Our ability to comply with the U.S. Foreign Corrupt Practices Act;

•	Risks related to our substantial indebtedness; and

•	Conflicts of interest among TPG and our noteholders.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. Our future results will depend upon various other risks and uncertainties, including those described elsewhere in this prospectus under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us are qualified in their entirety by this cautionary statement.

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PROSPECTUS SUMMARY

This summary highlights information about us and the exchange offer. Because this is a summary, it may not contain all of the information that may be important to you and your investment decision. You should read this entire prospectus and the documents to which we refer you carefully and should consider, among other things, the matters described in “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before making an investment decision.

The Company

Overview

We are a global distributor of chemicals, plastics, and composite raw materials primarily in North America and in over 70 other countries worldwide. We also provide transportation and logistics services for waste disposal in North America through our environmental services business. We offer our customers over 25,000 products used in a broad cross section of industries, including construction, chemicals manufacturing, paints and coatings, transportation, retail, medical, marine, and personal care. We distribute these products through over 140 owned, leased or third party warehouses, rail, barge and tank terminals in North America, EMEA and Asia. Our services include customized product mixing and blending, a dedicated stocking program, technical support and dedicated laboratory testing services. We connect a network of over 1,000 suppliers with a diverse base of more than 25,000 customers. At December 31, 2011, we had 502 sales employees situated in North America, EMEA and Asia, including technical support, field management and corporate account managers to assist our customers in the selection and application of commodity and specialty products for their end products and processes. In addition to distributing product throughout our global network, we provide our larger suppliers with quarterly customer demand forecasting and visibility into the marketing and distribution of their products with a single point of contact. These services allow suppliers to appropriately calibrate production runs and better manage their working capital. Our centralized business model, extensive distribution network and strong management processes help manage the logistical complexity surrounding the sales and procurement activities across the industry.

We operate through four lines of business, or operating segments: Chemicals, Plastics, Composites and Environmental Services. Our Chemicals and Plastics lines of business are reportable segments.

Chemicals. Our Chemicals line of business distributes specialty and industrial chemicals, additives and solvents to industrial users, primarily in North America. Markets served include the paint and coating, personal care, inks, adhesives, polymer, rubber, industrial and institutional compounding, automotive, energy, lubricants and paper industries. Sales in our Chemicals line of business represented 46.7% of our total sales for the nine months ended December 31, 2011.

Plastics. Our Plastics line of business distributes plastics in North America, EMEA and Asia, supplying a very broad product line of prime thermoplastic resins for blow molding, extrusion, injection molding and rotation molding plastic processors. Our Plastics line of business sells plastic resins and compounds in railcar, bulk truck, truckload boxes and less-than-truckload quantities. Key markets served include the automotive and medical industries. Sales in our Plastics line of business represented 42.2% of our total sales for the nine months ended December 31, 2011.

Composites. Our Composites line of business supplies mixed truckload and less-than-truckload quantities of polyester, and other thermoset resins, fiberglass and other specialty reinforcements, catalysts and allied products to customers in the corrosion, marine, building and construction, cast polymer and other specialty reinforcement industries in North America. Sales in our Composites line of business represented 8.5% of our total sales for the nine months ended December 31, 2011.

Environmental Services. Our Environmental Services line of business, in connection with chemical waste service companies, provides customers with comprehensive, nationwide hazardous and nonhazardous waste collection, recovery, recycling and disposal services in North America, primarily in the United States. These environmental services are offered through a network of distribution centers, including several transfer facilities that have been fully permitted by the U.S. Environmental Protection Agency and state environmental agencies. Sales in our Environmental Services line of business represented 2.6% of our total sales for the nine months ended December 31, 2011.

The Transactions

On March 31, 2011, we acquired the Distribution Business from Ashland for an aggregate purchase price of $972.4 million. The aggregate liabilities assumed in connection with the Ashland Distribution Acquisition totaled $407.4 million and the aggregate transaction costs incurred in connection with the Ashland Distribution Acquisition were $103.2 million, including capitalized debt issuance costs of $35.0 million.

We financed the Ashland Distribution Acquisition with:

•	cash contributions of $451.0 million by TPG and co-investors, including certain members of management, to Holdings in exchange for equity interests in Holdings;

•	borrowings of $152.0 million under the ABL Facility;

•	borrowings of $325.0 million under the Term Loan Facility; and

•

proceeds from the issuance of $175.0 million of outstanding notes, which we are offering to exchange, upon the terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, for all of our new notes.

Recent Developments

On September 26, 2011 and December 24, 2011, we entered into definitive agreements to form a joint venture with the shareholders of Beijing PlasChem Trading Co., Ltd. to expand our operations in China. Headquartered in Beijing China, Beijing PlasChem is a leading Chinese distributor of products such as engineering plastics, common plastics, chemical materials and additives. Under the terms of the definitive agreements, another entity owned by the shareholders will be recapitalized with an equity contribution of cash of RMB 63 million (approximately $10.0 million at March 31, 2012) contributed by the shareholders of Beijing PlasChem, an equity contribution by us of RMB 96 million (approximately $15.2 million at March 31, 2012) and a loan from us of RMB 254 million (approximately $40.2 million at March 31, 2012). The joint venture will acquire all of Beijing PlasChem’s operations, including existing supplier and customer relationships, in exchange for cash consideration of approximately RMB 364 million (approximately $57.5 million at March 31, 2012) paid at closing. Within 30 days of closing, we will provide an additional loan to the joint venture for working capital of $10.0 million, which will be denominated in U.S. dollars. The joint venture will not be a guarantor of the notes, the ABL Facility or the Term Loan Facility.

After our initial investment we will own 60% of the joint venture. In addition, we have the opportunity, and in certain situations the obligation, to acquire the remaining 40% of the joint venture from the shareholders of Beijing PlasChem in several steps for up to approximately RMB 650 million (approximately $102.8 million at March 31, 2012) if certain conditions are met. The shareholders have an unrestricted right to sell their entire remaining interest in the joint venture to us after delivery of the audited financials for the years ended December 31, 2012 and December 31, 2013 for a payment that could range from the minimum amount required under PRC law for transfer of the joint venture interest up to approximately RMB 500 million (approximately $79.1 million at March 31, 2012). The applicable purchase price for the remaining interest will be based primarily on the performance of the joint venture through the end of 2013.

We expect to fund the acquisition of the initial 60% of the joint venture and loans to the joint venture, in part, with an additional $50.0 million equity investment from TPG. We plan to fund any subsequent purchases of equity interests in the joint venture with a combination of operating cash flow and additional debt. In addition, one of the shareholders of Beijing PlasChem is expected to make a RMB 25 million (approximately $4.0 million at March 31, 2012) equity investment in us, which is anticipated to occur in calendar year 2013. As the formation of the joint venture requires a number of regulatory and other approvals, we do not expect to form the joint venture and close the acquisition of Beijing PlasChem’s operations until the second half of calendar year 2012. The joint venture will begin operations immediately following the closing of the joint venture acquisition. In the event that the agreement is terminated under certain situations, we are obligated to pay a termination fee equal to RMB 30 million (approximately $4.7 million at March 31, 2012).

Ownership and Corporate Structure

The following chart summarizes our current organizational structure, equity ownership and our principal indebtedness. This chart is provided for illustrative purposes only and does not represent all of our legal entities or obligations.

(1)

The indenture provides that the notes will be guaranteed on a senior subordinated basis by all existing and future wholly owned domestic subsidiaries that guarantee the Credit Facilities. Based on customary exceptions to the guarantee requirements under each of the ABL Facility and the Term Loan Facility, other than the Co-Issuer, none of our existing wholly owned domestic subsidiaries are guarantors of either of the Credit Facilities and, as a result, are not guarantors of the notes. Subject to customary exceptions, all of our future wholly owned domestic subsidiaries will be required to be guarantors of the ABL Facility and Term Loan Facility and will accordingly also guarantee the notes.
(2)	Our existing and future Canadian subsidiaries only guarantee the Canadian tranche of the ABL Facility.
(3)	The notes are not guaranteed by any existing or future foreign subsidiaries. For the six months ended September 30, 2011, our non-guarantor subsidiaries accounted for approximately $439.6 million, or 21.1% of our consolidated net sales, and approximately $26.2 million, or 15.7%, of our gross profit.

General Corporate Information

Nexeo Solutions, LLC and Nexeo Solutions Holdings, LLC were formed in Delaware in November 2010 for the purpose of engaging in the Ashland Distribution Acquisition. Our principal executive offices are located at 9303 New Trails Drive, Suite 400, The Woodlands, Texas 77381. The telephone number of our principal executive offices is (281) 297-0700. Our website address is www.nexeosolutions.com. We will make our periodic reports available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information contained on or accessible through our website or about us on any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Our Sponsor

TPG is a private investment firm that was founded in 1992 and had $48 billion of assets under management as of September 30, 2011. Through its investment platforms, TPG Capital, TPG Growth, TPG Biotech and TPG Opportunities, the firm has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, growth investments, joint ventures and restructurings. The firm has offices in San Francisco, Fort Worth, Houston, New York, Sao Paolo, Hong Kong, London, Paris, Luxembourg, Melbourne, Moscow, Mumbai, Shanghai, Chongqing, Beijing, Singapore and Tokyo.

The Exchange Offer

The following summary contains basic information about the exchange offer and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the exchange offer, please refer to the section entitled “The Exchange Offer” in this prospectus.

On March 9, 2011, we completed a private placement of $175.0 million in aggregate principal amount of old notes in an offering exempt from the registration requirements of the Securities Act. The old notes were issued, and the new notes will be issued, under the Indenture (which is described in greater detail in “Description of Notes”). At closing of the offering of the old notes, we entered into a registration rights agreement dated March 9, 2011 with the placement agents with respect to the offering of the old notes, on behalf of the initial purchasers of the old notes, in which we agreed to use our reasonable best efforts to cause the exchange offer to be completed by July 2, 2012.

Exchange Offer	We are offering to exchange up to $175.0 million of our old notes that have not been registered under the Securities Act for an equal principal amount of new notes with substantially identical terms, except that the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Expiration Date	The exchange offer will expire at midnight, New York City time, at the end of June 13, 2012, unless we decide to extend it.

Condition to the Exchange Offer	The exchange offer is conditioned upon the effectiveness of this registration statement and other customary conditions, as discussed in “The Exchange Offer—Conditions to the Exchange Offer.”

The exchange offer is not conditioned on a minimum aggregate principal amount of old notes being tendered.

Resale of New Notes by Holders Other Than Broker-Dealer	Based on interpretations of the SEC staff in no-action letters issued to third parties, if you are not a broker-dealer, we believe that you may resell and transfer the new notes issued pursuant to the exchange offer in exchange for old notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

•	are an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	acquired the new notes other than in the ordinary course of your business;

•	have an arrangement with any person to engage in the distribution of the new notes; or

•	are prohibited by any law or policy of the SEC from participating in the exchange offer.

If you fall within one of the exceptions listed above or have tendered in the exchange offer for the purpose of participating in a distribution of the new notes, you cannot rely on the applicable interpretations of the SEC staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Resale of New Notes by Broker-Dealers	This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by such broker-dealer:

•	as a result of market-making activities or other trading activities; and

•	not directly from us for resale under Rule 144A, Regulation S or another available exemption under the Securities Act.

We have agreed that we will make this prospectus available to any broker-dealer for use in connection with any resale for a period ending on the earlier of:

•	180 days from the date on which the registration statement relating to this exchange offer is declared effective; and

•	the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities.

Please read “Plan of Distribution.” Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

A broker-dealer that acquired any of its old notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act and not as a result of market-making activities or other trading activities cannot rely on the applicable interpretations of the SEC staff described above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction.

Consequences If You Do Not Exchange Your Old Notes

Old notes that are not tendered in the exchange offer or that are not accepted for exchange will continue to be subject to the restrictions on transfer described in the legend on your old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. After the completion of the exchange offer, we will no longer have an obligation to register the old notes, except in limited circumstances as required by the registration rights agreement. The tender of old notes under the exchange offer will reduce the principal amount of the currently outstanding old notes. The corresponding reduction in liquidity may have an adverse effect upon, and increase the volatility of, the market price of any old notes that you continue to hold following completion of the exchange offer.

For more information, see “The Exchange Offer—Consequences of Not Tendering.”

Procedures for Tendering Old Notes	If you wish to accept the exchange offer, you must deliver to the exchange agent:

•

either a completed and signed letter of transmittal or, for old notes tendered electronically, an agent’s message from The Depository Trust Company, or DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

•	your old notes, either by tendering them in certificated form or by timely confirmation of book-entry transfer through DTC; and

•	any other documents required by the letter of transmittal.

These actions must be completed before the expiration of the exchange offer. If you hold old notes through DTC, you must comply with its standard for electronic tenders, by which you will agree to be bound by the letter of transmittal.

For more information, see “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Procedures for Tendering.”

Special Procedures for Beneficial Holders	If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender your old notes in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either arrange to have the old notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of old notes at any time prior to midnight, New York City time, at the end of June 13, 2012 and, if not previously accepted for exchange, after June 13, 2012. Any withdrawn old notes will be credited to the tendering holder’s account at DTC or, if the withdrawn old notes are held in certificated form, will be returned to the tendering holder. We will accept for exchange any and all old notes validly tendered and not withdrawn prior to the expiration of the exchange offer. Please refer to the section in this prospectus entitled “The Exchange Offer—Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of old notes, we will accept any and all old notes that you properly tender in the exchange offer before the expiration date. We will return any old notes that we do not accept for exchange to you without expense promptly after the expiration date and acceptance of the old notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Terms of the Exchange Offer.”

Fees and Expenses	We will bear expenses related to the exchange offer. Please refer to the section in this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	The issuance of the new notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement.

U.S. Federal Income Tax Consequences	The exchange of new notes for old notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read “United States Federal Income Tax Considerations.”

Accounting Treatment	We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the new notes are substantially identical to those of the old notes. The expenses of the exchange offer will be amortized over the term of the new notes.

Exchange Agent	We have appointed Wells Fargo Bank, N.A. as exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, Minnesota 55479

Eligible institutions may make requests by facsimile at (612) 667-6282 and may confirm facsimile delivery by calling (800) 344-5128.

Risk Factors	You should carefully consider the information included in the section entitled “Risk Factors” beginning on page 15 and all other information in this prospectus in evaluating whether or not to tender your old notes in the exchange offer.

Terms of the New Notes

The following summary contains basic information about the new notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the new notes, please refer to the section entitled “Description of Notes” in this prospectus.

The new notes will be identical to the old notes except that the new notes are registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the same Indenture will govern the new notes and the old notes.

Issuers	Nexeo Solutions, LLC and Nexeo Solutions Finance Corporation.

Notes Offered	$175.0 million aggregate principal amount of the 8.375% Senior Subordinated Notes due 2018.

Maturity Date	March 1, 2018.

Interest	We will pay interest in cash on the principal amount of the new notes at an annual rate of 8.375%. We will pay interest on the new notes semi-annually, in arrears, on each March 1 and September 1 of each year. Interest accrued through the expiration date of the exchange offer on old notes that are exchanged for new notes will be paid to holders of record of the new notes on the next regular payment date.

Guarantees	The new notes will be jointly, severally and unconditionally guaranteed on a senior subordinated basis by our parent, Nexeo Solutions Holdings, LLC, its wholly owned subsidiary, Nexeo Solutions Sub Holding Corp., and each of our existing and future domestic subsidiaries that guarantee obligations under the Credit Facilities.

Ranking	The notes and the guarantees are the Issuers’ and the Guarantors’ general unsecured senior subordinated obligations and are:

•	subordinated in right of payment to the Issuers’ and the Guarantors’ existing and future senior indebtedness, including the Company’s Credit Facilities;

•	effectively subordinated to any secured obligations of the Issuers to the extent of the value of the collateral securing such obligations;

•	rank pari passu in right of payment with any of the Issuers’ and the Guarantors’ existing and future senior subordinated indebtedness;

•	effectively subordinated to all of the liabilities of the Company’s subsidiaries that are not guaranteeing the notes; and

•

rank senior in right of payment to any of the Issuers’ and the Guarantors’ existing and future indebtedness that expressly provides that it is junior in right of payment to the notes and the guarantees.

As of December 31, 2011:

•	we had $644.5 million principal amount of debt (including the notes), none of which was subordinated to the notes;

•

we had at least $469.5 million of debt to which the notes were contractually subordinated, including $322.6 million of borrowings under our Term Loan Facility, and $146.9 million of borrowings under our ABL Facility. As of December 31, 2011, our borrowing capacity under the ABL Facility was $299.3 million after giving effect to outstanding borrowings of approximately $146.9 million and $23.4 million of standby letters of credit. Because the borrowing capacity under the ABL Facility depends, in part, on inventory and accounts receivables that fluctuate from time to time, the borrowing capacity described above may not reflect actual borrowing capacity on any given date; and

•	our non-guarantor subsidiaries accounted for approximately $104.8 million, or 10.6%, of our total liabilities, after giving effect to intercompany eliminations.

For the six months ended September 30, 2011, we and the Guarantors accounted for approximately $1,644.7 million, or 78.9%, of our consolidated net sales, and approximately $140.6 million, or 84.3%, of our gross profit, after giving effect to intercompany eliminations.

Optional Redemption	On or after March 1, 2014, the issuer may redeem the notes, in whole or in part, at the redemption prices described under “Description of Notes—Optional Redemption.”

On or prior to March 1, 2014, we may on one or more occasions redeem up to 35.0% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at a redemption price equal to 108.375% of the aggregate principal amount of the notes plus accrued and unpaid interest.

On or prior to March 1, 2014, we may redeem all or part of the notes at a redemption price equal to 100.0% of the aggregate principal amount of the notes to be redeemed, plus a make-whole premium and accrued and unpaid interest.

Change of Control Offer	Upon a change of control (as defined in “Description of Notes—Certain Definitions”), we must offer to repurchase the notes at 101.0% of the principal amount, plus accrued and unpaid interest, if any, to the purchase date.

Certain Covenants	The Indenture contains covenants, including, but not limited to, limitations and restrictions on the ability of us and our Restricted Subsidiaries (as defined in “Description of Notes—Certain Definitions”) to:

•	incur additional indebtedness;

•	make investments;

•	make certain restricted payments;

•	create certain liens;

•	sell assets;

•	enter into certain types of transactions with our affiliates; and

•	enter into mergers, consolidations, or sales of all or substantially all of our assets.

In addition, the ability of Holdings’ subsidiaries, including the Issuers, to pay dividends to Holdings is restricted under the Company’s Term Loan Facility, subject to certain customary exceptions, including that dividends may be made to Holdings (i) in an aggregate amount not to exceed the greater of $40 million and 3.25% of total assets, as defined, plus the amount of excluded contributions, as defined, received by Holdings prior to such payment; (ii) if the consolidated net leverage ratio, as defined, would be less than or equal to 3.0 to 1.0 after giving effect to such payment; and (iii) out of the available amount, as defined, if the consolidated net leverage ratio, as defined, would be less than or equal to 4.5 to 1.0 after giving effect to such payment. Payment of dividends described in the foregoing clauses (i), (ii) and (iii) (other than with excluded contributions, as defined) are prohibited if at the time of, or after giving effect to, the dividend, a default, as defined, would exist under the credit agreement for the Term Loan Facility.

There are no restrictions on the ability of Holdings’ subsidiaries, including the Issuers, to make investments in, or loans directly to, Holdings.

These covenants are subject to important exceptions and qualifications. See “Description of Notes—Certain Covenants.”

Transfer Restrictions; Absence of a Public Market for the New Notes	The new notes will be freely transferable but will be new securities for which there will not initially be a market. There can be no assurance as to the development or liquidity of any market for the new notes. We do not intend to apply for a listing of the new notes on any securities exchange or any automated dealer quotation system.

Risk Factors	In evaluating an investment in the new notes, prospective investors should carefully consider, along with the other information in this prospectus, the specific factors included in the section entitled “Risk Factors” beginning on page 15 for risks involved with an investment in the new notes.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following table presents summary historical and pro forma financial and other data for the periods indicated.

Successor Financial Data

The historical statement of operations data of Holdings, referred to in this prospectus as Successor, for the period from November 4, 2010 (inception) to September 30, 2011 and balance sheet data as of September 30, 2011 are derived from Holdings’ audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The historical financial data as of and for the three months ended December 31, 2011 are derived from Holdings unaudited condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Predecessor Financial Data

The historical statement of operations data of the Distribution Business, referred to in this prospectus as the Predecessor, for the six months ended March 31, 2011 and for the fiscal years ended September 30, 2010 and 2009 and balance sheet data as of September 30, 2010 are derived from the audited consolidated financial statements of the Distribution Business and the notes thereto included elsewhere in this prospectus. The historical financial data of the Predecessor for the three months ended December 31, 2010 are derived from the unaudited consolidated financial statements of the Distribution Business and the notes thereto included elsewhere in this prospectus. All Predecessor condensed financial data represents a carve-out financial statement presentation of the Distribution Business, which was an unincorporated commercial unit of Ashland. For more information on the carve-out presentation of the Distribution Business, see the financial statements and the notes thereto included elsewhere in this prospectus.

The historical consolidated financial data for periods prior to March 31, 2011 presented below do not reflect the consummation of the Ashland Distribution Acquisition and the transactions related thereto or our capital structure following the Ashland Distribution Acquisition and the transactions related thereto. We were formed on November 4, 2010 and entered into certain agreements with Ashland on November 5, 2010 to acquire the Distribution Business. At the closing of the Ashland Distribution Acquisition on March 31, 2011, we acquired the Distribution Business. We had no operating activities between our November 4, 2010 inception date and the closing date of the Ashland Acquisition, although we incurred various transaction costs, formation costs and interest expense which have been included in the Successor Period.

Pro Forma Financial Data

The following table provides summary unaudited pro forma condensed consolidated financial data. The summary unaudited pro forma statement of operations data for the fiscal year ended September 30, 2011 have been derived by starting with the audited historical statement of operations data for the Predecessor for the six months ended March 31, 2011 and the audited statement of operations data for the Successor for the period from November 4, 2010 to September 30, 2011 and giving pro forma effect to the Transactions as if they had occurred on October 1, 2010. We had no operating activities between our November 4, 2010 inception date and the closing date of the Ashland Acquisition, although we incurred various transaction costs, formation costs and interest expense which have been included in the Successor Period.

The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the relevant transactions had occurred at any date, and the data do not purport to project our financial position as of any date or our future results of operations or financial condition for any future period or any future date. See “Unaudited Pro Forma Condensed Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma condensed consolidated financial data.

You should read these tables along with “Risk Factors,” “Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our historical consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Successor		Predecessor				Pro Forma
(Dollars in thousands)	Three Months Ended December 31, 2011	For the Period from November 4, 2010 (inception) to September 30, 2011	Six Months Ended March 31, 2011	Three Months Ended December 31, 2010	Fiscal Year Ended September 30,		Fiscal Year Ended September 30, 2011
					2010	2009
Statement of Operations Data:
Sales	$921,088	$2,084,284	$1,869,167	$855,856	$3,419,364	$3,020,726	$3,953,451
Cost of sales	847,888	1,917,449	1,706,627	781,211	3,102,006	2,718,539	3,597,994

Gross profit	73,200	166,835	162,540	74,645	317,358	302,187	355,457
Selling, general and administrative expenses	72,911	135,050	76,021	37,810	173,851	162,314	216,720
Corporate overhead allocation	—	—	48,577	23,586	90,225	90,528	48,577
Transaction related costs	1,951	85,205	—	—	—	—	16,926

Operating income (loss)	(1,662)	(53,420)	37,942	13,249	53,282	49,345	73,234
Other income	375	787	2,434	768	2,587	3,729	3,221
Interest income	110	152	—	—	—	—	152
Interest expense	(11,259)	(24,898)	—	—	—	—	(43,959)

Income (loss) before income taxes	(12,436)	(77,379)	40,376	14,017	55,869	53,074	32,648
Income tax expense (benefit)	(408)	712	14,484	5,158	20,227	22,307	2,155

Net income (loss)	$(12,028)	$(78,091)	$25,892	$8,859	$35,642	$30,767	$30,493

Statement of Cash Flow Data:
Net cash provided by (used in):
Operating Activities	$23,542	$(44,298)	$15,227	$(12,193)	$(56,173)	$245,049
Investing Activities	(5,860)	(976,741)	(2,075)	(1,676)	(18,046)	(5,792)
Financing Activities	(8,350)	1,067,166	(13,152)	13,869	74,219	(239,257)
Balance Sheet Data (at period end)
Cash and cash equivalents	$53,350	$44,989	$—	$—	$—	$—
Working capital(1)	511,227	529,422	361,510	368,824	341,583	229,168
Total assets	1,340,382	1,420,123	1,007,513	876,465	912,491	794,209
Long term obligations(2)	640,786	649,373	386	569	410	—
Total liabilities	992,845	1,056,095	514,233	373,197	431,951	423,530
Other Financial Data:
Capital expenditures(3)	$5,886	$4,375	$2,869	$2,049	$18,912	$6,594
Depreciation and amortization	10,061	19,791	14,207	6,892	27,724	28,178

(1)	Working capital means current assets minus current liabilities.
(2)	Long term obligations represent debt, net of discount, and capital leases for the Successor period and capital leases only for the Predecessor period.
(3)	For fiscal year 2010, capital expenditures include $4.8 million of fixed assets transferred from Ashland to the Distribution Business for purposes of preparing the Distribution Business to operate as a stand-alone entity and $14.1 million of capital expenditures actually incurred in connection with the Distribution Business.

RISK FACTORS

Investing in the notes involves risks. You should carefully consider the risks described below, as well as the other information contained in this prospectus before making an investment decision. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the notes.

Risks Related to Our Commercial Operations

We face competition from other companies, which places downward pressure on prices and margins.

We operate in highly competitive markets and compete against a large number of domestic and foreign companies. Competitiveness is based on several key criteria, including product performance and quality, product price, product availability, product handling and storage capabilities, the ability to understand customer product development processes and respond to their needs, and customer service. In addition, competitors’ pricing decisions could compel us to decrease our prices, which could negatively affect our margins and profitability. Our producers sometimes elect to distribute their products directly to end-user customers, rather than rely on third-party distributors. While we do not believe that our results depend materially on access to any individual producer’s products, a significant increase in the number of suppliers electing to serve customers directly could result in less revenue and gross margin for us either due to competitive pressure from suppliers or products becoming unavailable to us.

Certain competitors are significantly larger than we are and have greater financial resources. As a result, these competitors may be better able to withstand changes in market and industry conditions, including changes in the prices of raw materials and general economic conditions. In addition, in recent years our industry has experienced a trend toward consolidation. Consolidation of our competitors into larger companies may affect our relative competitiveness in one or more of the markets in which we operate by reducing or eliminating any advantages we currently enjoy due to the comparative scale of our operations.

Disruptions in the supply of or an inability to supply the products that we distribute could result in a loss of customers or damage to our reputation.

Our business depends on access to adequate supplies of the products that our customers purchase from us. From time to time, we may be unable to access adequate quantities of certain products because of supply disruptions due to natural disasters, extreme weather, industrial accidents, scheduled production outages, high demand leading to allocation, port closures and other transportation disruptions and other circumstances beyond our control. For example, in 2005 and 2008, major hurricanes caused significant disruptions in operations of several of our suppliers and customers on the U.S. Gulf Coast, logistics across the region and the supply of certain raw materials, all of which had an adverse impact on the demand for and cost of some of the products we sell. Future significant weather related events could negatively affect our results of operations.

We purchase certain products and raw materials from suppliers, often pursuant to written supply contracts. If those suppliers are unable to fulfill our orders timely or choose to terminate or otherwise avoid contractual arrangements, we may not be able to obtain the products from alternate sources. Significant changes in the business strategies of our suppliers could also disrupt our supply. If we are unable to obtain and retain qualified suppliers under commercially acceptable terms, our ability to deliver products in a timely, competitive and profitable manner could be adversely affected.

Additionally, domestic and global government regulations related to the manufacture or transport of certain raw materials may impede our ability to obtain those raw materials on commercially reasonable terms.

If for any reason we experience widespread, systemic difficulties in filling our customers’ orders, we face the risk of customer dissatisfaction, possible loss of customers, damage to our reputation, or paying a supplier a higher price in order to obtain the needed products on short notice.

Many of our contracts with suppliers and customers are terminable upon notice.

We generally enter into framework agreements with customers and suppliers that set out volume and other performance expectations over the term of the contract, but purchases and sales of products are usually made by placing individual purchase orders based on customer demand or forecasts. Since many of our contracts with both suppliers and customers do not include firm obligations to buy or sell products or are otherwise terminable upon notice, we might in certain instances be unable to meet customers’ orders, which could harm our business relationships and reputation. In circumstances where customers terminate contracts or cancel orders, we may be unable to find alternative buyers for the materials we purchased. In addition, our sales margins could be negatively affected if suppliers or customers renegotiate contractual terms to our disadvantage.

We are affected by demand fluctuations and other developments in the broader economy, including any prolonged economic crisis.

Our businesses mainly service clients in North America, EMEA and Asia, making us vulnerable to downturns in those economies. For example, our sales and gross profits could decline as a result of economic recessions, changes in industrial production processes or consumer preferences, significant episodes of inflation, fluctuations in interest and currency exchange rates, and changes in the fiscal or monetary policies of governments in North America, EMEA and Asia. See also “—We are exposed to fluctuations in foreign exchange rates” and “—Our substantial international operations subject us to risks of doing business in foreign countries.”

During the economic downturn in the United States in 2008 and 2009, a number of our customers in the construction, transportation, and certain other industries experienced reduced demand for their products, which led to decreased demand for our products and affected margins on products sold. Demand for our products from many of these customers has not returned to pre-downturn levels. There are no assurances that demand for our products from these customers will return in the future. Finally, there continues to be pressure on demand for our products due to lower industrial activity in developed countries and the uncertainties concerning the fiscal crisis in Eurozone countries. There is no assurance we will be able to manage costs should weak demand continue for a prolonged period.

General economic conditions and macroeconomic trends could also negatively affect the creditworthiness of our customers, which could increase our credit risk with respect to our trade receivables. Similarly, volatility and disruption in financial markets could limit our customers’ ability to obtain financing necessary to maintain or expand their own operations, thereby reducing demand for our products. For example, the recent speculation regarding the inability of Greece and certain other European countries to pay their national debt, the response by Eurozone policy makers to mitigate this sovereign debt crisis and the concerns regarding the stability of the euro currency have created uncertainty in the credit markets. As a result, there has been a strain on banks and other financial market participants, which could adversely affect certain of our customers’ ability to obtain credit on favorable terms or at all.

The prices of the products we purchase and sell are volatile.

Energy costs are a significant component of certain raw materials that are included in our product costs. Rising or volatile raw material prices for our suppliers, especially those of hydrocarbon derivatives, may cause our costs to increase or may result in volatility in our margins. Also, costs associated with the distribution of our products fluctuate in accordance with fuel and other transport-related costs. Our ability to pass on increases in our costs to our customers is dependent upon market conditions, such as the presence of competitors in particular geographic and product markets and of the prevailing pricing mechanisms in customer contracts.

Because our products are primarily commodities or include significant commodity content, we have no control over the changing market value of the commodities. We also typically maintain significant inventories of the products we sell in order to meet our customers’ service level requirements. As a result of these two factors, we are subject to price risk with respect to our product inventories. We use a sophisticated ERP system to forecast customer demand based on historical practices and collaborate with customers to enhance the accuracy of these forecasts; however, significant unanticipated changes in market conditions can affect future product demand, which could materially and adversely affect the value of our inventory. If we overestimate demand and purchase too much of a particular product, we face a risk that the price of that product will fall, leaving us with inventory that we cannot profitably sell. For example, beginning in the fourth quarter of 2011, crude oil prices were rising, yet plastics commodities prices declined as they decoupled from their historical correlation with crude oil. Excessive supplies of chemical feedstocks, which are derived from crude oil and natural gas, caused plastics commodities prices to fall. Declining prices caused customers to reduce inventories and wait for lower prices in anticipation of continued falling prices. As a result, our gross profits decreased and plastics sales volumes declined as our customers kept their purchases to a minimum.

If we underestimate demand and do not purchase sufficient quantities of a particular product and prices of that product rise, we could be forced to purchase that product at a high price in order to satisfy customer demand for that product, but we may not be able to increase pricing to our customers resulting in reduced margins. In addition, if our forecasts do not meet actual market demand, or if market demand increases significantly beyond our forecasts, then we may not be able to satisfy customer product needs, which could result in a loss of market share.

Volatility in product prices also affects our borrowing base under the ABL Facility. A decline in prices of our products reduces the value of our product inventory collateral, which, in turn, may reduce the amount available for us to borrow under the ABL Facility. See “Risks Related to Our Capital Structure—The amount of borrowings permitted under the ABL Facility may fluctuate significantly, which may adversely affect our liquidity, results of operations and financial condition.”

We require significant working capital.

We have significant working capital needs, as the nature of our business requires us to purchase and maintain inventories that enable us to fulfill customer demand. In addition, we extend a significant amount of trade credit to our customers to purchase our products. Increases in the price of the products we purchase from suppliers or our selling prices to customers could result in increased working capital needs as it is more expensive to maintain inventories and extend trade credit, which could adversely affect our liquidity and cash flow. As of December 31, 2011, we maintained inventories of $313.8 million, equivalent to approximately 45 days of sales. We finance our working capital needs through cash flow from operations and borrowings under our ABL Facility. If we are unable to finance our working capital needs on the same or more favorable terms going forward, or if our working capital requirements increase and we are unable to finance the increase, we may not be able purchase the products required by our customers or extend them the credit they require to purchase our products, which could result in a loss of sales.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately report our financial results.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We are a private company that recently separated from a large public company. We have limited accounting personnel and other supervisory resources to adequately execute our accounting processes and address our internal controls over financial reporting. Prior to the issuance of our financial statements as of and for the fiscal year ended September 30, 2011, we identified and communicated to our independent registered public accounting firm a material weakness in our internal controls over financial reporting with respect to accounting for the Ashland Distribution Acquisition purchase price allocation, specifically related to the valuation of inventory in the United States. The lack of adequate staffing levels resulted in insufficient time spent on review and approval of U.S. inventory valuations, resulting in an overstated value of our U.S. inventories as of June 30, 2011 and understated costs of sales by a similar amount for the period from April 1 to June 30, 2011.

Although we believe we have remediated this material weakness, we cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future. We cannot be certain that our efforts to develop our internal controls will be sufficient, that we will be able to maintain adequate controls over our financial processes and reporting in the future or that we will be able to comply with our obligations under Section 404 of the Sarbanes Oxley Act of 2002. Any failure to develop or maintain effective internal controls, or difficulties encountered in implementing or improving our internal controls, could harm our operating results or cause us to fail to meet our reporting obligations.

We depend on transportation and storage assets, some of which we do not own, in order to store and deliver products to our customers.

Although we maintain a significant portfolio of owned and leased transportation assets in North America, including trucks, tankers and trailers, we also rely on transportation provided by third parties, such as common carriers, to deliver products to our customers. Common carriers account for approximately 11.6% of deliveries from our North American warehouses. In addition, in EMEA and Asia, we operate almost exclusively through third party operated warehouses. Our access to third party transportation and storage is not guaranteed, and we may be unable to transport or store products at economically attractive rates or at all in certain circumstances, particularly in cases of adverse market conditions, such as a lack of transportation or storage capacity or disruptions to transportation infrastructure. We could also be subject to increased costs that we may not always be able to recover from our customers, including fluctuating fuel prices and unexpected increases in the charges imposed by common carriers and other third parties involved in transportation. Any condition which results in our inability to store and deliver products to our customers for a prolonged period of time or our failure to deliver products in a timely manner, could harm our reputation and brand and render portions of our business unprofitable.

We rely on Ashland to perform certain critical transition services and there can be no assurance that those services will be performed timely and effectively or that we can replace those services with our own stand-alone systems prior to the expiration of the transition services agreement.

Under the terms of the transition services agreement we entered into with Ashland in connection with the Ashland Distribution Acquisition, we rely on Ashland to provide us with services for the operation and continuity of our business. Ashland agreed to provide these services for a period of up to three years, which we can extend a further six months. We are still in the process of transitioning critical functions, including information systems (including the operation of our ERP system), treasury, accounting, human resources and certain other administrative services and continue to rely on Ashland for those services. In addition, Ashland has provided us with the use of several facilities and support services under a warehousing agreement entered into in connection with the Ashland Distribution Acquisition. Services include receiving, storage, inventory management, shipping and maintenance services for an initial period of twelve months, which may be extended by the parties. There can be no assurances that these services will be performed timely and effectively. Significant disruption in these transition services, particularly with respect to the ERP system, or unanticipated costs related to these services could materially and adversely affect our business, financial condition and results of operations. In addition, if, following the termination of the transition services agreement, we cannot successfully transition to our own stand-alone systems and personnel, we may be unable to continue running our business as it is presently operated or at the same cost.

Attempts to expand our distribution services into new geographic markets may not achieve profitability for a period of time or at all.

We plan to expand our distribution services into new geographic markets, which will require us to make capital investments to extend and develop our distribution infrastructure. If we do not successfully add new distribution centers and routes, we experience unanticipated costs or delays, or we experience competition in such markets that is greater than we expect, we may not achieve profitability in new regions for a period of time or at all.

We rely on the proper functioning of our computer and data processing systems, and a large-scale malfunction could result in disruptions to our business.

We use an integrated ERP system to manage complexity across our supply chain by processing transactions and financial data in real-time, including ordering, purchasing, inventory management and delivery information. The proper functioning of our ERP platform and related IT systems is critical to the successful operation of our business and the implementation of our business strategies. Computer and data processing systems are susceptible to malfunctions and disruptions, including due to equipment damage, power outages, computer viruses, and a range of other hardware, software and network problems. We cannot guarantee that we will not experience any malfunctions or disruptions in the future, including in connection with our transition to an independent ERP system, as described above under “—We rely on Ashland to perform certain critical transition services and there can be no assurance that those services will be performed timely and effectively or that we can replace those services with our own stand-alone systems prior to the expiration of the transition services agreement.” A significant or large-scale malfunction or interruption of our computer or data processing systems could adversely affect our ability to keep our operations running effectively, including our ability to process orders, properly forecast customer demand, receive and ship products, maintain inventories, collect account receivables and pay expenses.

We may be unable to identify, purchase or integrate desirable acquisition targets. Future acquisitions may not be successful and we may not realize the anticipated cost savings, revenue enhancements or other synergies from such acquisition.

We plan to investigate and acquire strategic businesses with the potential to be accretive to earnings, increase our market penetration, strengthen our market position or enhance our existing product offerings. For example, in September 2011, we entered into a definitive agreement to form a joint venture with the shareholders of Beijing PlasChem to purchase and operate Beijing PlasChem’s chemicals and plastics distribution business in China. For additional information regarding our joint venture with Beijing PlasChem, see “Prospectus Summary—Recent Developments.” We cannot assure you, however, that we will successfully complete the Beijing PlasChem joint venture or that we will identify or successfully complete transactions with suitable acquisition candidates in the future. A failure to identify and acquire desirable acquisition targets may slow our growth.

Additionally, if we were to undertake a substantial acquisition, the acquisition would likely need to be financed in part through additional financing from banks, through public offerings or private placements of debt or equity securities or other arrangements. We cannot assure you that the necessary acquisition financing would be available to us on acceptable terms if and when required.

We also cannot assure you that completed acquisitions will be successful. We could have difficulty integrating the operations, systems, management and other personnel, and technology of the Beijing PlasChem joint venture or any other companies acquired in the future with our own. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Even if we are able to integrate successfully, we may not be able to realize the potential cost savings, synergies and revenue enhancements that were anticipated from any acquisition, either in the amount or within the time frame that we expect, and the costs of achieving these benefits may be higher than, and the timing may differ from, what we expect. In addition, the entities that we acquire in the future may not maintain effective systems of internal controls or we may encounter difficulties integrating our system of internal controls with those of acquired entities, which could prevent us from meeting our reporting obligations.

Our success depends on our ability to attract and retain key employees, and we may have difficulty attracting and retaining these employees.

We may have difficulty locating, hiring and retaining qualified and experienced managerial, sales, sourcing and technical support personnel, or retaining such personnel once hired. This could have an adverse affect on our ability to operate and grow our business.

We may fail to extend or renegotiate our collective bargaining agreements with our labor unions as they expire from time to time, disputes with our unions may arise or our unionized employees may engage in a strike or other work stoppage.

As of December 31, 2011, approximately 167 of our 1,845 employees in the United States were represented by unions in seven locations and eight separate bargaining units. Six of the local unions are affiliated with the International Brotherhood of Teamsters and two are affiliated with the United Steel Workers. We have been unable to finalize a collective bargaining agreement with two of the eight local unions following the Ashland Distribution Acquisition.

In addition, in April and November 2011, the same two local unions each filed an unfair labor practice charge against us with the National Labor Relations Board, or NLRB, and the NLRB filed a complaint against us with respect to both cases. We intend to vigorously challenge these allegations; however, no assurances can be given to the outcome of these pending complaints or that we will be able to finalize collective bargaining agreements with these two unions at all or on favorable terms. Where the collective bargaining agreements have expired and have not been replaced, it is possible that the local unions, without no-strike clauses in place, may engage in work stoppages. See “Business—Legal Proceedings.”

Our employees in EMEA are represented by works councils or other labor organizations appointed pursuant to local law consisting of employee representatives who have rights to negotiate working terms and to receive notice of significant actions. These arrangements grant protections to employees and subject us to employment terms that are similar to collective bargaining agreements.

If we fail to extend or renegotiate our collective bargaining agreements, if disputes with our unions arise or if our unionized workers engage in a strike or other work stoppage, we could incur higher operation and labor costs or experience a significant disruption of operations.

Our balance sheet includes significant intangible assets, which could become impaired.

As of December 31, 2011, our intangible assets totaled $241.1 million, including approximately $166.5 million in goodwill resulting from the Ashland Distribution Acquisition. Although we currently do not expect that these intangible assets will be impaired, we cannot guarantee that no impairment will occur, particularly in the event of a substantial deterioration in our future prospects either in total or in a particular segment. If we determine that the carrying value of our long-lived assets, goodwill or intangible assets is less than their fair value, we may be required to record impairment charges in the future.

Our substantial international operations subject us to risks of doing business in foreign countries.

From April 1, 2011 through December 31, 2011, we sold products in over 70 different countries and generated 21.7% of total sales outside the United States. Also, we currently operate over 50 facilities located outside the United States and expect to significantly increase our presence in Asia with our entry into the Beijing PlasChem joint venture. We expect sales from international markets to represent an even larger portion of our net sales in the future. Accordingly, our business is subject to risks related to the differing legal, political, social and regulatory requirements and economic conditions of many jurisdictions.

The global nature of our business presents difficulties in hiring and maintaining a workforce in some countries. In addition, foreign countries may impose additional withholding taxes or otherwise tax our foreign income, or adopt other restrictions on foreign trade or investment, including currency exchange controls. The imposition of tariffs is also a risk that could impair our financial performance.

Legal and political risks are also inherent in the operation of a company with our global scope. For example, it may be more difficult for us to enforce our agreements or collect receivables through foreign legal systems.

There is a risk that foreign governments may nationalize private enterprises in countries where we operate. In some countries or regions, terrorist activities and the response to these activities may threaten our operations more than those in the United States. Also, changes in general economic and political conditions in countries where we operate, particularly in emerging markets, are a risk to our financial performance.

As we continue to operate our business globally, our success will depend in part on our ability to anticipate and effectively manage these and other related risks. There can be no assurance that the consequences of these and other factors relating to our multinational operations will not have an adverse effect on us.

We are exposed to fluctuations in foreign exchange rates.

In addition to the risks associated with international operations noted above, our revenues are often denominated in currencies other than the U.S. dollar. We report our consolidated results in U.S. dollars. The results of operations and the financial position of our local operations are generally reported in the relevant local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, exposing us to currency translation risk. Consequently, any change in exchange rates between our foreign operations’ functional currencies and the U.S. dollar will affect our consolidated income statement and balance sheet when the results of those operating companies are translated into U.S. dollars for reporting purposes. In fiscal year 2011, our most significant currency exposures were to the Canadian dollar and the euro versus the U.S. dollar. The exchange rates between these and other foreign currencies and the U.S. dollar may fluctuate substantially, and these fluctuations have had a significant effect on our results in recent periods. In particular, the U.S. dollar/euro exchange rate has been volatile in recent periods due to European political events and uncertainties related to the fiscal position of certain members of the Eurozone and their ability to meet their debt obligations. Prolonged volatility in the U.S. dollar/euro exchange rate could materially affect our results of operations. For additional details on our currency exposure and risk management practices, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosure about Market Risk—Foreign Currency Risk.”

We will incur significant increased costs as a result of operating as a company with registered securities, and our management will be required to devote substantial time to new compliance initiatives.

As a company with registered securities, we will incur significant legal, accounting and other expenses that we did not incur prior to this offering. In addition, the Sarbanes-Oxley Act requires, among other things, that companies with registered securities maintain disclosure controls and procedures to ensure timely disclosure of material information, and that management review the effectiveness of those controls on a quarterly basis. The Sarbanes-Oxley Act also requires that public companies have and maintain internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements, and that management review the effectiveness of those controls on an annual basis.

Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur substantial costs to maintain the same or similar coverage.

Risks Related to Regulations, Litigation and Insurance

Accidents, environmental damage, misuse of our products, adverse health effects or other harm related to hazardous materials that we carry or store could result in damage to our reputation and substantial remedial obligations.

Our business depends to a significant extent on our customers’ and suppliers’ trust in our reputation for quality, safety, reliability and environmental responsibility. Actual or alleged instances of safety deficiencies, inferior product quality, exposure to hazardous materials resulting in illness, injury or other harm to persons or property, environmental damage caused by us or our products, as well as misuse or misappropriation of our products, such as for terrorist activities or in the processing of illegal drugs, could damage our reputation and result in losing customers or suppliers. Although we have not experienced any of these allegations or events that could result in a material impact on our results of operations or cash flows in each of the periods presented in this prospectus, there can be no assurance that we will not incur such problems in the future. Any of these events, outcomes or allegations could also subject us to substantial legal claims, and we could incur substantial legal fees and other costs in defending such legal claims.

Accidents or other incidents alleged to have taken place at our facilities, while a product is in transit, in a product’s end use application or otherwise involving our personnel or operations could also expose us to substantial liabilities and have a material adverse effect on our business, financial condition and results of operations. Because many of the products we handle are potentially dangerous, we face the ongoing risk of explosions, fires, unintended releases and other hazards that may cause property damage, physical injury, illness or death. Although we have not experienced any of these accidents or other incidents that could result in a material impact on our results of operations or cash flows in each of the periods presented in this prospectus, there can be no assurance that these events will not occur in the future. If these events occur, whether through our own fault, the fault of a third party, preexisting conditions at our facilities or among our fleet, natural disaster or other event outside our control, our reputation could be significantly damaged. We could also become responsible, through the application of environmental or other laws or by court order, for substantial monetary damages, costly remedial obligations, and various fines or penalties, which may include liabilities arising from third party lawsuits or environmental clean-up obligations. The amount of any costs we may incur under such circumstances could substantially exceed any insurance we have to cover those losses.

We may incur significant costs and liabilities in the future resulting from new or existing environmental laws or regulations or an accidental release of wastes or other materials into the environment.

Our chemicals and composites distribution businesses involve the storage and distribution of various chemicals, solvents, additives, resins and catalysts to various end markets. Our environmental services business involves the collection, recovery, recycling, and disposal of hazardous and non-hazardous wastes. All of these businesses, and to a lesser extent our plastics business, are subject to increasingly stringent federal, state, local, and foreign laws and regulations associated with protection of the environment. These laws and regulations govern such matters as the handling, storage, and transportation of chemicals and composites, release of pollutants into the air, soil, and water, disposal of hazardous and non-hazardous wastes, remediation of contaminated sites, protection of workers from exposure to hazardous substances, and public disclosure of information regarding environmental hazards. Our failure to comply with any environmental laws or regulations could also result in the assessment of administrative, civil, or criminal penalties, the imposition of investigatory or remedial liabilities, and the issuance of injunctive relief subjecting us to additional operational constraints. Each of these outcomes could have an adverse effect on our business, financial condition, or results of operations.

Environmental and safety laws and regulations are subject to frequent modification, and recent trends indicate a movement towards increasingly stringent environmental and safety requirements. As a result, we may be required to make substantial expenditures to comply with future environmental laws and regulations, and such expenditures could have an adverse effect on our business, financial condition, or results of operations. In the European Union, for example, compliance with new Registration, Evaluation, Authorization, and Restriction on Chemical Substances requirements has increased our cost of doing business by imposing substantial recordkeeping and reporting obligations. Similarly, the U.S. Environmental Protection Agency has undertaken efforts to increase its regulation of toxic substances under the Toxic Substances Control Act and the U.S. Department of Transportation is considering amending its rules under the Federal Hazardous Materials Transportation Law to increase restrictions on the transportation of certain combustible liquids. New or increased restrictions on the use of certain chemicals by governmental agencies, both domestically and abroad, could also reduce demand for our products, adversely affecting our operations.

Our chemicals and composites distribution and environmental services businesses inherently involve the risk that chemical or composite products or hazardous substances could be released into the environment from our facilities or equipment, either through spills or other accidents. Several of our facilities are currently undergoing active remediation for impacts to soil and groundwater. Under our purchase agreement with Ashland, Ashland has retained liability for all remedial obligations related to its ownership and operation of the transferred assets before the closing date of the Ashland Distribution Acquisition and will indemnify us for any losses associated with these liabilities, subject to some limitations. Ashland will not indemnify us, however, for any environmental conditions arising from our own ownership and operation of the transferred assets after the closing date of the Ashland Distribution Acquisition. We may also discover new or previously unknown contamination for which we may not be indemnified by Ashland. In those cases, and in situations where Ashland does not fulfill its indemnification obligations to us, we may be responsible for substantial remediation costs.

Many of the chemicals and composites we handle are potentially dangerous, and could present the risk of fires, explosions, exposure to hazardous materials, and other hazards that could cause property damage or personal injury. Responding to the occurrence of any such incidents could cause us to incur potentially material expenditures related to response actions, government penalties, natural resource damages, third party injury or property damage claims, and business interruption.

During the Predecessor Period, Ashland maintained reserves of $54.4 million for investigatory and remediation liabilities, of which, $40.5 million was classified as a component of other long term liabilities, with the remainder included as a component of other accrued expenses with current liabilities. In the purchase agreement for the Ashland Distribution Acquisition, Ashland agreed to retain all known environmental remediation liabilities and all other environmental liabilities arising prior to the closing date of March 31, 2011 of which Ashland received written notice prior to the fifth anniversary of such closing date. Because Ashland agreed to indemnify us for retained environmental remediation liabilities and other environmental liabilities, we do not currently have any environmental or remediation reserves, however, we evaluate on a regular basis the need to establish such reserves and may incur significant remediation liabilities in the future. For a discussion of environmental and remediation reserves in the Predecessor Period, see “Note 11—Commitments, Contingencies and Litigation—Nexeo Solutions Holdings, LLC and Subsidiaries—Consolidated Financial Statements for the Periods Ended September 30, 2011( Successor) and March 31, 2011, September 30, 2010 and 2009 (Predecessor).”

For a discussion of the environmental regulations we are subject to, see “Business—Regulatory Matters—Environmental” and see “—We are relying upon the creditworthiness of Ashland, which is indemnifying us for certain liabilities associated with the Distribution Business. To the extent Ashland is unable to satisfy its obligations to us, we may have no recourse under the purchase agreement and will bear the risk of the liabilities associated with the Distribution Business.” regarding the indemnity.

Our business is subject to many operational risks that can result in injury or loss of life, environmental damage, exposure to hazardous materials, and other events that could potentially lead to the interruption of our business operations and/or the incurrence of significant costs. Our insurance policies may not cover all losses, costs or liabilities that we may experience.

While we incorporate extensive safety procedures and protocols in the operation of our businesses, there are risks inherent to the chemical distribution and environmental services industries. These relate primarily to the storage and transportation of chemicals and other hazardous substances, which are subject to operational hazards and unforeseen interruptions caused by events beyond our control. These risks include, but are not limited to, accidents, explosions, fires, breakdowns in equipment or processes, acts of terrorism, and severe weather. These events can result in injury or loss of life, environmental damage, exposure to hazardous materials, and other events that could potentially lead to the interruption of our business operations and/or the incurrence of significant costs. In addition, the handling of chemicals has the potential for serious impacts on human health and the environment from such events as chemical spills and unintentional discharges or releases of toxic or hazardous substances or gases.

Although we cover our operational risks with insurance policies in instances and to the extent our management deems appropriate, these policies are subject to customary exclusions, deductibles, and coverage limits that we believe are in accordance with industry standards and practices. We are not insured against all risks, however, and we cannot guarantee that we will not incur losses beyond the policy limits or outside the coverage of our insurance policies. Moreover, from time to time, various types of insurance for companies involved in chemical and composites distribution and environmental services have not been available on commercially acceptable terms or, in some cases, available at all. Although we have not been subject to liabilities in excess of available insurance that could result in a material impact on our results of operations or cash flows in each of the periods presented, there can be no assurance that we will be able to maintain adequate insurance coverage in the future, that premiums, which have increased significantly in the last several years, will not continue to increase in the future, or that we may not be subject to liabilities in excess of available insurance.

We are relying upon the creditworthiness of Ashland, which is indemnifying us for certain liabilities associated with the Distribution Business. To the extent Ashland is unable to satisfy its obligations to us, we may have no recourse under the purchase agreement and will bear the risk of the liabilities associated with the Distribution Business.

Under the purchase agreement, Ashland has agreed to indemnify us and our affiliates from any and all claims and losses actually suffered or incurred by us or our affiliates arising out of or relating to the breach of Ashland’s representations, warranties, covenants or agreements contained in the purchase agreement or any retained liability of Ashland. Ashland’s indemnification obligations resulting from its breach of any representation, warranty or covenant (other than any fundamental representation or warranty or any tax-related representation or warranty) are generally limited by an individual claim threshold of $175,000, an aggregate claim deductible of $18.6 million and a ceiling of $93.0 million. Subject to the limitations described below, Ashland has also agreed to retain all known environmental liabilities (“Retained Specific Remediation Liabilities”) and all other environmental remediation liabilities arising prior to the closing date of which Ashland receives notice prior to the fifth anniversary of the closing date (“Other Retained Remediation Liabilities”). The purchase agreement also provides that Ashland retains all litigation liabilities arising prior to the closing date of the Ashland Distribution Acquisition of which Ashland receives notice prior to the fifth anniversary of the closing date (“Retained Litigation Liabilities”).

Ashland’s indemnification obligations for any Other Retained Remediation Liabilities are subject to an individual claim threshold of $175,000 and an aggregate claim deductible of $5.0 million, and Ashland’s indemnification for all Retained Specified Remediation Liabilities and Other Retained Remediation Liabilities (in each case other than any such liabilities relating to off-site locations) is subject to an aggregate ceiling of $75.0 million. Ashland’s indemnification obligations resulting from or relating to the breach of Ashland’s representations, warranties and covenants contained in the purchase agreement (other than for liabilities relating to taxes or the breach of any fundamental representation or warranty) or any Retained Specified Remediation Liabilities, Other Retained Remediation Liabilities or Retained Litigation Liabilities are subject to an aggregate ceiling of $139.5 million, and Ashland’s total indemnification obligations under the purchase agreement (other than for liabilities relating to taxes or any retained indebtedness) are subject to an aggregate ceiling in the amount of the purchase price for the Distribution Business.

Although we have not experienced a situation in which Ashland was unable to satisfy its obligations to us that could result in a material impact on our results of operations or cash flows in each of the periods presented in this prospectus, to the extent Ashland is unable to satisfy its obligations to us, we may have no recourse under the purchase agreement and will bear the risk of the liabilities associated with the Distribution Business, including certain known environmental liabilities.

We are exposed to ongoing litigation and other legal and regulatory actions and risks in the course of our business, and we could incur significant liabilities and substantial legal fees.

We are subject to the risk of litigation, other legal claims and proceedings, as well as regulatory enforcement actions in the ordinary course of our business. The outcomes of these proceedings cannot be predicted with certainty. In addition, we cannot guarantee that the results of current and future legal proceedings will not materially harm our business, reputation or brand, nor can we guarantee that we will not incur losses in connection with current or future legal proceedings that exceed any provisions we may have set aside in respect of such proceedings. Many of the products we sell can cause liabilities to arise many years after their sale and use. Insurance purchased at the time of sale may not be available when costs arise in the future and suppliers may no longer be available to provide indemnification. Although we have not experienced any legal or regulatory action that could result in a material impact, other than impacts as disclosed in this prospectus, on our results of operations or cash flows in each of the periods presented in this prospectus, there can be no assurance that we will not incur such actions in the future.

We may be subject to personal injury claims related to exposure to hazardous materials and asbestos.

Our chemicals distribution and environmental services businesses involve the storage, transportation, and handling of hazardous materials, including chemicals, composites and wastes. The nature of these operations could subject us to personal injury claims from individuals or classes of individuals related to exposure to such materials. We may also be subject to personal injury claims related to exposure to asbestos. Although we do not manufacture or distribute any products containing asbestos, asbestos-containing building materials have been identified at some of our facilities; these materials could present an exposure risk if improperly handled. Under our purchase agreement with Ashland, Ashland has retained liability for all personal injury claims related to its ownership and operation of the transferred assets before the closing date of the Ashland Distribution Acquisition and will indemnify us for any losses associated with these liabilities, subject to some limitations. Ashland will not indemnify us, however, for any personal injury claims arising from our own ownership and operation of the transferred assets after the closing date of the Ashland Distribution Acquisition, nor will Ashland indemnify us for any claims related to the removal or abatement of asbestos-containing materials. Although we have not experienced any of these claims that could result in a material impact on our results of operations or cash flows in each of the periods presented in this prospectus, there can be no assurance that we will not incur such claims in the future.

Our international sales and operations require access to international markets and are subject to applicable laws relating to trade, export and import controls and economic sanctions, the violation of which could adversely affect our operations.

We must comply with foreign laws relating to trade, export and import controls, and economic sanctions. We may not be aware of all of such laws for the markets in which we do business, which subjects us to the risk of potential violations. Non-compliance could result in the loss of authorizations and licenses to conduct business in these countries or civil or criminal penalties. We must also comply with all applicable export and import laws and regulations of the United States. Such laws and regulations include, but are not limited to, the Export Administration Act, the Export Administration Regulations, the Arms Export Control Act, and the International Traffic in Arms Regulations. The applicability of such laws and regulations generally is limited to “U.S. persons” (i.e., U.S. companies organized or registered to do business in the U.S. and to U.S. citizens, U.S. lawful permanent residents and other protected classes of individuals). However, these laws and regulations have certain extraterritorial effect, particularly with respect to the reexport of U.S.-origin equipment, and in other instances. We must comply with U.S. sanctions laws and regulations, which are primarily administered by the U.S. Department of Treasury’s Office of Foreign Asset Controls, as well as other U.S. government agencies. Transactions involving sanctioned countries, entities and persons are prohibited without U.S. government authorization (which will rarely be granted). The applicability of such sanctions laws and regulations generally is limited to U.S. persons. However, these laws and regulations have certain extraterritorial effect, particularly with respect to the reexport of U.S.-origin equipment. Moreover, U.S. sanctions against Cuba are specifically designed to cover foreign companies owned and controlled by U.S. companies and certain U.S. sanctions against Iran are designed to target foreign companies.

Although compliance with these laws and regulations has not materially impacted our results of operations or cash flows in each of the periods presented in this prospectus, there can be no assurance that compliance will not have such an impact in the future. Furthermore, while we have not experienced penalties from the violation of these laws that have materially impacted our results of operations or cash flows in each of the periods presented in this prospectus, violations of U.S. laws and regulations relating to trade, export and import controls and economic sanctions could result in significant civil and/or criminal penalties for our U.S. and foreign operations, including fines, onerous compliance requirements, prohibitions on exporting and importing, prohibitions on receiving government contracts or other government assistance and other trade-related restrictions. It should be noted that U.S. enforcement of such laws and regulations continues to increase, along with penalties for violations.

If we do not comply with the U.S. Foreign Corrupt Practices Act, we may become subject to monetary or criminal penalties.

The U.S. Foreign Corrupt Practices Act generally prohibits companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business. We currently take precautions to comply with this law. However, these precautions may not protect us against liability, particularly as a result of actions that may be taken in the future by agents and other intermediaries through whom we have exposure under the Foreign Corrupt Practices Act even though we may have limited or no ability to control such persons. Although we have not been subject to penalties that have materially impacted our results of operations or cash flows in each of the periods presented in this prospectus, there can be no assurance that we will not incur such penalties in the future. Our competitors include foreign entities not subject to the Foreign Corrupt Practices Act, and hence we may be at a competitive disadvantage.

Risks Related to our Capital Structure

The amount of borrowings permitted under the ABL Facility may fluctuate significantly, which may adversely affect our liquidity, results of operations and financial condition.

The amount of borrowings permitted at any time under our ABL Facility is limited by a borrowing base that is comprised of the value of our and certain of our subsidiaries’ eligible inventories and accounts receivable. As a result, our access to credit under the ABL Facility is potentially subject to significant fluctuations depending on the value of the eligible assets in the borrowing base as of any valuation date. The inability to borrow under the ABL Facility may adversely affect our liquidity, results of operations and financial condition.

Our substantial indebtedness could adversely affect our results of operations and financial condition and prevent us from fulfilling our obligations under our indebtedness.

As of December 31, 2011, we had approximately $644.5 million of principal amount of debt outstanding, a portion of which is secured by inventory and accounts receivable totaling $801.7 million at December 31, 2011. Our substantial indebtedness could have important consequences with respect to our business, including the following:

•	increasing our vulnerability to general adverse economic and industry conditions and limiting our ability to adjust rapidly to changing market conditions;

•

requiring us to dedicate a substantial portion of our cash flows from operations to pay principal and interest on our debt, which would reduce the availability of cash to fund working capital, capital expenditures, acquisitions, or other future business opportunities that affect the execution of our growth strategy;

•	negatively impacting the terms on which customers or suppliers do business with us or alternatively requiring us to provide such customers or suppliers with credit support;

•	placing us at a competitive disadvantage as compared to our competitors that have less debt; and

•

exposing us to risks associated with interest rate fluctuations, which could result in increased interest expense if interest rates rise and we have to borrow additional funds under our variable interest rate credit facilitates.

In addition, there can be no assurance that our business will generate sufficient cash flow from our operations in the future to service our indebtedness and to meet other cash needs. If we are unable to pay our debts as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. We may not be able to refinance our debt or sell additional debt or equity securities or our assets on favorable terms, if at all.

We are controlled by TPG, and its interests as equity holder may conflict with the interests of the noteholders.

TPG beneficially owns the substantial majority of our equity. TPG has significant influence over our operations and has representatives on our Board of Directors. The interests of our equity holders may not in all cases be aligned with the interests of the noteholders. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our equity holders might conflict with the interests of the noteholders. In that situation, for example, the noteholders may want us to raise additional equity capital from our equity holders or other investors to reduce our leverage and pay our debts, while the equity holders might not want to increase their investment in us or have their ownership diluted, and may instead choose to take other actions, such as selling our assets.

A lowering or withdrawal of the ratings assigned to our debt securities by rating agencies may increase our future borrowing costs and reduce our access to capital.

Our debt currently has a non-investment grade rating, which could be lowered or withdrawn entirely by a rating agency based solely on that rating agencies judgment. Real or anticipated changes in our credit ratings will generally affect the market value of the notes. Credit ratings are not recommendations to purchase, hold or sell the notes. Additionally, credit ratings may not reflect the potential effect of risks relating to the structure or marketing of the notes. Any downgrade by a rating agency could decrease earnings and result in higher borrowing costs. Any future lowering of our rating likely would make it more difficult or more expensive for us to obtain additional debt financing. If any credit rating initially assigned to the notes is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount.

Our hedging activities do not eliminate our exposure to interest rate risks and may reduce our cash flow and subject our earnings to increased volatility.

We are subject to interest rate risk in connection with borrowings under the Credit Facilities, which bear interest at variable rates. Interest rate changes will not affect the market value of any debt incurred under these facilities, but could affect the amount of our interest payments, and accordingly, our future earnings and cash flows, assuming other factors are held constant. We use derivative financial instruments to reduce our sensitivity to interest rates, however, we have hedged only $275.0 million of the $322.6 million variable-rate debt outstanding under our Term Loan Facility as of December 31, 2011. We continue to have direct interest rate risk with respect to the unhedged portion of debt outstanding under our Term Loan Facility and to all outstanding borrowings under our ABL Facility. A significant increase in prevailing interest rates, which results in a substantial increase in the interest rates applicable to our interest expense with respect to unhedged portions of our variable rate indebtedness, could have an adverse effect on our financial condition and results of operations.

Our ability to enter into new derivative instruments is subject to general economic and market conditions. The markets for instruments we use to hedge our interest rate exposure generally reflect conditions in the underlying debt markets, and to the extent conditions in underlying credit and markets are unfavorable, our ability to enter into new derivative instruments on acceptable terms may be limited. In addition, to the extent we hedge our interest rate risks using swap instruments, we will forego the benefits of favorable changes in interest rates.

Our hedging activity may be ineffective or adversely affect our cash flow and liquidity, our earnings or both because, among other factors, hedging can be expensive and our counterparty in the hedging transaction may default on its obligation to pay. Our financial statements may reflect gains or losses arising from exposure to interest rates for which we are unable to enter into fully economically effective hedges. In addition, the standards for cash flow hedge accounting are rigorous. Even when we engage in hedging transactions that are effective economically, these transactions may not be considered effective cash flow hedges for accounting purposes. Our earnings could be subject to increased volatility to the extent our derivatives do not continue to qualify as cash flow hedges. If we assume derivatives as part of an acquisition our earnings could also be subject to increased volatility to the extent we cannot obtain or choose not to seek cash flow hedge accounting for the derivatives we assume.

Risks Related to the Notes and the Exchange Offer

If you do not properly tender your old notes, you will continue to hold unregistered old notes and your ability to transfer old notes will remain restricted and may be adversely affected.

We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should carefully follow the instructions on how to tender your old notes and allow sufficient time to ensure delivery of the old notes prior to the expiration date. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of old notes.

If you do not exchange your old notes for new notes pursuant to the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register old notes under the Securities Act unless our registration rights agreement with the initial purchasers of the old notes requires us to do so. Further, if you continue to hold any old notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer of these notes outstanding.

The notes and the guarantees are unsecured and subordinated to our senior debt.

The notes rank junior to all of our existing and future senior debt, including borrowings under our ABL Facility and our Term Loan Facility. The indenture provides that the notes will be guaranteed on a senior subordinated basis by all existing and future wholly owned domestic subsidiaries that guarantee the Credit Facilities. Based on customary exceptions to the guarantee requirements under each of the ABL Facility and the Term Loan Facility, other than the Co-Issuer, none of our existing wholly owned domestic subsidiaries are guarantors of either of the Credit Facilities and, as a result, are not guarantors of the notes. Subject to customary exceptions, all of our future wholly owned domestic subsidiaries will be required to be guarantors of the ABL Facility and Term Loan Facility and will accordingly also guarantee the notes. These guarantees are subordinated to all existing and future senior debt of the Guarantors. Our senior debt includes all debt that is not expressly subordinated to or ranked pari passu with the notes or the guarantees, subject to certain exceptions. In addition, the notes are not secured by any of our assets or any assets of our subsidiaries. As a result, the notes are effectively subordinated to all of our and our subsidiaries’ secured indebtedness to the extent of the value of the assets securing such indebtedness. As of December 31, 2011, we and the Guarantors had $469.5 million of debt to which the notes were contractually subordinated, including $322.6 million in borrowings under our Term Loan Facility and $146.9 million drawn under our ABL Facility. See “Description of Notes—Subordination.”

You may not be fully repaid on your notes if we or a subsidiary guarantor are declared bankrupt, become insolvent, are liquidated or reorganized, default on payment under our ABL Facility, our Term Loan Facility or other senior debt, or commit a default causing the acceleration of the maturity of our debt. In such a case, holders of any debt, including debt under our ABL Facility and our Term Loan Facility, which ranks senior to the notes, will be entitled to be paid in full from our assets and the assets of our subsidiaries before any payment may be made with respect to the notes or the guarantees. As a result, we may not have sufficient assets to fully repay the notes. An event of default under our senior debt also may prohibit us and the Guarantors of the notes from paying the obligations under the notes or the guarantees.

We may not be able to generate sufficient cash flows to service all of our indebtedness, including the notes, and may be forced to take other actions in order to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on, or to refinance, our debt obligations, including the notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flows from operating activities or that future sources of capital will be available to us in an amount sufficient to permit us to service our indebtedness, including the notes, or to fund our other liquidity needs. If we are unable to generate sufficient cash flows to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing would be possible, that any assets could be sold or, if sold, of the timing of the sales and the amount of proceeds that may be realized from those sales, or that additional financing could be obtained on acceptable terms, if at all. The Credit Facilities and the Indenture restrict our ability to dispose of assets and our use of any of the proceeds. Our inability to generate sufficient cash flows to satisfy our debt obligations, or to refinance our indebtedness on commercially reasonable terms, would materially and adversely affect our financial condition and results of operations and our ability to satisfy our obligations under the notes.

In addition, if we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under the ABL Facility could terminate their commitments to lend us money and foreclose against the assets securing their borrowings;

•	our lenders under the Term Loan Facility and our other secured lenders could foreclose against the assets securing their borrowings; and

•	we could be forced into bankruptcy or liquidation.

All of these events could result in you losing your investment in the notes.

Despite our current level of indebtedness, we may incur substantially more debt in the future, which could further exacerbate the risks described above. In addition to the $322.6 million of borrowings under the Term Loan Facility and the $299.3 million available under the ABL Facility, each as of December 31, 2011, under the terms of these facilities and subject to our continued compliance with specified financial ratios, we have the option:

•	under the ABL Facility to raise up to $200.0 million of incremental or increased revolving credit commitments; and

•	under the Term Loan Facility to raise incremental term loans.

If borrowed, these incremental commitments and loans would be senior secured indebtedness. Furthermore, we and our subsidiary guarantors are permitted to incur additional unsecured debt, under the terms of the credit agreements governing the Credit Facilities, subject to borrowing base availability, and the Indenture, subject to certain leverage limitations, which in each case could intensify the related risks that we and our subsidiaries now face. The subsidiaries that guarantee the notes are also Guarantors under our Credit Facilities. See “Description of Notes” and “Description of Other Indebtedness.”

The notes are structurally subordinated to all indebtedness of our existing or future subsidiaries that are not or do not become Guarantors of the notes.

The notes are guaranteed by each of our material, wholly owned domestic subsidiaries and each of our existing and subsequently acquired or organized subsidiaries that are borrowers under or that guarantee the Credit Facilities or that, in the future, guarantee our indebtedness or the indebtedness of another subsidiary guarantor. The notes are not secured by any of the assets of our subsidiaries and are structurally subordinated to all indebtedness and other liabilities of our existing and future non-guarantor subsidiaries, including both secured and unsecured trade payables. Accordingly, you will not have any claim as a creditor against any of our existing subsidiaries that are not Guarantors of the notes or against any of our future subsidiaries that do not become Guarantors of the notes. For the period November 4, 2010 (inception) to September 30, 2011, our non-guarantor subsidiaries would have accounted for approximately $439.6 million, or 21.1% of our consolidated net sales, and approximately $26.2 million, or 15.7%, of our gross profit.

In addition, the Indenture permits, subject to some limitations, these subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

If a bankruptcy petition were filed by or against us, holders of notes might receive less for their bankruptcy claim than they would have been entitled to receive under the indenture governing the notes.

If a bankruptcy petition were filed by or against us under U.S. bankruptcy law after the issuance of the notes, the claim by any holder of the notes for the principal amount of the notes might be limited, and holders of the notes under these circumstances might receive less than they would be entitled to receive under the terms of the Indenture, even if sufficient funds were available to pay the full amounts due under the Indenture.

Restrictive covenants may adversely affect our operations.

Our Credit Facilities and the Indenture contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interest, including our ability to:

•	incur or assume additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans, investments and capital expenditures;

•	incur liens;

•	engage in sale/leaseback transactions;

•	restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	consolidate or merge with or into another entity, or sell substantially all of our assets; and

•	enter into new lines of business.

A breach of the covenants under the Indenture or under the Credit Facilities could result in an event of default under the applicable indebtedness. An event of default may allow the creditors to accelerate the related debt and may result in an acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In addition, an event of default under our Credit Facilities would permit the lenders under the facility to declare all amounts outstanding under the facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders under our Credit Facilities could proceed against the collateral granted to them to secure that debt. See “Description of Other Indebtedness.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a “change of control” (as defined in the Indenture) we will be required to make an offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds and our Credit Facilities may restrict us from making such a repurchase. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our Credit Facilities or other senior debt, as applicable. Our failure to repurchase the notes upon a change of control would cause a default under the Indenture and a cross-default under our Credit Facilities. Our Credit Facilities also provide that a change of control, as defined in our Credit Facilities, will be an event of default that permits lenders to accelerate the maturity of borrowings under the agreement and, if that debt is not paid, to enforce security interests in the collateral securing that debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the notes. Accordingly, to avoid the obligation to repurchase the notes, events of default and potential breaches of our Credit Facilities, we may decline business opportunities that could involve a change of control that would otherwise be beneficial to us.

In addition, the change of control provisions in the Indenture may not protect you from certain important corporate events, such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transaction, unless such a transaction constitutes a change of control. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change that constitutes a “change of control,” as defined in the Indenture, which would trigger our obligation to repurchase the notes. Therefore, if an event occurs that does not constitute a “change of control,” as defined in the Indenture, we will not be required to make an offer to repurchase the notes and you may be required to continue to hold your notes despite the occurrence of the event. See “Description of Other Indebtedness” and “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees. If that occurs, you may not receive any payments on the notes.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the notes or the related guarantees could be voided as a fraudulent transfer or conveyance if we or any of our subsidiary guarantors of the notes, as applicable:

(1)	issued the notes or incurred the guarantees with the intent of hindering, delaying or defrauding creditors, or

(2)	received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, any of the following is also true at the time of the transaction:

•	we or any of the Guarantors were or was insolvent or rendered insolvent by reason of the issuance of the notes or the incurrence of the guarantees; or

•	the issuance of the notes or the incurrence of the guarantees left us or any of the Guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of the Guarantors intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature; or

•

we or any of the Guarantors were a defendant in an action for money damages, or had a judgment for money damages docketed against us or a Guarantor if, in either case, the judgment is unsatisfied after final judgment.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor. We cannot be certain as to the standards a court would use to determine whether or not we or the Guarantors were solvent at the relevant time, or, regardless of the standard that a court were to use, that the issuance of the notes and the guarantees would not be subordinated to our or any Guarantor’s other debt.

Generally, an entity would be considered insolvent if, at the time it incurred debt:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or guarantee or further subordinate the notes or guarantee to presently existing and future debt that we or the Guarantor may owe, or require the holders of the notes to repay any amounts received with respect to the notes or guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of the Guarantors that could result in acceleration of the debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the Guarantor, the obligations of the applicable Guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable Guarantor’s other debt or take other action detrimental to the holders of the notes.

There are circumstances other than repayment or discharge of the notes under which note guarantees will be released automatically, without your consent or the consent of the trustee.

The guarantee of a subsidiary guarantor will be released in connection with a sale of such subsidiary guarantor in a transaction not prohibited by the Indenture. The Indenture also permits us to designate one or more of our Restricted Subsidiaries that is a Guarantor of the notes as an Unrestricted Subsidiary (as defined in “Description of Notes—Certain Definitions”). If we designate a subsidiary guarantor as an Unrestricted Subsidiary any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the Indenture but not necessarily under the Credit Facilities. Designation of an Unrestricted Subsidiary will reduce the aggregate value of the guarantee. See “Description of Notes.”

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

There is currently no established market for those notes, and we cannot assure you that an active trading market will develop. We do not intend to have the notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers advised us that they intended to make a market in the old notes, and the new notes, if issued, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the notes and, if commenced, they may discontinue their market-making activities at any time without notice. In addition, these market-making activities may be limited during the exchange offer. Therefore, we cannot assure you that an active trading market for the notes will develop or, if developed, that it will continue. In that case, the holders of the notes may not be able to sell their notes at a particular time or at a favorable price. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Even if an active trading market for the notes does develop, there is no guarantee that it will continue. Historically, the market for non-investment grade debt, such as the notes, has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive old notes in a like principal amount. The form and terms of the new notes are identical in all respects to the form and terms of the old notes, except the new notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old notes surrendered in exchange for new notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of new notes will not result in any change in outstanding indebtedness.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information has been derived by applying pro forma adjustments to the historical consolidated audited financial statements of the Successor for the period November 4, 2010 (inception) to September 30, 2011 and the consolidated historical audited financial statements of the Predecessor for the six months ended March 31, 2011, appearing elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial information should be read in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this prospectus, including under “Prospectus Summary—The Transactions,” “Selected Consolidated Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial information gives effect to

•	the Ashland Distribution Acquisition;

•	cash contributions of $451.0 million by TPG and co-investors in exchange for equity interest in Holdings;

•	entry into new debt financing consisting of:

•	borrowings of $152.0 million under the ABL Facility;

•	borrowing of $325.0 million under the Term Loan Facility; and

•	$175.0 million of outstanding old notes;

•	and certain other adjustments directly related to the Transactions as if they had occurred on October 1, 2010.

We were incorporated on November 4, 2010 and on November 5, 2010 entered into agreements with Ashland to acquire the Distribution Business. We acquired the Distribution Business on March 31, 2011. Accordingly, the Successor financial statements include the consolidated accounts of the Distribution Business for the period from April 1, 2011 to September 30, 2011. We had no operating activities between November 4, 2010 (inception) and March 31, 2011 (the closing date of the Ashland Distribution Acquisition), although we issued the old notes and incurred various transaction and formation costs which have been included in the period from November 4, 2010 (inception) through September 30, 2011.

All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed consolidated financial information. The unaudited pro forma condensed statement of operations gives effect to adjustments that are directly attributable to the Transactions, factually supportable and expected to have a continuing impact on the Distribution Business. Certain non-recurring charges or gains that we recorded in connection with the Ashland Distribution Acquisition, including transaction related costs of $68.3 million, are also recorded as pro forma adjustments.

Following the consummation of the Transactions, we have conducted operations as a limited liability company taxed as a partnership with substantially all earnings taxed at the member level. Accordingly, we are not subject to U.S. federal taxes at an entity level, although we remain subject to some state income taxes and income tax charges in EMEA and Asia. Accordingly, the unaudited pro forma condensed consolidated financial statements do not reflect any U.S. federal income taxes.

The unaudited pro forma condensed consolidated financial information does not purport to represent what the results of operations or financial condition of the Distribution Business would have been had the Transactions actually occurred on the dates indicated, and they do not purport to project our results of operations or financial condition for any future period or any future date.

Basis of Pro Forma Financial Information

The Ashland Distribution Acquisition was accounted for using the acquisition method of accounting in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” and, accordingly, resulted in the recognition of assets acquired and liabilities assumed at their respective fair values. The unaudited pro forma condensed consolidated financial information, including allocations of purchase price, is based upon the fair values of assets acquired and liabilities assumed.

The Predecessor financial statement information has been prepared on a combined basis using historical results of operations of the Distribution Business and does not necessarily reflect what their combined results of operations would have been had the Distribution Business operated independently from Ashland during the period presented. Because of this and other factors identified under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability of Historical Financial Results,” we believe the Predecessor financial statements of the Distribution Business are not comparable to our financial statements.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2011

	Successor	Predecessor
(Dollars in thousands)	For the Period November 4, 2010 (inception) to September 30, 2011	Distribution Business Six Months Ended March 31, 2011	Adjustments		Pro Forma Year Ended September 30, 2011
REVENUES
Sales and operating revenues	$2,084,284	$1,869,167	$—		$3,953,451
Cost of sales and operating expenses	1,917,449	1,706,627	(26,082	)(1)	3,597,994

GROSS PROFIT	166,835	162,540	26,082		355,457
Selling, general and administrative expenses and overhead allocation	135,050	76,021	5,649	(2)	216,720
Corporate overhead allocation	—	48,577	—		48,577
Transaction related costs	85,205	—	(68,279	)(3)	16,926

OPERATING INCOME (LOSS)	(53,420)	37,942	88,712		73,234
Other income	787	2,434	—		3,221
Interest income	152	—	—		152
Interest (expense)	(24,898)	—	(19,061	)(4)	(43,959)

INCOME (LOSS) BEFORE INCOME TAXES	(77,379)	40,376	69,651		32,648
Income tax expense	712	14,484	(13,041	)(5)	2,155

NET INCOME (LOSS)	$(78,091)	$25,892	$82,692		$30,493

See Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

NOTES TO UNAUDITED PRO FORMA CONDENSED

CONSOLIDATED STATEMENTS OF OPERATIONS

The pro forma adjustments for the Ashland Distribution Acquisition are more fully described in the notes below.

(1)	Adjustments to cost of sales and operating expenses relate to the following:

Year ended September 30, 2011
Adjustment to cost of sales and operating expenses for average costs(i)	$(15,072)
Adjustment to cost of sales and operating expenses to reverse the effect of the acquisition date step-up in inventory (ii)	(14,701)
Adjustment to depreciation in cost of sales and operating expenses(iii)	3,691

Adjustment to cost of sales and operating expenses	$(26,082)

(i)	Prior to issuance of the unaudited condensed consolidated financial statements for the three month period ended December 31, 2011, we elected to change our method of accounting for U.S. inventories to the weighted average cost method from the last-in, first-out (“LIFO”) method and have applied this change in accounting retrospectively to April 1, 2011 (the Ashland Distribution Acquisition date). The pro forma financial statements assume that average cost accounting for our inventory was implemented as of October 1, 2010. Accordingly, the $15,072 reflects the difference in cost of sales for the Predecessor six months ended March 31, 2011 as under average cost as compared to the last-in, first-out method of accounting for inventory.
(ii)	At the Ashland Distribution date the average cost inventory was stepped up to fair value by $14,701. The step-up was subsequently recognized in cost of sales and operating expenses as the inventory was sold. The step-up is nonrecurring and directly attributable to the transaction.
(iii)	Reflects adjustments to depreciation expense as a result of recording acquired property, plant and equipment at fair value as of the acquisition date. The fair value of property plant and equipment acquired in the Ashland Distribution Acquisition was $220.2 million and consisted of 48 owned properties in the United States, Puerto Rico and Canada, 25 leased properties located in the United States, Canada, Spain, Germany, Sweden and the United Kingdom, as well as machinery and equipment. Property, plant and equipment is depreciated over the estimated useful life of the respective assets, which ranges from three to 35 years.

Year ended September 30, 2011
New depreciation expense	$32,846
Less: Historical depreciation	(28,399)

Total adjustments to depreciation	$4,447

Portion related to cost of sales and operating expenses	3,691

Portion related to selling, general and administrative expenses	$756

(2)	Adjustments to selling, general and administrative expenses relate to the following:

Year ended September 30, 2011
Adjustments to depreciation(i)	$756
Adjustments to amortization(ii)	3,268
New management fees(iii)	1,625

$5,649

(i)	Reflects adjustments to depreciation expense as a result of recording acquired property, plant and equipment at fair value as of the acquisition date, as described in greater detail in note (1)(ii) to the Unaudited Pro Forma Condensed Consolidated Statement of Operations.
(ii)	Reflects adjustments to amortization expense as a result of the valuation of $79.6 million allocated to amortizable intangible assets acquired in the Ashland Distribution Acquisition, primarily associated with customer related intangible assets, leasehold interests and non-compete agreements. Intangible assets are amortized over the estimated useful life of the respective assets which ranges from three to 20 years.

Year ended September 30, 2011
New amortization expense	$6,780
Less: Historical amortization expense	(3,512)

Adjustments to amortization expense	$3,268

(iii)	We agreed to pay TPG a minimum management fee of $3.0 million per year. Additionally, we will pay a periodic fee of $0.25 million for participation in the TPG Leverage Program, which provides us with access to general and administrative related supplies and services leveraged through TPG’s relationships.

Year ended September 30, 2011
New management fees	$3,250
Less: Fees paid	(1,625)

Adjustments to management fees	$1,625

(3)	Adjustments to remove certain transaction related costs resulting from the Ashland Distribution Acquisition for the period as they represent non-recurring costs and are not expected to have a continuing impact on the combined results of operations. These transaction related costs include $41.9 million of fees paid to advisors of our sponsor, consulting fees, legal fees and other transaction costs, $2.3 million of various transfer taxes, real estate taxes, and other transfer fees and expenses, $1.6 million of costs associated with establishing our European subsidiaries in connection with the acquisition, a one-time $15.0 million transaction fee paid to our sponsor pursuant to the Management Services Agreement and $7.5 million of fees paid in connection with our unused bridge loan for the Ashland Distribution Acquisition.

(4)	Adjustments to interest expense for debt incurred, calculated as follows:

Year ended September 30, 2011
Interest calculated on the $325.0 million Term Loan Facility at an average interest rate of 5.0%(i)	$(16,414)
Interest calculated on the $175.0 million notes at the stated interest rate of 8.375%	(14,860)
Interest calculated on the ABL Facility at an average interest rate of 2.75%(i)	(4,238)
ABL Facility commitment fee(ii)	(2,438)
Amortization of deferred financing fees and discounts	(5,979)
Interest incurred with capital leases	(30)

Total interest expense on new debt and leases	(43,959)
Historical interest expense on related debt and leases	24,898

Total pro forma adjustments to interest expense	$(19,061)

(i)	Reflects interest on the $325.0 million of borrowings under our Term Loan Facility and on the approximately $150.0 million of borrowings under our ABL Facility. A 0.125% change in interest rate would change annual pro forma interest by approximately $0.6 million.
(ii)	This line item includes an annual commitment fee of 0.625% on an assumed $390.0 million undrawn balance under our ABL Facility, amounting to $2.4 million in interest.

(5)	We are taxed as a partnership for U.S. income tax purposes. As such, with the exception of a limited number of state and local jurisdictions, we are not subject to U.S. income taxes. Accordingly, the members will report their share of our taxable income on their respective U.S. federal tax returns. We pay distributions to members to fund their tax obligations. Our controlled foreign corporations are subject to tax at the entity level in their respective jurisdictions. The statutory tax rate used for the pro forma adjustments has been weighted to reflect our revised capital structure and the impact of the adjustment on the foreign and domestic operations along with the respective statutory rates of the jurisdictions in which we operate.

Year ended September 30, 2011
Historical net loss before income taxes	$(37,003)
Adjustments to net loss before income taxes	69,651

Adjusted pro forma net income before taxes	32,648
Global blended tax rate (i)	6.6%

Pro forma income tax expense	2,155
Less: Historical income tax expense	15,196

Pro forma adjustment to income tax expense	$(13,041)

(i)	The global blended tax rate was determined by weighting the statutory tax rates in the various foreign jurisdictions, in which we operate, by the respective income or loss from those operations.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following tables present certain selected consolidated historical financial and other data for the periods indicated.

Successor Financial Data

The historical statement of operations data of our Successor for the period from November 4, 2010 (inception) to September 30, 2011 and balance sheet data as of September 30, 2011 are derived from our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The historical financial data as of and for the three months ended December 31, 2011 are derived from our unaudited condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Predecessor Financial Data

The historical statement of operations data of the Predecessor for the six months ended March 31, 2011 and the fiscal years ended September 30, 2010 and 2009 and balance sheet data as of September 30, 2010 are derived from the audited consolidated financial statements of the Distribution Business and the notes thereto included elsewhere in this prospectus. The historical financial data of the Predecessor as of and for the three months ended December 31, 2010 are derived from the unaudited consolidated financial statements of the Distribution Business and the notes thereto included elsewhere in this prospectus. All Predecessor financial data represents a carve-out financial statement presentation of an unincorporated commercial unit of Ashland. For more information on the carve-out presentation, see the financial statements and the notes thereto included elsewhere in this prospectus.

The historical statement of operations and cash flow data for the fiscal years ended September 30, 2008 and 2007 and the historical balance sheet data as of September 30, 2009, 2008 and 2007 are derived from our audited consolidated financial statements and the notes thereto which are not included in this prospectus. The historical balance sheet data as of March 31, 2011 are derived from our unaudited consolidated financial statements and the notes thereto which are not included in this prospectus.

The historical consolidated financial data for periods prior to April 1, 2011 presented below do not reflect the consummation of the Ashland Distribution Acquisition and the transactions related thereto or our capital structure following the Ashland Distribution Acquisition and the transactions related thereto. We were formed on November 4, 2010 and entered into certain agreements with Ashland on November 5, 2010 to acquire the Distribution Business. At the closing of the Ashland Distribution Acquisition on March 31, 2011, we acquired the Distribution Business. We had no operating activities between its November 4, 2010 inception date and the closing date of the Ashland Acquisition, although we incurred various transaction costs, formation costs and interest expense which have been included in the Successor Period.

You should read these tables along with “Risk Factors,” “Selected Consolidated Historical Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our historical financial statements and the notes thereto included elsewhere in this prospectus.

	Successor		Predecessor
(Dollars in thousands)	Three Months Ended December 31, 2011	For the Period from November 4, 2010 (inception) to September 30, 2011	Six Months Ended March 31, 2011	Three Months Ended December 31, 2010	Fiscal Year Ended September 30,
					2010	2009	2008	2007
Statement of Operations Data:
Sales and operating revenues	$921,088	$2,084,284	$1,869,167	$855,856	$3,419,364	$3,020,726	$4,374,071	$4,031,271
Cost of sales and operating expenses	847,888	1,917,449	1,706,627	781,211	3,102,006	2,718,539	4,034,140	3,713,386

Gross profit	73,200	166,835	162,540	74,645	317,358	302,187	339,931	317,885
Selling, general and administrative expenses	72,911	135,050	76,021	37,810	173,851	162,314	190,643	190,160
Corporate overhead allocation	—	—	48,577	23,586	90,225	90,528	96,141	94,588
Transaction related costs	1,951	85,205	—	—	—	—	—	—

Operating income (loss)	(1,662)	(53,420)	37,942	13,249	53,282	49,345	53,147	33,137
Other income	375	787	2,434	768	2,587	3,729	3,346	3,176
Interest income	110	152	—	—	—	—	—	—
Interest expense	(11,259)	(24,898)	—	—	—	—	—	—

Income (loss) before income taxes	(12,436)	(77,379)	40,376	14,017	55,869	53,074	56,493	36,313
Income tax expense (benefit)	(408)	712	14,484	5,158	20,227	22,307	22,528	14,971

Net income (loss)	$(12,028)	$(78,091)	$25,892	$8,859	$35,642	$30,767	$33,965	$21,342

Statement of Cash Flow Data:
Net cash provided by (used in):
Operating Activities	$23,542	$(44,298)	$15,227	$(12,193)	$(56,173)	$245,049	$168,976	$(39,499)
Investing Activities	(5,860)	(976,741)	(2,075)	(1,676)	(18,046)	(5,792)	(25,058)	(29,036)
Financing Activities	(8,350)	1,067,166	(13,152)	13,869	74,219	(239,257)	(143,918)	(68,535)
Balance Sheet Data (at period end)
Cash and cash equivalents	$53,350	$44,989	$—	$—	$—	$—	$—	$—
Working capital(1)	511,227	529,422	361,510	368,824	341,583	229,168	428,765	538,063
Total assets	1,340,382	1,420,123	1,007,513	876,465	912,491	794,209	1,113,510	1,208,195
Long term obligations(2)	640,786	649,373	386	569	410	—	—	—
Total liabilities	992,845	1,056,095	514,233	373,197	431,951	423,530	534,332	524,003
Other Financial Data:
Capital expenditures(3)	$5,886	$4,375	$2,869	$2,049	$18,912	$6,594	$27,316	$29,195
Depreciation and amortization	10,061	19,791	14,207	6,892	27,724	28,178	24,073	22,167

(1)	Working capital means current assets minus current liabilities.
(2)	Long term obligations represent debt and capital leases for the Successor period and capital leases only for the Predecessor period.
(3)	For fiscal year 2010, capital expenditures include $4.8 million of fixed assets transferred from Ashland to the Distribution Business for purposes of preparing the Distribution Business to operate as a stand-alone entity and $14.1 million of capital expenditures actually incurred in connection with the Distribution Business.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratios of earnings to fixed charges for the periods presented:

	Successor				Predecessor(a)
	Three Months Ended December 31, 2011		For the Period from November 4, 2010 (inception) to September 30, 2011		Six Months Ended March 31, 2011	Three Months Ended December 31, 2010	Fiscal Year Ended September 30,
							2010	2009	2008	2007
Ratio of earnings to fixed charges(b)	—	(c)	—	(c)	77.91	63.58	63.63	50.74	39.46	32.22

(a)	The working capital of the Distribution Business has historically been part of Ashland’s centralized corporate-wide cash management program. Accordingly, none of Ashland’s debt at the corporate level was assigned to the Distribution Business in the consolidated Predecessor financial statements.
(b)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pretax income (loss) plus fixed charges. “Fixed charges” represents interest incurred, amortization of deferred debt offering costs and that portion of rental expense on operating leases deemed to be the equivalent of interest.
(c)	We generated operating losses for each of the three months ended December 31, 2011 and the period from November 4, 2010 (inception) through September 30, 2011. Accordingly, our earnings were inadequate to cover total fixed charges during such periods by approximately $12.4 million and $77.4 million respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes appearing elsewhere in this prospectus. To the extent this discussion and analysis contains forward- looking statements, these statements involve risks and uncertainties. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us as the Successor will be those that are anticipated. Actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We were formed on November 4, 2010 to acquire the Distribution Business from Ashland. As a result of the Ashland Distribution Acquisition, we became a stand-alone distributor of chemicals and composite raw materials in North America, and plastics in North America, EMEA and Asia. We also provide environmental services, including hazardous and nonhazardous waste collection, recovery, recycling and disposal, in North America. Under Ashland, the Distribution Business was operated as a segment with a primary focus on being a distribution outlet for certain Ashland products. Critical activities were provided to the Distribution Business by Ashland, including most executive, financial, human resources, legal and information technology functions. In addition, the Distribution Business relied upon Ashland to provide financing, working capital, and capital investment. Since the closing of the Ashland Distribution Acquisition on March 31, 2011, we have focused on building stand-alone capabilities and completing the financial and operational carve out from Ashland while simultaneously operating the business with a renewed focus on growth in our core distribution businesses and our environmental services business.

We have assembled a new management team and are still in the process of staffing our organization to focus on key initiatives that we believe will enhance the value of our business for all key stakeholders. As we continue to build our internal capabilities, we are reliant on Ashland to provide administrative functions under a Transition Services Agreement, or TSA. This has, and will continue to, result in duplicate costs in some functions for a period of time. We paid Ashland approximately $8.3 million for transition services for the three months ended December 31, 2011. We have also hired over 200 people since completing the Ashland Distribution Acquisition. While we have up three years to exit the TSA with Ashland, we believe that we are on track to exit the TSA before the end of the contractual period. Our ability to execute this plan will largely depend on our ability to attract and retain talent in the functions that are served by the TSA.

We offer our customers over 25,000 products used in a broad cross section of industries, including construction, chemicals manufacturing, paints and coatings, transportation, retail, medical, marine, and personal care. We distribute these products through over 140 owned, leased or third party warehouses, rail terminals and tank terminals in North America, Asia and EMEA. We connect a network of over 1,000 suppliers with a diverse base of more than 25,000 customers.

Operational and Financial Highlights

While our company was formed on November 4, 2010, we did not begin operating the Distribution Business until April 1, 2011. Since then, we have made significant progress toward becoming a stand-alone company. Important accomplishments include the following:

•	closed and funded the $972.4 million acquisition of the Distribution Business of Ashland with a combination of equity and debt;

•	established a Board of Directors, including independent directors, with key committees and governance processes;

•	hired a new senior management team with extensive experience in a variety of industries and deep functional expertise;

•	established budgetary controls and management incentives based on key performance metrics that align management interests with those of our shareholders;

•	hired over 200 people across various functions and made significant capital investments in information technology systems to build our stand-alone capabilities and prepare for exiting the TSA;

•	launched a number of initiatives to improve growth, margins and efficiency throughout our business;

•	began efforts to create our own unique culture focused on the elements required to become a growth-oriented, performance-based business;

•	established executive offices in The Woodlands, Texas to be closer to our major North American suppliers and key customer end markets;

•	enhanced our sales and marketing efforts with new incentive programs, new managers and a new focus on key end markets and products; and

•	signed a definitive joint venture agreement to expand our distribution business in the rapidly growing Chinese market.

Additionally, we conducted evaluations of our owned and leased facilities, assessed safety concerns and identified housekeeping matters to be addressed at each. As a result of these evaluations, we invested approximately $0.7 million in our physical distribution network to enhance the safety and security of our personnel as well as our business partners. These enhancements included installation of new signage, addition of eye wash stations and safety showers, repair of fence lines, rollup doors, tire chocks and trailer stands, repair of restrooms, changing rooms and break rooms and general cleanup of each property, both inside and out. In addition, we conducted safety training for employees throughout our facilities. We believe these enhancements and training were necessary in order to maintain secure facilities for our employees and to promote a culture of safety throughout the company.

Segment Overview

We manage our Company in four lines of business, or operating segments: Chemicals, Plastics, Composites and Environmental Services. Our Chemicals and Plastics lines of business are reportable segments. The Composites and Environmental Services lines of business do not individually meet the materiality threshold for separate disclosure. As a result, they are combined for presentation and disclosure purposes in an “other” category. Chemicals, Plastics and Composites are distribution businesses, while our Environmental Services business provides hazardous and non-hazardous waste collection, recovery, recycling and disposal services. For ease of reference, we refer to Chemicals, Plastics, Composites and Environmental Services as lines of business. A further description of our lines of business follows:

Chemicals. Our Chemicals line of business distributes specialty and industrial chemicals, additives and solvents to industrial users, primarily in North America. Markets served include the paint and coating, personal care, inks, adhesives, polymer, rubber, industrial and institutional compounding, automotive, energy, lubricants and paper industries. Sales in our Chemicals line of business represented 46.7% of our total sales for the nine months ended December 31, 2011.

Plastics. Our Plastics line of business distributes plastics in North America, EMEA and Asia, supplying a very broad product line of prime thermoplastic resins for blow molding, extrusion, injection molding and rotation molding plastic processors. Our Plastics line of business sells plastic resins and compounds in railcar, bulk truck, truckload boxes and less-than-truckload quantities. Key markets served include the automotive and medical industries. Sales in our Plastics line of business represented 42.2% of our total sales for the nine months ended December 31, 2011.

Composites. Our Composites line of business supplies mixed truckload and less-than-truckload quantities of polyester, and other thermoset resins, fiberglass and other specialty reinforcements, catalysts and allied products to customers in the corrosion, marine, building and construction, cast polymer and other specialty reinforcement industries in North America. Sales in our Composites line of business represented 8.5% of our total sales for the nine months ended December 31, 2011.

Environmental Services. Our Environmental Services line of business, in connection with chemical waste service companies, provides customers with comprehensive, nationwide hazardous and nonhazardous waste collection, recovery, recycling and disposal services in North America, primarily in the United States. These environmental services are offered through a network of distribution centers, including several transfer facilities that have been fully permitted by the U.S. Environmental Protection Agency and state environmental agencies. Sales in our Environmental Services line of business represented 2.6% of our total sales for the nine months ended December 31, 2011.

Ashland Distribution Acquisition

We were formed on November 4, 2010 as a limited liability company. On November 5, 2010, we entered into several agreements with Ashland pursuant to which we acquired the Distribution Business on March 31, 2011. The net purchase price for the Distribution Business was $972.4 million, including aggregate liabilities assumed in connection with the Ashland Distribution Acquisition of $407.4 million. Transaction costs incurred in connection with the Ashland Distribution Acquisition were $103.2 million, including capitalized debt issuance costs of $35.0 million.

In connection with the Ashland Distribution Acquisition, we entered into the following financing transactions:

•	borrowing of $152.0 million under the ABL Facility;

•	borrowing of $325.0 million under the $325.0 million Term Loan Facility;

•	issuance of $175.0 million aggregate principal amount of the old notes (offered for exchange for new notes); and

•	sale of membership interests of $451.0 million to TPG and co-investors, including members of our management.

Immediately after the Ashland Distribution Acquisition, TPG owned approximately 99.8% of the Company, with the remainder owned by members of our management.

The Ashland Distribution Acquisition was accounted for as a business combination using the acquisition method of accounting whereby the purchase price was allocated to tangible and intangible assets acquired and liabilities assumed based on estimated fair market values as of the date of the Ashland Distribution Acquisition, March 31, 2011. The allocation of the purchase price to the assets acquired and liabilities assumed is described in detail in the Notes to Consolidated Financial Statements. The purchase price allocation generally resulted in a step-up in recorded book value of our tangible and intangible assets acquired and liabilities assumed which, in many cases, significantly changed these balances as of the date of the Ashland Distribution Acquisition. Consequently, the operating results and balances of the Distribution Business are not directly comparable to our current and future operating results.

We are currently in a period of transition during which some functions, such as information technology, treasury, accounting, human resources and other administrative services will continue to be provided by Ashland pursuant to a transition services agreement. During this period, we pay Ashland for the provision of services according to the terms of the transitional services agreement. Following the transition period, we expect to obtain the services historically provided by Ashland from our internal operations or third party service providers. In addition to the transition services agreement, we entered into certain other agreements with Ashland pertaining to warehousing, office space, chemical sales, environmental services and distribution of composite products.

China Joint Venture Acquisition

On September 26, 2011 and December 24, 2011, we entered into definitive agreements to form a joint venture with the shareholders of Beijing PlasChem Trading Co, Ltd. to expand our operations in China. Headquartered in Beijing China, Beijing PlasChem is a leading Chinese distributor of products such as engineering plastics, common plastics, chemical materials and additives. Under the terms of the definitive agreements, another entity owned by the shareholders will be recapitalized with an equity contribution of cash of RMB 63 million (approximately $10.0 million at March 31, 2012) contributed by the shareholders, an equity contribution by us of RMB 96 million (approximately $15.2 million at March 31, 2012) and a loan from us of RMB 254 million (approximately $40.2 million at March 31, 2012). The joint venture will acquire all of Beijing PlasChem’s operations, including existing supplier and customer relationships, in exchange for cash consideration of approximately RMB 364 million (approximately $57.5 million at March 31, 2012) paid at closing. Within 30 days of closing, we will provide an additional loan to the joint venture for working capital of $10.0 million, which will be denominated in US dollars. The joint venture will not be a guarantor of the notes, the ABL Facility or the Term Loan Facility.

After our initial investment we will own 60% of the joint venture. In addition, we have the opportunity, and in certain situations the obligation, to acquire the remaining 40% of the joint venture from the shareholders of Beijing PlasChem in several steps for up to approximately RMB 650 million (approximately $102.8 million at March 31, 2012) if certain conditions are met. The shareholders have an unrestricted right to sell their entire remaining interest in the joint venture to us after delivery of the audited financials for the years ended December 31, 2012 and December 31, 2013 for a payment that could range from the minimum amount required under PRC law for transfer of the joint venture interest up to approximately RMB 500 million (approximately $79.1 million at March 31, 2012). The applicable purchase price for the remaining interest will be based primarily on the performance of the joint venture through the end of 2013.

We expect to fund the acquisition of the initial 60% of the joint venture and loans to the joint venture, in part, with an additional $50.0 million equity investment from TPG. We plan to fund any subsequent purchases of equity interests in the joint venture with a combination of operating cash flow and additional debt. In addition, one of the shareholders of Beijing PlasChem is expected to make a RMB 25 million (approximately $4.0 million at March 31, 2012) equity investment in us, which is anticipated to occur in calendar year 2013. As the formation of the joint venture requires a number of regulatory and other approvals, we do not expect to form the joint venture and close the acquisition of Beijing PlasChem’s operations until the second half of calendar year 2012. The joint venture will begin operations immediately following the closing of the joint venture acquisition. In the event that the agreement is terminated under certain situations, we are obligated to pay a termination fee equal to RMB 30 million (approximately $4.7 million at March 31, 2012).

Factors Affecting Comparability of Historical Financial Results

Prior to the Ashland Distribution Acquisition, the Distribution Business operated as an unincorporated commercial unit of Ashland and used centralized functions of Ashland to support its operations, and, in return, Ashland allocated certain of its expenses to the Distribution Business. Since the Ashland Distribution Acquisition, we have operated as a stand-alone company and our results of operations are not directly comparable to the historical results of operations for the periods presented, primarily because:

•

The working capital of the Distribution Business has historically been part of Ashland’s centralized corporate-wide cash management program. Accordingly, none of the Ashland cash, cash equivalents, investments, debt, or related interest income/expense at the corporate level has been assigned to the Distribution Business in the consolidated financial statements. Due to the stand-alone nature of our operations and the Ashland Distribution Acquisition-related financing transactions, our working capital, working capital requirements and related expenses are materially different since we incur cash interest expenses, amortization of financing costs, and maintain our own cash balances.

•

Prior to the Ashland Distribution Acquisition, selling, general and administrative costs attributable to the services provided, and benefits received from Ashland, together with an allocation of Ashland’s overhead costs, were included in costs and expenses in the consolidated statements of operations of the Distribution Business as corporate overhead allocation. The expense and cost allocations were intended to reflect the utilization of services provided or the benefits received during the periods presented. These allocations may not reflect the expenses that would have been incurred if we had been operating as a separate stand-alone entity and accordingly may not compare with our results of operations, financial position and cash flows.

Some of our administrative functions continue to be provided by Ashland through the TSA. We pay Ashland for the provision of services according to the terms the TSA. These services include certain information technology, treasury, accounting, human resources and other functions. Since the close of the Ashland Distribution Acquisition, we have been hiring personnel and entering into third party arrangements in order to be in a position to opt-out of these transition services earlier than the contractual timelines of the TSA. We have established our executive offices in The Woodlands, Texas and relocated a portion of our staff to that office.

•

Prior to issuance of the unaudited condensed consolidated financial statements for the three month period ended December 31, 2011, we elected to change our method of accounting for U.S. inventories to the weighted average cost method from the LIFO method and have applied this change in accounting retrospectively to March 31, 2011 (the Ashland Distribution Acquisition date). We believe weighted average cost method is more appropriate because the weighted average cost method is:

•	predominately used in the distribution business;

•

provides a more meaningful presentation of financial position because the weighted average cost method more accurately reflects the current value of inventories on the condensed consolidated balance sheet; and

•	conforms all of our inventories to a single costing method for both U.S and non-U.S. inventories.

The income tax effect of change in accounting principle was not significant due to our tax status as a limited liability company.

Predecessor U.S. inventories are accounted for under the LIFO method. The Distribution Business, as a component of Ashland, was a mature business that built up a large amount of excess replacement costs over LIFO carrying values for U.S. inventories. LIFO assumes that goods sold are those purchased most recently and that goods remaining in inventory at period end are those acquired in chronological order since we adopted LIFO. The effect of using LIFO in times of rising prices is that the value of the most recently purchased, higher cost items are included in cost of goods sold while the older, lower cost goods remain in inventory. The difference between the weighted average cost method (which approximates first-in, first-out) of valuing inventory and the LIFO value of inventory is referred to as a “LIFO reserve.” The Distribution Business had a LIFO reserve of $110.6 million at the Ashland Distribution Acquisition date of March 31, 2011. Applying the acquisition method of accounting resulted in the inventory being “stepped-up” $125.3 million in value to reflect fair value at the time of the Ashland Distribution Acquisition. The $125.3 million step-up was comprised of the elimination of the LIFO reserve of $110.6 million and a step-up of the average cost inventory value to fair value of $14.7 million.

•

Ashland retained and has agreed to indemnify us for certain liabilities relating to the Distribution Business arising prior to the closing of the sale, which include pension and other post-retirement benefits, as well as certain other potential liabilities, including litigation and environmental liabilities relating to the pre-closing period.

•

The income taxes of the Distribution Business are calculated on a separate return basis, although the operations have historically been included in the Ashland U.S. federal and state tax returns or non-U.S. jurisdictions’ tax returns. Ashland’s global tax model has been developed based on its entire portfolio of businesses and, accordingly, it is not necessarily reflective of the tax model for the distribution business as a stand-alone company. Additionally, Ashland conducted its operations as a corporation, whereas we conduct operations as a limited liability company with substantially all earnings taxed at the member level. Accordingly, we will not be subject to U.S. federal or certain state income taxes at an entity level, although we will remain subject to certain state income taxes and income and other taxes in EMEA and Asia.

As a result of the factors listed above, historical results of operations and certain balance sheet and other financial data, period-to-period comparisons of these results, and certain financial data may not be comparable or indicative of future results.

Key Factors Affecting our Results of Operations and Financial Condition

General and regional economic conditions: The consumption of chemicals, plastics and composites in the industries that we serve generally corresponds to the level of production of goods and services in the overall economy. As a result, when general economic conditions improve or deteriorate, our volumes tend to fluctuate accordingly. We manage our cost structure in line with general economic conditions but, ultimately, our volumes and profitability are correlated with the underlying demand for the end-products of the industries we serve.

Price fluctuations: The prices at which we resell the products that we distribute in our chemicals, plastics and composites businesses fluctuate in accordance with the prices that we pay for these products, which in turn are driven by the underlying commodity prices in accordance with supply and demand economics, including raw material inputs. We endeavor to pass on to our customers both price increases and decreases in accordance with the fluctuations in our product costs and transportation-related costs, such as fuel. As a result, movements in our product prices tend to result in largely corresponding changes to our sales and cost of sales.

Volume-based pricing: We procure chemicals, plastics and composite raw materials through purchase orders rather than under long-term contracts with firm commitments. Our arrangements with key producers are typically embodied in agreements that we refer to as framework supply agreements. We work to develop strong relationships with a select group of producers that we target based on a number of factors including price, breadth of product offering, quality, market recognition, delivery terms and schedules, continuity of supply and each producer’s strategic positioning. Our framework supply agreements with producers typically renew annually and, while they generally do not provide for specific product pricing, some, primarily those related to our chemicals commercial unit, include volume-based financial incentives through supplier rebates that we earn by meeting or exceeding target purchase volumes.

Effects of inflation: Some of our assets and liabilities, primarily cash, receivables, inventories and accounts payable, are impacted by inflation because they are indirectly affected by market prices of raw materials for our products. To the extent that we are able to manage our working capital in periods of changing prices, the overall effects on our net working capital are generally not significant. Our non-monetary assets, consisting primarily of intangible assets and goodwill, have not been significantly affected by inflation.

Outlook

Because we distribute thousands of products across a diverse set of industries and end markets, our business is affected by broad macroeconomic trends that affect growth in gross domestic product, or GDP, in the various economies in which we operate. In addition, our business is affected by trends in market prices of primary raw materials, including crude oil and natural gas, and the downstream derivatives of these primary raw materials. The market prices of downstream derivatives of crude oil and natural gas are in turn affected by the production choices our suppliers make and the relative capacity they choose to make available for production of the various products. We are generally able to pass through price increases when inflationary forces drive the market price of products up. When deflationary forces drive market prices of products down, we must quickly adjust our inventory buying patterns to respond to the declining prices and replace inventories at lower costs.

In 2011, the global economy continued to slowly recover from the severe recession that began during 2008 and continued through most of 2010. Global industrial end-markets, which were some of the most significantly impacted end-markets during the recession, demonstrated a more consistent recovery throughout the year in nearly all regions. Markets driven by consumer spending, particularly those driven by discretionary consumer spending, remained relatively weak due to persistent unemployment and a lack of consumer confidence. Activity levels in construction markets in the developed regions of North America and Europe remained challenging. The North American economy generally followed the global trends with improving industrial activity despite persistent concerns about unemployment, consumer spending and consumer confidence. In Europe, economies in 2011 generally underperformed in comparison with most other major economies, led by recurring concerns over government debt loads, the ability to sustain or refinance the debt loads, and mixed results in the larger Eurozone economies compared to the smaller Eurozone economies. Several major European countries initiated significant austerity measures to rein in spending and maintain access to debt markets. Unemployment levels in most countries in the region remained high, and the effects of the austerity measures were not fully reflected given that most of them were only beginning to be implemented in the latter stages of 2011.

Entering fiscal year ending 2012, the expectation is for economic recovery to slowly gain strength and broaden in most end-markets and most regions. The growth rate in emerging global regions is expected to moderate somewhat, but still easily outpace the developed regions. We anticipate that the North American recovery will continue with higher industrial activity, higher levels of employment and improved conditions in the financial markets. The recovery rate in Europe in 2012 is expected to once again lag that of Asia, Latin America and North America, as export growth moderates and further impacts are realized from austerity measures. It should be noted that actual economic activity could be vastly different than our expectations particularly given the continued uncertainties in the Eurozone and the impact on consumers in the United States as tax policy becomes an issue in a re-election year.

In the first fiscal quarter of 2012, we experienced a deflationary environment, particularly in our Plastics line of business. As the market prices of plastics commodities declined throughout the quarter, customers minimized the amount of inventory they carried in anticipation of being able to acquire products at lower prices. This had an impact on our volumes and our gross margins as we replaced our inventories with lower cost goods. Our Chemicals line of business experienced strong volume growth in the first quarter particularly in commodity products, primarily driven by seasonality factors. Gross profits in our Chemicals line of business increased 4.5% versus the prior year, due to the mix of commodity versus specialty products. We are expecting an increase in pricing levels in our business during the remainder of fiscal year 2012. We are generally able to pass through price increases to our customer and generally experience increases in unit gross margins in inflationary environments. Our ability to realize the benefit of the inflationary environment will be dependent on our ability to manage our inventories effectively and price our products appropriately. Finally, our expectations of an inflationary environment could change at any time based on the factors in the macro economy described above.

We will remain intensely focused on the initiatives we launched fiscal year 2011 to enhance growth and profitability, including:

•	leveraging our centralized business model by more closely integrating our customer service functions with our distribution network to significantly enhance customer service;

•	improving our pricing methodologies to reflect market conditions and optimize margins;

•	modifying our incentive programs to increase the productivity of our sales force and provide them with a much greater opportunity for financial success;

•	expanding our footprint globally and focusing on end markets we believe will grow faster than the overall market; and

•	attracting and retaining the talent we need to create new capabilities within our company, complete the separation from Ashland and become a truly standalone company.

Results of Operations

Three Month Period Ended December 31, 2011 (Successor) Compared with Three Month Period Ended December 31, 2010 (Predecessor)

	Successor	Predecessor	Period Over Period		Percentage of Consolidated Sales/Gross Profit For the Respective Period
	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010	$ Change Favorable (Unfavorable)	% Change Favorable (Unfavorable)	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
(in millions)
Sales and operating revenues	$921.1	$855.9	$65.2	7.6%	100.0%	100.0%
Cost of sales and operating expenses	847.9	781.2	(66.7)	(8.6)	92.1	91.3

Gross profit	73.2	74.7	(1.5)	(2.0)	8.0	8.7
Selling, general and administrative expenses	72.9	37.8	(35.1)	(92.9)	8.0	4.4
Corporate overhead allocation	—	23.6	23.6	100.0	—	2.8
Transaction related costs	1.9	—	(1.9)	(100.0)	0.3	—

Operating income (loss)	(1.7)	13.3	(14.9)	(112.0)	(0.2)	1.6
Other income	0.4	0.8	(0.4)	(50.0)	—	0.1
Interest income	0.1	—	0.1	100.0	—	—
Interest expense	(11.3)	—	(11.3)	(100.0)	(1.2)	—

Income (loss) before income taxes	(12.4)	14.1	(26.5)	(187.9)	(1.3)	1.6
Income tax expense (benefit)	(0.4)	5.2	5.6	107.8	—	0.6

Net income (loss)	$(12.0)	$8.9	$(20.9)	(234.8)%	(1.3)%	1.0%

Sales and operating revenues

For the three months ended December 31, 2011, sales and operating revenues increased $65.2 million or 7.6% compared to the same quarter in the prior year. Approximately $53.8 million or 6.3% of the increase in sales were attributable to slight increases in the average selling prices of our products, primarily driven by increases in the cost of crude oil, and to a lesser extent, other raw material inputs, over the prior period. The primary raw materials our suppliers use in the production of chemicals and plastics are crude oil, natural gas and the many derivatives of these two raw materials. In addition, the prices of key feedstocks propylene and ethylene are affected by numerous factors, including choices made by producers for uses of these feedstocks (e.g., as an ingredient in gasoline versus a feedstock to the chemical industry) and capacity devoted to production of these feedstocks. The average price of a barrel of crude oil increased 10.5% from the three month period ending December 31, 2010 to the three month period ending December 31, 2011 contributing to price increases in our products. As a result of these factors, average selling prices in our Chemicals business increased 6.8% and average selling prices in our Plastics business increased 5.0% for the three months ended December 31, 2011 compared to the prior period. Average selling prices in our Other category increased 6.7% for the three months ended December 31, 2011 compared to the prior period. Increased volumes accounted for $14.2 million or 1.6% of the increase in sales, primarily driven by higher sales of commodity chemicals during the three months ended December 31, 2011. The price and volume increases were partially offset by unfavorable foreign exchange rates with the Polish zloty, euro and Canadian dollar during the three months ended December 31, 2011, which reduced sales by $2.7 million or 0.3%.

Cost of sales and operating expenses

Cost of sales and operating expenses for the three months ended December 31, 2011 increased $66.7 million or 8.6% compared to the prior year quarter. Price increases of raw material inputs for our products accounted for $52.6 million or 6.7% of the increase, primarily due to the 10.5% increase in the per barrel price of crude oil from the three months ended December 31, 2010, while increased sales volumes accounted for $11.6 million or 1.5%. The increase was primarily attributable to increases in the purchase price of raw materials. The primary raw materials our suppliers use in the production of chemicals and plastics are crude oil, natural gas and the many derivatives of these two raw materials. In addition, the prices of key feedstocks such as propylene and ethylene are affected by numerous factors, including choices made by producers for uses of these feedstocks (e.g., as an ingredient in gasoline versus a feedstock to the chemical industry) and capacity devoted to production of these feedstocks. Since Nexeo Solutions is a distributor, raw material prices are set by producers and fluctuate based on market demands, feed stock cost and other macro economic factors that impact the producers. We generally benefit in inflationary price environments because we are selling inventory that was purchased at lower prices, but the reverse is true in deflationary price environments. To minimize our risk in deflationary pricing environments, we closely monitor and manage inventory levels to keep sufficient inventory on hand to meet customer service requirements.

We also experienced increases in delivery and warehouse costs of $5.0 million attributable to higher depreciation expense resulting from the increase in valuation of the assets on the date of the Ashland Distribution Acquisition and increased freight expenses resulting from increased fuel costs and additional volumes transported. These increases were offset $2.5 million, primarily from favorable foreign exchange rates during the three months ended December 31, 2011.

Selling, general, and administrative expenses and corporate overhead allocation

Selling, general and administrative expenses increased $35.1 million, or 92.9%, for the quarter compared to the same quarter in the prior fiscal year. Payroll and benefits expenses increased $12.9 million over the three months ended December 31, 2010 as a result of the continued development of the corporate infrastructure necessary for stand-alone operations in preparation for the exit from the TSA. As an operating unit of Ashland, the Distribution Business received a corporate overhead allocation of $23.6 million for the three months ended December 31, 2010. When corporate overhead is added to selling, general and administrative expenses for the prior quarter period, combined selling, general and administrative increased $11.5 million or 18.7% for the current quarter. We receive no corporate allocation, but many of the corporate functions once provided by Ashland have continued under the transition services agreement. We also continue to build our own functional capabilities, which affects our selling, general, and administrative expenses. We recorded $8.3 million in expense under the TSA during the quarter ended December 31, 2011, as well as an additional $8.7 million of costs incurred for outside service providers, contractor labor and consultants to supplement the additional functional needs not covered under the TSA. An additional $5.2 million in increased costs were incurred related to an increase in travel, insurance and other expenses associated with operating as a standalone company.

Transaction related costs

We incurred transaction related costs totaling $1.9 million for nonrecurring legal, consulting, and other expenses associated with the Beijing PlasChem joint venture and pursing other strategic matters.

Interest expense

We incurred interest expense of $11.3 million for the first fiscal quarter of 2012 on $644.8 million of borrowings (including capital leases), which were primarily incurred in connection with the Ashland Distribution Acquisition, compared with no interest expense for the fiscal quarter ended December 31, 2010. The working capital of the Distribution Business was part of Ashland’s centralized corporate-wide cash management program. There was no debt assigned or allocated to the Distribution Business for the three months ended December 31, 2010, so interest expense is not applicable for this period.

Income tax expense

Income tax benefit for the three months ended December 31, 2011 was $0.4 million compared to a tax expense of $5.2 million for the prior year quarter. The difference was primarily due to the change in capital structure from a corporation to a limited liability company as part of the acquisition. A limited liability company is not directly subject to U.S. federal taxation or direct taxation in most states.

	Successor	Predecessor	Period Over Period		Percentage of Consolidated Sales/Gross Profit For the Respective Period
	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010	$ Change Favorable (Unfavorable)	% Change Favorable (Unfavorable)	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
(in millions)
Chemicals
Sales and operating revenues	$432.7	$373.5	$59.2	15.9%	47.0%	43.6%
Gross Profit	$35.0	$33.5	$1.5	4.5%	47.8%	44.8%
Gross Profit %	8.1%	9.0%
Plastics
Sales and operating revenues	$385.2	$382.9	$2.3	0.6%	41.8%	44.7%
Gross Profit	$26.3	$28.8	$(2.5)	(8.7)%	35.9%	38.6%
Gross Profit %	6.8%	7.5%
Other
Sales and operating revenues	$103.2	$99.5	$3.7	3.8%	11.2%	11.7%
Gross Profit	$11.9	$12.4	$(0.5)	(4.1)%	16.3%	16.6%
Gross Profit %	11.6%	12.5%
Consolidated
Sales and operating revenues	$921.1	$855.9	$65.2	7.6%	100.0%	100.0%
Gross Profit	$73.2	$74.7	$(1.5)	(2.0)%	100.0%	100.0%
Gross Profit %	7.9%	8.7%

Business Segment Review

Chemicals

For the three months ended December 31, 2011, sales and operating revenues for the Chemicals line of business increased $59.2 million or 15.9% over the three months ended December 31, 2010. Increases in sales volumes contributed $31.6 million or 8.5% compared to the same quarter in the prior year, primarily due to volume increases in commodity chemical products. We believe the volume increases were due to improving demand for these commodity chemical products across a broad range of end markets including chemical manufacturing, personal care, and the home, institutional and industrial markets. Because of the broad range of products we sell and the extensive number of end markets into which our products are sold, demand patterns typically follow growth in the overall economy as measured by gross domestic product growth in a particular region or country. In addition, the reinstatement of the federal tax credit in the biodiesel market contributed to the volume increase compared to the prior year. Price increases accounted for $27.6 million or 7.4% when compared to the same quarter in the prior year. Average selling prices increased by $0.05 per pound over the prior year quarter, which was primarily attributable to increases in the price of feedstocks compared to the prior period. The primary raw material our suppliers use in the production of chemicals is crude oil. The average price of a barrel of crude oil increased 10.5% compared to the prior year quarter. As the price of raw materials used in the production of chemicals increase, our suppliers increase selling prices to us which, in turn, causes us to increase our average selling price. Gross profit increased $1.5 million or 4.5% for the fiscal quarter compared to the same period in the prior year as price increases kept pace with costs during the quarter while delivery and warehouse costs increased by $4.0 million, partially impacted by rising fuel costs and partially as a result of increased depreciation due to fair value adjustments to fixed assets at the date of the acquisition. Gross profit as a percentage of sales and operating revenues decreased to 8.1% compared to 9.0% for the prior year quarter, primarily as a result of product mix and the seasonal volume increases in certain commodity products.

Plastics

Sales and operating revenues for the Plastics line of business remained flat in the quarter versus the prior year, increasing by $2.3 million or 0.6% for the three months ended December 31, 2011. A positive price impact of $18.4 million, or 4.8%, was mostly offset by lower volume which resulted in a revenue decline of $16.1 million, or 4.2%. Most of the negative volume impact was attributable to pricing weakness in commodities and unfavorable product mix in EMEA. While plastics commodities experienced mild price increases compared to the prior year period, prices for plastics commodities declined when compared to the fourth fiscal quarter of 2011. This caused demand to slow as customers reduced inventories and bought needed inventory on spot markets while waiting for prices to stabilize. The volume declines occurred across nearly every end market. This demand pattern is typical in the plastics business in a deflationary price environment across the smaller customer base we serve as our smaller customers do not want to be holding higher cost inventory as their customers are demanding lower prices in a deflationary environment. The combination of volume declines driven by a deflationary pricing environment resulted in the flat performance in sales and operating revenues. Gross profit decreased $2.5 million or 8.7% for the current quarter and gross profit as a percentage of sales decreased to 6.8% for the current quarter compared to 7.5% for the prior year quarter. The decreases were primarily due to lower volume across all end markets, as described above, increases in warehouse and delivery costs due to increased fuel costs, and increased depreciation expense as a result of the fair value adjustment to fixed assets at the acquisition date.

Other

Combined sales and operating revenues for the Other category increased $3.7 million or 3.8% in the three months ended December 31, 2011 compared to the same quarter in the prior year, primarily due to strong growth in our Composites distribution business of $5.9 million, offset by declining revenues in the Environmental Services line of business of $2.2 million due to the completion of one-time projects and customer attrition. Combined gross profit decreased by approximately $0.5 million or 4.1% and, as a percentage of sales, decreased to 11.6% for the quarter compared to 12.5% for the same quarter in the prior year, the result of the shift in product mix towards lower margin products like resin from fiberglass composites, and continued increases in disposal costs for Environmental Services. While we continue to see some weakness in demand in the construction and transportation markets, we continue to see strong growth in the corrosion market.

Period from November 4, 2010 (inception) through September 30, 2011 (Successor) Compared with Fiscal Year Ended September 30, 2010 (Predecessor)

In the following discussion, historical results for the Successor for the period from November 4, 2010, the date of its inception, to September 30, 2011 are compared and discussed in relation to the historical Predecessor results for the fiscal year ended September 30, 2010. We were incorporated on November 4, 2010 and on November 5, 2010 entered into certain agreements with Ashland to acquire the Distribution Business. We acquired the Distribution Business on March 31, 2011; accordingly, the Successor financial statements include the consolidated accounts of such acquired businesses for the period from April 1, 2011 to September 30, 2011. We had no operating activities between November 4, 2010 (inception) and March 31, 2011 (the closing date of the Ashland Distribution Acquisition), although we issued the old notes and incurred various transaction and formation costs which have been included in the period from November 4, 2010 (inception) through September 30, 2011.

	Successor	Predecessor	Period Over Period		Percentage of Sales and Operating Revenues For the Respective Period Ended
	November 4, 2010 (inception) to September 30, 2011	Fiscal Year Ended September 30, 2010	$ Change Favorable (Unfavorable)	% Change Favorable (Unfavorable)	September 30, 2011	September 30, 2010
(in millions)
Sales and operating revenues	$2,084.3	$3,419.4	$(1,335.1)	(39.0)%	100.0%	100.0%
Cost of sales and operating expenses	1,917.5	3,102.0	1,184.5	38.2	92.0	90.7

Gross profit	166.8	317.4	(150.6)	(47.5)	8.0	9.3
Selling, general and administrative expenses	135.1	173.9	38.8	22.4	6.5	5.1
Corporate overhead allocation	—	90.2	90.2	100.0	—	2.7
Transaction related costs	85.2	—	(85.2)	(100.0)	4.1	—

Operating income (loss)	(53.5)	53.3	(106.8)	(200.4)	(2.6)	1.6
Other income	0.8	2.5	(1.7)	(68.0)	—	0.1
Interest expense, net	(24.7)	—	(24.7)	(100.0)	(1.2)	—

Income (loss) before income taxes	(77.4)	55.8	(133.2)	(238.7)	(3.8)	1.7
Income tax expense	0.7	20.2	19.5	96.6	—	0.6

Net income (loss)	$(78.1)	$35.6	$(113.6)	(319.1)%	(3.8)%	1.1%

Sales and operating revenues

Sales and operating revenues were $2,084.3 million for the Successor Period compared to $3,419.4 million for the fiscal year ended September 30, 2010, a decrease of $1,335.1 million, or 39.0%. The decrease was directly attributable to the comparison of operating results of a six month period with a full fiscal year. For the Successor Period, raw materials decreased $1,118.5 million or 38%. This decrease was directly attributable to comparison of the operating results of a six month period with a full fiscal year. The Successor Period included revenues attributable to price increases of $305.5 million as average selling prices for products increased 20.0%, including increases in average selling prices in our Chemicals business of 20.9%, increases in average selling prices in our Plastics business of 20.1% and increases in average selling prices in our Composites business of 11.1%. The increase in average selling price was due to increased raw materials prices as a result of increasing oil and natural gas prices, along with a shift in product mix towards higher value, lower volume products. The price of raw materials increased an average of 19.3%, or $291.3 million, during the Successor Period as compared to the Predecessor full fiscal year. The average price of a barrel of crude oil increased 15.8% from the fiscal year ended September 30, 2010 to the Successor Period contributing to price increases in our products. Volumes in pounds sold per shipping day increased during the Successor Period by 1.1% as product demand in the global markets continued to grow at a slow pace. There was also a favorable currency exchange on sales transactions in the Successor Period, which increased sales by $36.6 million for the Successor Period.

Cost of sales and operating expenses

Cost of sales and operating expenses were $1,917.5 million for the Successor Period compared to $3,102.0 million for the fiscal year ended September 30, 2010, a decrease of $1,184.5 million, or 38.2%. This decrease was directly attributable to the comparison of operating results of a six month period with a full fiscal year. Cost of sales as a percentage of sales was 92.0% for the Successor Period compared to 90.7% for the fiscal year ended September 30, 2010. A portion of the 1.2 percentage point increase was attributable to the Ashland Distribution Acquisition date $14.7 million step-up in inventory to fair value which was realized through increased cost of sales in the period ended September 30, 2011. Excluding the step-up, the cost of sales would have been 91.3%, or a 0.6 percentage point increase. The remainder of the increase was due to higher product costs during the Successor Period.

Gross profit

Gross profit was $166.8 million for the Successor Period, a 47.5% decrease when compared to $317.4 million gross profit recorded for the fiscal year ended September 30, 2010. This decrease was directly attributable to the comparison of operating results of a six month period with a full fiscal year. Gross profit as a percentage of sales was 8.0% for the Successor Period compared to 9.3% for the fiscal year ended September 30, 2010 primarily as a result of higher product costs during the Successor Period.

Selling, general, and administrative expenses and corporate overhead allocation

Selling, general, and administrative expenses of $135.1 million for the Successor Period decreased $38.8 million, or 22.4%, compared to $173.9 million for the fiscal year ended September 30, 2010. This decrease was directly attributable to the comparison of operating results of a six month period with a full fiscal year. Selling, general, and administrative expenses as a percentage of net sales was 6.5% for the Successor Period compared to 5.1% for the fiscal year ended September 30, 2010. This increase is due to additional consulting costs and costs associated with services provided under the Ashland transition services agreement in the last six months of the Successor Period, as well as costs associated with establishing our corporate headquarters. The corporate overhead allocation costs for the Predecessor Periods have been replaced by services under the transition services agreement and additional payroll and transition costs as previously discussed.

Transaction related costs

We incurred transaction related costs of $85.2 million from November 4, 2010 (inception) through September 30, 2011. Of this amount, $68.3 million is attributed directly to the Ashland Distribution Acquisition. These costs consisted of consulting fees, legal fees, tax and licenses, audit services, and various reimbursable expenses associated with the Ashland Distribution Acquisition. The majority of the remaining amount relates to costs associated with the Beijing PlasChem joint venture transaction. See “—China Joint Venture Acquisition.”

Interest expense

We incurred interest expense of $24.9 million for the Successor Period on $653.5 million of borrowings, primarily incurred in connection with the Ashland Distribution Acquisition, compared with no interest expense for the fiscal year ended September 30, 2010. The working capital of the Distribution Business was part of Ashland’s centralized corporate-wide cash management program. There was no debt assigned or allocated to the Distribution Business for the fiscal year ended September 30, 2010, so interest expense is not applicable for this period.

Income tax expense

Income tax expense was $0.7 million for the Successor Period and $20.2 million for the fiscal year ended September 30, 2010. The effective tax rate was 36.2% for the fiscal year ended September 30, 2010. The decrease was due primarily to the change in capital structure from a corporation to a limited liability company as part of the acquisition. A limited liability company is not directly subject to U.S. federal taxation nor direct taxation in most states. Income tax expense of $0.7 million for the Successor Period relates primarily to earnings from certain foreign operations. We recorded a deferred tax asset of $1.3 million relating to operating losses incurred in certain foreign jurisdictions and we recorded a valuation allowance of an equal amount due to uncertainty surrounding the probability of recognizing these tax benefits in the future.

	Successor	Predecessor	Period Over Period		Percentage of Consolidated Sales/Gross Profit For the Respective Period
	November 4, 2010 (inception) to September 30, 2011	Fiscal Year Ended September 30, 2010	$ Change Favorable (Unfavorable)	% Change Favorable (Unfavorable)	November 4, 2010 (inception) to September 30, 2011	Fiscal Year Ended September 30, 2010
(in millions)
Chemicals
Sales and operating revenues	$971.6	$1,589.0	$(617.4)	(38.9)%	46.6%	46.5%
Gross Profit	$78.8	$149.0	$(70.2)	(47.2)%	47.2%	46.9%
Gross Profit %	8.1%	9.4%
Plastics
Sales and operating revenues	$883.0	$1,421.7	$(538.7)	(37.9)%	42.4%	41.6%
Gross Profit	$61.5	$114.1	$(52.6)	(46.1)%	36.9%	35.9%
Gross Profit %	7.0%	8.1%
Other
Sales and operating revenues	$229.8	$408.5	$(178.7)	(43.7)%	11.0%	11.9%
Gross Profit	$26.5	$53.2	$(26.7)	(50.2)%	15.9%	16.8%
Gross Profit %	11.6%	13.1%
Corporate Reconciling Items
Sales and operating revenues	$(0.1)	$0.2	$(0.3)	(150.0)%	—	—
Gross Profit	$—	$1.1	$(1.1)	(100.0)%	—	0.4%
Consolidated
Sales and operating revenues	$2,084.3	$3,419.4	$(1,335.1)	(39.0)%	100.0%	100.0%
Gross Profit	$166.8	$317.4	$(150.6)	(47.5)%	100.0%	100.0%
Gross Profit %	8.0%	9.3%

Business Segment Review

Chemicals

The Chemicals line of business recorded sales of $971.6 million for the Successor Period ended September 30, 2011 compared to $1,589.0 million for the Predecessor Period ended September 30, 2010, a decrease of $617.4 million or 38.9%. Price increases accounted for $167.8 million, or 10.5%, offset by volume decreases of $785.3 million or 49.4%. Gross profit for the period was $78.8 million compared to $149.0 million for the fiscal year ended September 30, 2010, a decrease of $70.2 million or 47.2%. The decrease in overall volume was primarily attributable to the comparison of operating results of a six month period with a full fiscal year. Overall volumes in pounds sold per shipping day for the comparable period were relatively flat while selling price per pound was up significantly caused by an increase in the underlying prices of feedstocks along with a shift in product mix.

Plastics

The Plastics line of business recorded sales of $883.0 million for the Successor Period ended September 30, 2011 compared to $1,421.7 million for the fiscal year ended September 30, 2010, a decrease of $538.7 million or 37.9%. Plastics reported gross profit of $61.5 million compared to $114.1 million for the fiscal year ended September 30, 2010, a decrease of $52.6 million or 46.1%. The decreases were primarily attributable to the comparison of operating results of a six month period with a full fiscal year. Price increases accounted for $147.6 million, or 10.4%, offset by volume decreases of $686.3 million, or 48.3%. Volume growth during the period was affected by macro economic conditions in the United States, specifically consumer spending. At the same time, rising oil and natural gas prices produced an increase in costs that drove up the average selling price per pound.

Other

The Other category recorded sales of $229.8 million for the Successor Period ended September 30, 2011 compared to $408.5 million for the fiscal year ended September 30, 2010, a decrease of $178.7 million or 43.7%. Of this $178.7 million decrease, 69.0% was attributable to the Composites line of business and 31.0% was attributable to our Environmental Services line of business. Combined gross profit for the Other category for the Successor Period ended September 30, 2011 was $26.5 million compared to $53.2 million for the fiscal year ended September 30, 2010. These decreases were primarily attributable to the comparison of operating results of a six month period with a full fiscal year. Price increases accounted for $13.0 million or 3.2%, driven by Composites line of business price increases. Overall, the impact of volume decreases in the composites line of business was $191.7 million or 46.9%. The decreases were primarily attributable to the comparison of operating results of a six month period with a full fiscal year.

Six Month Period ended March 31, 2011 (Predecessor) Compared with Fiscal Year Ended September 30, 2010 (Predecessor)

In the following discussion, historical results for the Predecessor for the six months ended March 31, 2011 are compared and discussed in relation to the historical Predecessor results for the fiscal year ended September 30, 2010.

	Predecessor		Period Over Period		Percentage of Sales and Operating Revenues For the Respective Period
	Six Months Ended March 31, 2011	Fiscal Year Ended September 30, 2010	$ Change Favorable (Unfavorable)	% Change Favorable (Unfavorable)	Six Months Ended March 31, 2011	Fiscal Year Ended September 30, 2010
(in millions)
Sales and operating revenues	$1,869.2	$3,419.4	$(1,550.2)	(45.4)%	100.0%	100.0%
Cost of sales and operating expenses	1,706.6	3,102.0	1,395.4	45.0	91.3	90.7

Gross profit	162.6	317.4	(154.8)	(48.8)	8.7	9.3
Selling, general and administrative expenses	76.0	173.9	97.9	56.3	4.1	5.1
Corporate overhead allocation	48.6	90.2	41.6	46.2	2.6	2.7

Operating income	38.0	53.3	(15.3)	(28.7)	2.1	1.6
Other income	2.4	2.5	(0.1)	4.0	0.2	0.1

Income (loss) before income taxes	40.4	55.8	(15.4)	(27.6)	2.2	1.7
Income tax expense	14.5	20.2	5.7	28.3	0.8	0.6

Net income (loss)	$25.9	$35.6	$(9.7)	(27.3)%	1.4%	1.1%

Sales and operating revenues

The Distribution Business recorded sales and operating revenues of $1,869.2 million for the six months ended March 31, 2011 compared to $3,419.4 million for the fiscal year ended September 30, 2010, a decrease of $1,550.2 million or 45.4%. This decrease was directly attributable to the comparison of operating results of a six month period with a full fiscal year. In addition, the six month period ended March 31, 2011 included price increases of $153.6 million as average selling prices for products increased 9.9% during the period. This increase is a result of increases in the underlying commodity prices of the raw material inputs. Volume in pounds sold per shipping day was flat over the respective periods. There was an unfavorable currency exchange decreasing sales by $2.5 million for the six months ended March 31, 2011.

Cost of sales and operating expenses

Cost of sales and operating expenses were $1,706.6 million for the six months ended March 31, 2011 compared to $3,102.0 million for the fiscal year ended September 30, 2010, a decrease of $1,395.4 million or 45.0%. This decrease was directly attributable to the comparison of operating results of a six month period with a full fiscal year. Cost of sales and operating expenses as a percentage of sales was 91.3% for the six months ended March 31, 2011 compared to 90.7% for the fiscal year ended September 30, 2010. This increase in percentage was primarily higher product costs for the six months ended March 31, 2011, compared to the fiscal year ended September 30, 2010, and an increase in costs related to unfavorable currency exchange of $12.3 million. Since chemicals, plastics and composites are petroleum based, product prices generally vary with the underlying petroleum commodity price. The average price of crude oil increased approximately 15.8% from September 30, 2010 to March 31, 2011.

Gross profit

Gross profit was $162.6 million for the six months ended March 31, 2011, a 48.8% decrease, compared to $317.4 million gross profit recorded for the fiscal year ended September 30, 2010. This decrease was directly attributable to the comparison of operating results of a six month period with a full fiscal year. Gross profit as a percentage of sales was 8.7% for the six months ended March 31, 2011 compared to 9.3% for the fiscal year ended September 30, 2010.

Selling, general, and administrative expenses and corporate overhead allocation

Selling, general, and administrative expenses were $76.0 million for the six months ended March 31, 2011, which is a decrease of $97.9 million, or 56.3%, compared to $173.9 million for the fiscal year ended September 30, 2010. This decrease was directly attributable to the comparison of operating results of a six month period with a full fiscal year. Selling, general, and administrative expenses as a percentage of sales was 4.1% for the six months ended March 31, 2011 compared to 5.1% for the fiscal year ended September 30, 2010. Prior to October 1, 2010, the Distribution Business incurred certain supply chain costs directly and recorded such costs as selling, general, and administrative expenses. Ashland began allocating these costs through a corporate allocation beginning on October 1, 2010. As a result, these supply chain costs, totaling $11.1 million in fiscal year 2010, were recorded in selling, general and administrative expenses. These same cost types are reflected in corporate overhead allocation for the six months ended March 31, 2011. This change, as well as a decrease in environmental remediation expenses, resulted in corporate overhead allocations as a percentage of sales remaining flat at 2.6%. During the six months ended March 31, 2011, the Distribution Business recorded $1.5 million in environmental remediation expenses compared to $8.8 million for the fiscal year ended September 30, 2010.

Income tax expense

Income tax expense decreased to $14.5 million for the six months ended March 31, 2011 from $20.2 million for the fiscal year ended September 30, 2010, a decrease of $5.7 million, largely due to the comparison of operating results of a six month period with a full fiscal year. The effective tax rate decreased slightly to 35.9% for the six months ended March 31, 2011 compared to 36.2% for the fiscal year ended September 30, 2010.

	Predecessor		Period Over Period		Percentage of Consolidated Sales/Gross Profit For the Respective Period
	Six Months Ended March 31, 2011	Fiscal Year Ended September 30, 2010	$ Change Favorable (Unfavorable)	% Change Favorable (Unfavorable)	Six Months Ended March 31, 2011	Fiscal Year Ended September 30, 2010
(in millions)
Chemicals
Sales and operating revenues	$828.7	$1,589.0	$(760.3)	(47.8)%	44.3%	46.5%
Gross Profit	$71.3	$149.0	$(77.7)	(52.1)%	43.8%	46.9%
Gross Profit %	8.6%	9.4%
Plastics
Sales and operating revenues	$831.5	$1,421.7	$(590.2)	(41.6)%	44.5%	41.6%
Gross Profit	$65.5	$114.1	$(48.6)	(42.6)%	40.3%	35.9%
Gross Profit %	7.9%	8.1%
Other
Sales and operating revenues	$209.0	$408.5	$(199.5)	(48.9)%	11.2%	11.9%
Gross Profit	$25.7	$53.2	$(27.5)	(51.7)%	15.8%	16.8%
Gross Profit %	12.3%	13.1%
Corporate Reconciling Items
Sales and operating revenues	$—	$0.2	$(0.2)	(100.0)%	—	—
Gross Profit	$0.1	$1.1	$(1.0)	(90.9)%	0.1%	0.4%
Consolidated
Sales and operating revenues	$1,869.2	$3,419.4	$(1,550.2)	(45.4)%	100.0%	100.0%
Gross Profit	$162.6	$317.4	$(154.8)	(48.8)%	100.0%	100.0%
Gross Profit %	8.7%	9.3%

Business Segment Review

Chemicals

For the six months ended March 31, 2011, the Chemicals line of business recorded sales of $828.7 million compared to $1,589.0 million for the year ended September 30, 2010, a decrease of $760.3 million or 47.8%. Gross profit for the six months ended March 31, 2011 was $71.3 million compared to $149.0 million for the fiscal year ended September 30, 2010, a decrease of $77.7 million of 52.1%. Again, these decreases were primarily the result of the comparison of operating results of a six month period with a full fiscal year. Price increases accounted for $68.3 million, or 4.3%, offset by volume decreases of $828.7 million, or 52.1%. Pounds per shipping day decreased 346 thousand, or 3.9%, due to softer demand on high volume commodities, but overall revenue was up due to a shift in product mix towards higher priced products and continued increases in the underlying feedstock prices, primarily in the second fiscal quarter of 2011.

Plastics

The Plastics line of business recorded sales of $831.5 million for the six months ended March 31, 2011 compared to $1,421.7 million for the fiscal year ended September 30, 2010, a decrease of $590.2 million or 41.6%. Gross profit reported for Plastics was $65.5 million compared to $114.1 million for the fiscal year ended September 30, 2010, a decrease of $48.6 million or 42.6% which was predominantly attributable to the comparison of operating results of a six month period with a full fiscal year. Price increases accounted for $77.1 million, or 5.4%, offset by volume decreases of $667.4 million, or 46.9%. Pounds per shipping day increased 344 thousand, or 6.5%, due to strong demand for industrial manufacturing in most major markets. The quarter ending March 31, 2011 was also marked by strong market price increases in the commodity markets due to feedstock based supply and demand fluctuations filtering through to the polymer market. Demand was relatively strong despite the beginning of some demand destruction due to historically high prices.

Other

The Other category recorded sales of $209.0 million for the six months ended March 31, 2011 compared to $408.5 million for the prior fiscal year, a decrease of $199.5 million or 48.9%. Of this $199.5 million decrease, 72.7% was attributable to the Composites distribution line of business and 27.3% was attributable to our environmental services line of business. The Other category reported gross profit of $25.7 million compared to $53.2 million for the fiscal period ended September 30, 2010, a decrease of $27.5 million or 51.7%. The decreases were directly attributable to the comparison of operating results of a six month period with a full fiscal year. Price increases for the Other category accounted for $8.9 million, or 2.2% and volume decreases accounted for $208.4 million, or 51.0%. Pounds per shipping day decreased 16 thousand or 1.7% in the Composites line of business due to seasonality in the comparison period (the second half of the fiscal year is historically stronger than the first), reductions in specific the marine market and increased competition.

Fiscal Year Ended September 30, 2010 (Predecessor) Compared with Fiscal Year Ended September 30, 2009 (Predecessor)

In the following discussion, historical results for the Predecessor for the fiscal year ended September 30, 2010 are compared and discussed in relation to the historical Predecessor results for the fiscal year ended September 30, 2009.

	Predecessor		Period Over Period		Percentage of Sales and Operating Revenues for the Respective Period
	Fiscal Year Ended September 30, 2010	Fiscal Year Ended September 30, 2009	$ Change Favorable (Unfavorable)	% Change Favorable (Unfavorable)	Fiscal Year Ended September 30, 2010	Fiscal Year Ended September 30, 2009
(in millions)
Sales and operating revenues	$3,419.4	$3,020.7	$398.7	13.2%	100.0%	100.0%
Cost of sales and operating expenses	3,102.0	2,718.5	(383.5)	(14.1)	90.7	90.0

Gross profit	317.4	302.2	15.2	5.0	9.3	10.0
Selling, general and administrative expenses	173.9	162.3	(11.6)	(7.1)	5.1	5.4
Corporate overhead allocation	90.2	90.5	0.3	0.3	2.7	3.0

Operating income	53.3	49.4	3.9	7.9	1.6	1.7
Other income	2.5	3.7	(1.2)	(32.4)	0.1	0.2

Income before income taxes	55.8	53.1	2.7	5.1	1.7	1.8
Income tax expense	20.2	22.3	2.1	9.4	0.6	0.8

Net income	$35.6	$30.8	$4.8	15.6%	1.1%	1.1%

Sales and operating revenues

The Distribution Business recorded sales of $3,419.4 million for the fiscal year ended September 30, 2010 compared to $3,020.7 million for the fiscal year ended September 30, 2009, an increase of 13.2%. Price increases accounted for $219.2 million, or 7.2%, and volume increases and changes in product mix accounted for $150.5 million or 5.0%, as product demand increased. A favorable currency exchange increased sales $29.2 million or 1.0%. Pounds per shipping day increased by 2.5%, from 14.7 million pounds per shipping day to 15.1 million pounds per shipping day. This increase was supported and facilitated by a pricing strategy that leveraged the ERP systems and data collection processes.

Cost of sales

The Distribution Business recorded cost of sales and operating expenses of $3,102.0 million for fiscal year ended September 30, 2010, compared to $2,718.5 million for fiscal year ended September 30, 2009, an increase of 14.1% due primarily to material costs, which increased $226.7 million or 8.3% due to increases in the underlying prices of oil and natural gas and volumes, which increased $125.3 million, or 4.6%, for fiscal year 2010 compared to fiscal year 2009 as demand recovered slightly from the significant declines experienced in fiscal 2009. An unfavorable currency exchange increased cost of sales by $26.7 million or 1.0% and warehouse and delivery costs increased cost of sales by $5.1 million or 0.2%.

Gross profit

Gross profit was $317.4 million for the fiscal year ended September 30, 2010, a 5.0% increase, compared to $302.2 million gross profit recorded for the fiscal year ended September 30, 2009. Gross profit as a percentage of sales during fiscal year 2010 decreased 0.7 percentage points to 9.3% from 10.0% due to a $50.5 million LIFO quantity benefit in 2009 compared to a $13.7 million charge in 2010. The increase in gross profit related to $25.2 million, or 8.4%, of volume increases and $2.5 million, or 0.8%, of favorable exchange rates for the period.

Selling, general, and administrative expenses and corporate overhead allocation

Selling, general, and administrative expenses were $173.9 million for the fiscal year ended September 30, 2010 compared to $162.3 million for the fiscal year ended September 30, 2009, an increase of 7.1%. The increase was primarily a result of increases attributable to incentive compensation of $8.3 million, environmental remediation of $5.7 million and foreign currency of $2.0 million, partially offset by reductions in salaries and benefits due to operational cost reductions of $5.7 million. Corporate overhead allocated from Ashland was $90.2 million for fiscal year 2010 compared to $90.5 million for fiscal year 2009.

Income tax expense

Income tax expense was $20.2 million for the fiscal year ended September 30, 2010 compared to $22.3 million for the fiscal year ended September 30, 2009, a decrease of 9.4%, largely due to the net impact of a more favorable mix of foreign income in lower statutory tax rate jurisdictions resulting in an effective tax rate decrease from 41.5% in 2009 to 36.2% in 2010.

	Predecessor		Period Over Period		Percentage of Consolidated Sales/Gross Profit For the Respective Period
	Fiscal Year Ended September 30, 2010	Fiscal Year Ended September 30, 2009	$ Change Favorable (Unfavorable)	% Change Favorable (Unfavorable)	Fiscal Year Ended September 30, 2010	Fiscal Year Ended September 30, 2009
(in millions)
Chemicals
Sales and operating revenues	$1,589.0	$1,466.4	$122.6	8.4%	46.5%	48.5%
Gross Profit	$149.0	$144.9	$4.1	2.9%	46.9%	47.9%
Gross Profit %	9.4%	9.9%
Plastics
Sales and operating revenues	$1,421.7	$1,179.3	$242.3	20.5%	41.6%	39.0%
Gross Profit	$114.1	$109.7	$4.4	4.1%	35.9%	36.3%
Gross Profit %	8.1%	9.3%
Other
Sales and operating revenues	$408.5	$374.8	$33.7	9.0%	11.9%	12.5%
Gross Profit	$53.2	$46.7	$6.5	13.9%	16.8%	15.5%
Gross Profit %	13.1%	12.5%
Corporate Reconciling Items
Sales and operating revenues	$0.1	$0.2	$(0.1)	(50.0)%	—	—
Gross Profit	$1.1	$0.9	0.2	22.2%	0.4%	0.3%
Consolidated
Sales and operating revenues	$3,419.4	$3,020.7	$398.7	13.2%	100.0%	100.0%
Gross Profit	$317.4	$302.2	$15.2	5.1%	100.0%	100.0%
Gross Profit %	9.3%	10.0%

Business Segment Review

Chemicals

The Chemicals line of business recorded sales of $1,589.0 million for the fiscal year ended September 30, 2010 compared to $1,466.4 million for the prior fiscal year, an increase of $122.6 million or 8.4%. Gross profit for the Chemicals line of business was $149.0 million for the 2010 fiscal year compared to $144.9 million for the prior fiscal year, an increase of $4.1 million or 2.9%. Price increases accounted for $143.4 million, or 9.8%, offset by volume decreases of $20.7 million or 1.4%. During the period, overall revenues increased on relatively flat volumes. Selling price per pound increased as a result of the continued rise in feedstock prices throughout the year. Also during 2010, we continued a supplier rationalization around high volume low margin commodities in order to optimize our portfolio and product mix strategy, which contributed to the increase in gross profit.

Plastics

The Plastics line of business recorded sales of $1,421.7 million for the fiscal year ended September 30, 2010 compared to $1,179.3 million for the fiscal year ended September 30, 2009, an increase of $242.3 million or 20.5%. Volume increases accounted for $115.7 million, or 9.8%, while price increases accounted for $126.8 million of the increase, or 10.7%. We reported gross profit of $114 million compared to $109.7 million for the fiscal year ended September 30, 2009, an increase of $4.4 million or 4.1%. Volumes in this period started to recover from the worst demand destruction seen in many years in the prior period. This was largely due to general economy rebound, and the recovery of the automotive segment. The prior period saw producers shedding capacity to match the new top line financial results. When demand started to recover, producers did not add back capacity, which led to supply limitations, long lead times, and higher prices.

Other

The Other category recorded total sales of $408.5 million for the year ended September 30, 2010 compared to $374.8 million for the year ended September 30, 2009, an increase of $33.7 million, or 9.0%. Of this $33.7 million increase, 45.8% was attributable to the Composites line of business and 54.2% was attributable to our Environmental Services line of business. Combined gross profit for the Other category totaled $53.2 million compared to $46.7 million for the prior fiscal year, an increase of $6.5 million or 14.0%. Price increases accounted for $4.5 million or 1.2% while volume increases accounted for $29.2 million, or 7.8% due to product mix.

Liquidity and Capital Resources

Overview

Our primary sources of liquidity are cash flows generated by operating activities and borrowings under the ABL Facility, subject to borrowing base availability. Our ability to generate sufficient cash flows from our operating activities will continue to be primarily dependent on purchasing and distributing chemicals, plastics and composite raw materials. Our ability to generate these cash flows in the normal course of business will be significantly influenced by general economic conditions. The amount of borrowings permitted at any time under our ABL Facility is limited by a borrowing base that is comprised of the value of our and certain of our subsidiaries’ eligible inventories and accounts receivable. As a result, our access to credit under the ABL Facility is potentially subject to significant fluctuations depending on the value of the eligible assets in the borrowing base as of any valuation date. The inability to borrow under the ABL Facility may adversely affect our liquidity, results of operations and financial condition.

Our operating cash requirements consist principally of inventory purchases, trade credit extended to customers, labor, and occupancy costs. Non-operating cash requirements include debt service requirements, one-time acquisition-related costs, and investor payments. We believe our most significant non-operating cash use during the next twelve months will be for interest payments, investor distributions for estimated taxes, funding for the initial investment in the joint venture with Beijing PlasChem and acquisition-related expenses.

Within 30 days of the closing of the joint venture’s acquisition of Bejing PlasChem’s operations, we will provide an additional loan to the joint venture for working capital of $10.0 million, which will be denominated in U.S. dollars. Beijing PlasChem’s business has historically not had a significant level of capital expenditures as the company does not own any facilities, outsources all warehouse and logistics activities to third parties and leases all of its office facilities. In addition, Beijing PlasChem has no debt, has generated positive cash flows over the past three years and has conducted the majority of its business on a cash-on-delivery basis. Based on Beijing PlasChem’s historical business performance, we believe that any future working capital needs of the joint venture will be funded from cash flow from operations of the joint venture. In the event that the joint venture does require additional funding for its operations that cannot be funded out of operating cash flow, such additional funding will be at the discretion of the board of directors of the joint venture, which is controlled by us. Other than the initial $10.0 million working capital loan, there is currently no obligation to fund any amounts for the joint venture’s operation, including any losses. As previously disclosed, the joint venture will be capitalized by (a) equity from the shareholders of Beijing PlasChem and us in the amount of RMB160 million (approximately $25.3 million at March 31, 2012) and (b) shareholder loans from us in the amounts of RMB254 million (approximately $40.2 million at March 31, 2012) and $10.0 million. These shareholder loans will not be guaranteed by any shareholder to the joint venture.

We are a limited liability company, and its members are taxed on the income generated in the United States and in certain states. We are required to make quarterly distributions to our members to provide them with the funds to make estimated tax payments, if any, attributable to our taxable income. Any quarterly distribution to members to make estimated tax payments is subject to the availability of funds, which shall be determined by our

Board of Directors at its sole discretion. In some jurisdictions, we make such distributions in the form of tax payments paid directly to the taxing authority on behalf of our members. We did not make any tax distributions during the period from November 4, 2010 (inception) to September 30, 2011. We have made quarterly tax distributions to, or on behalf of, our members of approximately $10 million relating to the period October 1, 2011, to December 31, 2011.

Capital expenditures for the three months ended December 31, 2011 were $5.9 million, and $7.2 million for the Distribution Business for the twelve months ended September 30, 2011, for the replacement or betterment of existing assets. We expect our aggregate capital expenditures for the 2012 fiscal year to be between $30.0 million and $40.0 million, primarily relating to fixed asset replacements and betterments, and to pursue investments and future growth initiatives. We expect to fund our initial cash requirements under the definitive agreements relating to the joint venture with Beijing PlasChem primarily with an additional $50.0 million equity investment from TPG, with the remaining portion funded with a combination of operating cash flow and additional borrowings under our ABL Facility. As the formation of the joint venture requires a number of regulatory and other approvals, we do not expect to form the joint venture and close the acquisition of Beijing PlasChem’s operations until the second half of 2012. Any subsequent payments or purchases of additional equity interests in the joint venture would not occur prior to 2013. See “—China Joint Venture Acquisition.”

We are required to make semi-annual interest payments on our notes of approximately $7.3 million. In addition, we are required to make quarterly interest payments under the ABL Facility based on principal amounts outstanding, and quarterly payments of principal and interests under the Term Loan Facility. Interest expense relating to the notes and the Credit Facilities was $11.3 million for the three months ended December 31, 2011. Our ABL Facility matures on March 31, 2016, our Term Loan Facility matures on September 9, 2017, and our notes mature on March 1, 2018. For more information on the ABL Facility and the Term Loan Facility, see “Description of Other Indebtedness—Senior Secured Asset-Based Revolving Credit Facility” and “Description of Other Indebtedness—Senior Secured Term Loan Facility,” respectively. For more information regarding our notes, see “Description of Notes.”

We had $53.4 million in cash and cash equivalents at December 31, 2011. Of this amount, $14.6 million was held in the United States and the remaining $38.8 million was held outside of the United States, primarily in Canada and the Netherlands.

Liquidity

Based on current and anticipated levels of operations, capital spending projections and conditions in our markets, we believe that cash on hand, together with cash flows from operations, borrowings available to us under the ABL Facility and a planned additional $50.0 million equity investment from TPG, are adequate to meet our working capital and capital expenditure needs as well as any debt service and other cash requirements for at least twelve months. As of December 31, 2011, we had $53.4 million in cash and cash equivalents and $299.3 million available under our ABL Facility, net of borrowings and guarantees, influenced by a decrease in borrowing base due to seasonal fluctuations in our inventory and accounts receivable balances.

In addition, under our ABL Facility, as of any date of determination when Threshold Excess Availability (as defined in “Description of Other Indebtedness”) is below certain thresholds or upon certain defaults, the ABL Borrowers will be required to deposit cash on a daily basis from certain depository accounts in a collection account maintained with the administrative agent under the ABL Facility, which will be used to repay outstanding loans and cash collateralize letters of credit. As of December 31, 2011, Threshold Excess Availability under our ABL Facility was $291.5 million, which was $232.8 million in excess of the $58.7 million threshold that would trigger the foregoing requirements.

Our long-term liquidity needs are primarily debt payments that are due in 2016, 2017 and 2018 and the acquisition of additional interests in Beijing PlasChem, if certain conditions are met. While there can be no assurance, we anticipate that cash flows from operations will provide the majority of our long-term liquidity needs. Depending on market conditions and other factors, we may also consider alternative financing options, including, but not limited to, issuance of equity, issuance of new debt or refinancing of our existing debt obligations.

As of December 31, 2011, we had $53.4 million in cash and cash equivalents. Of this amount, $38.3 million was held by our foreign subsidiaries outside of the United States. Of the $38.3 million in non-U.S. cash, $26.1 million is held by our Canadian affiliate predominantly in Canadian dollars and $10.8 million was held by our Netherlands affiliates predominantly in euros. Currently, there are no material cash or cash equivalent balances denominated in highly illiquid currencies that are not readily convertible into other currencies or U.S. dollars. As such, we do not anticipate any significant adverse impact to overall liquidity from restrictions on cash and cash equivalents.

Although we currently anticipate that the majority of our cash and cash equivalents held by our foreign affiliates will be retained by the affiliates for working capital purposes, we believe such cash and cash equivalents could be repatriated to the U.S. in the form of debt repayments with little or no tax consequences.

Cash Flows

Three Month Period Ended December 31, 2011 (Successor) Compared with Three Month Period Ended December 31, 2010 (Predecessor)

The following table sets forth the major categories of our cash flows for the three month period ended December 31, 2011 and the Distribution Business for the three month period ended December 31, 2010.

Major Categories of Cash Flows

	Successor	Predecessor
	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
(in millions)
Net cash provided by/(used in) operating activities	$23.6	$(12.2)

Net cash (used in) investing activities	(5.9)	(1.7)

Net cash provided by/(used in) financing activities	(8.4)	13.9

Effect of exchange rate changes on cash and cash equivalents	(0.9)	—
Increase in cash and cash equivalents	8.4	—
Cash and cash equivalents at beginning of period	45.0	—

Cash and cash equivalents at end of period	$53.4	$—

Cash flows from operations

Successor: Net cash provided by operating activities for the three months ended December 31, 2011 was $23.6 million. A net loss of $12.0 million was offset by non-cash depreciation expense of $10.0 million and debt issuance cost amortization of $1.6 million. The $23.6 million in net cash provided by operating activities was due to a $75.3 million decrease in accounts and notes receivable provided the majority of the increase which was partially offset by a decrease in accounts payable of $50.5 million. These reductions in accounts and notes receivable were largely due to the settlement of receivables generated during the three months ended September 30, 2011 that were not fully replaced during the three months ended December 31, 2011 due to lower sales during the three months ended December 31, 2011. Sales of $921.1 million for the three months ended December 31, 2011 represents a decline from $1,045.4 million or 11.9% from the three months ended September 30, 2011. This decline was largely the result of a normal seasonal decline in sales and related purchases during the latter part of the calendar year due to the holiday season. Correspondingly, accounts and notes receivable decreased to $487.9 million from $568.3 million, a decline of 14.1%, for the same period. There has been no significant change in our billing terms or collection processes during this period. Days sales outstanding decreased to 48.7 from 50.0 for the three months ended December 31, 2011 and September 30, 2011, respectively.

Predecessor: During the three months ended December 31, 2010, operating activities used net cash of $12.2 million. Net income of $8.9 million and non-cash depreciation expense of $6.9 million provided cash flows of $15.8 million for the three month period ended December 31, 2010, which was partially offset by an increase in net working capital, primarily due to inventory and accrued expenses. Accounts receivable decreased by $46.9 million and accounts payable decreased by $46.4 million due to seasonal factors described above.

Cash flows from investing activities

Successor: Investing activities used $5.9 million for the three months ended December 31, 2011, principally due to purchases of capital assets, primarily transportation equipment, which accounted for the majority of the use of cash.

Predecessor: During three months ended December 31, 2010, investing activities used $1.7 million of cash, principally due to purchases of transportation equipment. Cash flows from financing activities

Successor: Financing activities decreased cash by $8.4 million during the three months ended December 31, 2011 principally due to net repayments of long-term debt of $8.9 million partially offset by sales of membership interests of $0.5 million.

Predecessor: The financing activities of the Distribution Business during the three months ended December 31, 2010 related solely to the sweep of cash balances of the Distribution Business or the funding of cash requirements by the parent company, Ashland. During the three months ended December 31, 2010, the Distribution Business had cash flows in excess of operating and capital needs of $13.9 million.

The following table sets forth the major categories of our cash flows from November 4, 2010 (inception) to September 30, 2011, and of the Distribution Business for the six months ended March 31, 2011 and for the fiscal years ended September 30, 2010 and 2009.

Major Categories of Cash Flows

	Successor	Predecessor
	For the Period November 4, 2010 (inception) to September 30, 2011	Six Months Ended March 31, 2011	Fiscal Year Ended September 30,
			2010	2009
(in millions)
Net cash provided by/(used in) operating activities	$(44.3)	$15.2	$(56.2)	$245.0

Net cash (used in) investing activities	(976.7)	(2.1)	(18.0)	(5.8)

Net cash provided by/(used in) financing activities	1,067.1	(13.1)	74.2	(239.2)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	—	—	—
Increase in cash and cash equivalents	45.0	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—

Cash and cash equivalents at end of period	$45.0	$—	$—	$—

Period November 4, 2010 (inception) to September 30, 2011 (Successor) Compared with Six Month Period Ended March 31, 2011 (Predecessor)

Cash flows from operations

Successor: Net cash used in operating activities for the period from November 4, 2010 (inception) through September 30, 2011 was $44.3 million. The use of cash was primarily attributable to our net loss for the period of $78.1 million. The loss is largely attributable to transaction related costs of $85.2 million. The net loss was partially offset by non-cash charges of $25.5 million, principally depreciation and amortization charges, and a decrease in net working capital changes of $8.4 million.

Predecessor: During the six month period ended March 31, 2011, operating activities of the Distribution Business provided net cash inflows of $15.2 million. Net income of $25.9 million and non-cash depreciation expense of $14.2 million provided cash flows of $40.1 million for the six month period ended March 31, 2011, which was partially offset by an increase in net working capital, primarily accounts receivable, inventory and accounts payable, as a result of higher average commodity prices and timing of payments/cash receipts.

During the fiscal year ended September 30, 2010, net cash used in operations by the Distribution Business was $56.2 million. Net income of $35.6 million and non-cash depreciation expense of $27.7 million provided cash flows of $63.3 million. Higher average commodity prices, timing of cash receipts and inventory buildup for anticipated increases in demand resulted in the use of $128.4 million due to increases in accounts receivable and inventory, partially offset by declines in other working capital accounts.

Cash flows from investing activities

Successor: Investing activities used $976.7 million for the period from November 4, 2010 (inception) through September 30, 2011, principally due the $972.4 million purchase price for the Distribution Business Acquisition. Purchases of capital assets, primarily transportation equipment, of $4.4 million accounted for the majority of the remainder of the use of cash.

Predecessor: During the six month period ended March 31, 2011, investing activities used $2.1 million of cash, principally due to $2.9 million in purchases of transportation equipment, which was partially offset by proceeds from sales of used equipment of $0.8 million.

During the fiscal year ended September 30, 2010, the Distribution Business purchased transportation equipment of $18.9 million and realized proceeds from sales of used equipment of $0.9 million, resulting in net cash used in investing activities of $18.0 million.

Cash flows from financing activities

Successor: Financing activities provided $1,067.1 million for the period November 4, 2010 (inception) to September 30, 2011, principally due to the sales of membership interests of $452.0 million and proceeds from issuance of debt of $708.9 million, net of debt issuance costs of $35.0 million. Proceeds from the sale of membership interests and proceeds from the issuance of long-term debt were used to fund the Ashland Distribution Acquisition and for working capital purposes. Cash provided by the issuance of long-term debt and the sale of membership interests was partially offset by repayments of long-term debt of $58.7 million.

Predecessor: The financing activities of the Distribution Business related solely to the sweep of the Distribution Business’s cash balances or the funding of cash requirements by Ashland. During the six month period ended March 31, 2011, the Distribution Business had cash flows in excess of operating and capital needs of $13.1 million. During the fiscal year ended September 30, 2010, Ashland funded $74.2 million of cash requirements for the Distribution Business.

Fiscal Year Ended September 30, 2010 (Predecessor) Compared with Fiscal Year Ended September 30, 2009 (Predecessor)

Cash flow from operating activities. Net cash provided by (used in) operating activities of the Distribution Business decreased by $301.2 million from $245.0 million of cash provided by operating activities in fiscal year 2009 to $56.2 million of cash used in operating activities in fiscal year 2010. This decrease was principally due to increases in accounts receivables of $64.5 million and in inventories of $63.9 million, primarily due to increased sales from volume and price increases. This was partially offset by $7.9 million of cash provided by accounts payables and accrued expenses and other liabilities in fiscal year 2010 compared to a use of cash of $108.4 million in fiscal year 2009, which was mainly due to more favorable vendor payment terms, as well as the severe declines in demand in 2009, which reduced sales and inventory levels and significantly contributed to reduced raw material and supply purchases.

Cash flow from investing activities. Cash used in investing activities of the Distribution Business increased by $12.3 million, from $5.8 million in fiscal year 2009 to $18.0 million in fiscal year 2010. The increase was primarily due to expenditures of $18.9 million for additions to property, plant, and equipment in 2010 as compared to $6.6 million in 2009 as projects for additions were delayed in 2009 as a result of Distribution Business’s effort to conserve cash due to the economic downturn.

Cash flow from financing activities. Cash provided by financing activities of the Distribution Business increased by $313.5 million from $239.2 million used in financing activities in the year ended September 30, 2009 to $74.2 million provided by financing activities in the year ended September 30, 2010. The increase was caused by increased transfers from Ashland to fund asset purchases and operating activities within the Distribution Business.

Contractual Obligations and Commitments

As of December 31, 2011 amounts due under our contractual commitments are as follows:

	Payments Due by Period (in millions)
Contractual Obligations	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years	Total
Long-term debt obligations(a)	$3.4	$6.6	$153.5	$481.3	$644.8
Estimated interest payments(b)	36.1	71.2	66.9	31.5	205.7
Operating lease obligations(c)	11.5	19.1	7.1	8.7	46.4
Purchase obligations(d)	2.6	0.7	—	—	3.3
Other long-term obligations(e)	3.0	6.0	6.0	—	15.0
Other long-term liabilities reflected on the balance sheet, including pension liabilities(f)	—	—	—	0.8	0.8
Definitive agreement to form a joint venture with the management team of Beijing PlasChem Trading Co. Ltd. (g)	57.2	—	—	—	57.2

Total	$113.8	$103.6	$233.5	$522.3	$973.2

(a)	Long-term obligations include: (i) the payment of our $175.0 million notes at maturity, (ii) the payment of $146.9 million in outstanding principal (as of December 31, 2011) under our ABL Facility, (iii) payment of $322.6 million in outstanding principal under our Term Loan Facility and (iv) capital lease obligations.
(b)	Estimated interest payments include cash interest payments on long-term debt obligations. Variable rate interest payments were estimated using interest rates as of December 31, 2011 held constant to maturity.
(c)	Operating lease obligations represent payments for a variety of facilities and equipment under operating lease agreements, including office buildings, transportation equipment, warehouses and storage facilities and other equipment. This includes facilities leased under the TSA with Ashland.
(d)	Purchase obligations represent estimated obligation costs to relocate employees or locate new hires in various U.S. locations, primarily in The Woodlands, Texas. The relocations are assumed to be completed in fiscal year 2012, although it is not practicable to establish definite completion dates for each employee.
(e)	Other long term obligations are recurring minimum fees paid to TPG for services under our management services agreement with TPG. TPG is paid a quarterly management fee in connection with providing management services. The management fee has a minimum amount defined as $750 thousand per quarter and a potential additional amount equal to 2.0% of the Adjusted EBITDA as defined in the management services agreement for the immediate preceding fiscal quarter minus $750 thousand. This is known as a “percentage fee” in addition to the minimum management fee of $750 thousand, and is payable as soon as practicable following Adjusted EBITDA determination. The amounts reflect the minimum annual fee of $3.0 million per year for the next five years.
(f)	Liabilities under the non-US pension plans transferred to us by operation of law in connection with the Ashland Distribution Acquisition.
(g)	Amount represents required funding under our definitive agreements to form a joint venture with the shareholders of Beijing PlasChem Trading Co., Ltd. See “—China Joint Venture Acquisition.”

Off Balance Sheet Arrangements

We had no material off-balance sheet arrangements as of December 31, 2011.

Quantitative and Qualitative Disclosures about Market Risk

Product Price Risk

Our business model is to buy and sell products at current market prices in quantities approximately equal to estimated customer demand. Energy costs are a significant component of certain raw materials that are included in our product costs. Rising or volatile raw material prices for our suppliers, especially those of hydrocarbon derivatives, may cause our costs to increase or may result in volatility in our margins. Although we do not speculate on changes in prices of the products we sell, because we maintain inventories in order to serve the needs of our customers, we are subject to the risk of reductions in market prices for products we hold in inventory. We do not use derivatives to manage our commodity price risk because of the large number of products we sell and the large variety of raw materials used in the production of those products. Using derivatives would be impractical and largely ineffective. We actively manage our product price risk by managing our inventory on a centralized basis through a sophisticated ERP system that forecasts customer demand based on historical practices and we also collaborate directly with customers to enhance the accuracy of these forecasts in order to reduce the number of days sales held in inventories, as well as lower the amount of any slow moving and older inventories. In addition, we are generally able to pass on price increases to our customers, subject to market conditions, such as the presence of competitors in particular geographic and product markets and prevailing pricing mechanisms in customer contracts. We believe that these risk management practices significantly reduce our exposure to changes in product selling prices or costs, however, significant unanticipated changes in market conditions or commodity prices could still adversely affect our results of operations and financial condition. Please see “Risk Factors—Risks Related to Our Commercial Operations—The prices of the products we purchase and sell are volatile.

Credit Risk

We are subject to the risk of losses arising from the credit risks relating to the possible inability of our customers to pay for the products we resell and distribute to them. We attempt to limit our credit risk by monitoring the creditworthiness of our customers to whom we extend credit and establish credit limits in accordance with our credit policy. We perform credit evaluations on all customers requesting credit. We generally do not require collateral with respect to credit extended to customers but instead will not extend credit to customers about which we have substantial concerns and will deal with those customers on a cash basis. We typically have limited risk from a concentration of credit risk as no individual customer represents greater than 5.0% of the outstanding accounts receivable balance.

Interest Rate Risk

Interest rate risks can occur due to changes in the market interest rates. The risks result from changes in the fair values of fixed-interest financial instruments or in changes in the cash flows of variable interest-rate financial instruments. The optimal structure of variable and fixed interest rates is determined as part of interest rate risk management. It is not possible to simultaneously minimize both kinds of interest rate risk.

Borrowings under our ABL Facility bear interest at a variable rate which was a weighted average rate of 3.07% as of December 31, 2011. For each $100.0 million drawn on the ABL facility, a 100 basis point increase in the interest rate would result in a $1.0 million increase in annual interest expense.

Borrowings under our Term Loan Facility bear interest at a variable rate which was 5.0% as of December 31, 2011. The current LIBOR interest rate index is below the floor value of 1.5% established in the agreement. Changes in market interest rates will have no effect on interest expense until such time as the interest rate index increases above the floor value, which would currently require an increase of approximately 125 basis points. Were that to occur, an additional 100 basis point increase in the interest rate would result in approximately a $3.2 million increase in annual interest expense.

On January 6, 2012, we entered into four interest rate swap agreements with a combined notional amount of $275.0 million to help manage our exposure to interest rate risk related to our variable rate Term Loan Facility. The four interest rate swaps have an effective date of January 10, 2012, with maturity dates ranging from March 30, 2014 through March 30, 2017. Under these agreements we will pay a weighted average fixed rate of 1.77304% and receive the greater of three-month LIBOR or 1.50%. We utilize interest rate swaps to manage the mix of our debt between fixed and variable rate instruments, and do not purchase or hold any derivative financial instruments for trading purposes.

Foreign Currency Risk

We may be adversely affected by foreign exchange rate fluctuations since we conduct our business on an international basis in multiple currencies. While the reporting currency of our consolidated financial statements is the U.S. dollar, a substantial portion of our sales and costs of sales are denominated in other currencies. Fluctuations in exchange rates could significantly affect our reported results from period to period, as we translate the results of our foreign operations from local currencies into U.S. dollars.

Where practical we attempt to minimize foreign currency risk operationally by matching revenues and expenses in the same currency, and matching assets and liabilities in the same currency, as well as keeping inventory at optimal levels in order to minimize foreign exchange exposure while continuing to meet customer demand. For the three months ended December 31, 2011 we recognized foreign exchange losses of $0.2 million and recognized foreign exchange gains of $0.8 million for the period November 4, 2010 to September 30, 2011. We currently do not utilize financial derivatives to manage our foreign currency risk but we will continue to monitor our exposure to foreign currency risk, employ operational strategies where practical and may utilize financial derivatives from time to time to mitigate losses associated with these risks. We do not currently, and do not intend to, engage in the practice of trading currency derivatives for speculative purposes.

Critical Accounting Policies and Estimates

Our Management’s Discussion and Analysis is based on the consolidated financial statements for the period November 4, 2010 (inception) to September 30, 2011, the three months ended December 31, as well as a carve-out financial statement presentation of one of Ashland’s businesses for all financial statements. The Predecessor financial statements reflect a number of significant estimates that we make based on historical experience and on other judgments and assumptions that we believe are reasonable under the circumstances. The results of these estimates, judgments and assumptions form the basis for our determinations as to the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We consider an accounting policy to be critical if that policy requires that we make an accounting estimate based on assumptions about matters that are highly uncertain at the time we make that estimate and if different estimates that we could reasonably have used or changes in accounting estimates that are reasonably likely to occur could materially affect our consolidated financial statements. We believe that the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our consolidated financial statements.

Impairment of Long-lived Assets

Goodwill is tested for impairment annually as of March 31 and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill is reviewed for impairment at the reporting unit level, which is defined as operating segments or groupings of businesses one level below the operating segment level. Goodwill is tested for impairment by comparing the estimated fair value of a reporting unit, determined using a market approach if market prices are available, or alternatively, a discounted cash flow model, with its carrying value. The annual evaluation of goodwill requires the use of estimates about future operating results, valuation multiples and discount rates of each reporting unit to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Once an impairment of goodwill has been recorded, it cannot be reversed.

Property, plant and equipment and other intangibles are tested for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors.

Supplier and Customer Rebates

Certain of our vendor arrangements provide for purchase incentives based on us achieving a specified volume of purchases. We record the volume-based purchase incentives based on our purchases to date and our estimates of purchases for the remainder of the calendar year. We receive these incentives in the form of rebates that are payable only when our purchases equal or exceed the relevant calendar year target. The determination of these rebates at an interim date involves management judgment. As a result, our cost of sales may be affected if we earn an incentive toward the end of a year that we had not expected to earn in earlier periods or if we fail to earn an incentive that we had expected to earn and had recorded the incentive based on our prior estimates.

Consistent with industry standards, we may offer volume based incentives to large customers if the customer purchases a specified volume with us over a specified time period. We recognize the rebate obligation as a reduction of revenue based on our estimate of the total volume of purchases from a given customer over the specified period of time. The determination of these rebates at an interim date involves management judgment. As a result, our revenues may be affected if a customer earns a rebate toward the end of a year that we had not expected or if our estimate of customer purchases are less than expected.

Commitments, Contingencies and Environmental Costs

We are subject from time to time to claims and litigation pertaining to commercial, automobile, environmental, employment, product liability and other matters. Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not impact future earnings are expensed. Liabilities for environmental remediation costs are recognized when environmental assessments or clean-ups are probable and the associated costs can be reasonably estimated. We estimate the value of the probable insurance recoveries associated with its environmental reserve based on management’s interpretations and estimates surrounding the available or applicable insurance coverage. Generally, the timing of these provisions coincides with the commitment to a formal plan of action or, if earlier, the divestment or closure of the relevant sites.

Ashland has agreed to retain Retained Specific Remediation Liabilities and all Other Retained Remediation Liabilities. Ashland’s indemnification obligations for any Other Retained Remediation Liabilities are subject to an individual claim threshold of $175 thousand and an aggregate claim deductible of $5.0 million, and Ashland’s indemnification for all Retained Specified Remediation Liabilities and Other Retained Remediation Liabilities (in each case other than any such liabilities relating to off-site locations) is subject to an aggregate ceiling of $75.0 million. In addition, Ashland’s indemnification obligations resulting from or relating to any Retained Specified Remediation Liabilities, Other Retained Remediation Liabilities, retained litigation liabilities or the breach of Ashland’s representations, warranties and covenants contained in the purchase agreement (other than for liabilities relating to taxes or the breach of any fundamental representation or warranty) are subject to an aggregate ceiling of $139.5 million, and Ashland’s total indemnification obligations under the purchase agreement (other than for liabilities relating to taxes or any retained indebtedness) are subject to an aggregate ceiling in the amount of the purchase price for the Distribution Business assets.

As a result, we do not currently have any environmental or remediation reserves for matters covered by the purchase agreement, nor are we aware of any potential litigation that would have an adverse effect on our financial position, results of operation or cash flow. However, if we were to become aware of any Other Retained

Remediation Liabilities, we would be responsible for the first $5.0 million in aggregate expenses relating thereto prior to the receipt of any indemnification from Ashland. In addition, if any Retained Specific Remediation Liability ultimately exceeds the liability ceilings described above, we would be responsible for such excess amounts. In either of these scenarios, we would be required to take an appropriate environmental or remediation reserve. Our reserves are also subject to numerous uncertainties that affect its ability to accurately estimate its costs, or its share of costs if multiple parties are responsible. These uncertainties involve the legal, regulatory and enforcement parameters governing environmental assessment and remediation, the nature and extent of contamination at these sites, the extent of clean up and remediation requirements, the choice of remediation and, in the case of sites with multiple responsible parties, the number and financial strength of other potentially responsible parties.

Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists, products are shipped and title is transferred or services are provided to customers, the sales price is fixed or determinable and collectability is reasonably assured. Products are generally shipped via company owned delivery vehicles or common carrier under our standard shipping terms of FOB destination. For products delivered under our standard shipping terms, title and risk of loss transfers when the product is delivered to the customer’s delivery site. For sales transactions designated FOB shipping point, the customer assumes risk of loss and title transfers at the time of shipment. Sales are reported net of tax assessed by qualifying governmental authorities.

Deferred Taxes

The recoverability of deferred tax assets and the recognition and measurement of uncertain tax positions are subject to various assumptions and judgment by us. If actual results differ from the estimates made by us in establishing or maintaining valuation allowances against deferred tax assets, the resulting change in the valuation allowance would generally impact earnings or other comprehensive income depending on the nature of the respective deferred tax asset. Additionally, the positions taken with regard to tax contingencies may be subject to audit and review by tax authorities, which may result in future taxes, interest and penalties. Positive and negative evidence is considered in determining the need for a valuation allowance against deferred tax assets, which includes such evidence as historical earnings, projected future earnings, tax planning strategies, and expected timing of reversal of existing temporary differences.

In determining the recoverability of deferred tax assets we give consideration to all available positive and negative evidence including reversals of deferred tax liabilities (other than those with an indefinite reversal period), projected future taxable income, tax planning strategies, and recent financial operations. In addition, we have reflected increases and decreases in our valuation allowance based on the overall weight of positive versus negative evidence on a jurisdiction by jurisdiction basis.

Recent Accounting Pronouncements

In September 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-09, “Compensation—Retirement Benefits—Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in Multiemployer Plan.” These amendments require an employer to provide additional quantitative and qualitative disclosures that provide users with more detailed information about an employer’s involvement in multiemployer pension plan(s). The disclosures include, among other things, the plan name(s) and identifying number(s), the employer’s contributions to the plan(s), the financial health of the plan(s) and nature of the employer commitments to the plan(s). We will be required to adopt these amendments for our annual fiscal year ending September 30, 2012, although early adoption is permitted. The adoption of these amendments requires enhanced disclosure of the Predecessor financial information and will not impact our financial position or results of operations.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles—Goodwill and other (Topic 350): Testing Goodwill for Impairment.” This amendment permits, but does not require, an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. We will be required to comply with this amendment beginning October 1, 2012, although early adoption is permitted. We are currently considering early adoption of this amendment. The adoption of this amendment is not expected to have a material impact on our results of operations, financial condition or cash flows.

In June 2011 the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” This amendment will: (1) eliminate the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) require the consecutive presentation of the statement of net income and other comprehensive income; and (3) require an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. These amendments require retrospective application and early adoption is permitted. In December 2011, the FASB issued ASU No. 2011-12, “Comprehensive Income (Topic 220) Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” These amendments supersede certain pending paragraphs in ASU No. 2011-05 to effectively defer the presentation of reclassification adjustments out of accumulated other comprehensive income (Item 3 above). The amendments are expected to be temporary to allow the FASB time to redeliberate the presentation requirements for reclassifications out of accumulated other comprehensive income for annual and interim financial statements. As a result, we will be required to comply with items (1) and (2) for fiscal years, and interim periods within those years, beginning after September 30, 2012. The adoption of these amendments requires specific financial statement formats and will not impact our financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (“Topic 820”) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” These amendments change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. We will be required to comply with these amendments beginning in the second quarter of fiscal year 2012, which begins on January 1, 2012. The adoption of these amendments is not expected to have a material impact on our results of operations, financial condition or cash flows.

BUSINESS

Company Overview

We are a global distributor of chemicals, plastics, and composite raw materials primarily in North America and in over 70 countries worldwide. We also provide transportation and logistics services for waste disposal in North America through our environmental services business. We offer our customers over 25,000 products used in a broad cross section of industries, including construction, chemicals manufacturing, paints and coatings, transportation, retail, medical, marine, and personal care. We distribute these products through over 140 owned, leased or third party warehouses, rail, barge and tank terminals in North America, EMEA and Asia. Our services include customized product mixing and blending, a dedicated stocking program, technical support and dedicated laboratory testing services. We connect a network of over 1,000 suppliers with a diverse base of more than 25,000 customers. At December 31, 2011, we had 502 sales employees situated in North America, EMEA and Asia, including technical support, field management and corporate account managers to assist our customers in the selection and application of commodity and specialty products for their end products and processes. In addition to distributing product throughout our global network, we provide our larger suppliers with quarterly customer demand forecasting and visibility into the marketing and distribution of their products with a single point of contact. These services allow suppliers to appropriately calibrate production runs and better manage their working capital. Our centralized business model, extensive distribution network and strong management processes help manage the logistical complexity surrounding the sales and procurement activities across the industry.

We believe we provide a compelling value proposition to suppliers. We serve as an aggregator of customer demand, enabling us to act as a single bulk buyer of the supplier’s products. We act as an extension of a supplier’s sales force by representing their brands and providing technical support to customers, particularly those that are small and mid-sized. We also provide value to suppliers by distributing to larger sized, key customers and have implemented a corporate accounts program to solidify those key customer relationships through enhanced efficiency and customer service levels for large customers. In addition to distributing products throughout our global network, we provide suppliers with accurate, quarterly customer demand forecasting and visibility into the marketing and distribution of their products with a single point of contact. These services allow suppliers to appropriately calibrate production runs and better manage their working capital. Our service model allows suppliers to reduce time and resources spent on distribution, while focusing on optimizing manufacturing operations and critical business development activities.

Our diverse array of products and end markets served allows us to offer many of our customers a one-stop-shop resource for their chemicals, plastics and composite raw material needs. Our supplier relationships enable us to source many different types of commodity and specialty chemicals and plastics products. For customers with multiple processing locations, our centralized business model helps ensure consistency of product offerings across the markets we serve and may offer a single point of contact for that customer’s needs. Our services allow us to provide a full line card and meet the demand for product customization, saving customers on transaction and transportation costs and allowing many of our customers to rely on a single shipment and supplier for their diverse product requirements.

Company History

Nexeo Solutions, LLC is a Delaware limited liability company formed on November 4, 2010. We were formed for the purpose of acquiring the global distribution business of Ashland and certain of its affiliates in the Ashland Distribution Acquisition. Prior to the Ashland Distribution Acquisition, the Distribution Business was a separate reportable segment of Ashland.

On March 31, 2011, we acquired the Distribution Business from Ashland for an aggregate purchase price of $972.4 million. The aggregate liabilities assumed in connection with the Ashland Distribution Acquisition totaled $407.4 million and the aggregate transaction costs incurred with the Ashland Distribution Acquisition were $103.2 million, including capitalized debt issuance costs of $35.0 million.

We financed the Ashland Distribution Acquisition with:

•	cash contributions of $451.0 million by TPG and co-investors, including certain members of management, to Holdings in exchange for equity interests in Holdings;

•	borrowings of $152.0 million under the ABL Facility;

•	borrowings of $325.0 million under the Term Loan Facility; and

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proceeds from the issuance of $175.0 million of outstanding notes, which we are offering to exchange, upon terms and subject to the conditions described in this prospectus and the accompanying letter of transmittal, for all of our new notes.

Segment Overview

We operate through four lines of business, or operating segments: Chemicals, Plastics, Composites and Environmental Services. Our Chemicals and Plastics lines of business are reportable segments. Each line of business services different sets of customers operating in a separate array of end markets.

Chemicals. Our Chemicals line of business distributes specialty and industrial chemicals, additives and solvents to industrial users, primarily in North America. Markets served include the paint and coating, personal care, inks, adhesives, polymer, rubber, industrial and institutional compounding, automotive, energy, lubricants and paper industries.

Plastics. Our Plastics line of business distributes plastics in North America, EMEA and Asia, supplying a very broad product line of prime thermoplastic resins for blow molding, extrusion, injection molding and rotation molding plastic processors. Our Plastics segment sells plastic resins and compounds in railcar, bulk truck, truckload boxes and less-than-truckload quantities. Key markets served include the automotive and medical industries in North America.

Composites. Our Composites line of business supplies mixed truckload and less-than-truckload quantities of polyester, and other thermoset resins, fiberglass and other specialty reinforcements, catalysts and allied products to customers in the corrosion, marine, building and construction, cast polymer and other specialty reinforcement industries.

Environmental Services. Our Environmental Services Business, in connection with chemical waste service companies, provides customers with comprehensive, nationwide hazardous and nonhazardous waste collection, recovery, recycling and disposal services in North America, primarily in the United States. These environmental services are offered through a network of distribution centers, including several transfer facilities that have been fully permitted by the United States Environmental Protection Agency and state environmental agencies.

The table below provides a summary of the proportional revenue contributions from our Chemicals, Plastics, Composites and Environmental Services lines of business and our primary geographic markets over the last three years, based on the jurisdiction of the subsidiary entity receiving revenue credit for the sale. It was not practical to provide a summary of the revenue contributions of our primary geographic markets based on external customer location. The substantial majority of our sales to customers in the geographic markets described below are made by entities located within the applicable geographic market.

	Successor	Predecessor
	For the Period from November 4, 2010 (inception) to September 30, 2011	Six Months Ended March 31, 2011	2010	2009
Chemicals	46.6%	44.3%	46.5%	48.5%
Plastics	42.4%	44.5%	41.6%	39.0%
Composites	8.5%	8.3%	8.8%	9.5%
Environmental Services	2.5%	2.9%	3.1%	3.0%

Total	100.0%	100.0%	100.0%	100.0%
North America	85.4%	84.7%	86.7%	88.2%
EMEA	14.5%	15.1%	13.1%	11.7%
Asia	0.1%	0.2%	0.2%	0.1%

Total	100.0%	100.0%	100.0%	100.0%

Our lines of business leverage the same infrastructure, distribution networks, information technology and operational processes, but are differentiated by the products they distribute, their geographic footprints and their distinct customer and supplier relationships. See Note 15 to our consolidated financial statements for the periods ended September 30, 2011 (Successor) and March 31, 2011, September 30, 2010 and 2009 (Predecessor) and Note 12 to our consolidated financial statements for the quarter ended December 31, 2011 (Successor) and the Quarter Ended December 31, 2010 (Predecessor) included elsewhere in this prospectus for additional financial information with respect to our reportable segments.

	Chemicals	Plastics	Composites	Environmental Services
April 1, 2011 through December 31, 2011 Financial and Operating Metrics	% of Sales: 46.7% Approximate Customers: 10,800	% of Sales: 42.2% Approximate Customers: 10,200	% of Sales: 8.5% Approximate Customers: 2,400	% of Sales: 2.6% Approximate Customers: 2,500

Key Products	• Alcohols • Blends • Esthers • Glycols • Hydrocarbons • Ketones • Resins • Silicones • Surfactants	• Engineered Thermoplastics • Polyolefins (including Polypropylene) • Specialty Thermoplastics • Styrenics	• Gelcoats • Resins • Fiberglass • Catalysts	• Integrated Resource Management • Non-Hazardous and Hazardous Landfill • Non-Hazardous Wastewater Treatment • Recycling

Key End Markets	• Adhesives • Automotive • Energy • Industrial and Institutional Compounding • Inks • Lubricants • Paint and Coating • Paper • Personal Care • Polymer • Rubber	• Automotive • Medical • Building & Construction • Recreational • Lawn & Garden	• Building and Construction • Cast Polymer • Corrosion • Marine • Specialty Reinforcement • Transportation / Auto • Marine • Marble / Onyx	• Automotive / Transportation • Non-Hazardous Landfill • Hazardous Landfill • Non-Hazardous Wastewater Treatment
• Personal Care • Inks & Printing

Representative Suppliers	• Dow Chemical, Methanex	• LyondellBasell, SABIC IP	• Ashland, Owens Corning	• PCI, Veolia

In each of the past three fiscal years, there was only one product accounting for over 10.0% of our consolidated net revenue. Polypropylene accounted for 11.8%, 14.4% and 15.8% of total consolidated net revenue respectively for the fiscal years ended September 30, 2009, 2010 and 2011.

Supplier Relationships

We source chemicals, plastics and composites from a wide array of suppliers, including many leading global integrated chemicals and plastics producers. We generally purchase and take possession of these products and we then resell and deliver them to our customers. While our top ten suppliers fulfill approximately 45.0% of total product procured by value, we source from over 1,000 suppliers, more than 900 from which we purchase less than $1.0 million in product annually. We maintain multiple sourcing options for most key products that we distribute, to help ensure supply continuity and competitive pricing for our customers. We believe the depth of our supplier base ensures that we are able to satisfy the needs of all of our customers in all of our key geographic regions.

Each of our distribution lines of businesses generally source products from distinct sets of suppliers, as described below.

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Chemicals. We source our chemicals from many suppliers, including several of the largest global chemical companies such as Dow Chemical, Dow Corning, Eastman Chemical, LyondellBasell and Methanex. From April 1, 2011 through December 31, 2011, our ten largest suppliers by value supplied us with approximately 56.3% of the chemical products we distributed.

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Plastics. Our plastics suppliers include several of the largest global chemical companies and plastics producers, such as BASF, Borealis, LyondellBasell, Braskem and SABIC IP. From April 1, 2011 through December 31, 2011, our ten principal suppliers accounted for approximately 78.1% by value of the plastic products we distributed.

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Composites. Ashland was our largest single supplier of composites from April 1, 2011 through December 31, 2011, accounting for 44.6% by value of the composites we distributed. Other key suppliers include Owens Corning and Reichhold. From April 1, 2011 through December 31, 2011, our ten principal suppliers accounted for approximately 83.9% by value of the composites we distributed.

In developing supplier relationships, we evaluate prospective suppliers to determine the value they can bring to the supply chain. Suppliers must manufacture products that fall within our end-market focus, and provide good prospects for healthy demand. Our key suppliers must also demonstrate a proven track record of reliability and commitment to invest in their businesses, as well as low-cost positioning.

We believe we provide value to suppliers in numerous ways, including the following:

•	we serve as an aggregator of customer demand, enabling us to act as a single bulk buyer of the supplier’s products;

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we act as an extension of suppliers’ sales force by representing their brands and providing technical support to customers, particularly those that are small and mid-sized, as well as larger customers through our corporate accounts program; and

•	providing accurate, quarterly customer demand forecasting and visibility into the marketing and distribution of their products.

Product Management and Purchasing

Our supplier relationships are managed primarily by our product management and purchasing departments. Our product management department, which is led by a director of product management for each of our Chemicals and Plastics segments and Composites business, is focused on maintaining overall relationships with suppliers. Each director is supported by a team of product managers, who are responsible for monitoring existing product lines and trends, and analyzing potential new products. These product management teams work in close coordination with our sales and marketing teams which allows them to quickly identify customer buying and demand trends.

Our purchasing department is responsible for executing purchase orders from suppliers. Our ERP system provides a centralized control platform throughout the entire supply chain, enabling the purchase department to optimize decisions. See “—Information Technology.”

Contracts

Our supply agreements allow for flexibility, which helps ensure product availability and our ability to set the specific terms of any purchase in accordance with prevailing market conditions. The agreements commonly provide general terms and conditions and describe volume expectations, pricing, price change mechanisms and guidelines for conflict resolution. Purchase prices are generally market-based and fluctuate in accordance with the costs of the relevant raw materials. We do not usually enter into non-terminable “take or pay” or other requirements contracts.

Global Distribution Channels

We are organized around the philosophy that key operating processes, such as demand forecasting, purchasing and supplier selection, can be optimized for cost and efficiency when concentrated in a centralized business model. Accordingly, we operate our distribution network by processing large volumes of inventory at our main regional hubs and shipping them to smaller local warehouses on a demand-driven basis, from where they are delivered to customers. Products are often transported to smaller customers in mixed truckloads or less-than-truckload volumes. We believe this “hub-and-spoke” model is beneficial to both us and our customers, as it enables us to efficiently aggregate customer demand thereby allowing us to match a large number of suppliers and customers at minimal expense. This system also supports our economies of scale, which is a key driver of our profitability, as the aggregation of inventory at the “hubs” reduces inventory costs in the procurement process, and permits fleet optimization and efficient route planning, through shipment consolidation and frequent deliveries to the “spokes.”

Facilities

Our facilities are strategically placed to optimize route density in an effort to balance high quality customer service with execution costs. In North America, we operate 15 hub facilities and 44 other small and medium-sized facilities, which often receive stock that has been transferred through our hub facilities. We classify a facility as a “hub facility” if it averages at least five million pounds per month of throughput. We classify a facility as small or medium-sized based on factors such as throughput, the complexity of the operations at the site and the importance of the facility in our distribution network.

In EMEA, we operate through 15 third party operated warehouses, one leased warehouse and seven sales offices in connection with our international plastics business. These warehouses serve more than 4,500 customers and are located across EMEA.

The following table lists each of the distribution facilities that we operate worldwide as of February 6, 2012. The table indicates whether the facility is owned or leased by us. The table does not include third party operated facilities, such as the majority of our distribution facilities in EMEA.

Distribution Facilities as of February 6, 2012

North American Facilities	Facility Type	Owned/Leased	Line of Business
Birmingham, Alabama	Bulk/Warehouse	Owned	All
Mobile, Alabama	Bulk/Warehouse	Owned	All
Edmonton, Alberta	Warehouse	Owned	All
Chandler, Arizona	Bulk/Warehouse	Owned	All
Richmond, British Columbia	Warehouse	Leased	All
Carson, California	Bulk/Warehouse	Leased	All
Fairfield, California	Bulk/Warehouse	Owned	All
Fairfield, California	Warehouse	Leased	Chemicals, Plastics and Composites
Fontana, California	Bulk/Warehouse	Leased	Chemicals, Plastics and Composites
Denver, Colorado	Bulk/Warehouse	Owned	All
Miami, Florida	Bulk/Warehouse	Owned	All
Tampa, Florida	Warehouse	Owned	All
Doraville, Georgia	Bulk/Warehouse	Owned	Chemicals, Plastics and Composites
Savannah, Georgia	Bulk/Warehouse	Owned	All
Elkhart, Indiana	Bulk/Warehouse	Leased	All
Franklin Park, Illinois	Bulk/Warehouse	Owned	All
Northlake, Illinois	Warehouse	Leased	Chemicals, Plastics and Composites
Willow Springs, Illinois	Bulk/Warehouse	Owned	All
Kansas City, Kansas	Bulk/Warehouse	Owned	All
Kansas City, Kansas	Bulk/Warehouse	Leased	Plastics
Louisville, Kentucky	Warehouse	Owned	All
Baton Rouge, Louisiana	Bulk/Warehouse	Owned	All
Winnipeg, Manitoba	Warehouse	Owned	All
Tewksbury, Massachusetts	Warehouse	Owned	Chemicals, Plastics and Composites
Lansing, Michigan	Warehouse	Owned	All
Warren, Michigan	Warehouse	Owned	Chemicals, Plastics and Composites
Saint Paul, Minnesota	Bulk/Warehouse	Owned	All
Shakopee, Minnesota	Bulk/Warehouse	Owned	All
Saint Louis, Missouri	Bulk/Warehouse	Owned	Chemicals, Plastics and Composites
Carteret, New Jersey	Bulk/Warehouse	Owned	Chemicals, Plastics and Composites
Charlotte, North Carolina	Bulk/Warehouse	Owned	All
Bedford, Nova Scotia	Warehouse	Owned	Chemicals, Plastics and Composites
Binghamton, New York	Warehouse	Owned	ES
Tonawanda, New York	Bulk/Warehouse	Owned	Chemicals, Plastics and Composites
Columbus, Ohio	Bulk/Warehouse	Owned	Chemicals
Dayton, Ohio	Warehouse	Owned	ES
Evendale, Ohio	Bulk/Warehouse	Owned	Chemicals and Composites
Grove City, Ohio	Bulk/Warehouse	Owned	Plastics and Composites
Twinsburg, Ohio	Bulk/Warehouse	Owned	Chemicals and Composites
Twinsburg, Ohio	Warehouse	Leased	Chemicals, Plastics and Composites
Tulsa, Oklahoma	Warehouse	Owned	Chemicals, Plastics and Composites

North American Facilities	Facility Type	Owned/Leased	Line of Business
Mississauga, Ontario	Warehouse	Lease	All
Freedom, Pennsylvania	Warehouse	Owned	All
Morrisville, Pennsylvania	Bulk/Warehouse	Owned	All
Catano, Puerto Rico	Warehouse	Owned	All
Catano, Puerto Rico	Warehouse	Leased	Plastics
Montreal, Quebec	Warehouse	Leased	All
Anderson, South Carolina	Warehouse	Owned	Plastics and Composites
Columbia, South Carolina	Bulk/Warehouse	Owned	All
Knoxville, Tennessee	Bulk/Warehouse	Owned	All
Memphis, Tennessee	Warehouse	Owned	All
Nashville, Tennessee	Bulk/Warehouse	Owned	All
Nashville, Tennessee	Warehouse	Leased	Chemicals, Plastics and Composites
Garland, Texas	Bulk/Warehouse	Owned	All
Houston, Texas	Bulk/Warehouse	Owned	All
Midland, Texas	Bulk/Warehouse	Owned	All
Menasha, Wisconsin	Warehouse	Owned	All
Clearfield, Utah	Warehouse	Leased	All

EMEA Facilities
Sant Just Desvern, Spain	Warehouse	Leased	Plastics

Our principal executive offices are located in The Woodlands, Texas. We believe that our facilities are adequate for our current operations and, if necessary, can be replaced with little disruption.

Private Fleet

Transportation of products to and from customers and suppliers is a fundamental component of our business. Our distribution service relies on our private fleet of trucks, tankers and trailers for approximately 88.4% of its deliveries from our warehouses to our customers, and on common carriers for the remainder.

As of February 6, 2012, our private fleet consisted of more than 360 tractors and straight trucks and 610 tanks and trailers that can carry solid, bulk and liquid materials. The following chart illustrates the characteristics of our fleet as of February 6, 2012, including the average age of each class of vehicles, and the transport capacity.

Private Fleet Characteristics as of February 6, 2012

Vehicle Type	Number Owned	Average Age	Average Transport Capacity (lbs)
Tractors and Straight Trucks	368	6 years	80,000
Bulk Liquid Tankers	246	21 years	42,000
Van Trailers	373	7 years	45,000
Dry Bulk Trailers	4	11 years	45,000

We believe our private fleet provides us with a competitive advantage over many of our competitors. Our fleet permits us to meet our customers’ demand and reduce their inventory risk through “just-in-time” delivery. Moreover, our ability to service our clients’ needs without regard to the commercial transportation market provides reliability of service to customers, especially during periods of undersupply, such as in the present period in which we believe the distribution industry is faced with a transportation supply/demand imbalance.

Direct Supply

In certain circumstances, we deliver full truckloads or large quantities of commodity products directly from a supplier to a customer, and provide sourcing and supply chain support in connection with the delivery. From April 1, 2011 through December 31, 2011, this service accounted for 18.4% of sales and 19.4% of gross profit.

Direct supply sales mainly arise when a supplier’s production schedule and delivery window align with a customer’s product needs, and when direct shipment is optimal for our route management. Although the products move directly from supplier to customer, we remain the only point of contact for both customers and suppliers, and generally take ownership of the products during the direct supply process.

Sales and Marketing

From April 1, 2011 through December 31, 2011, we had more than 25,000 customers from a broad range of end markets, including construction, chemicals manufacturing, paints and coatings, transportation, retail, medical, marine, and personal care, that submitted more than 380,000 orders for more than 25,000 products. We have developed a large sales and marketing organization with an expansive scope of sales coverage to ensure we can service such an extensive and diverse customer base.

As of December 31, 2011, our sales team consisted of approximately 502 sales staff situated throughout North America, EMEA and Asia, including customer-facing personnel, such as technical support and corporate account managers, located in local markets. The majority of our sales personnel are based in North America, while 80 sales representatives are based in EMEA and 9 are positioned in Asia.

Our sales force compensation and incentive structure is designed to ensure alignment between the goals of the sales representatives and those of our overall business. All sales representatives earn a fixed base salary and meaningful variable rewards based on performance. We believe sales force compensation alignment is a key driver of our business’s success.

In connection with the completion of the Ashland Distribution Acquisition, we entered into a distributor agreement with Ashland, pursuant to which we act as the non-exclusive distributor of certain Ashland products within North America.

Customer Pricing Processes

We use data-driven pricing strategies, which enable our product managers to determine product pricing through the use of systems and tools that provide a view on relative market pricing nationally and unit gross margins for each opportunity. Product managers, whose main responsibility is to develop and build supplier relationships, also develop a broad understanding of suppliers’ product offerings and the market’s needs. We have empowered these managers with pricing decisions and they work closely with sales to structure pricing to provide an optimal balance of price and volume to maximize profitability. The following is a description of our customers by line of business:

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Chemicals. Our Chemicals customer base is very diverse and ranges from the largest global chemical companies to smaller regional, private companies, with no single customer accounting for more than 5.2% of chemicals sales from April 1, 2011 through December 31, 2011, and our five largest customers by value accounting for less than 13.4% of Chemicals sales during the same period.

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Plastics. Our Plastics customer base is diverse, serving all markets, especially the medical and automotive industries. No single Plastics customer accounts for more than 1.0% of Plastics sales from April 1, 2011 through December 31, 2011, and our five largest customers by value represented less than 3.1% of Plastics sales during the same period.

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Composites. The customer base for Composites includes customers in the corrosion, marine, building and construction, cast polymers and other specialty reinforcement industries. No single composites distribution business customer accounts for more than 4.2% of Composites sales from April 1, 2011 through December 31, 2011, and our five largest customers by value represented less than 13.8% of Composites sales during the same period.

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Environmental Services. The customer base for Environmental Services line of business, which includes customers who generate hazardous and non-hazardous waste in North America, is diversified with the five largest customers accounting for less than 21.5% of Environmental Services sales from April 1, 2011 through December 31, 2011.

Our customer contracts for the sale of chemicals, plastics and composites are generally framework agreements that do not provide for an obligation to buy. We use the agreements to define the general terms and conditions of sale and set volume expectations, pricing and price change mechanisms. The final terms of sale for each purchase are negotiated at the time of sale. Our customer contracts for the provision of environmental services are generally framework agreements pursuant to which we provide environmental services from time to time, with fees agreed at the time the service is provided. These contracts are generally terminable by either party with or without cause upon 30 days’ notice.

Value-Added Services

In addition to our products, we provide a range of services, including mixing and blending according to specific customer requirements, formulating, repackaging from large to small quantities, vendor inventory management and formulating and technical support. Each of our owned and leased facilities offers a mix of services to meet the needs of the customers it serves.

Two of the principal services we offer are repackaging and blending. Our hub facilities handle large quantities of supplies, usually receiving shipments by railcar or tank truck. Bulk deliveries are often repackaged into smaller containers, such as gaylords and drums, which are in turn delivered to customers by truck. Our blending capabilities include buying in bulk from our large base of national suppliers, lab testing for product customization and blending of numerous products to meet customer specifications. We believe these value-added services are important to maintain competitiveness in our highly fragmented market and for achieving scale benefits.

Information Technology

Information technology is an important component of our business. Highly sophisticated systems are needed to facilitate the volume of customer orders, global sourcing, customer relations, distribution-related logistics, risk management control and financial reporting. At the close of the Ashland Distribution Acquisition, Ashland provided us, at our own expense, with a copy of their company-wide ERP system so that we could effectively manage the complexity of the Distribution Business. Additionally, Ashland agreed to provide support of our ERP system and other applications for a period of three years. Since the closing, we have built our own IT department, have engaged a third-party provider for outsourcing services and substantially completed the acquisition of all licenses necessary for us to support our own IT applications.

We believe the advanced data gathering and analysis capabilities of the ERP system and the efficiencies they provide enable us to operate flexibly and create significant efficiencies across the supply chain. Our ERP system also provides advanced volume forecasting, enabling us to accurately forecast rolling weekly volumes, anticipate demand shift fluctuations, and quickly respond to rapidly changing customer needs. This capability helps our suppliers by providing reliable and accurate demand forecasts that result in improved efficiency, flexibility and faster execution. These daily forecasts also translate into better pricing as they allow for optimization of production schedules.

We have several web-based capabilities to manage order processing. Through our websites, customers can place orders, check pricing and run reports on products purchased. Orders are processed daily by the customer service group and, upon an order being entered into the ERP system, it is tracked through purchasing, pickup, storage and delivery. Each order is assigned a unique purchase order number that enables the network planning group to effectively track processing and delivery.

Working Capital

Our chemicals, plastics and composites distribution businesses generally require significant working capital to purchase chemicals, plastics and composites from suppliers and sell those materials to end customers. We believe that distributors of chemicals, plastics and composites typically manage working capital through a combination of focusing on terms of purchase and sale, collection efforts and inventory management.

As discussed above under “—Information Technology,” we manage working capital by utilizing our ERP system, which provides advanced volume forecasting enabling us to accurately forecast rolling weekly volumes, anticipate demand shift fluctuations and quickly respond to rapidly changing customer needs. This centralized control platform, combined with our product management department as further described in “—Supplier Relationships—Product Management and Purchasing,” enable us to efficiently manage working capital. We further manage working capital by focusing on terms of purchase and sale, rigorously evaluating the creditworthiness of customers when extending trade credit, systematic collection efforts and managing inventory to closely match demand as well as meet required customer service levels.

Seasonality

Seasonal changes may affect our business and results of operations. We serve a large number of customers and end markets so our business trends follow the seasonality patterns of these markets. For example, the fourth calendar quarter of each year tends to be the quarter in which we realize seasonally lower sales across all of our businesses because industrial production tends to be seasonally lower. Certain commodities in our Chemicals business experience revenue increases in the fourth quarter because they are used in cold weather applications or formulations. Sales to end markets such as personal care or paints and coatings can also be subject to changing seasons depending on weather or seasonal consumer spending patterns. Finally, our business may also be affected by our producers’ decisions regarding seasonal capacity and commodity production.

Competition

The primary competitive factors affecting each of our lines of business is the availability and quality of product offerings, price and delivery capabilities.

Chemicals

Our principal competitors in North America include Univar Inc., Brenntag AG, ICC Chemicals, Harcros and Hydrite. We also compete with a number of smaller companies in certain niche markets. In addition, in some of the markets in which we operate, large chemical producers may elect to limit their outsourcing of distribution, partner with other distributors or distribute their products directly to end-user customers, each of which would increase competition.

Only a small number of competitors in the chemicals distribution business have substantial international operations. Our principal large international competitors are Brenntag AG and Univar Inc. We also compete with many national, regional and local companies throughout North America, which often have strong relationships with customers that may provide them with a competitive advantage in their markets.

Plastics

The plastics distribution market is also highly fragmented in North America, EMEA and Asia. Our primary competitors in the North American plastics distribution market are PolyOne Distribution, Entec Polymers, M. Holland Company and Channel PrimeAlliance. Our primary competitors in the plastics distribution business in EMEA are Albis, Resinex, Ultrapolymers, Biesterfeld, Schulman and Distrupol. Our primary competitors in Asia are Nagase and NCM. In addition, in some of the markets in which we operate, large plastics producers may elect to limit their outsourcing of distribution, partner with other distributors or distribute their products directly to end-user customers, each of which would increase competition.

Composites

The primary competitors of our Composites line of business include Composites One and North American Composites. In addition, in some of the markets in which we operate, large composite component producers may elect to limit their outsourcing of distribution, partner with other distributors or distribute their products directly to end-user customers, each of which would increase competition.

Environmental Services

The primary competitors of our Environmental Services line of business are Clean Harbors and Waste Management.

Employees

At December 31, 2011, we had 2,227 employees worldwide, with 1,845 employees in the United States, 166 employees in Canada, 186 employees in EMEA, 14 employees in Asia, 3 employees in Russia, and 6 employees in Puerto Rico, and 7 employees in Mexico. In the United States, approximately 167 of these employees are represented by unions in seven locations representing eight bargaining units, six of which are affiliated with the International Brotherhood of Teamsters and two of which are affiliated with the United Steel Workers. Following the Ashland Distribution Acquisition, we have negotiated collective bargaining agreements with six of the local unions that expire in January 31, 2014, March 31, 2014, April 30, 2014, March 31, 2015, January 15, 2016, and January 31, 2016, respectively. We have been unable to finalize a collective bargaining agreement with the remaining two local unions. There have been no work stoppages or other labor disruptions in the last three years. See “Risk Factors—We may fail to extend or renegotiate our collective bargaining agreements with our labor unions as they expire from time to time, disputes with our unions may arise or our unionized employees may engage in a strike or other work stoppage.”

Regulatory Matters

Environmental

We operate in a number of domestic and foreign jurisdictions and are subject to various types of governmental regulation relating to the protection of the environment. Such regulation comes in the form of federal, state, local, and foreign laws and regulations concerning such issues as the handling, storage and transportation of chemicals, release of pollutants into the air, soil, and water, disposal of hazardous and non-hazardous wastes, remediation of contaminated sites, protection of workers from exposure to hazardous substances, and the public disclosure of information regarding environmental hazards. Some aspects of our businesses also require us to maintain various environmental permits and licenses. We believe we are in substantial compliance with all applicable environmental laws, regulations, and permits, but environmental compliance costs in the form of remedial obligations, capital improvements, and/or limitations on operations, can be substantial.

Many of the environmental laws and regulations affecting our operations are focused on preventing and remediating impacts to soil or groundwater resulting from the release of regulated materials. Past operations at some of our facilities have resulted in the contamination of certain sites, which require remediation. Under the purchase agreement, Ashland retained liability for all remedial liabilities related to its ownership and operation of the transferred assets before the closing date of the Ashland Distribution Acquisition and will indemnify us for any losses associated with these liabilities, subject to certain limitations. Ashland will not indemnify us, however, for any environmental conditions arising from our own ownership and operation of the transferred assets after the closing date of the Ashland Distribution Acquisition. We may also discover new or previously unknown contamination for which we may not be indemnified by Ashland. In those cases, and in situations where Ashland does not fulfill its indemnification obligations to us, we may be responsible for substantial remediation costs.

Comprehensive Environmental Response, Compensation, and Liability Act

In addition, we currently provide indemnification to some of our environmental services customers for liabilities that may be incurred under certain environmental laws, including the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), which imposes liability without regard to fault on persons deemed responsible for releases of hazardous substances into the environment. Following the consummation of Ashland Distribution Acquisition, we plan to mitigate the risks associated with such indemnification by seeking to purchase non-owned disposal site insurance with respect to the audited disposal sites where we ship waste for treatment or disposal. We will cover such indemnification obligations, subject to a deductible and a cap under any non-disposal site insurance we can obtain.

In the United States, CERCLA and analogous state laws regulate the remediation of certain contaminated sites and establish liability for the release of hazardous substances and related damages to natural resources from such sites. Under CERCLA, potentially responsible parties (including waste generators, waste transporters, and parties arranging for waste disposal) are subject to strict and, in certain circumstances, joint and several liability, for the cost of remediating contaminated sites. Although we have not been identified as a potentially responsible party for any sites under CERCLA, our chemicals distribution and environmental services businesses involve handling products and waste disposal, which could subject us to CERCLA liability in the future.

Resource Conservation and Recovery Act

The U.S. Environmental Protection Agency (“EPA”) also regulates the generation, transportation, treatment, storage and disposal of hazardous waste through the federal Resource Conservation and Recovery Act (“RCRA”). RCRA also establishes the regulatory framework for the management of certain non-hazardous wastes. RCRA requires owners and operators of hazardous waste treatment, storage and disposal facilities to obtain a RCRA permit. These permits may include both remedial action and operational conditions. RCRA requires owners and operators of regulated facilities to investigate and remediate hazardous waste releases and to demonstrate compliance with financial assurance requirements. The financial assurance requirements are designed to ensure that adequate financial resources exist to respond to any releases of hazardous wastes and perform any necessary corrective action and permanent site closure activities. Several of our facilities are subject to RCRA permits requirements and some are undergoing corrective action to address releases of regulated materials as required under the permits. While we were required to assume responsibility for corrective action at a few sites in connection with the transfer of certain RCRA permits from Ashland to us, Ashland agreed to continue to perform the corrective actions until they are completed and to indemnify us under the purchase agreement for any costs necessary to complete these actions.

Clean Air Act

Our operations are also subject to the federal Clean Air Act (“CAA”) and analogous state laws, which establish a variety of programs designed to regulate the discharge of pollutants into the air. Under these laws, permits may be required before construction can commence on any new or modified source that has the potential to emit a significant amount of any regulated pollutant, such as nitrogen oxides and volatile organic compounds. Compliance with such pre-construction permitting programs may require us to incur substantial expenditures to install pollution control equipment on certain new or modified sources at our facilities. In addition, the CAA requires major sources of air pollution to obtain federal operating permits, which incorporate applicable pollution control requirements and require reporting and certification obligations. The CAA also requires owners and operators of facilities that produce, handle, process, distribute, or store threshold quantities of chemicals to implement and update detailed risk management plans, which must be filed with and approved by the EPA. These risk management regulations do not, however, apply to transportation or storage incident to transportation.

Clean Water Act

The EPA regulates discharges of pollutants into waters of the United States through the federal Clean Water Act (“CWA”). Pursuant to the CWA, the EPA establishes wastewater standards and water quality standards for contaminants discharged into surface waters such as streams, rivers and lakes. The discharge of any regulated pollutant from point sources (such as pipes and manmade ditches) into waters of the United States is prohibited without a state or federally issued discharge permit. Several of our facilities are currently subject to and must comply with CWA permit limitations on the discharge of industrial wastewater and the discharge of stormwater from industrial facilities.

Toxic Substances Control Act

The Toxic Substances Control Act (“TSCA”) authorizes the EPA to require chemical manufacturers, importers, and exporters to comply with reporting, record keeping, testing, and other requirements relating to chemical substances or mixtures. TSCA is primarily designed to ensure that certain chemicals do not pose an unreasonable risk to human health or the environment. The TSCA Chemical Substances Inventory, which is maintained by the EPA, lists over 84,000 covered chemical substances. Before a chemical substance can enter interstate commerce (either through manufacture or importation), the EPA must review and approve the substance’s pre-manufacture notice. As part of that review process, the EPA may identify conditions—up to and including a ban on production—limiting the use of a chemical substance before it enters commerce. TSCA also requires the testing of chemicals by manufacturers, importers, and processors, and requires those importing or exporting chemicals to comply with certification reporting and recordkeeping requirements. TSCA also requires that any chemical distributor having information reasonably suggesting a substantial risk of injury to health or the environment must notify the EPA immediately. Because we do not develop and manufacture new chemical products, the applicability of TSCA’s provisions to our U.S. operations is limited; however, when we import chemicals into the United States or export chemicals out of the United States, we must comply with TSCA’s import certification and export notice requirements. We must also comply with TSCA’s various recordkeeping requirements.

In 2009, the EPA initiated an effort to enhance its existing chemicals management program, which includes developing chemical action plans to address certain “chemicals of concern.” This initiative includes undertaking new rulemakings that could subject chemical substances to additional regulatory requirements and make information about chemical substances more available to the public. The EPA also issued its Essential Principles for Reform of Chemicals Management Legislation to guide Congress in reauthorizing TSCA. Under these principles, the EPA’s authority to regulate chemical substances would be expanded. Legislation has been proposed in both houses of Congress to reauthorize and amend TSCA to grant additional regulatory authority to the EPA and to increase regulated entities’ safety demonstration requirements, reporting requirements, and public disclosure obligations. Although it is not possible at this time to predict how legislation or new regulations adopted pursuant to these efforts would impact our business, any new restrictions on the development of new products, increase in regulation, or disclosure of confidential, competitive information could have an adverse effect on our business, financial condition, or results of operations.

Emergency Planning and Community Right-To-Know Act

The Emergency Planning and Community Right-To-Know Act (“EPCRA”) requires facilities manufacturing, processing, or storing designated hazardous chemicals to report certain information about their products to state and local officials and fire departments. These reporting obligations are intended to assist state and local governments in developing emergency response plans in the case of a chemical release, and to provide information to the public regarding the type and amount of toxic or hazardous chemicals stored at a particular facility. In addition, facilities releasing toxic chemicals into the environment above certain thresholds must report such releases to the EPA as part of the facilities’ “Toxic Release Inventory.” Because many of our chemical distribution facilities handle hazardous chemicals, we are subject to the reporting requirements under EPCRA.

Environmental Regulations in Other Jurisdictions

As with our U.S. locations, our facilities located in other jurisdictions are subject to similar, and sometimes more stringent, environmental regulations governing the generation, handling, transportation, and disposal of chemical substances and the remediation of environmental contamination. For example, our operations in the European Union are subject to the Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”). REACH obligates manufacturers and importers of chemical substances to register such substances with the European Chemicals Agency (“ECHA”). REACH also authorizes ECHA to examine chemical product dossiers to determine whether the product poses an unreasonable risk to human health and, if so, whether to impose use restrictions on such products to protect human health or the environment. Registration of chemicals subject to REACH began in 2008, and will continue through 2018; chemicals supplied in smaller amounts are required to register later than those supplied in larger amounts. The registration and testing of substances subject to REACH may impose significant recordkeeping and reporting requirements on chemical manufacturers and distributors subject to its requirements, in addition to possible limitations on the use of certain chemicals.

Chemical Facility Anti-Terrorism Standards

The U.S. Department of Homeland Security (“DHS”) regulates the security of certain high-risk chemicals facilities through its Chemical-Facility Anti-Terrorism Standards (“CFATS”). The CFATS program utilizes a Chemical Security Assessment Tool (“CSAT”) to identify those chemical facilities potentially deemed “high risk.” The first step of CSAT is user registration, followed by the completion of a top-screen evaluation. The top-screen evaluation analyzes whether a facility stores regulated chemicals above specified thresholds. If it does, the facility must complete a Security Vulnerability Assessment, which examines the likelihood that a threat against a facility will be successful. From there, the facility must develop a Site Security Plan to respond to any identified security vulnerabilities. The Site Security Plan must address such matters as access control, personnel credentialing, recordkeeping, employee training, emergency response, testing of security equipment, reporting of security incidents and suspicious activity, and deterring, detecting and delaying potential attacks. DHS must review and approve or deny all security vulnerability assessments and site security plans. CFATS also requires regulated facilities to keep detailed security records and allow DHS the right to enter, inspect, and audit the property, equipment, operations and records of such facilities. Our facilities handle a number of chemical substances subject to CFATS security requirements, and thus, some of our facilities must comply with its site security requirements. Other legislative and regulatory initiatives designed to minimize the vulnerability of chemical storage and transportation assets could result in increased regulation of our industry, potentially imposing additional limitations on our operations and causing us to incur higher operating and compliance costs.

Regulation of the Transportation of Hazardous Materials

The transportation of hazardous materials is a significant part of our business and is regulated by the DOT under the FHMTL and its implementing regulations, the Hazardous Materials Regulations (“HMR”). The HMR regulate the handling of hazardous materials, hazardous wastes, hazardous substances, and marine pollutants, and establishes rules applicable to myriad aspects of the transportation process, including employee training, incident notification, labeling and placarding of shipments, shipment preparation, carriage of hazardous materials, emergency response, and the development of safety and security plans. Several DOT agencies, including the Pipeline and Hazardous Materials Safety Administration (“PHMSA”), the Federal Aviation Administration, the Federal Railroad Administration, the Federal Motor Carrier Safety Administration, and the U.S. Coast Guard share responsibility for enforcing the FHMTL.

Certain international standards and regulations also govern the transportation of hazardous materials shipments within, to, and from the United States. Such regulations include the International Civil Aviation Organization’s 132 Technical Instructions for the Safe Transport of Dangerous Goods by Air, the International Maritime Dangerous Goods Code, Transport Canada’s Transportation of Dangerous Goods Regulations, and the International Atomic Energy Agency Regulations for the Safe Transport of Radioactive Materials. These standards and regulations prescribe, among other things, requirements for packaging, maximum weight, and handling of hazardous materials. U.S. agencies have sought to harmonize their rules with international standards and regulations, but when hazardous materials are transported to, from, and within the United States in accordance with one or more of these international standards or regulations, certain U.S. HMR requirements must still be followed.

The majority of our logistics services, including transport of hazardous materials, involve highway transportation. The Transportation Security Administration requires any driver seeking to obtain, renew, or transfer a hazardous materials endorsement on a state-issued commercial driver’s license to undergo a security threat assessment. Additionally, under the Transportation Worker Identification Credential (“TWIC”) program, workers, including truckers, requiring unescorted access to maritime facilities must be issued tamper-resistant biometric credentials to access such facilities.

Like environmental regulations, the regulations governing the transportation of hazardous materials are often subject to modification. For example, PHMSA has recently proposed several new rules that would tighten restrictions on the transportation of combustible liquids and increase packaging integrity requirements for receptacles used to transport hazardous liquids. The U.S. Surface Transportation Board (“STB”) has also proposed regulations that would require waybill sample collection and the reporting of data on all rail traffic movements designated as posing a toxic inhalation hazard (“TIH”). TIH materials are defined to include all materials which, when inhaled, are known or presumed to be so toxic to humans as to pose a threat to human health in the event of a release during transportation. The STB also recently announced the creation of the Toxic by Inhalation Hazard Common Carrier Transportation Advisory Committee. As part of its mandate, this committee will advise the STB regarding the amount of economic liability that railroads can reasonably require TIH shippers to assume before agreeing to carry their cargo. Compliance with these and other new regulations on the transportation of hazardous materials could adversely affect our business by raising our compliance and operational costs.

Occupational Health and Safety Regulations

We are subject to the Occupational Health and Safety Act of 1970 (“OSHA”) which addresses safety and health in workplace environments. In addition to OSHA, we are subject to applicable state occupational health and safety regulations as well as the health and safety rules of applicable jurisdictions outside of the U.S. OSHA’s Hazardous Waste Operations and Emergency Response rules require employers and employees to comply with certain safety standards when conducting operations involving the exposure or potential exposure to hazardous substances. These standards require preparedness training for employees and generally apply to individuals engaged in clean-up operations, facility operations entailing the treatment, storage and disposal of hazardous wastes, and emergency responses to uncontrolled releases of hazardous substances.

OSHA has established maximum workplace chemical exposure levels. Manufacturers and distributors of chemicals must employ a hazard communication program utilizing labels and other forms of warnings, as well as material safety data sheets (“MSDSs”), setting forth safety and hazardous materials information to employees and customers. OSHA’s Hazard Communication Standard covers both physical hazards (such as flammability or the potential for explosions) and health hazards. Employers are required to provide a certain level of training to ensure that relevant employees are equipped to properly handle chemicals. OSHA is currently in the process of revising its Hazard Communication Standard to make it consistent with the United Nation’s Globally Harmonized System of Classification and Labeling of Chemicals. The new standards will include more specific requirements for hazard classification, as well as standardized label components that will provide consistent information and definitions for hazardous chemicals and a standard approach to conveying information on MSDSs. These changes as well as other regulatory initiatives in occupational health and safety could result in increased operation and compliance costs.

OSHA regulations require procedures to be in place to protect employees from the hazards of entry into certain confined spaces. “Confined or enclosed space” means any space having a limited means of egress, which is subject to the accumulation of toxic or flammable contaminants or has an oxygen deficient atmosphere. Confined or enclosed spaces include, but are not limited to, storage tanks, process vessels, bins, boilers, ventilation or exhaust ducts, sewers, underground utility vaults, tunnels, and pipelines. All employees required to enter into confined or enclosed spaces must be instructed as to the nature of the hazards involved, the necessary precautions to be taken, and in the use of protective and emergency equipment required. OSHA also requires the use of personal protective equipment to reduce employee exposure to hazardous substances and other workplace hazards when engineering and administrative controls are not feasible or effective in reducing these exposures to acceptable levels. Employers are required to determine if personal protective equipment should be used to protect employees and if so, implement a personal protective equipment program. The program must address the hazards present, the selection, maintenance and use of personal protective equipment, the training of employees, and monitoring of the program to ensure its ongoing effectiveness.

Intellectual Property

We are not substantially dependent upon patents, trademarks or licenses.

Insurance

Our operations are subject to significant hazards and risks inherent in the transportation, storage and disposal of chemicals and other potentially hazardous materials. We seek to mitigate these risks with effective industry-specific risk management techniques that include continuing and improving upon the current loss prevention, claims management and training programs as well as a comprehensive insurance program. We have insurance coverage at levels which we consider adequate for our worldwide facilities and activities. Our insurance policies cover, among others, the following categories of risk: property damage and business interruption; product and general liability; environmental liability; directors’ and officers’ liability; fraud and crime/theft. Please see “Risk Factors—Risks Related to Our Business—Our business is subject to many operational risks that can result in injury or loss of life, environmental damage, exposure to hazardous materials, and other events that could potentially lead to the interruption of our business operations and/or the incurrence of significant costs. Our insurance policies may not cover all losses, costs or liabilities that we may experience.”

Legal Proceedings

We are not currently a party to any legal proceedings that, if determined adversely against us, individually or in the aggregate, would have a material adverse effect on our financial position, results of operations or cash flows.

Ashland and its subsidiaries, however, were named defendants in certain lawsuits, investigations and claims arising in the ordinary course of conducting the Distribution Business prior to the Ashland Distribution Acquisition on March 31, 2011, including certain environmental claims and employee-related matters. While the outcome of these lawsuits, investigations and claims against Ashland cannot be predicted with certainty, we do not expect these matters to have a material adverse impact on the Distribution Business or our business, results of operations, cash flows or financial condition. We have not assumed any liabilities arising out of these existing lawsuits, investigations and claims against Ashland. In addition, under the purchase agreement for the Ashland Distribution Acquisition, Ashland agreed to indemnify us and our affiliates from any and all claims and losses actually suffered or incurred by us or our affiliates arising out of or relating to the breach of Ashland’s representations, warranties, covenants or agreements contained in the purchase agreement or any retained liability of Ashland. Ashland’s indemnification obligations resulting from its breach of any representation, warranty or covenant (other than for liabilities relating to taxes or the breach of any fundamental representation or warranty) are generally limited by an individual claim threshold of $175,000, an aggregate claim deductible of $18.6 million and a ceiling of $93.0 million. Ashland’s indemnification obligations for any Other Retained Remediation Liabilities are subject to an individual claim threshold of $175,000 and an aggregate claim deductible of $5.0 million, and Ashland’s indemnification for all Retained Specified Remediation Liabilities and Other Retained Remediation Liabilities (in each case other than such liabilities relating to off-site locations) is subject to an aggregate ceiling of $75.0 million. Ashland’s indemnification obligations resulting from or relating to the breach of Ashland’s representations, warranties and covenants contained in the purchase agreement (other than for liabilities relating to taxes or the breach of any fundamental representation or warranty) or any Retained Specified Remediation Liabilities, Other Retained Remediation Liabilities or Retained Litigation Liabilities are subject to an aggregate ceiling of $139.5 million, and Ashland’s total indemnification obligations under the purchase agreement (other than for liabilities relating to taxes or any retained indebtedness) are subject to an aggregate ceiling in the amount of the $930.0 million purchase price for the Distribution Business (subject to any purchase price adjustments).

In April and November 2011, two local unions each filed an unfair labor practice charge against us with the NLRB, alleging that we should be considered a successor of Ashland and, as such, we were obligated to bargain to agreement or impasse with the unions before changing the employment terms that were in effect before commencing operations, including continuing to cover employees under the underfunded union-affiliated multi-employer pension plan in which the employees participated as employees of the Distribution Business. In November 2011, the NLRB filed a complaint against us with respect to both cases, and each case is expected to be scheduled for hearings before an administrative law judge in April 2012. In each case, the assertions against us primarily relate to the claim that we are obligated to continue to cover employees under the underfunded union-affiliated multi-employer pension plan in which the employees participated as employees of the Distribution Business. Neither case includes a request for a specific dollar amount of damages in the applicable claims. We intend to vigorously challenge these allegations, however, no assurances can be given to the outcome of these pending complaints. Regardless, we do not believe these cases could have a material adverse effect on our business, financial condition and results of operations.

We expect that, from time to time, we may be involved in lawsuits, investigations and claims arising out of our operations in the ordinary course of business.

MANAGEMENT

Board of Directors and Executive Officers

We are managed by the Board of Directors of Holdings, as opposed to having our own directors. Accordingly, in this prospectus, when we refer to our Board of Directors, or any committee thereof, we are referring to the Board of Directors of Holdings, and when we refer to our officers we are referring to the officers of the Issuer. Set forth below is the name, age, position and description of the business experience of each of our executive officers and directors.

Name	Age	Position
David A. Bradley	41	President, Chief Executive Officer and Director
Ross J. Crane	48	Executive Vice President, Chief Financial Officer and Assistant Treasurer
Michael B. Farnell, Jr.	41	Executive Vice President, Chief Legal Officer, Secretary and Assistant Treasurer
Lisa P. Britt	44	Executive Vice President and Chief Human Resources Officer
David L. Chapman	52	Executive Vice President and Chief Information Officer
Stephen M. Heft	52	Senior Vice President—Supply Chain
Michael J. Smith	42	Senior Vice President—Chemicals
Andrew R. Hopkins	54	Senior Vice President—Composites & Environmental Services
Eric S. Witt	38	Senior Vice President—Strategy and Business Development
Michael L. Everett	45	Vice President and Treasurer
Dan F. Smith	66	Chairman of the Board
Kenneth M. Burke	63	Director
Kevin R. Burns	48	Director
Michael G. MacDougall	41	Director
Steven B. Schwarzwaelder	57	Director
Nathan H. Wright	46	Director
Christopher J. Yip	30	Director

David A. Bradley—President, Chief Executive Officer and Director. Mr. Bradley has served as our Chief Executive Officer since March 15, 2011 and as a Director since April 29, 2011. Mr. Bradley served as Chief Operating Officer of Kraton Performance Polymers, Inc. from December 2009 through January 2011, as Vice President of Global Operations from December 2004 until December 2009 and as Vice President of Business Transformation from April 2004 until December 2004. Mr. Bradley also served as Chief Operating Officer of Kraton Polymers LLC, Elastomers Holdings LLC and Kraton Polymers U.S. LLC from April 2004 through January 2011 and as Chief Operating Officer of K.P. Global Holdings C.V. from December 2006 through January 2011. Prior to joining Kraton Performance Polymers, Inc., Mr. Bradley served as the Lexan Manufacturing Manager at GE Plastics’ Mount Vernon, Indiana, site. Mr. Bradley served in a variety of leadership positions for GE Plastics from 1994 to 2004, which included roles in business process development and Six Sigma. Mr. Bradley holds a B.S. degree in Chemical Engineering from the University of Louisville.

Mr. Bradley has had a notable career in the chemical industry, including several years as an executive officer. Mr. Bradley’s extensive experience, together with his training in chemical engineering and broad industry knowledge, enable Mr. Bradley to provide our Board of Directors with executive counsel on a full range of business, strategic and professional matters.

Ross J. Crane—Executive Vice President, Chief Financial Officer and Assistant Treasurer. Mr. Crane has served as our Executive Vice President and Chief Financial Officer since August 8, 2011. Mr. Crane served as Chief Financial Officer for Belkin International, Inc. from September 2008 to August 2011. Prior to joining Belkin International, Inc., Mr. Crane served as Senior Vice President, Strategic Initiatives, Chief Financial Officer, North America, and Interim President, North America at Ingram Micro Inc., the world’s largest distributor of technology goods and services from August 2005 to September 2008. From November 1994 to August 2005, Mr. Crane held various senior financial positions at Avnet Inc, including Senior Vice President, Group Financial Officer of Avnet

Electronics Marketing. From 1999 to 2002, Mr. Crane served as Vice President, and subsequently Senior Vice President, Group Financial Officer of Avnet Applied Computing. Prior to joining Avnet Inc., Mr. Crane spent six years with Honeywell Inc. in its Space Systems Group and its Industrial Automation and Control Group. During this six-year period, Mr. Crane held a variety of positions in manufacturing, government relations, working capital management, program accounting and financial planning and reporting. Mr. Crane received his B.S. and M.B.A. in Finance from Arizona State University and graduated Magna Cum Laude. Mr. Crane also served as a member of the Dean’s Board of Excellence for the Barrett Honors College in Arizona State University’s College of Business.

Michael B. Farnell, Jr.—Executive Vice President, Chief Legal Officer, Secretary and Assistant Treasurer. Mr. Farnell has served as our Executive Vice President, Chief Legal Officer and Assistant Treasurer since August 15, 2011 and has served as our Secretary since February 22, 2011. Mr. Farnell previously served as our Vice President from February 14, 2011 through August 15, 2011 and as our Treasurer from February 22, 2011 through August 15, 2011. Mr. Farnell served as legal counsel for TPG from 2006 to 2011. Prior to joining TPG, Mr. Farnell was a corporate attorney with the law firm of Weil, Gotshal & Manges, LLP in Dallas, Texas from 1998 through 2006. Mr. Farnell has served as a director for British Vita Group S.a.r.l. since October 2006. Mr. Farnell received his J.D. and M.B.A degrees from Southern Methodist University, where he was a member of the SMU Law Review, and his B.A. degree from Trinity University.

Lisa P. Britt—Executive Vice President and Chief Human Resources Officer. Ms. Britt has served as our Executive Vice President since August 15, 2011 and has served as our Chief Human Resources Officer since May 23, 2011. From September 1998 to May 2011, Ms. Britt served as Vice President of Global Human Resources at Covidien plc, a developer, manufacturer and supplier of pharmaceuticals and imaging devices based in St. Louis, Missouri. Ms. Britt joined Covidien plc (formerly Tyco Healthcare Group LP) in 1998 and held various roles of increasing responsibility in its corporate headquarters in Mansfield, Massachusetts as well as human resources manufacturing leadership roles in South Carolina. Ms. Britt holds a B.A. degree from Lander University.

David L. Chapman—Executive Vice President and Chief Information Officer. Mr. Chapman has served as our Executive Vice President since August 15, 2011 and has served as our Chief Information Officer since April 1, 2011. Mr. Chapman served as our Vice President from April 1, 2011 to August 15, 2011, and served as our interim Chief Information Officer from November 2010 to March 2011. Mr. Chapman was self-employed providing consulting services to Accenture plc, SAP AG and TPG from March 2009 to March 2011. Mr. Chapman was with LyondellBasell Industries N.V. and its predecessors from February 1982 to February 2009, where he served in a variety of real estate, transformation and IT roles, including as Vice President, Business Solutions. Mr. Chapman holds a B.S. degree in Environmental Design from the University of Colorado.

Stephen M. Heft—Senior Vice President—Supply Chain. Mr. Heft has served as our Senior Vice President—Supply Chain since June 6, 2011. Mr. Heft served as the Vice President of Operations/Supply Chain for the Latin American Region of Newell Rubbermaid Inc. from April 2003 to March 2011. During his time at Newell Rubbermaid Inc., Mr. Heft held various positions, including VP of Operations, Office Products, VP of Operations-EMEA-Sanford Brands, and Site Director Wilmington, Ohio and DeWitt, Nebraska. Prior to joining Newell Rubbermaid, Inc., Mr. Heft served in a variety of roles in both private and public companies including Chief Operating Officer and Executive Vice President of Tecmarine Lines Inc., President of Tex-Pack Express Inc., Director of Customer Care and Project Management SMS-Marconi, Director-Operations for Advertising Sales for MediaOne, Site Planning Manager Frito-Lay, Inc., Operations Manager-Frito Lay, Inc. and was promoted to Major in the United States Marine Corps Reserve. Mr. Heft holds a B.S. degree in Business Administration (Marketing) from Auburn University.

Michael J. Smith—Senior Vice President—Chemicals. Mr. Smith has served as our Senior Vice President—Chemicals since April 1, 2011. Mr. Smith served as a Vice President and line of business leader for the chemicals distribution business of Ashland, a position he had held since July 2010. Mr. Smith joined Ashland Inc. in 1993 and served as sales representative for Ashland Petroleum Company until 1998. In 1998, Mr. Smith moved to the Valvoline Company, where he held various positions including sales representative, district manager and regional manager over a seven-year period. In 2005, Mr. Smith was appointed Director of Sales for Ashland Distribution, the distribution division of Ashland, a position he held until being promoted to Director of Marketing and Strategy in 2009. In his 18 years at Ashland Inc., Mr. Smith worked for three different divisions and served in various sales, marketing and leadership roles. Mr. Smith holds a B.S. degree from the University of Charleston. Mr. Smith is also a graduate of the Indiana University Kelley School of Business Executive Development Program and the Northwestern University Kellogg School of Executive Marketing Program.

Andrew R. Hopkins—Senior Vice President—Composites & Environmental Services. Mr. Hopkins has served as our Senior Vice President—Composites since October 31, 2011, and as our Senior Vice President—Composites and Environmental Services since January 20, 2012. Mr. Hopkins was an Executive Vice President for RheTech Inc., a privately-held company, from November 2007 to October 2011. Before joining RheTech Inc, Mr. Hopkins held various positions with Owens Corning Corporation from April 1996 to October 2007, including Director, Strategic Marketing, Director, North America Marketing and Sales, and General Manager, Owens Corning Automotive. Mr. Hopkins holds a Ph.D. in Physical Organic Chemistry from the University of Kent, United Kingdom and a B.S. degree in Chemistry from the University of London. Mr. Hopkins is an elected Fellow of the Royal Society of Chemistry and a member of the Society of Plastic Engineers.

Eric S. Witt—Senior Vice President—Strategy and Business Development. Mr. Witt has served as our Senior Vice President—Strategy and Business Development since April 15, 2012. Since February 2011, Mr. Witt has worked with Nexeo as a member of the Field Operations team at TPG. Prior to joining TPG, Mr. Witt held a variety of leadership positions with Bain & Company Inc. from 2003 to 2011. Mr. Witt worked in the investment banking division of J.P. Morgan Chase & Co. from 1999 to 2001 and as a technology consultant for American Management Systems from 1995 to 1999. Mr. Witt received his M.B.A degree with distinction from INSEAD (France, Singapore) and his B.A. degree in Economics from Harvard College.

Michael L. Everett—Vice President and Treasurer. Mr. Everett has served as our Vice President and Treasurer since November 14, 2011. Mr. Everett was the Vice President and Treasurer of Cogentrix Energy, LLC (a wholly owned subsidiary of The Goldman Sachs Group, Inc.) from December 2004 through July 2010, and served as interim Chief Financial Officer from January 2009 through July 2010. Prior to his time at Cogentrix Energy, LLC, Mr. Everett served various treasury functions at Duke Energy Corporation, including Director, Global Capitalization from 2002 to 2004, Regional Treasury Manager, Latin America from 1999 to 2002, Senior Financial Analyst from 1997 to 1999 and Senior Credit Analyst from 1996 to 1997. Mr. Everett also served in various financial analyst and brokerage roles in the financial services industry at Fidelity Investments and Merrill Lynch from 1992 to 1996. Mr. Everett has been a Chartered Financial Analyst (CFA) since 1997 and holds an M.S. degree in Finance and Economics and B.F.A. degree from West Texas A&M University.

Dan F. Smith—Chairman of the Board. Mr. Smith has served on our Board of Directors since April 29, 2011 and is currently Chairman of the Board. Mr. Smith began his career with Atlantic Richfield Company (“ARCO”) in 1968 as an engineer. He was employed by Lyondell Chemical Company from 1975 through 2007, where he was elected President in 1994, elected Chief Executive Officer in 1996 and served as a director from November 1989 through December 2007, including as Chairman from May 2007 through December 2007. Mr. Smith retired in December 2007 as Chairman, President and Chief Executive Officer of Lyondell Chemical Company following the acquisition of Lyondell Chemical Company by Basell AF. Mr. Smith also served as Chief Executive Officer of Equistar Chemicals, LP from 1997 through 2007 and as Chief Executive Officer of Millennium Chemicals Inc. from 2004 until 2007. Equistar Chemicals, LP and Millennium Chemicals Inc. were wholly owned subsidiaries of Lyondell Chemical Company. Mr. Smith has served on the Board of Directors of Cooper Industries, Inc. since April 1998 and served five year terms on its Audit Committee and Management Development and Compensation Committee. Mr. Smith has served as the Chairman of the Board of Kraton Performance Polymers, Inc. and Valerus Services, L.P., since February 2008 and December 2009, respectively. Mr. Smith joined the board of Northern Tier Energy LLC and Northern Tier Holdings LLC in May 2011 and Northern Tier Energy, Inc. in November 2011. Mr. Smith became Chairman of Northern Tier Energy LLC, Northern Tier Holdings LLC and Northern Tier Energy, Inc. in November 2011. Mr. Smith also serves as a member of the College of Engineering Advisory Council at Lamar University. Mr. Smith holds a B.S. degree in Chemical Engineering from Lamar University.

Mr. Smith has had a long and distinguished career in the chemical industry and is widely recognized as an expert in the field. He has extensive experience at the highest levels, including several years as the Chief Executive Officer of a major chemical company. Mr. Smith’s international business experience, together with his background in chemical engineering, is of tremendous value to our Board of Directors.

Kenneth M. Burke—Director. Mr. Burke has served on our Board of Directors since November 3, 2011. Mr. Burke retired in 2004 after a 31-year career with Ernst & Young LLP. During his time with Ernst & Young LLP, Mr. Burke held various positions including the National Director of Energy Services, Managing Partner of Assurance and Advisory Business Services for the Gulf Coast Area and Coordinating Partner for various energy and oilfield service companies. Mr. Burke is a former director, chairman of the Nominating and Governance Committee and member of the Compensation Committee of Pride International, Inc. Mr. Burke is a former director, chairman of the Audit Committee and member of the Compensation Committee of Trico Marine Services, Inc. Mr. Burke has served as a director and as chairman of the Audit and Conflict committees of Valerus Compression Services Company, LLC since January 2010 and as a director and Audit Committee member of EQT Corp. since January 2012. Mr. Burke holds a B.S. degree in Accounting from the University of New Orleans.

Mr. Burke has extensive experience in the field of accounting, including more than three decades with a major accounting firm. Mr. Burke’s background in accounting, together with his prior board experience, enables Mr. Burke to provide important counsel to our Board of Directors.

Kevin R. Burns—Director. Mr. Burns has served on our Board of Directors since April 29, 2011. Mr. Burns has been a TPG Partner since October 2003. In March 2008, he became the Partner responsible for TPG’s Manufacturing/Industrials Sector within the North American Buyout Group. Prior to joining TPG, from 1998 to 2003, Mr. Burns, served as Executive Vice President and Chief Materials Officer of Solectron Corporation, a $12 billion electronics manufacturing services provider. Prior to joining Solectron Corporation, Mr. Burns served as Vice President of Worldwide Operations of the Power Generation Business Unit of Westinghouse Corporation, and President of Westinghouse Security Systems. Prior to joining Westinghouse Corporation, Mr. Burns was a consultant at McKinsey & Company, Inc. and held various operating roles at the General Electric Corporation. Mr. Burns currently serves as Chairman of the Board of Isola Group Ltd. and is on the Board of Directors of American Tire Distributors, Inc. and Armstrong World Industries, Inc. Mr. Burns served on the Board of Directors of Freescale Semiconductor, Inc. from July 2008 through March 2011 and of Graphic Packaging Holding Company from July 2009 through December 2011. Mr. Burns holds a B.S. degree in Mechanical and Metallurgical Engineering (cum laude) from the University of Connecticut and holds an M.B.A. degree from the Wharton School of Business.

Mr. Burns’ significant experience in the manufacturing and industrials industries, together with his board experience, allows Mr. Burns to provide instrumental leadership, operational, financial and strategic planning experience to our Board of Directors.

Michael G. MacDougall—Director. Mr. MacDougall has served on our Board of Directors since April 29, 2011. Mr. MacDougall is a TPG Partner, where he leads the firm’s global energy and natural resources investing efforts. Prior to joining TPG in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. Mr. MacDougall is a director of Copano Energy, L.L.C., Energy Future Holdings Corp. (formerly TXU Corp.), Graphic Packaging Holding Company, Harvester Holdings, L.L.C., Amber Holdings, LLC (successor to certain assets of Alinta Energy) and Northern Tier Energy, LLC and a director of the general partner of Valerus Compression Services, L.P. Mr. MacDougall also serves as the Chairman of the Board of The Opportunity Network and is a member of the Board of Directors of the Dwight School Foundation and Iselsboro Affordable Property. Mr. MacDougall holds a B.B.A. degree, with highest honors, from the University of Texas at Austin and an M.B.A. degree, with distinction, from Harvard Business School. Mr. MacDougall has strong skills in corporate finance, having over a decade of experience in investment banking and private equity finance. He has board experience in early stage public companies and significant board experience managing private companies. Mr. MacDougall’s breadth of experience is beneficial to our Board of Directors as a whole.

Steven B. Schwarzwaelder—Director. Mr. Schwarzwaelder has served on our Board of Directors since November 3, 2011. Mr. Schwarzwaelder retired from McKinsey & Company, Inc. in 2007 after 27 years, serving as a Director, elected member of their Shareholder’s Council from 2000 to 2006 and as an appointed member of the Managing Director’s Advisory Committee, Director Review Committee, Chair of the External Candidate Election Committee and the firms Knowledge Committee. Prior to joining McKinsey & Company, Inc., Mr. Schwarzwaelder received a B.A. with a major in Economics from Denison University, where he graduated with Highest Distinction and was elected Phi Beta Kappa. Following graduation from Denison, Mr. Schwarzwaelder worked for Inland Steel Company in Chicago while earning an M.B.A. degree from the University of Chicago in 1980. Mr. Schwarzwaelder has served on the Board of Directors of Greatwide Logistics Services, LLC since March 2011 and has served as director and member of the Compensation Committee of Dana Holding Corporation since November 2011. Mr. Schwarzwaelder has served as a Senior Advisor to TPG’s Industrial and Manufacturing Sector since March 2011. Mr. Schwarzwaelder has had a distinguished career in business consulting, including nearly three decades with a major consulting firm. Mr. Schwarzwaelder’s broad range of knowledge, together with his past board experience, allows Mr. Schwarzwaelder to provide unique and important counsel to our Board of Directors.

Nathan H. Wright—Director. Mr. Wright has served on our Board of Directors since April 29, 2011. Mr. Wright is a TPG Partner and a member of the firm’s Operating Group. Mr. Wright leads TPG’s Field Operations team, a group of professionals who provide functional-area expertise to portfolio companies in such areas as lean manufacturing, low-cost country sourcing, strategic procurement, global supply chain excellence, strategic pricing, etc. While at TPG, Mr. Wright has supported some of TPG’s most complex transformation efforts including ON Semiconductor Corporation and Altivity Packaging, LLC. Prior to joining TPG in 2000, Mr. Wright spent six years as a consultant with Bain & Company Inc. in Dallas, Sydney and Johannesburg. Previously, Mr. Wright worked in the information systems consulting and outsourcing industry for four years and founded an Atlanta-based systems strategy firm. Mr. Wright served on the Board of Directors of Kraton Polymers LLC and Kraton Performance Polymers, Inc. from 2005 through 2011 and was a member of the Compensation Committee. Mr. Wright holds a B.S. degree in Mechanical Engineering from the Rose-Hulman Institute of Technology and an M.B.A. degree from the Tuck School of Business at Dartmouth College.

Mr. Wright’s engineering experience and business background in supporting transformational efforts within a broad range of companies and industries, together with his significant board experience, provides invaluable insight to our Board of Directors.

Christopher J. Yip—Director. Mr. Yip has served on our Board of Directors since April 29, 2011. Mr. Yip is currently a Vice President at TPG where he is involved in the firm’s industrial and chemical sector investing efforts. Prior to joining TPG in 2005, Mr. Yip was a consultant with McKinsey & Company, Inc. Mr. Yip holds an A.B. degree in Economics (cum laude) and an S.M. degree in Computer Science from Harvard University. Mr. Yip holds an M.B.A. degree from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar.

Mr. Yip’s experience investing in the industrial and chemical industries, together with his experience in corporate and private equity finance and business consulting, is of great value to our Board of Directors.

Our directors and senior management will serve until their successors have been duly elected and qualified or their earlier resignation or removal.

Board Structure and Committee Composition

Our Board of Directors consists of eight directors. Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, and may have such other committees as the Board of Directors shall determine from time to time. Each of the standing committees of our Board of Directors has the composition and responsibilities described below.

Audit Committee

The members of our Audit Committee are Messrs. Burke, Schwarzwaelder and Yip. Mr. Burke is the Chairman of the Audit Committee. Mr. Burke would be considered “independent” under SEC regulations. Additionally, our Board of Directors has determined that Mr. Burke is the Audit Committee financial expert.

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of:

•	our accounting practices;

•	the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualification, selection, independence and performance of our registered public accounting firm (the “independent auditor”); and

•	the internal audit function.

Holdings adopted an Audit Committee charter defining the committee’s primary duties. The principal duties and responsibilities of our Audit Committee include:

•	retaining and terminating our independent auditors;

•	approving all auditing services and related fees and terms of auditing services;

•	pre-approving any non-audit services to be rendered by our independent auditors; and

•	making determinations as to the independence and objectivity of our auditors.

Compensation Committee

The members of our Compensation Committee are Messrs. Burns, MacDougall and Smith. Mr. Burns is the Chairman of our Compensation Committee. The purpose of this committee is to oversee the discharge of the responsibilities of our Board of Directors relating to compensation of executive officers. Our Compensation Committee also administers the incentive compensation and benefit plans of Holdings and the Issuer. Holdings adopted a Compensation Committee charter defining the committee’s primary duties. The principal duties and responsibilities of our Compensation Committee include:

•	reviewing and approving goals and objectives relevant to compensation of our chief executive officer and other management,

•	evaluating the performance of our chief executive officer in light of those goals and objectives,

•	setting the compensation level and direct and indirect benefits of our chief executive officer;

•	setting the compensation level of other members of management based in part on recommendations of the chief executive officer

•	exercising administrative authority under the incentive compensation plans and equity-based plans;

•	making recommendations regarding director compensation; and

•	reviewing and discussing with management the compensation discussion and analysis that we are required to include in SEC filings.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are Messrs. MacDougall, Schwarzwaelder and Wright. Mr. MacDougall is the Chairman of our Nominating and Governance Committee. The purpose of this committee is:

•	to identify, evaluate and recommend qualified nominees to serve on the Board of Directors;

•	develop and oversee internal corporate governance processes; and

•	maintain a management succession plan.

Holdings adopted a Nominating and Governance Committee charter defining the committee’s primary duties. The principal duties and responsibilities of our Nominating and Governance Committee include:

•	assessing the need for new directors and identifying individuals qualified to become directors;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board corporate governance guidelines; and

•	overseeing the evaluation of the board and executive officers.

Director Independence

We are a privately-held company. Although our Board of Directors has not made a formal determination on the matter, under current New York Stock Exchange listing standards (which we are not currently subject to) and taking into account any applicable committee standards, we believe that Mr. Burke would be considered an independent director. Under current New York Stock Exchange listing standards, Mr. Bradley would not be considered independent under any general listing standards or those applicable to any particular committee due to his employment relationship with us, and Messrs. Burns, MacDougall, Schwarzwaelder, Smith, Wright and Yip may not be considered independent under any general listing standards or those applicable to any particular committee, due to their relationship with TPG. As TPG owns indirectly a majority of our outstanding equity, under New York Stock Exchange listing standards, we would qualify as a “controlled company” and, accordingly, be exempt from its requirement to have a majority of independent directors and a corporate governance and Compensation Committee composed of independent directors.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements (“CD&A”) of our named executive officers (“NEOs”) for fiscal year 2011 (as described in the Summary Compensation Table below) should be read together with the compensation tables and related disclosures provided below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Summary of Our Executive Compensation Program

We were officially formed in November of 2010, but we did not begin to employ executive officers until after the closing of the Ashland Distribution Acquisition on March 31, 2011, and as such, this CD&A generally focuses on the six month period from April 1, 2011, through September 30, 2011.

As a new privately-held company, we have only recently begun to establish our compensation philosophy and programs, which we will likely revise in the future. Currently, the main objective of our compensation philosophy is to align the compensation of our NEOs with our performance. We drive that alignment with a total compensation package comprised of base salary, annual cash bonus awards, equity incentives and a competitive benefits program. Together these elements focus on:

•	the linking of compensation to an executive’s individual performance and our financial performance;

•	a balanced focus on both our short-term and long-term financial objectives; and

•	the recruitment and retention of talented individuals for key leadership positions.

Our executive compensation program is overseen by the Compensation Committee of our Board of Directors of Holdings, along with significant input from our senior management team.

Our Executives Are Invested

In connection with the formation of Holdings and our company, our NEOs invested a portion of their personal net worth in the Series A Units of Holdings. The Compensation Committee considers the Holdings Series A Units to be investments, rather than compensation, because our NEOs purchased the units at market prices using their own personal cash resources. Consequently, the values attributable to the Holdings Series A Units and any distributions made with respect to those units are not included in the summary compensation table.

Key Components of Our Compensation Program

To meet the objectives of our executive compensation program, we have created both fixed and variable compensation elements. In order to provide stability and reliability to our NEOs, the fixed elements will initially consist of base salary and health and welfare benefits. These fixed compensation elements are important because they allow our NEOs to focus on our business objectives. However, we believe that variable compensation elements, such as equity incentive awards and annual cash bonuses, create alignment between the goals of our NEOs and those of our unit holders. And, with respect to annual cash bonuses, our “pay for performance” concept allows us to incentivize and reward our NEOs in years where they have provided us with superior services.

As a new privately-held company, we have not benchmarked any compensation elements against a particular peer group, but we will perform an analysis of our peers’ executive compensation packages later in the 2012 fiscal year in order to more closely gauge our competitiveness.

Setting Executive Compensation

Through September 30, 2011, our Board of Directors made all decisions regarding the compensation of our executive officers with input from our CEO, with the exception being his own compensation. After our Board of Directors established the Compensation Committee in November 2011, the committee assumed responsibility for designing, implementing and administering our executive compensation programs going forward guided by the compensation philosophy stated above. Each year the CEO will make recommendations to the Compensation Committee regarding such components as salary adjustments, target annual incentive opportunities and the value of long-term incentive awards. In making his recommendations, the CEO will consider such components as experience level, individual performance, overall contribution to company performance and market data for similar positions. The Compensation Committee will take the CEO’s recommendations under advisement, but the Compensation Committee will make all final decisions regarding executive officer compensation. Our CEO will attend committee meetings as necessary. The Compensation Committee may also consult other employees, including the other NEOs, when making compensation decisions, but the committee will be under no obligation to involve the NEOs in its decision making process.

We did not engage a compensation consultant in connection with establishing our executive compensation for fiscal year 2011. We have hired Pearle Meyer & Partners (“PM&P”) as our executive compensation consultant for 2012. In addition to performing a review of peer company executive compensation packages, PM&P’s role will be to advise the Compensation Committee on matters relating to executive compensation to help guide, develop and implement our executive compensation programs.

Base Salary

Each of our NEO’s base salary is a fixed component of compensation and does not vary depending on the level of performance achieved. Base salaries are determined for each NEO based on his or her position and responsibility. Although the salary is fixed, we expect each NEO to achieve his or her performance objectives, contribute to our performance, provide leadership and vision to his or her area of responsibility and exhibit the ethics and integrity delineated in our Global Standards of Business Conduct. For fiscal year 2011, our NEOs initially worked with our Board of Directors and then the Compensation Committee to determine appropriate levels of base salary compensation for our operations following the Ashland Distribution Acquisition. Our CEO and Board of Directors utilized our internal human resources staff to review publicly available information regarding salaries at various companies within our industry, although no formal peer group or market median was targeted in making these determinations.

Our Compensation Committee will review the base salaries for each NEO annually as well as at the time of any promotion or significant change in job responsibilities, and in connection with each review it will consider individual and company performance over the course of that year. The base salary earned by each NEO for the 2011 fiscal year is described in the “Bonuses” section below. The base salaries have not changed for fiscal year 2012.

Bonuses

The Annual Incentive Plan (the “Bonus Plan”) was adopted to encourage our NEOs to achieve our business objectives and to attract and retain them through the opportunity for substantial performance-related incentive compensation. The Bonus Plan was initially administered by our Board of Directors during the 2011 fiscal year and was later administered by our Compensation Committee after its formation in November.

The Bonus Plan sets a target bonus award for each participant based upon a percentage of that individual’s base salary as indicated in the table below. The percentage of salary for the 2012 target Bonus Plan awards is the same.

NEO Base Salary & Target Bonus Opportunity

NEO(1)	Base Salary	Target Bonus Opportunity
David A. Bradley	$650,000	100%
Ross J. Crane	$400,000	70%
Michael B. Farnell, Jr.	$375,000	50%
Lisa P. Britt	$325,000	50%
David L. Chapman	$250,000	50%

(1)	Stephen C. Bowater served as a consultant and interim Chief Financial Officer during fiscal year 2011. Although he is included in the Summary Compensation Table as an NEO, he is not included in the informational tables provided in the CD&A because he did not participate in any of our bonus or incentive plans.

With respect to fiscal year 2011, bonuses under the Bonus Plan took into account performance goals related to an adjusted EBITDA metric, which we define for purposes of the Bonus Plan and this CD&A as earnings before interest, taxes, depreciation and amortization for the applicable year, adjusted as our Compensation Committee or, if applicable, our Board of Directors deems necessary to reflect extraordinary or non-recurring events including, without limitation, acquisitions, divestitures and other similar transactions.

Under the Bonus Plan, NEOs can earn 0% to 200% of their target bonus amount. Once a performance metric for the plan is chosen, the Compensation Committee assigns threshold, target and maximum levels applicable to the performance metric to act as guidelines at the end of the performance period, which is the fiscal year. If applicable performance targets are earned at the threshold level, the bonus pool is funded. The general payout at the threshold level is 25% of the target bonus. If performance targets are earned at target, 100% of the target bonus will typically be paid. Finally, if performance targets are earned at maximum levels, up to 200% of the target bonus may be paid as illustrated in the chart below. Provided the bonus pool is funded, the percentage of the target bonus paid out will be calculated on an incremental basis. Notably, the participant must receive a “Valued Contributor” rating or above for the fiscal year and remain continuously employed with us through the payout date to be eligible for and receive any payout under the Bonus Plan.

FY 2011 Bonus Plan

Variables	Threshold	Target	Maximum
Metric: adjusted EBITDA (expressed in millions)	$67.4	$84.9	$107.4

Payout Percentage: (threshold must be met for bonus pool to be funded)	25%	100%	up to 200%

Individual Performance & Retention:	To receive any payout under the Bonus Plan, NEOs must: • receive a “Valued Contributor” rating or above • remain continuously employed through the date the bonus payout occurs

In addition to the awards paid under the Bonus Plan, our Compensation Committee may provide additional discretionary bonuses to the NEOs to recognize their significant efforts to drive company performance. These bonuses also require that the recipient be employed with us through the payout date, which generally occurs at the end of each calendar year, to be eligible for and receive any payout. The bonus payouts related to fiscal year 2011 indicated in the table below were paid on December 16, 2011.

NEO Bonuses Related to FY 2011

NEO	Bonus Plan Award(1)	Discretionary Bonus	Total Bonuses/ Incentives
David A. Bradley	$197,600	$97,500	$295,100
Ross J. Crane	$24,720	$10,280	$35,000
Michael B. Farnell, Jr.	$37,792	$52,208	$90,000
Lisa P. Britt	$35,189	$29,811	$65,000
David L. Chapman	$38,000	$52,000	$90,000

(1)	For purposes of the FY 2011 Bonus Plan, each participant’s target bonus opportunity was applied to a prorated portion of his or her base salary to reflect actual length of service as an employee during the fiscal year. The awards were paid out at .608 of target based on our adjusted EBITDA, as defined, performance of $75.8 million. These awards were determined and paid based on the LIFO method of accounting.

Long-Term Equity-Based Incentives

While we have not formally adopted any long-term incentive plans, during the 2011 fiscal year, our Board of Directors granted NEOs a one-time grant of Series B Units in Holdings pursuant to Holdings’ limited liability company agreement. We believe that overall business success creates meaningful value to both our unit holders and, through their equity holdings, our executives. The Holdings Series B Units are designed as “profits interests” within the meaning of Revenue Procedures 93-27 and 2001-43, which were intended to provide an immediate and significant alignment between our NEOs and the future success of our business. The current intent is to offer our NEOs these profits interests as a one-time grant at or near the time of hire and not on an annual basis. The number of Series B Units granted to each of our NEOs was not determined pursuant to any formulaic equation or benchmarking to any peer groups, rather, the number of Series B Units was determined by our Board of Directors in its sole discretion, after taking into account discussions with our management team and overall retention goals. The actual number of units and the value associated with a potential payment of the units is described in greater detail in the “Grants of Plan-Based Awards for the 2011 Fiscal Year” table below.

As profits interests, the Holdings Series B Units have no value for tax purposes on the date of grant, but instead are designed to gain value only after Holdings has realized a certain level of returns for the holders of its Series A Units. Distributions will be made first to Holdings Series A Unit holders until those holders have received a full return on their capital contributions to Holdings. Once Holdings Series A Unit holders have received these amounts, the holders of Holdings Series B Units will become eligible to receive distributions alongside the Holdings Series A Unit holders in accordance with their sharing percentages.

As described in table below, the vesting schedule for the Holdings Series B Units is split equally between the time-based units, which vest annually over a five year period (the “Time-Based Units”) and the performance-based units, which vest in accordance with a performance-based schedule that is divided into five twelve month periods (the “Performance-Based Units”).

Holdings Series B Unit Vesting Schedule

Vesting Components	Vesting Schedule(1)
Time-Based Units (50%)	• 20% vest annually on the 1st through 5th anniversary of the Vesting Beginning Date • NEO must remain continuously employed through each vesting date

Performance-Based Units (50%)

•    20% vest annually on the 1st through 5th anniversary of the Vesting Beginning Date, assuming the applicable performance based metric is achieved[2]

•    NEO must remain continuously employed through each vesting date

(1)	The Vesting Beginning Date for the fiscal year 2011 NEOs is April 1, 2011.
(2)	In November 2011, the Company attained, based on the LIFO method of accounting, an adjusted EBITDA target of $75.8 million, rather than our vesting target of $84.9 million. Nonetheless, the Compensation Committee accelerated vesting of the first tranche of Performance-Based Units effective April 1, 2012, to recognize the efforts of the NEOs and senior management team in launching Nexeo Solutions, LLC as a stand-alone company.

Our Board of Directors has established the adjusted EBITDA target that must be achieved for each annual performance-based period during the five-year vesting schedule. In the event that any Performance-Based Units do not vest for any applicable annual performance period due to the failure to achieve that year’s EBITDA-based performance target, the number of Units subject to the failed vesting tranche will roll forward and vest if the subsequent tranche becomes vested. The vesting schedule may be accelerated at the discretion of the Compensation Committee and in certain other situations, which are described in more detail within the “Potential Payments Upon Termination or a Change in Control” section below.

Executive Agreements

We entered into a formal employment agreement with Mr. Bradley on March 31, 2011. Mr. Bradley’s employment agreement has a term of employment of three years, with automatic one-year renewals, absent notice by Mr. Bradley or us of the intention not to renew the agreement. Mr. Bradley’s employment agreement provides for an annual base salary of $650,000 that may be adjusted by our Board of Directors but not decreased below $650,000, a signing bonus of $500,000 paid after the closing of the Ashland Distribution Acquisition and a further bonus payment of $250,000 on each of January 1, 2012, and January 1, 2013 (the “2012 and 2013 January Bonuses”), subject to Mr. Bradley’s continued employment by us on such dates. In addition, the employment agreement provides for an annual bonus of up to 100% of his annual base salary in effect at the time of the payment of the bonus. Payment of the annual bonus, if any, is governed by the Bonus Plan. Mr. Bradley is eligible to participate in our employee benefit programs, plans and practices in accordance with the terms and conditions of the individual plans. The employment agreement contains standard confidentiality, non-solicitation and non-compete provisions.

None of the other NEOs have a formal employment agreement with us. Instead, they are covered by offer letters that provide the terms and conditions governing their at-will employment relationship with us. In addition to providing them with their initial annual base salary and target bonus opportunity, the offer letters describe the number of Holdings Series B Units that they would be granted from our Board of Directors or Compensation Committee, although the material terms and conditions of the Holdings Series B Units are described in their individual award agreements and the Holdings limited liability company agreement. They are eligible to participate in all applicable employee benefit plans that we maintain, subject to the terms and conditions of the individual plans.

Severance and Change in Control Benefits

As more fully discussed in the “Potential Payments Upon Termination or a Change in Control” section below, Mr. Bradley’s employment agreement contains provisions that provide for severance and change-in-control benefits, including the award of phantom units, and the individual award agreements with our NEOs that govern the Holdings Series B Unit awards contain accelerated vesting provisions that will apply upon a liquidity event. In addition, in December 2011, the Compensation Committee adopted the Nexeo Solutions, LLC Severance Plan for U.S. Officers and Executives (the “Severance Plan”). The Severance Plan covers NEOs who are not covered under any other severance plan or program that provides duplicative benefits or are not a party to an employment agreement with us that provides severance benefits.

We believe that the severance protection and change-of-control provisions that cover our NEOs create important retention tools for us and allow our NEOs to focus their attention and energy on making the business decisions that are in our interests without clouding the decision-making process with personal considerations.

Recoupment Policy

Other than what may be provided under the Sarbanes-Oxley Act, we do not currently have a recovery policy applicable to incentive bonuses or equity awards. We anticipate that the Compensation Committee will adopt a recoupment policy in fiscal year 2012.

Other Benefits

We provide our employees, including our NEOs, with health and welfare benefits, as well as certain retirement plans. We currently maintain a plan intended to qualify under section 401(k) of the Internal Revenue Code, where employees are allowed to contribute portions of their base compensation into a retirement account. We provide a matching contribution in amounts up to 4.0% of the employees’ eligible compensation and an additional contribution to the plan of 1.5%, 3%, or 4.5%, based upon years of service of 1 to 10 years, 11 to 20 years, and over 21 years of service, respectively. The Summary Compensation Table below reflects our contributions under the 401(k) plan to the NEOs with respect to the 2011 fiscal year.

To ensure a minimum guaranteed 7% compensation benefit, our Board of Directors approved adopting the Nexeo Solutions, LLC Excess Benefit Plan in April 2011 (“Excess Benefit Plan”). The Excess Benefit Plan is a deferred compensation plan that provides for notional contributions up to 7% of the NEO’s compensation if such amount was not contributed as a part of the 401(k) matching contributions described above. For purposes of the Excess Benefit Plan, the value, if any, of Holdings Series B Unit awards are not considered. The participant must remain continuously employed with us through the payout date to be eligible for and receive any payout under the Excess Benefit Plan. Since the first payout under the Excess Benefit Plan occurred in fiscal year 2012, those contributions are not included in the Summary Compensation Table below but will be included for our NEOs in the Summary Compensation Table for fiscal year 2012.

Perquisites

Perquisites are not a significant portion of our compensation structure, however, we did provide one-time relocation benefits to many of our key employees, including our NEOs, as an enticement to join our company. The relocation benefits included temporary living assistance and moving costs that occurred during the first twenty-four months of his or her employment with us. Additionally, our Board of Directors approved the adoption of an executive physical benefit in fiscal year 2011 for our NEOs, however, this benefit has not yet been utilized. With respect to fiscal year 2012, we have retained Deloitte Tax LLP to provide state tax preparation and filing assistance related to the NEOs’ Holdings membership interests.

Other Compensation Items

We do not structure our compensation program according to any particular tax or accounting policies, nor do we have an official equity ownership policy for our NEOs.

Summary Compensation Table

The table below sets forth the annual compensation earned by our “NEOs” during the 2011 fiscal year. Because the closing of the Ashland Distribution Acquisition did not occur until March 31, 2011, we did not employ any executive officer before that time.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(7)	Total ($)
David A. Bradley Chief Executive Officer	2011	$302,500	$597,500	$2,106,000	(5)	$197,600	$0	$135,417	$3,339,017

Ross J. Crane Chief Financial Officer	2011	$46,154	$10,280	$520,000		$24,720	$0	$57,432	$658,586

Stephen C. Bowater(1) Former Interim Chief Financial Officer	2011	$0	$0	$0		$0	$0	$312,750	$312,750

Michael B. Farnell, Jr. Chief Legal Officer	2011	$112,500	$52,208	$374,400		$37,792	$0	$71,588	$648,488

Lisa P. Britt Chief Human Resources Officer	2011	$106,250	$54,811	$280,800		$35,189	$0	$78,949	$555,999

David L. Chapman Chief Information Officer	2011	$116,346	$52,000	$280,800		$38,000	$0	$137,308	$624,454

(1)	Mr. Bowater was a self-employed consultant who provided consulting services to us. From April to June, he served in the Chief Financial Officer role. He was succeeded by Mr. Crane in August 2011.
(2)	Amounts in this column reflect the salary earned by each of the executive officers, other than Mr. Bowater, whose consulting arrangement is described below in footnote (6). The annual salaries for each NEO during the fiscal year was $650,000 with respect to Mr. Bradley, $400,000 with respect to Mr. Crane, $375,000 with respect to Mr. Farnell, $325,000 with respect to Ms. Britt and $250,000 with respect to Mr. Chapman.
(3)	Amounts in this column reflect discretionary bonuses paid for fiscal year 2011. The bonus for Mr. Bradley includes a $500,000 sign on bonus paid at the time of hire. The bonus for Ms. Britt includes a $25,000 sign on bonus paid at the time of hire.
(4)	Amounts included here reflect the grant date fair value of the Holdings Series B Units of a $0.26 weighted average unit price granted to the NEOs on the respective date of each grant (as contained in the “Grants of Plan-Based Awards for the 2011 Fiscal Year” table below) computed in accordance with FASB ASC Topic 718. The weighted average unit price is a blended average of the fair value of both the time- and performance-based Holdings Series B Units. The fair value of each unit of profits interest was determined using a discounted cash flow analysis and a Black-Scholes Option Pricing Model with the following valuation assumptions: expected term of 5 years, expected price volatility of 73.6%, a risk-free interest rate of 2.11% and an expected distribution yield of 0%.
(5)	In addition to the 8,100,000 Holdings Series B Units, Mr. Bradley was granted 2,000,000 performance-based and cash-settled phantom units in our company pursuant to terms set forth in “—Potential Payments Upon Termination or a Change of Control—Bradley Employment Agreement.” The phantom units are subject to a performance condition (e.g., a liquidity event in which TPG realizes a MoM of less than 1.25). Values for awards subject to performance conditions are computed in accordance with Section 25-20 of FASB ASC Topic 718, based upon the probable outcome of the performance condition as of the date of grant, excluding the effect of estimated forfeitures. Because the performance condition in this award is not probable, no value is recognized as of the grant date. Assuming the highest level of the performance condition would be achieved, the value of the award at the grant date would be $2,000,000.
(6)	The Bonus Plan awards were paid on December 16, 2011.

(7)	The amounts in this column reflect the total dollar value of consulting fees paid by us prior to employment or at any time during the fiscal year and taxable relocation assistance paid and other benefits earned by the NEOs as indicated in the following table:

All Other Compensation

Name	Consultant Fees	Taxable Relocation Assistance	Employee Savings Plan (401(k)) Contributions	Total
David A. Bradley(a)	$135,417	$0	$0	$135,417
Ross J. Crane(b)	$0	$56,201	$1,231	$57,432
Stephen C. Bowater(c)	$312,750	$0	$0	$312,750
Michael B. Farnell, Jr.(d)	$0	$69,281	$2,307	$71,588
Lisa P. Britt(e)	$0	$75,949	$3,000	$78,949
David L. Chapman(f)	$135,000	$0	$2,308	$137,308

(a)	Mr. Bradley provided consulting services to us prior to his employment with us.
(b)	Mr. Crane joined us in August 2011, and the amount shown for him represents the aggregate amounts paid to him during the fiscal year in connection with his relocation from Ladera Ranch, California to the Houston, Texas area, including a one-time moving allowance of $18,000, a home sale incentive of $23,500 and miscellaneous home purchase and house hunting expenses of $2,992 (plus total tax gross-ups in the amount of $11,709).
(c)	Mr. Bowater provided consulting services to us during the fiscal year.
(d)	Mr. Farnell has been employed with us since June 2011, and the amount shown for him represents the aggregate amounts paid to him during the fiscal year in connection with his relocation from Dallas, Texas to the Houston, Texas area, including a one-time moving allowance of $18,000, a home sale incentive of $30,000 and miscellaneous relocation expenses of $5,900 (plus total tax gross-ups in the amount of $15,381).
(e)	Ms. Britt joined us in May 2011, and the amount shown for her represents the aggregate amounts paid to her during the fiscal year in connection with her relocation from St. Louis, Missouri to the Houston, Texas area, including a one-time moving allowance of $18,000, reimbursement for loss on her home sale of $39,378, home purchase expenses of $1,566 and miscellaneous house hunting expenses of $1,119 (plus total tax gross-ups in the amount of $15,886).
(f)	Mr. Chapman provided consulting services to us prior to his employment.

Grants of Plan-Based Awards for the 2011 Fiscal Year

Name	Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Award(1)			Stock Awards: Number of Shares of Stock or Units(2)	Estimated Future Payouts Under Equity Incentive Plan Awards	Grant Date Fair Value of Equity Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
David A. Bradley	Bonus Plan		$81,250	$325,000	$650,000
							0
	Holdings Series B	7/27/2011				8,100,000		$2,106,000	(3)
	Phantom Units	3/31/2011				2,000,000		$0	(4)

Ross J. Crane(5)	Bonus Plan		$10,165	$40,658	$81,316
							0
	Holdings Series B	9/30/2011				2,000,000		$520,000	(3)

Stephen C. Bowater	Bonus Plan		N/A	N/A	N/A
							0
	Holdings Series B	N/A						N/A

Michael B. Farnell, Jr.	Bonus Plan		$15,540	$62,158	$124,316
							0
	Holdings Series B	7/27/2011				1,440,000		$374,400	(3)

Lisa P. Britt	Bonus Plan		$14,469	$57,877	$115,754
							0
	Holdings Series B	7/27/2011				1,080,000		$280,800	(3)
David L.Chapman	Bonus Plan		$15,625	$62,500	$125,000
							0
	Holdings Series B	4/29/2011				1,080,000		$280,800	(3)

(1)	These columns show the threshold, target and maximum payouts for performance under the Bonus Plan. As described in the section “Bonuses” above, bonus payouts range from 0% to 200% of target, with threshold, target and maximum payouts provided at 25%, 100%, and 200%, respectively. Each NEO’s possible bonus target is calculated by first multiplying the NEO’s target bonus opportunity percentage by his or her base salary and then prorating that amount for actual days of service as an employee during the fiscal year.
(2)	Awards reflected in this column represent the number of Holdings Series B Units granted to the NEOs in the 2011 fiscal year, rather than actual “stock” awards. We did not grant equity as a payout under our Bonus Plan. None of the Holdings Series B Units granted to the NEOs vested during the fiscal year.
(3)	Amount reflects the grant date fair value of the Holdings Series B Units at a weighted average value of $0.26 per unit in accordance with FASB ASC Topic 718.
(4)	In addition to the 8,100,000 Holdings Series B Units, Mr. Bradley was granted 2,000,000 performance-based and cash-settled phantom units in our company pursuant to terms set forth in “—Potential Payments Upon Termination or a Change of Control—Bradley Employment Agreement.” The phantom units are subject to a performance condition (e.g., a liquidity event in which TPG realizes a MoM of less than 1.25). Values for awards subject to performance conditions are computed in accordance with Section 25-20 of FASB ASC Topic 718, based upon the probable outcome of the performance condition as of the date of grant, excluding the effect of estimated forfeitures. Because the performance condition in this award is not probable, no value is recognized as of the grant date. Assuming the highest level of the performance condition would be achieved, the value of the award at the grant date would be $2,000,000.
(5)	Mr. Crane’s Holdings Series B Units were issued on September 30, 2011, however, our Board of Directors approved the grant to Mr. Crane at its July 27, 2011 Board meeting.

Outstanding Stock Awards at 2011 Fiscal Year-End

The following table provides information on the current Holdings Series B Units and Phantom Units held by the NEOs. This table includes unvested Holdings Series B Units and Phantom Units. The vesting dates for the Holdings Series B Units and the Phantom Units are explained under “Long-Term Equity-Based Incentives” and “—Potential Payments Upon Termination or a Change of Control—Bradley Employment Agreement.”

Name	Number of Unvested Stock Awards: Number of Shares of Stock or Units
David A. Bradley Holdings Series B Units	8,100,000
Phantom Units	2,000,000

Ross J. Crane Holdings Series B Units	2,000,000
Phantom Units	N/A

Stephen C. Bowater Holdings Series B Units	N/A
Phantom Units	N/A

Michael B. Farnell, Jr. Holdings Series B Units	1,440,000
Phantom Units	N/A

Lisa P. Britt Holdings Series B Units	1,080,000
Phantom Units	N/A

David L. Chapman Holdings Series B Units	1,080,000
Phantom Units	N/A

Potential Payments Upon Termination or a Change in Control

The various agreements and plans providing potential payments upon termination or a change of control, during the fiscal year or during fiscal year 2012, are described in detail below.

Bradley Employment Agreement

We entered into an employment agreement with Mr. Bradley that provides him with severance benefits upon certain terminations of employment as well as upon a liquidity event.

Mr. Bradley’s employment agreement provides a one-time grant of 2,000,000 performance-based phantom units designed to pay him a performance bonus in the event that we have a liquidity event. A “Liquidity Event” shall occur on the date of:

•

a transaction, including any financial restructuring transaction, which when aggregated, with any other prior transaction (whether or not related), other than an “equity syndication,”[1] results in the cumulative sale, transfer or other disposition of more than 65% of the “initial majority sponsor units”[2] and with respect to which our “majority sponsors”[3] and any transferees in an equity syndication have received only cash, marketable securities, or any combination of cash and marketable securities; or

•	any other transaction or series of transactions (whether or not related) determined by our Board, in its sole discretion, to constitute a Liquidity Event.

[1]

An “equity syndication” references a transaction involving us and our affiliates that results in that person or entity becoming the beneficial owner of securities representing no more than 50% of our outstanding voting power.

[2]	The “initial majority sponsor units” shall generally mean our common units that were issued to our majority sponsors in connection with the Ashland Distribution Acquisition.
[3]	Our “majority sponsors” for purposes of the award are TPG Partners VI, L.P. and any respective affiliate.

For purposes of calculating the amount his potential performance bonus following a Liquidity Event, the value of each phantom unit he received equaled $1.00 on the effective date of his employment agreement. In the event that the “MoM”4 of our majority sponsors in connection with a Liquidity Event is equal to or less than 1.249, the value of each phantom unit underlying the performance bonus will increase or decrease, as applicable, in an exact correlation with the value of one unit of our common units. In the event that our majority sponsors achieve a MoM of 1.25 or greater in connection with a Liquidity Event, the value of each phantom unit that comprises Mr. Bradley’s performance bonus shall be equal to $0.

Additionally, Mr. Bradley’s agreement provides for severance benefits upon certain terminations of employment. If Mr. Bradley’s employment terminates due to non renewal of his employment agreement or for “Cause”5, he only receives payment of any base salary earned through his termination date and the value of any accrued but unused vacation and holiday pay. However, if he terminates his employment for “Good Reason”6 or if we terminate his employment without Cause, he is also entitled to receive an amount equal to his annual bonus and/or performance bonus determined prior to the termination date, two times his annual base salary, a payout of the 2012 and 2013 January Bonuses if unpaid as of the termination date and up to 18 months of reimbursement for COBRA premiums related to any continuation of his medical and dental coverage. If Mr. Bradley’s employment terminates before the second anniversary following the effective date of a change of control event, he is entitled to receive an amount equal to his annual bonus and/or performance bonus determined prior to the termination date, two times his annual base salary, a payout of the 2012 and 2013 January Bonuses if unpaid as of the termination date, up to 18 months of reimbursement for COBRA premiums related to any continuation of his medical and dental coverage, two times his target annual bonus and any payments related to the vesting or settlement of his Holdings Series B Units. Further, if Mr. Bradley’s employment terminates due to death or disability, he is entitled to payment of any base salary earned through his termination date and the value of any accrued but unused vacation and holiday pay as well as the amount of his annual bonus and/or performance bonus determined prior to the termination date.

Assuming a September 30, 2011 Liquidity Event, Mr. Bradley would have received a $2,000,000 performance bonus, based on a termination date fair value of $1.00 per unit assuming a transaction involving the complete sale of all Holdings Series A and B Units. Further, assuming a September 30, 2011 termination event, Mr. Bradley would have, for a termination of employment due to non renewal of his employment agreement or for Cause, received $0. For a termination of employment without Cause or for Good Reason, Mr. Bradley would have received $2,014,665. For a termination of employment without Cause or Good Reason following a Liquidity Event, Mr. Bradley would have received $3,314,665. For a termination of employment due to death or disability, Mr. Bradley would have received $197,600. Payment of any base salary earned through his termination date and the value of any accrued but unused vacation and holiday pay was assumed current at the event in question for these fiscal-year end termination scenarios.

[4]

Under the agreement, “MoM” means a number, determined on each Liquidity Event, equal to the quotient of (a) all cash received directly or indirectly by the majority sponsors in connection with the Liquidity Event, including all cash dividends and other distributions made directly or indirectly to the majority sponsors, in respect of the initial majority sponsor units sold, transferred or otherwise disposed of on or prior to the date on which the Liquidity Event occurs, divided by (b) the aggregate purchase price paid by such majority sponsors for the initial majority sponsor units.

[5]

“Cause” includes: (1) a material breach by Mr. Bradley of his contractual performance obligations, (2) his commission of fraud, embezzlement, misappropriation, willful misconduct or breach of certain fiduciary duties, (3) a material breach of his duties regarding confidentiality, intellectual or real property, non solicitation or non competition, (4) his conviction, plea of no contest or nolo contendere, deferred adjudication or unadjudicated probation for any felony or crime involving moral turpitude, (5) any failure to carry out, or comply with, in any material respect, any lawful directive of the Board, or (6) his unlawful use of illegal drugs.

[6]

“Good Reason” includes, after a 30-day period of opportunity for us to cure: (1) a material default of our obligations under the agreement, (2) a significant diminution of Mr. Bradley’s duties or role as Chief Executive Officer, or (3) the change in the primary physical location our business of over 100 miles.

Holdings Series B Units Agreements

The individual award agreements that govern our Holdings Series B Unit awards provide that, upon the occurrence of a Liquidity Event during the term of the Series B Units in which TPG realizes a MoM that is equal to or greater than 3.0x, all outstanding and non-forfeited performance-based Holdings Series B Units automatically vest, as long as the employee is employed by us at the time of the event (all relevant terms defined in “Bradley Employment Agreement” section above). The estimated value of a change of control on September 30, 2011, for all NEOs is $0.

Severance Plan

As mentioned above, we adopted the Severance Plan in fiscal year 2012 that provides for severance benefits upon certain termination events for the eligible direct reports of Mr. Bradley but the plan was not in effect and would have provided no benefits to our NEOs for any terminations occurring on or before September 30, 2011. Under the Severance Plan, however, our NEOs currently receive no benefits in connection with a for-Cause termination or resignation. If their employment is terminated without Cause, our NEOs are entitled to

•	30 days notice pay (if applicable);

•	12 months of base pay; and

•

12 months of contributions towards their COBRA premium payments in an amount that would ensure their COBRA premium payments do not exceed the equivalent of active employee contributions rates for the medical coverage they had in place on the termination date.

For a termination within 24 months of a change of control, the NEOs would be entitled to

•	30 days notice pay (if applicable);

•	18 months of base pay;

•	a prorated portion of the bonus they would have received under the Bonus Plan for that fiscal year;

•	the greater of the three-year average of the bonuses they would have received under the Bonus Plan or that fiscal year’s target bonus; and

•

18 months of contributions towards their COBRA premium payments in an amount that would ensure their COBRA premium payments do not exceed the equivalent of active employee contributions rates for the medical coverage they had in place on the termination date.

Director Compensation

Directors Fees

We entered into an agreement with Dan F. Smith on April 1, 2011, to serve as the non-employee Chairman of our Board of Directors at an annual rate of $650,000. The April agreement provided for a bonus opportunity of $650,000 for the April 1, 2011 to March 31, 2012 time period if the performance metrics established under the Bonus Plan were attained. The agreement also provided for a grant of 1,530,000 Holdings Series B Units that cliff vest on April 29, 2012, assuming service through that date. In the event he was removed from the Board of Directors without cause during the service period, Mr. Smith would have also been entitled to:

•	a cash payment equal to his $650,000 annual fee subtracted by the amount of any quarterly installment payment previously paid to him at the time of his removal plus the target bonus of $650,000; and

•	the immediate vesting of each of his outstanding Holdings Series B Units.

In January 2012, we entered into a new one-year agreement with Mr. Smith. The new agreement supercedes Mr. Smith’s prior agreement and provides for service fees of $162,500 per year and for a bonus opportunity of up to $162,500 each fiscal year commencing October 1, 2011, provided continuous service as Chairman through September 30th of that year and our performance metrics established under the Bonus Plan are attained. It also provides for the grant of $100,000 in Holdings Series B Units that vest over a two-year period, assuming continual service as Chairman through the applicable vesting dates. Under the agreement, Mr. Smith is entitled to $162,500 if he is removed from the Board of Directors during the service period without cause.

We did not pay any other Board of Directors meeting fees for fiscal year 2011. However, in November 2011, we retained two non-employee members to serve on our Board of Directors: Messrs. Burke and Schwarzwaelder. Each has an agreement with us covering a three-year term with service fees of $75,000 per year. Messrs. Burke and Schwarzwaelder will also receive a yearly grant of $60,000 in Holdings Series B Units that vest over a three-year period, assuming continual service through the applicable vesting dates.

Director Equity-Based Compensation

As discussed above, during fiscal year 2011, we provided equity-based compensation to Mr. Smith following the consummation of the Ashland Distribution Acquisition and Messrs. Burke and Schwarzwaelder after the end of our fiscal year. We did not grant Holdings Series B Units to our directors who are affiliates of TPG.

Director Compensation for the 2011 Fiscal Year

Name(1)	Fees earned or paid in cash(2)	Stock awards(3)	Bonus(4)	Total
Dan F. Smith	$325,000	$504,900	$295,100	$1,125,000

(1)	Messrs. Burns, MacDougall, Wright and Yip did not receive any compensation for their services as directors during fiscal year 2011. Messrs. Burke and Schwarzwaelder did not begin service on our Board of Directors until fiscal year 2012.
(2)	The fees paid in fiscal year 2011 reflect two quarterly payments of the $650,000 annual retainer. Mr. Smith was also paid a $295,100 bonus in fiscal year 2012.
(3)	As explained above, the applicable equity awards that are disclosed in these tables are Holdings Series B Units rather than traditional “stock” awards. Amounts in this column reflect the grant date fair value of the Holdings Series B Units at $0.33 unit price, based only on time as a vesting component, in accordance with FASB ASC Topic 718.
(4)	The bonus for Mr. Smith relates to FY 2011 Bonus Plan company performance. The bonus was not earned or paid out until fiscal year 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 29, 2012, all of the membership interests in us were held by Holdings and Nexeo Solutions Sub Holding Corp., which is a wholly owned subsidiary of Holdings. All of the membership interests in Holdings were directly or indirectly held by TPG and one or more co-investors, including members of management.

The following table provides information with respect to the ownership as of February 29, 2012 for:

•	each person known by us to beneficially own more than a 5% equity interest in Holdings;

•	each member of our Board of Directors;

•	each of our named executive officers; and

•	all of our executive officers and directors as a group. Unit amounts indicated below reflect beneficial ownership, through Holdings, by such entities or individuals of the equity interests in us.

The amounts and percentages of units beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficially within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated units. Unless otherwise noted, the address of each beneficial owner is c/o Nexeo Solutions, LLC, 9303 New Trails Drive, Suite 400, The Woodlands, Texas 77381.

	Series A Units Beneficially Owned		Series B Units Beneficially Owned
	Number	Percentage	Number	Percentage
5% Unitholders
TPG Fund(1)	450,000,000	99.43%	—	—
Named Executive Officers and Directors
David A. Bradley(2)	500,000	*	8,100,000	31.71%
Ross J. Crane(2)	100,000	—	2,000,000	7.83%
Stephen C. Bowater(3)	—	—	—	—
Michael B. Farnell, Jr.(2)	150,000	*	1,440,000	5.64%
Lisa P. Britt(2)	150,000	*	1,080,000	4.23%
David L. Chapman(2)	200,000	*	1,080,000	4.23%
Dan F. Smith(4)	500,000	*	1,530,000	6.88%
Kenneth M. Burke(5)	—	—	60,000	*
Kevin R. Burns(6)	—	—	—	—
Michael G. MacDougall(6)	—	—	—	—
Steven B. Schwarzwaelder(5)	—	—	60,000	*
Nathan H. Wright(6)	—	—	—	—
Christopher J. Yip(6)	—	—	—	—
All officers and directors as a group (18 persons)	1,700,000	*	18,230,000	71.4%

*	Represents less than one percent.

(1)	Includes 450,000,000 Series A Units of Holdings (the “TPG Interests”) owned by TPG Accolade, L.P., a Delaware limited partnership, whose general partner is TPG VI AIV SLP SD Advisors, L.L.C., a Delaware limited liability company, whose sole member is TPG Holdings II, L.P., a Delaware limited partnership, whose general partner is TPG Holdings II-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation (“Group Advisors”). David Bonderman and James G. Coulter are directors, officers and sole shareholders of Group Advisors and may therefore be deemed to be the beneficial owners of the TPG Interests. Messrs. Bonderman and Coulter disclaim beneficial ownership of the TPG Interests. The address of Group Advisors and Messrs. Bonderman and Coulter is c/o TPG Capital, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(2)	The Series B Units held by David A. Bradley, Ross J. Crane, Michael B. Farnell, Jr., Lisa P. Brit, David L. Chapman vest as follows: 50% time vested (20% of time vested units vest on the anniversary of the Vesting Beginning Date for five years) and 50% performance based (20% of performance based units for each annual performance period).
(3)	Mr. Bowater was succeeded by Mr. Crane in August 2011.
(4)	The Series B Units held by Dan F. Smith time-vested on April 29, 2012.
(5)	The Series B Units held by Kenneth M. Burke and Steven B. Schwarzwaelder time-vest as follows: 33.33% vest on the anniversary of the grant date (January 1, 2012) for three years, assuming continued service on our Board of Directors.
(6)	Kevin R. Burns, Michael G. MacDougall and Nathan H. Wright are each TPG Partners and Christopher J. Yip is a TPG Vice President. None of Messrs. Burns, MacDougall, Wright or Yip has voting or investment power over and each disclaims beneficial ownership of the TPG Interests. The address of Messrs. Burns, MacDougall, Wright and Yip is c/o TPG Capital, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Sales and Purchases

From time to time, we may enter into related party transactions in the ordinary course of business. Certain related party transactions that occurred during the years ended September 30, 2009, 2010 and 2011 are described below.

Transactions with TPG

Equity Contributions

As of February 29, 2012, TPG and its co-investors, including certain members of management, indirectly own 100% of our Series A Units representing membership interests. These persons paid to Holdings, the owner of all of our membership interests, $451.0 million, which amounts were contributed to us to fund the Ashland Distribution Acquisition. For more information, see “Security Ownership of Certain Beneficial Owners and Management.”

Management Services Agreement and other fees

On March 31, 2011, we entered into a management services agreement with TPG pursuant to which it provides us with ongoing management, advisory and consulting services. Upon execution of the agreement, TPG received a one-time aggregate transaction fee of $15.0 million, as well as reimbursements of out-of-pocket expenses incurred by them in connection with the Ashland Distribution Acquisition. TPG also receives quarterly management fees equal to 2% of the Issuer’s “Adjusted EBITDA” (as defined in the agreement) for the previous quarter (subject to a minimum annual fee of $3.0 million), as well as reimbursements for consulting services and out-of-pocket expenses incurred by them in connection with providing such management services. For the period from our inception on November 4, 2010 through September 30, 2011 and the three months ended December 31, 2011, the aggregate amount paid to TPG under the management services agreement for quarterly management fees and expense reimbursements, including reimbursements of expenses incurred in connection with the Ashland Distribution Acquisition, was approximately $7.9 million and $1.0 million, respectively.

We will pay TPG specified success fees in connection with advice they provide in relation with certain corporate transactions. Upon closing of the Beijing PlasChem transaction, TPG will receive a one-time aggregate transaction fee of $10.0 million, as well as reimbursement of out-of pocket expenses incurred by them in connection with the Beijing PlasChem transaction. The agreement also contains customary exculpation and indemnification provisions in favor of TPG and its affiliates.

In addition, we also pay TPG a periodic fee to participate in TPG’s leveraged procurement program. This fee is calculated in relation to TPG’s portfolio companies for various categories of services and products for the benefit of portfolio companies. We paid a leverage fee of $250,000 at approximately the time of Ashland Distribution Acquisition closing.

Transactions with TPG Portfolio Companies

TPG is a private investment firm that has investments in companies that do business with us. For the period from our inception on November 4, 2010 through September 30, 2011 and the three months ended December 31, 2011, we recorded approximately $3.0 million and $1.3 million, respectively, associated with sales of our products and services to companies in which TPG has an investment.

Quarterly Tax Distributions

Pursuant to the Amended and Restated Limited Liability Company Agreement of Holdings, we are required to make quarterly distributions to our members to provide them with the funds to make estimated tax payments, if any, attributable to our taxable income. We have made quarterly tax distributions to, or on behalf of, our members of approximately $10 million relating to the period October 1, 2011 to December 31, 2011, including $9,442,657 to TPG. We did not make any tax distributions during the period from November 4, 2010 (inception) to September 30, 2011.

Consulting Fee Arrangements

We entered into fee arrangements with David A. Bradley, Stephen C. Bowater and David L. Chapman to provide services to us prior to the closing of the Ashland Distribution Acquisition. Each of Messrs. Bradley, Bowater and Chapman provided consulting services in support of the carve out of the Distribution Business and received $135,417, $168,750 and $135,000 respectively. Mr. Bowater received an additional $144,000 for his service in the Chief Financial Officer role from April 2011 to June 2011.

Indemnification Agreements

See “Part II—Item 20. Indemnification of Directors and Officers” for a discussion of indemnification agreements between us and our directors.

Procedures for Approval of Related Person Transactions

A “Related Person Transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We plan to adopt a set of related person transaction policies designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure, approval and resolution of any real or potential conflicts of interest which may exist from time to time.

THE EXCHANGE OFFER

General

Concurrently with the closing of the notes offering on March 9, 2010, the Issuer and the Guarantors entered into a registration rights agreement with the initial purchasers of the old notes that requires us to file a registration statement under the Securities Act with respect to the new notes and, upon the effectiveness of the registration statement, to offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of new notes.

The registration rights agreement provides that we must:

•	use our commercially reasonable efforts to cause the registration statement of which this prospectus is a part to be declared effective under the Securities Act;

•	keep the exchange offer open for not less than 20 business days (or longer, if required by applicable law) after the date notice of the exchange offer is mailed to holders of the old notes; and

•

use our commercially reasonable efforts to consummate the exchange offer on or prior to the 480th calendar day following the closing date of offering of the old notes (or if such 480th calendar day is not a business day, the next succeeding business day).

A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as described in the paragraphs below, and the old notes will continue to be subject to certain restrictions on transfer.

Subject to certain conditions, including the representations described below, the new notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. In order to participate in the exchange offer, a holder must represent to us in writing, or be deemed to represent to us in writing, among other things, that:

•	the new notes acquired pursuant to the exchange offer are being acquired in the ordinary course of business of the holder and any beneficial owner;

•

neither the holder nor, to the knowledge of such holder, any other person receiving new notes from such holder has an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the new notes in violation of the provisions of the Securities Act;

•

neither the holder nor, to the knowledge of such holder, any other person receiving new notes from such holder is an “affiliate,” as defined in Rule 405 under the Securities Act, of ours or of any of the Guarantors;

•

if such holder is not a broker-dealer, neither such holder nor, to the knowledge of such holder, any other person receiving new notes from such holder, is engaging in or intends to engage in a distribution of the new notes; and

•

if such holder is a participating broker-dealer, such holder has acquired the new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that it will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements). See “Plan of Distribution.”

Under certain circumstances specified in the registration rights agreements, we may be required to file a “shelf” registration statement covering resales of the old notes pursuant to Rule 415 under the Securities Act.

Based on an interpretation by the SEC’s staff described in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions described below, the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of new notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of ours;

•	is a broker-dealer who purchased old notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

•	acquired the new notes other than in the ordinary course of the holder’s business;

•	has an arrangement or understanding with any person to engage in the distribution of the new notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes cannot rely on this interpretation by the SEC’s staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new note. See “Plan of Distribution.” Broker-dealers who acquired old notes directly from us and not as a result of market-making activities or other trading activities may not rely on the staff’s interpretations discussed above, and must comply with the registration and prospectus delivery requirements of the Securities Act in order to sell the old notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to midnight, New York City Time at the end of June 13, 2012, or such date and time to which we, in our sole discretion, extend the exchange offer. We will issue $2,000 in principal amount of new notes in exchange for each $2,000 principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. Old notes may be tendered only in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

The new notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes. As of the date of this prospectus: $175 million in aggregate principal amount of old notes were outstanding, and there was one registered holder, a nominee of DTC. This prospectus, together with the letter of transmittal, is being sent to the registered holders of old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date shall be midnight, New York City Time, at the end of June 13, 2012, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. We reserve the right, in our sole discretion:

•	to extend the exchange offer or, if any of the conditions described under “—Conditions to the Exchange Offer” shall not have been satisfied or waived, to terminate the exchange offer, or

•

to amend or modify the terms of the exchange offer in any manner or waive any conditions to the exchange offer. In the event of a material modification, including the waiver of a material condition, we will extend the offer, if necessary so that at least five business days remain after notice of the amendment and before the expiration date.

In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City Time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City Time on such date.

During any extension of the exchange offer and consent solicitation, all old notes previously validly tendered and not validly withdrawn will remain subject to the exchange offer. Any waiver, amendment or modification of the exchange offer will apply to all old notes previously validly tendered and not validly withdrawn.

Procedures for Tendering

When the holder of old notes tenders, and we accept such notes for exchange pursuant to that tender, a binding agreement between us and the tendering holder is created, subject to the terms and conditions described in this prospectus and the accompanying letter of transmittal.

General. If you wish to participate in the exchange offer, you must validly tender (and not validly withdraw) your old notes to the exchange agent at or prior to the expiration date in accordance with the procedures described below. In order to meet this deadline, custodians and clearing systems may require you to act on a date prior to the expiration date. Additionally, they may require further information in order to process all requests to tender. Holders are urged to contact their custodians and clearing systems as soon as possible to ensure compliance with their procedures and deadlines.

The method of delivery of the old notes, the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Where applicable, holders should use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to and receipt by the exchange agent at or prior to the expiration date. Do not send the letter of transmittal or any old notes to anyone other than the exchange agent.

If you have questions regarding tender or consent procedures or require additional copies of this prospectus or the letter of transmittal, please contact the exchange agent. Contact information for the exchange agent is described below under the heading “—Exchange Agent.” Holders whose old notes are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee can also contact such custodial entity for assistance in tendering their old notes.

Valid Tender of Old Notes. If you are a holder of old notes and you wish to tender your old notes for exchange pursuant to the exchange offer, on or prior to the expiration date you must:

(1) agree to be bound by the terms of the exchange offer by transmitting either:

•

a properly completed and duly executed letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, with all signature guarantees and other documents required by the letter of transmittal, to the exchange agent at the address included below under the heading “—Exchange Agent”; or

•

a computer-generated message transmitted by means of DTC’s ATOP, as described below, and received by the exchange agent in which you acknowledge and agree to be bound by the terms of the letter of transmittal; and

(2) comply with the guaranteed delivery procedures described below or deliver the old notes to the exchange agent by either:

•	transmitting a timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfers described below; or

•	if the old notes are held in physical form, delivering the old notes to the exchange agent as described below.

Delivery of Physical Letter of Transmittal. You may transmit your acceptance of the terms of the exchange offer by delivering a properly completed and duly executed physical letter of transmittal, which accompanies this prospectus, or a facsimile of the letter of transmittal, with all signature guarantees and other documents required by the letter of transmittal, to the exchange agent at the address included below under the heading “—Exchange Agent.”

Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”), unless the old notes tendered thereby are tendered:

•

by a holder of old notes (or by a participant in DTC whose name appears on a security position listing as the owner of such old notes) who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of a member firm of a registered national securities exchange, a member of FINRA or a commercial bank or trust company having an office or correspondent in the United States.

Delivery of Letter of Transmittal Through ATOP. In lieu of physically completing and executing the letter of transmittal and delivering it to the exchange agent, DTC participants that have the old notes credited to their DTC account and held of record by DTC’s nominee may electronically transmit their acceptance of the exchange offer through ATOP, for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the exchange offer and send an agent’s message to the exchange agent for its acceptance. An “agent’s message” is a message transmitted by DTC, received by the exchange agent, which states that DTC has received an express acknowledgement from you that you have received the exchange offer documents and agree to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against you.

Delivery of documents to DTC does not constitute delivery to the exchange agent. If you desire to tender your old notes through DTC, you must allow sufficient time for completion of the ATOP procedures during the normal procedures of DTC. We will have the right, which may be waived, to reject the defective tender of old notes as invalid and ineffective.

Holders whose old notes are held by DTC should be aware that DTC may have deadlines earlier than the expiration date for the exchange offer. Accordingly, such holders are urged to contact DTC as soon as possible.

Book-Entry Delivery of Old Notes. The exchange agent has or will establish an account with respect to the old notes at DTC for purposes of the exchange offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the old notes may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer.

Delivery of Old Notes Held in Physical Form. We do not believe any old notes exist in physical form. If you believe you hold old notes in physical form, please contact the exchange agent regarding procedures for participating in the exchange offer. Any old notes in physical form must be tendered using a physical letter of transmittal and such old notes must be delivered to the exchange agent at its address included below under the heading “—Exchange Agent.”

Guaranteed Delivery Procedures. If a holder of old notes desires to tender such notes and the holder’s old notes are not immediately available, or time will not permit the holder’s old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the holder tenders the old notes through an eligible institution;

•

prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, acceptable to us, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the old notes tendered, the certificate number or numbers of such old notes, if applicable, and the amount of the old notes being tendered. The notice of guaranteed delivery must state that the tender is being made and must guarantee that within three New York Stock Exchange trading days after the expiration date the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal (with any required signature guarantees and any other documents required by the letter of transmittal), or agent’s message, as the case may be, will be provided by the eligible institution to the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal (with any required signature guarantees and any other documents required by the letter of transmittal), or agent’s message, as the case may be, within three New York Stock Exchange trading days after the expiration date.

Tendering with Respect to Old Notes Held Through a Custodian. Any holder whose old notes are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes should contact such custodial entity promptly and instruct such custodial entity to tender the old notes and deliver consents on such holder’s behalf.

A custodial entity cannot tender old notes on behalf of a holder of old notes without such holder’s instructions. Holders whose old notes are held by a custodial entity such as a broker, dealer, commercial bank, trust company or other nominee should be aware that such nominee may have deadlines earlier than the expiration date. Accordingly, such holders are urged to contact any custodial entity such as a broker, dealer, commercial bank, trust company or other nominee through which they hold their old notes as soon as possible in order to learn of the applicable deadlines of such nominees.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered old notes pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any old notes determined by us not to be in proper form, or if the acceptance of or exchange of such old notes may, in the opinion of our counsel, be unlawful or result in a breach of contract. A waiver of any defect or irregularity with respect to the tender of one old note shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other old note. Notwithstanding the foregoing, we do not expect to treat any holder of old notes differently from other holders to the extent they present the same facts or circumstances.

Your tender of old notes will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. None of us, the exchange agent or any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any old notes, or will incur any liability for failure to give any such notification.

Acceptance of Old Notes for Exchange; Delivery of New Notes Issued in the Exchange Offer

All of the conditions to the exchange offer must be satisfied or waived at or before the expiration of the exchange offer. Promptly following the expiration of the exchange offer, we will accept for exchange all old notes that have been properly tendered and not validly withdrawn and we will issue new notes registered under the Securities Act. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter, and complied with the applicable provisions of the registration rights agreement. If any tendered old notes are not accepted for any reason described in the terms and conditions of the exchange offer, such unaccepted old notes will be returned to the tendering holder at our expense promptly after the expiration or termination of the exchange offer. Any withdrawn or unaccepted old notes will be credited to the tendering holder’s account at DTC or, if the tendered old notes are held in physical form, by delivering the withdrawn or unaccepted old notes to the tendering holder. Under no circumstances will we be required to accept old notes for exchange that have not been validly tendered in accordance with the procedures described in this prospectus. See “—Procedures for Tendering.”

For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to that of the surrendered old note. New notes will be delivered in book-entry form by deposit with DTC. DTC will transmit the new notes to holders in accordance with its procedures. Registered holders of new notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from the issue date of the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer. Under the registration rights agreement, we may be required to make payments of additional interest to the holders of the old notes under circumstances relating to the timing of the exchange offer.

Withdrawal of Tenders

Tenders of old notes may be validly withdrawn at any time prior to the expiration of the exchange offer. For a withdrawal of a tender to be effective, a written or facsimile transmission notice of withdrawal, or a properly transmitted “request message” through ATOP, must be received by the exchange agent prior to the expiration date at its address included below under “—Exchange Agent.” Any such written or facsimile-transmitted notice must:

•	specify the name of the tendering holder of old notes;

•	bear a description of the old notes to be withdrawn;

•	specify, in the case of old notes tendered by physical delivery of certificates, the certificate numbers shown on the particular certificates evidencing those old notes;

•	specify the aggregate principal amount represented by those old notes;

•

specify, in the case of old notes tendered by physical delivery of certificates for those old notes, the name of the registered holder, if different from that of the tendering holder, or specify, in the case of old notes tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn old notes;

•	specify, in the case of old notes tendered by physical delivery of certificates for those old notes, mailing instructions for the return of such notes to the tendering holder; and

•

be signed by the holder of those old notes in the same manner as the original signature on the letter of transmittal and consent, including any required signature guarantees, or be accompanied by evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of those old notes.

Any withdrawn old notes will be credited to the tendering holder’s account at DTC or, if the withdrawn old notes are held in physical form, will be returned to the tendering holder at our expense. Withdrawal of tenders of old notes may not be rescinded, and any old notes validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the exchange offer. Validly withdrawn old notes may, however, be re-tendered by again following the procedures described in “—Procedures for Tendering” on or prior to the expiration of the exchange offer.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any withdrawal of old notes pursuant to the procedures described above, and the form and validity (including time of receipt) of all documents will be determined by us in our sole discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. None of us, the exchange agent or any other person or entity is under any duty to give notification of any defects or irregularities in any withdrawal of any old notes, or will incur any liability for failure to give any such notification.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we will not be required to deliver any new notes, and we may terminate the exchange offer or, at our option, modify, extend or otherwise amend the exchange offer, if we determine, in our reasonable judgment, that:

•	the exchange offer violates applicable law or any applicable interpretation of the staff of the SEC;

•

an action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or a material adverse development shall have occurred in any existing action or proceeding with respect to us; or

•	all governmental approvals that we deem necessary for the consummation of the exchange offer have not been obtained.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at or before the expiration of the offer. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at or before the expiration of the offer.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for those old notes, if at such time the registration statement of which this prospectus forms a part has not been declared effective by the SEC, or if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to have the registration statement of which this prospectus forms a part be declared effective by the SEC and obtain the withdrawal of any stop order at the earliest possible time, as applicable.

Consequences of Not Tendering

Old notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to accrue interest and to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer described in the legend on the old notes relating to the old notes. After the completion of the exchange offer, we will have no further obligation to provide for the registration under the Securities Act of those old notes except in limited circumstances with respect to specific types of holders of old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. Wells Fargo Bank, N.A. has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered and Certified Mail:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9303-121

PO Box 1517

Minneapolis, Minnesota 55480

By Overnight Courier or Regular Mail:

Wells Fargo Bank, N.A.

Corporation Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, Minnesota 554797

By Hand Delivery:

Wells Fargo Bank, N.A.

12th Floor—Northstar East Building

Corporate Trust Operations

608 Second Avenue South

Minneapolis, Minnesota 55479

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Accounting Treatment

We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes as the terms of the new notes are substantially identical to those of the old notes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Secured Asset-Based Revolving Credit Facility

In connection with the Ashland Distribution Acquisition, we along with certain of our operating subsidiaries in the United States and Canada (the “ABL Borrowers”) entered into an asset-based credit agreement by and among Holdings, the other ABL Borrowers and Bank of America, N.A., as administrative agent and collateral agent (the “ABL Agent”), the other agents party thereto and the lenders party thereto.

Set forth below is a summary of the terms of the ABL Facility. The ABL Facility provides for senior secured revolving credit financing including a U.S. tranche of initially up to $500.0 million and a Canadian tranche of initially up to $40.0 million, subject, in each case, to availability under the respective borrowing bases for each tranche. Other than during the existence of an event of default, the size of the Canadian tranche may be increased or decreased with a corresponding decrease or increase, respectively, in the U.S. tranche, at the beginning of each quarter, at our option, provided that the Canadian tranche shall not exceed $75.0 million. The ABL Facility includes a letter of credit subfacility, which permits up to $100.0 million of letters of credit under the U.S. tranche (which may be denominated in Dollars, Euros or other currencies approved by the administrative agent and the issuing bank) and up to the dollar equivalent of $10.0 million of letters of credit under the Canadian tranche (which may be denominated in Canadian Dollars only). In addition, under the ABL Facility up to $50.0 million in the case of the U.S. tranche, and $10.0 million in the case of the Canadian tranche, may be short-term borrowings upon same-day notice, referred to as swingline loans. Subject to compliance with certain covenants and other conditions, including borrowing base availability, we have the option to raise up to $200.0 million of incremental revolving credit commitments subject to the limitation that the Canadian tranche may not be increased by an aggregate principal amount greater than $10.0 million from these incremental commitments. The ABL Facility is scheduled to mature on March 31, 2016.

Borrowing Base Availability

Availability under the U.S. tranche of the ABL Facility at any time will be the lesser of (i) the aggregate commitments under the U.S. tranche of the ABL Facility and (ii) the U.S. borrowing base, less any outstanding borrowings and letters of credit. The U.S. borrowing base under the ABL Facility is equal to the sum of:

(a) 85% of eligible accounts receivable of the ABL Borrowers that are U.S. entities (the “U.S. ABL Borrowers”); plus

(b) the lesser of (i) 75% of the lesser of cost or fair market value of the U.S. ABL Borrowers’ eligible inventory and (ii) 85% of the appraised net orderly liquidation value of the U.S. ABL Borrowers’ eligible inventory.

Availability under the Canadian tranche of the ABL Facility at any time is the lesser of (i) the aggregate commitments under the Canadian tranche of the ABL Facility and (ii) the Canadian borrowing base, less any outstanding borrowings and letters of credit. The Canadian borrowing base under the ABL Facility is equal to the sum of:

(a) 85% of eligible accounts receivable of the ABL Borrower that is a Canadian entity (the “Canadian ABL Borrower”); plus

(b) the lesser of (i) 75% of the lesser of cost or fair market value of the Canadian ABL Borrower’s eligible inventory and (ii) 85% of the appraised net orderly liquidation value of the Canadian ABL Borrower’s eligible inventory.

Each of the borrowing bases components is subject to customary reserves and eligibility criteria.

Interest Rate and Fees

Borrowings under the ABL Facility bear interest, at the ABL Borrowers’ option, at either (a) an alternative base rate or Canadian prime rate, as applicable, plus an applicable margin (1.50% for the first six months after the closing date of the Ashland Distribution Acquisition, and range between 1.25% and 1.75% thereafter pursuant to a grid based on average excess availability) or (b) a London interbank offered rate or Canadian BA rate, as applicable, plus an applicable margin (2.50% for the first six months after the closing date of the Ashland Distribution Acquisition, and range between 2.25% and 2.75% thereafter pursuant to a grid based on average excess availability). In addition to paying interest on outstanding principal under the ABL Facility, the ABL Borrowers are required to pay a commitment fee, in respect of the unutilized commitments under the ABL Facility, ranging from 0.375% to 0.625% per annum, which fee will be determined based on utilization of the ABL Facility (increasing when utilization is low and decreasing when utilization is high). We are also required to pay customary letter of credit fees. We had $299.3 million available under our ABL Facility at December 31, 2011, net of borrowings and guarantees. Borrowings under our ABL Facility bear interest at a variable rate which was a weighted average rate of 3.07% as of December 31, 2011.

Mandatory Prepayments

If at any time the aggregate amount of outstanding loans (including swingline loans), unreimbursed letter of credit drawings and undrawn letters of credit under either the U.S. tranche or the Canadian tranche, as applicable, of the ABL Facility exceeds the lesser of (i) the commitment amount under the applicable tranche of the ABL Facility and (ii) the then-applicable borrowing base for such tranche, the U.S. ABL Borrowers or the Canadian ABL Borrowers, as applicable, will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to such excess, with no reduction of the commitment amount. During any period when the amount available under either the U.S tranche or the Canadian tranche is less than 12.5% of the lesser of (a) the commitment amount under such tranche and (b) the then-applicable borrowing base for such tranche, the loans under such tranche of the ABL Facility shall be prepaid and, if applicable, the letters of credit cash collateralized with 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of ABL Collateral by the applicable ABL Borrowers in excess of an amount to be agreed, and 100% of the consideration for the ABL Collateral must be for cash. The application of proceeds from mandatory prepayments shall not reduce the aggregate amount of commitments under the ABL Facility and amounts prepaid may be reborrowed, subject to availability.

Cash Dominion

As of any date of determination when (i) Threshold Excess Availability (to be calculated as the sum of (a) excess availability under the U.S. tranche plus (b) the lesser of (1) the dollar equivalent of excess availability under the Canadian tranche and (2) 20.0% of the then-applicable Canadian commitment amount) is less than the greater of (x) 12.5% of the lesser of (A) the commitment amount and (B) the then-applicable combined borrowing base and (y) $40 million, in each case, for a period of five consecutive business days or (ii) when an event of default is continuing, the ABL Borrowers will be required to deposit cash on a daily basis from certain depository accounts in a collection account maintained with the administrative agent under the ABL Facility, which will be used to repay outstanding loans and cash collateralize letters of credit. In the case of clause (i), the cash dominion period will continue until the 30th consecutive day on which Threshold Excess Availability under the ABL Facility exceeds the greater of (a) 12.5% of the lesser of (x) the commitment amount and (y) the then-applicable combined borrowing base and (b) $40 million, and in the case of clause (ii), the cash dominion period will continue until the event of default is no longer continuing. During the periods referenced in the previous sentence, the ABL Borrowers shall be required to repay outstanding amounts under the ABL Facility (without a concurrent reduction of the commitment amount) in an aggregate amount equal to the net proceeds in case of (x) a transfer or sale of ABL Collateral or (y) receipt of insurance proceeds or condemnation awards with respect to ABL Collateral, in each case subject to a minimum threshold.

Voluntary Prepayments

The ABL Borrowers may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans for either tranche at any time without premium or penalty other than customary “breakage” costs with respect to Eurodollar loans.

Amortization and Final Maturity

There is no scheduled amortization under the ABL Facility. All outstanding loans under the ABL Facility are due and payable in full, and the commitments under the ABL Facility will terminate, on March 31, 2016, provided that any lender under the ABL Facility may agree to extend the maturity of its share of the commitment amount without the consent of other lenders.

Guarantees and Security

All obligations under the U.S. tranche of the ABL Facility are unconditionally guaranteed by our immediate parent and the Co-Issuer and, subject to certain customary exceptions, will be required to be guaranteed by all of our future direct and indirect wholly owned domestic subsidiaries. All obligations under the Canadian tranche of the ABL Facility are unconditionally guaranteed by our immediate parent and the Co-Issuer and will be required to be guaranteed by all of our future direct and indirect wholly owned domestic and Canadian subsidiaries, subject, in each case, to certain customary exceptions. Based on customary exceptions to the guarantee requirements under the ABL Facility, other than the Co-Issuer, none of our existing wholly owned domestic subsidiaries are required to guarantee the obligations under either tranche under the ABL Facility. Obligations under the ABL Facility are secured by (i) a first-priority perfected security interest in the ABL Collateral (as such term is used in the credit agreement governing the ABL Facility) and (ii) a second-priority security interest in the Term Loan Collateral (as such term is used in the credit agreement governing the Term Loan Facility), subject to certain limitations; provided, that no ABL Collateral or Term Loan Collateral owned by the Canadian ABL Borrower will secure the obligations owing under the U.S. tranche of the ABL Facility. The obligations under the ABL Facility and related guarantee are effectively subordinated to our loans under the Term Loan Facility to the extent of the value of the Term Loan Collateral that secures the loans under the Term Loan Facility on a first-priority basis.

Restrictive Covenants and Other Matters

The ABL Facility requires that if Threshold Excess Availability under the ABL Facility is less than the greater of (i) 12.5% of the lesser of (x) the commitment amount and (y) the then-applicable combined borrowing base and (ii) $40.0 million, the ABL Borrowers shall comply with a minimum fixed charge coverage ratio of at least 1.0 to 1.0. In addition, the ABL Facility contains negative covenants that restrict us and our subsidiaries, including the ABL Borrowers, from, among other things, incurring additional debt, granting liens, entering into guarantees, entering into certain mergers, making certain loans and investments, disposing of assets, prepaying certain debt, declaring dividends, modifying certain material agreements, or changing the business we conduct. In addition, we are further subject to limitations on our parent’s ability to engage in actions other than those of a holding company.

The ABL Facility also contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the ABL Facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under the ABL Facility would be entitled to take various actions, including the acceleration of amounts due under the ABL Facility and all actions permitted to be taken by a secured creditor.

Senior Secured Term Loan Facility

In connection with the Ashland Distribution Acquisition, on March 9, 2011, we (the “Term Loan Borrower”) entered into a credit agreement by and among the Term Loan Borrower, Holdings, Nexeo Solutions Sub Holding Corp., Bank of America, N.A., as administrative agent and collateral agent (the “Term Agent”), the other agents party thereto, and the lenders party thereto.

Set forth below is a summary of the terms of the Term Loan Facility. We drew $325.0 million, the full amount of the Term Loan Facility, on the closing date of the Ashland Distribution Acquisition. Proceeds of the term loans on the closing date of the Ashland Distribution Acquisition, together with other sources of funds, were used to finance the Ashland Distribution Acquisition and related fees and expenses.

The Term Loan Facility provides senior secured debt financing in an aggregate principal amount of up to $325.0 million and the right, at our option, to request additional tranches of term loans in an aggregate principal amount such that the aggregate principal amount of indebtedness outstanding at any one time (net of up to $50.0 million of cash) does not cause a consolidated net senior secured leverage ratio, calculated on a pro forma basis, to exceed 3.0 to 1.0. Availability of such additional tranches of term loans will be subject to the absence of any default, and among other things, the receipt of commitments by existing or additional financial institutions.

Interest Rate and Fees

Borrowings under the Term Loan Facility bear interest at a rate per annum equal to, at our option, either (a) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, which shall be no less than 1.5%, plus an applicable margin of 3.5% or (b) a base rate determined by reference to the highest of (1) the prime commercial lending rate published by Bank of America, N.A. as its “prime rate”, (2) the federal funds effective rate plus 0.50% and (3) a one-month LIBOR rate plus 1.0%, plus an applicable margin of 2.5%.

Mandatory Prepayments

The credit agreement governing our Term Loan Facility requires us to prepay outstanding term loans, subject to certain exceptions, with (i) 50% (subject to reduction to 25% and 0% based upon achievement of a consolidated net senior secured leverage ratio of 2.50 to 1.0 and 1.75 to 1.0, respectively) of our annual excess cash flow, reduced by customary deductions; (ii) 100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and (iii) 100% of the net cash proceeds of any incurrence or issuance of certain debt, other than debt permitted under our Term Loan Facility.

Voluntary Prepayments

The Term Loan Borrower may voluntarily prepay outstanding loans under the Term Loan Facility, without premium or penalty, other than customary “breakage” costs with respect to Eurodollar loans and a 1% premium on the outstanding amount of any loans prepaid in connection with certain repricing transactions occurring during a period to be agreed upon. We also have the right to voluntarily prepay at a discount to par pursuant to a borrower offer of specified discount or borrower solicitation of offer and subject to lender acceptance and certain other restrictions.

Amortization and Final Maturity

The Term Loan Borrower are required to make scheduled quarterly payments in an aggregate annual amount equal to 1.00% of the original principal amount of the term loans made on the closing date of the Ashland Distribution Acquisition, with the balance due on the September 9, 2017, six and one half years after the closing date.

Guarantees and Security

All obligations under the Term Loan Facility are unconditionally guaranteed by our immediate parent and the Co-Issuer and, subject to certain customary exceptions, will be required to be guaranteed by all of our future direct and indirect wholly owned domestic subsidiaries. Based on customary exceptions to the guarantee requirements under the Term Loan Facility, other than the Co-Issuer, none of our existing wholly owned domestic subsidiaries are required to be guarantors of the Term Loan Facility. Obligations under the Term Loan Facility are secured by (i) a first-priority perfected security interest in the Term Loan Collateral and (ii) a second-priority security interest in the ABL collateral, subject to certain limitations. The obligations under the Term Loan Facility and related guarantee are effectively subordinated to our loans under the ABL Facility to the extent of the value of the ABL Collateral that secures the loans under the ABL Facility on a first-priority basis.

Certain Covenants and Events of Default

Our Term Loan Facility contains a number of covenants that, among other things and subject to certain exceptions, restrict our ability, the ability of our immediate parent and the ability of certain of our subsidiaries to, among other things:

•	incur or guarantee additional indebtedness;

•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or our other indebtedness;

•	make investments, loans and acquisitions;

•	create restrictions on the payment of dividends or other amounts to us from our Restricted Subsidiaries;

•	engage in transactions with our affiliates;

•	sell assets, including capital stock of our subsidiaries or engage in sale-leaseback transactions;

•	alter the business we conduct;

•	consolidate or merge; and

•	incur liens.

The credit agreement governing our Term Loan Facility does not require us to comply with any financial maintenance covenants but does contain certain customary representations and warranties, affirmative covenants and provisions relating to events of default.

DESCRIPTION OF NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (1) the term “Issuer” refers to Nexeo Solutions, LLC, a Delaware limited liability company, and not to any of its subsidiaries, (2) the term “Co-Issuer” refers to Nexeo Solutions Finance Corporation, a Delaware corporation and a wholly owned direct subsidiary of the Issuer, (3) the term “Holdings Sub” refers only to Nexeo Solutions Sub Holding Corp., a Delaware corporation and the owner of 0.01% of the equity interests of the Issuer, and not to any of its subsidiaries, (4) the term “Holdings” refers only to Nexeo Solutions Holdings, LLC, a Delaware limited liability company and the direct parent of Holdings Sub and owner of the remainder of the equity interests in the Issuer, and not to any of its subsidiaries, (5) the term “Issuers” refers to the Issuer and the Co-Issuer, but not to any of their respective subsidiaries and (6) the term “Notes” refers, collectively, to the old notes and the new notes.

The Issuers issued $175.0 million aggregate principal amount of 8.375% senior subordinated notes due 2018 under the indenture dated March 9, 2011 (together with the supplemental indenture dated March 31, 2011, the “Indenture”), among the Issuers, Holdings, Holdings Sub, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). “Acquisition Date” refers to March 31, 2011. The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions in the Indenture of terms used below. We urge you to read the Indenture because it, and not this description, will define your rights as Holders of the Notes. You may request copies of the Indenture at our address included under “Available Information.”

If the exchange offer contemplated by this prospectus is consummated, holders of old notes who do not exchange those notes for new notes in the exchange offer will vote together with Holders of new notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the Holders thereunder must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding securities issued under the Indenture. In determining whether Holders of the requisite percentage in principal amount of Notes have given any notice, consent or waiver or taken any other action permitted under the Indenture, any old notes that remain outstanding after the exchange offer will be aggregated with the new notes, and the Holders of such old notes and the new notes will vote together as a single class for all such purposes. Accordingly, all references in this prospectus to specified percentages in aggregate principal amount of the Notes outstanding shall be deemed to mean, at any time after the exchange offer for the old notes is consummated, such percentages in aggregate principal amount of the old notes and the new notes then outstanding.

Brief Description of Notes

Like the old notes, the new notes:

•	will be general senior subordinated obligations of the Issuers;

•	will be subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer;

•	will be effectively subordinated to any secured obligations of the Issuers to the extent of the value of the collateral securing such obligations;

•	will be equal in right of payment to all future senior subordinated Indebtedness of the Issuers;

•	will be senior in right of payment to any future Indebtedness of the Issuers that expressly provides that it is junior in right of payment to the Notes; and

•

will be guaranteed on a senior subordinated unsecured basis by Holdings and each existing and future direct and indirect wholly owned domestic Restricted Subsidiary of Holdings (and any non-wholly owned domestic Restricted Subsidiary that guarantees other capital market debt securities of Holdings or any Subsidiary Guarantor, in each case other than the Issuers) that guarantees Indebtedness under the Credit Agreements or future Indebtedness, if any, subject to certain exceptions.

Guarantees

The new notes, like the old notes, will be guaranteed on a senior subordinated basis by Holdings and each existing and future direct and indirect wholly owned domestic Restricted Subsidiary of Holdings (and any non-wholly owned domestic Restricted Subsidiary that guarantees other capital market debt securities of Holdings or any Subsidiary Guarantor, in each case other than the Issuers) that guarantees Indebtedness of the Issuer under the Credit Agreements or future Indebtedness, if any, subject to certain exceptions (collectively, the “Guarantors”). The Co-Issuer will not be a Guarantor of the new notes. Certain subsidiaries of Holdings may guarantee the obligations of the Canadian borrower under the Canadian ABL Tranche of the ABL Facility; however, such subsidiaries will not be Guarantors of the new notes.

The Guarantors will jointly and severally, irrevocably and unconditionally, guarantee, on a senior subordinated basis, the full and punctual payment when due, whether at maturity, by acceleration or otherwise, all obligations of the Issuers under the Indenture and the new notes, whether for payment of principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise, on the terms included in the Indenture by executing the Indenture.

Each of the Guarantees of the new notes, like the Guarantees of the old notes:

•	will be an senior subordinated obligation of the applicable Guarantor;

•	will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantors;

•	will be effectively subordinated to any secured obligations of the Guarantors to the extent of the value of the collateral securing such obligations;

•	will be effectively subordinated to all of the liabilities of the Restricted Subsidiaries of such Guarantor that are not Subsidiary Guarantors;

•	will be equal in right of payment to all future senior subordinated Indebtedness of such Guarantor; and

•	will be senior in right of payment to all future Indebtedness of such Guarantor that expressly provides that it is junior in right of payment to the Guarantee of such Guarantor.

In addition to the Co-Issuer, not all of Holdings’ Subsidiaries will guarantee the new notes. In the event of a bankruptcy, liquidation, reorganization or similar proceeding of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Issuers or a Guarantor. As a result, all of the existing and future liabilities of Subsidiaries that are not Guarantors, including any claims of trade creditors, will be effectively senior to the Notes. The Indenture does not limit the amount of liabilities that are not considered Indebtedness that may be incurred by Holdings or the Restricted Subsidiaries, including the non-Guarantors.

The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or similar limitation under applicable law. This provision may not, however, be effective to protect a Guarantee from being voided under fraudulent transfer law, or may reduce the applicable Guarantor’s obligation to an amount that effectively makes its Guarantee worthless. If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes and Exchange Offer—Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees. If that occurs, you may not receive any payments on the notes.”

Any Guarantor that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Each Guarantor may consolidate with, amalgamate or merge into or sell all or substantially all its assets to the Issuer, the Co-Issuer or another Guarantor without limitation or any other Person upon the terms and conditions included in the Indenture. See “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets.”

Each Guarantee by a Subsidiary Guarantor will provide by its terms that it will be automatically and unconditionally released and discharged upon:

(1)	(a) any sale, exchange or transfer (by merger, amalgamation, consolidation or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (ii) all of the assets of such Subsidiary Guarantor, in each case if such sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of the guarantee by such Subsidiary Guarantor of Indebtedness under the Credit Agreements and any other Indebtedness that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Guarantee pursuant to the covenant described under “Certain Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”);

(c) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of the Indenture; or

(d) the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the satisfaction and discharge of the Holdings’ obligations under the Indenture in accordance with the terms of the Indenture; and

(2)	Holdings delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

The Guarantee by Holdings will provide by its terms that it will be automatically and unconditionally released and discharged upon (1) the exercise by the Issuers of their legal defeasance option or covenant defeasance option as described under “Legal Defeasance and Covenant Defeasance” or the satisfaction and discharge of the Issuers’ obligations under the Indenture in accordance with the terms of the Indenture and (2) Holdings delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

The new notes, like the old notes, will be the senior subordinated obligations of the Issuers and will be subordinated in right of payment to the prior payment in cash in full of all existing and future Senior Indebtedness of the Issuers, including obligations outstanding under the Credit Agreements. The new notes will also be effectively subordinated to all of the Issuers’ secured obligations, including obligations under the Credit Agreements, to the extent of the value of the assets securing such obligations and structurally subordinated to all obligations of the Issuer and the Restricted Subsidiaries that are not Subsidiary Guarantors.

The Indebtedness evidenced by the Guarantees will be the obligations of the applicable Guarantor, will be subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor, including its guarantee of the obligations outstanding under the Credit Agreements. The Guarantees will also be effectively subordinated to any Secured Indebtedness of the applicable Guarantor, including its guarantee of the obligations outstanding under the Credit Agreements, to the extent of the value of the assets securing such Secured Indebtedness and structurally subordinated to the obligations of the Restricted Subsidiaries that are not Subsidiary Guarantors.

Although the Indenture contains limitations on the amount of additional Indebtedness that Holdings and the Restricted Subsidiaries (including the Subsidiary Guarantors) may incur, under certain circumstances the amount of such Indebtedness could be substantial and such Indebtedness may be Senior Indebtedness and/or Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

The Co-Issuer serves as co-issuer of the new notes to facilitate the offering of the new notes. The Co-Issuer does not have any operations or assets and does not, and is not expected to have, any revenues or material assets. As a result, prospective investors should not expect the Co-Issuer to participate in servicing the principal of, premium, if any, or interest or any other payment obligation on the Notes.

Subordination

The payment of principal, interest and premium, if any, on the Notes will be subordinated to the prior payment in full in cash of all Senior Indebtedness of the Issuers and the Guarantors, including Senior Indebtedness incurred after issuance.

The holders of Senior Indebtedness will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Indebtedness (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Indebtedness) accruing before the Holders will be entitled to receive any payment with respect to the Notes, in the event of any distribution to creditors of an Issuer:

(1)	in a liquidation or dissolution of such Issuer;

(2)	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to such Issuer or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of such Issuer’s assets and liabilities.

The Issuers also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trusts described under “—Certain Covenants—Legal Defeasance and Covenant Defeasance” and “—Certain Covenants—Satisfaction and Discharge”) if:

(1)	a payment default on Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

(2)	any other default occurs and is continuing on any series of Designated Senior Indebtedness that permits holders of that series of Designated Senior Indebtedness to accelerate its maturity without further notice (except such notice as may be required to effect such acceleration) and the Trustee receives such notice of default (a “Payment Blockage Notice”) from the Issuers or the holders of any Designated Senior Indebtedness; provided, however, that until all Indebtedness under the Credit Agreements is paid in full, a Payment Blockage Notice can only be sent by an authorized representative of the holders of the Indebtedness under the Credit Agreements.

Payments on the Notes may and will be resumed:

(1)	in the case of a payment default, upon the date on which such default is cured or waived;

(2)	in the case of any other default, upon the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated; or

(3)	such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the foregoing, Issuers may make payment on the Notes if the Issuers and the Trustee receive written notice approving such payment from the representative of Designated Senior Indebtedness of the Issuers with respect to which either of the events included in clauses (1) or (2) of this paragraph has occurred and is continuing.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, interest and premium, if any, on the Notes that have come due have been paid in full in cash.

No default (other than a payment default) that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the Trustee or any Holder receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trusts described under “—Certain Covenants—Legal Defeasance and Covenant Defeasance” and “—Certain Covenants—Satisfaction and Discharge”) when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the Trustee or the Holder has actual knowledge that the payment is prohibited,

the Trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Indebtedness or their authorized representatives. Upon the proper written request of the holders of Senior Indebtedness, the Trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Indebtedness or their proper representative.

The Holders agree that the holders of the Senior Indebtedness may at any time, and from time to time, either prior to or after any default by the Issuers or any Guarantor: (a) advance or refuse to advance additional credit and make other accommodations to or for the account of any such party; (b) by written agreement or otherwise, extend, renew or change, modify, compromise, release, refuse to extend, renew, or change the Senior Indebtedness or any part thereof and waive any default under all or any part thereof, and modify, rescind, or waive any provision of any related agreement or collateral undertaking, including, but not by way of limitation, any provision relating to acceleration of maturity; (c) fail to set off any or all accrued balances or deposit balances or any part thereof on the books of any holder of Senior Indebtedness in favor of the Issuers or any Guarantor and/or release the same; and (d) generally deal with the Issuers or any Guarantor in such manner that the holders of Senior Indebtedness may see fit, including, without limiting the generality of the foregoing, any forbearance, failure, delay or refusal by such Holder to exercise any rights or remedies that it may have against the Issuers or any Guarantor, all without impairing or affecting the rights and remedies of the holders of the Senior Indebtedness.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Issuers to pay interest or principal with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default, the Issuers must promptly notify the holders of Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the subordination provisions described in the Indenture. So long as there shall remain outstanding Senior Indebtedness under the Credit Facilities, a Payment Blockage Notice with respect to the Credit Facilities may only be given by the respective Representative thereunder unless otherwise agreed to in writing by the respective requisite lenders named therein. If any Designated Senior Indebtedness is outstanding, neither the Issuers nor any Guarantor may pay the Notes until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if Indenture otherwise permits payment at that time.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Issuers, Holders may recover less, ratably, than creditors of the Issuers who are holders of Senior Indebtedness or trade claims. As a result of the obligation to deliver amounts received in trust to holders of Senior Indebtedness, Holders may recover less, ratably, than trade creditors of the Issuers. See “Risk Factors—Risks Related to the Notes and Exchange Offer—The Notes and the guarantees will be unsecured and subordinated to our senior debt.”

The terms of the subordination and payment blockage provisions described above with respect to the Issuers’ Obligations under the Notes apply equally to the Obligations of each Guarantor under its Guarantee.

A Holder, by its acceptance of new notes, agrees to be bound by such provisions and authorizes and expressly directs the Trustee, on its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in the Indenture and appoints the Trustee its attorney-in-fact for such purpose.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under “Legal Defeasance and Covenant Defeasance” or “Satisfaction and Discharge,” if the foregoing subordination provisions were not violated at the time the applicable amounts were deposited in trust pursuant to such provisions.

Paying Agent and Registrar for the Notes

The Trustee currently acts as paying agent for the Notes.

The Trustee currently acts as registrar and transfer agent with respect to the Notes. The registrar maintains a register reflecting ownership of the Notes outstanding from time to time. The registered Holder of a Note will be treated as the owner of the Note for all purposes. The transfer agent makes payments on and facilitates transfers of Notes on behalf of the Issuers.

The Issuers may change the paying agent, the registrar or the transfer agent without prior notice to the Holders. The Issuers or any of its Subsidiaries may act as a paying agent, registrar or transfer agent.

If any series of Notes are listed on an exchange and the rules of such exchange so require, the Issuers will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers will not be required to transfer or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer. Also, the Issuers will not be required to transfer or exchange any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

Principal, Maturity and Interest

The Issuers issued the old notes in an aggregate principal amount of $175.0 million, and they may issue up to $175.0 million in aggregate principal amount of the new notes. The Notes will mature on March 1, 2018. Subject to compliance with the covenants described below under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuances of Disqualified Stock and Preferred Stock,” the Issuers may issue additional notes from time to time after this offering under the Indenture (“Additional Notes”). The Notes offered by the Issuers and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued. The Notes may be issued in denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

Interest on the Notes accrues at a rate of 8.375% per annum. Interest on the Notes is payable semi-annually in arrears on each March 1 and September 1 (each, an “Interest Payment Date”), commencing on September 1, 2011 to the Holders of Notes of record on the immediately preceding February 15 and August 15. Interest on the Notes accrues from the latest interest payment date for the old notes, September 1, 2011. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment of Principal, Premium and Interest

Payments of principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuers maintained for such purpose or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses included in the register of Holders; provided that (1) all payments of principal, premium, if any, and interest with respect to the Notes represented by one or more global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof and (2) all payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the paying agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Until otherwise designated by the Issuers, the Issuers’ office or agency will be the office of the Trustee maintained for such purpose.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

The Issuers will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuers may be required to offer to purchase Notes as described under “Repurchase at the Option of Holders.” The Issuers and their Affiliates may at any time and from time to time acquire Notes by means other than a redemption, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, so long as the acquisition does not violate the terms of the Indenture, upon such terms and such prices as the Issuers or their Affiliates may determine, which may be more or less than the consideration for which the Notes offered for exchange hereby are being sold and could be for cash or other consideration.

Optional Redemption

At any time prior to March 1, 2014, the Issuers may redeem all or a part of the Notes, upon notice as described under “—Selection and Notice,” at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, plus accrued and unpaid interest, if any, to, but excluding the date of redemption (the “Redemption Date”), subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date.

On and after March 1, 2014, the Issuers may redeem the Notes, in whole or in part, upon notice as described under “—Selection and Notice,” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) described below, plus accrued and unpaid interest, if any, to but excluding the Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on March 1 of each of the years indicated below:

Year	Percentage
2014	104.188%
2015	102.094%
2016 and thereafter	100.000%

In addition, until March 1, 2014, the Issuers may, at their option, on one or more occasions, redeem up to 35.0% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 108.375% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to but excluding the Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds received by it from one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuers; provided that (a) at least 50.0% of the sum of the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (b) each such redemption occurs within 120 days of the date of closing of each such Equity Offering.

Any redemption or notice of redemption may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering or other corporate transaction or event. Notice of any redemption in respect of an Equity Offering may be given prior to the completion thereof. If any Notes are listed on an exchange, and the rules of such exchange so require, the Issuers will notify the exchange of any such notice of redemption. In addition, the Issuers will notify the exchange of the principal amount of any Notes outstanding following any partial redemption of Notes.

Selection and Notice

If the Issuers are redeeming less than all of the Notes issued under the Indenture at any time, the Trustee will select the Notes to be redeemed (1) if the Notes are listed on an exchange, in compliance with the requirements of such exchange or (2) on a pro rata basis to the extent practicable, or, if the pro rata basis is not practicable for any reason, by lot or by such other method as the Trustee shall deem fair and appropriate. No Notes of $2,000 or less can be redeemed in part.

Notices of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the redemption date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of DTC, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be redeemed in part only, any notice of redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be redeemed.

With respect to Notes represented by certificated notes, the Issuers will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event. On and after the Redemption Date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that if a Change of Control occurs, unless the Issuers have previously or concurrently delivered a redemption notice with respect to all the outstanding Notes as described under “Optional Redemption,” the Issuers will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will deliver notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC with the following information:

(1)	that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2)	the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3)	that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)	that unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)	that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)	that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuers to purchase such Notes, provided that the paying agent receives, not later than the close of business on the expiration date of the Change of Control Offer, a facsimile transmission, electronic transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)	that Holders whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(8)	if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(9)	the other instructions, as determined by the Issuers, consistent with the covenant described hereunder, that a Holder must follow.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuers will, to the extent permitted by law:

(1)	accept for payment all Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)	deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

The Credit Agreements do, and future credit agreements or other agreements relating to Indebtedness to which the Issuers become a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under the Credit Agreements, we could seek a waiver of such default or seek to refinance the Credit Agreements. In the event we do not obtain such a waiver or refinance the Credit Agreements, such default could result in amounts outstanding under the Credit Agreements being declared due and payable or lending commitments being terminated. Additionally, our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes and Exchange Offer—We may not be able to repurchase the notes upon a change of control.” Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Issuers will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this Change of Control covenant. In such case, the Issuers’ failure to obtain such consent or repay such Senior Indebtedness would likely constitute an Event of Default under such Senior Indebtedness, which would, in turn, constitute a default under the Indenture. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Issuers will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements included in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Notwithstanding anything to the contrary in this prospectus, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of Holdings and its Subsidiaries, taken as a whole. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require Holdings to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relating to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control, including the definition of Change of Control, may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Asset Sales

The Indenture will provide that Holdings will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale, unless:

(1) Holdings or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (such fair market value to be determined by Holdings at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which Holdings and all of its Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(b) any securities, notes or other obligations or assets received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Non-cash Consideration received by Holdings or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $57.5 million and (y) 4.25% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, Holdings or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(1) to reduce Indebtedness as follows:

(a) to reduce Obligations under senior subordinated indebtedness of the Issuer or a Guarantor; provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “Optional Redemption” or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or by making an offer (in accordance with the procedures described below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100.0% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes to be repurchased;

(b) to reduce Obligations under Senior Indebtedness; or

(c) if the assets subject of such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Guarantor, to permanently reduce Indebtedness of such Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to Holdings or another Restricted Subsidiary;

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings or any Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in the case of each of (a), (b) and (c), used or useful in a Similar Business; or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in Holdings or any Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) acquisitions of other assets that, in the case of each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment entered into not later than such 450th day shall extend the period for such Investment or other payment for an additional 180 days after the end of such 450-day period so long as Holdings or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, Holdings or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within such 180-day period; provided further that (x) if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied or (y) such Net Proceeds are not actually so invested or paid in accordance with clauses (2) or (3) above by the end of such 180-day period, then such Net Proceeds shall constitute Excess Proceeds on the date of such cancellation or termination, or such 180th day, as applicable.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period included in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuers shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures included in the Indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by delivering the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. The Issuers may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $25.0 million or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Holdings and the Restricted Subsidiaries may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuers shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

The Credit Facilities prohibit or limit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuers become a party may prohibit or limit, the Issuers from purchasing any Notes pursuant to this Asset Sale covenant. In the event the Issuers are prohibited from purchasing the Notes, the Issuers could seek the consent of their lenders to the purchase of the Notes or could attempt to refinance the indebtedness that contains such prohibition. If the Issuers does no obtain such consent or repay such indebtedness, they will remain prohibited from purchasing the Notes. In such case, the Issuers’ failure to purchase tendered Notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the Notes under certain circumstances.

The provisions under the Indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Limitation on Restricted Payments

Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(I) declare or pay any dividend or make any payment or distribution on account of Holdings’, or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of Holdings or any direct or indirect parent company of Holdings, including in connection with any merger, amalgamation or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (8) and (9) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions included in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, Holdings could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” (the “Fixed Charge Coverage Test”); and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and the Restricted Subsidiaries after the Acquisition Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c), (9), (14) and (17) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50.0% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Acquisition Date occurs to the end of Holdings’ most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(b) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by Holdings since immediately after the Acquisition Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (13)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)(A) Equity Interests of Holdings, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers, distributors or consultants (or their respective Controlled Investment Affiliates or Immediate

Family Members) of Holdings, any direct or indirect parent company of Holdings or any of Holdings’ Subsidiaries after the Acquisition Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock;

and (B) to the extent such net cash proceeds are actually contributed to Holdings, Equity Interests of any direct or indirect parent company of Holdings (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of Holdings that have been converted into or exchanged for such Equity Interests of Holdings;

provided that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock, (X) Equity Interests or convertible debt securities of Holdings sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(c) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of Holdings following the Acquisition Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (13)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) (other than by a Restricted Subsidiary and other than any Excluded Contributions); plus

(d) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to Holdings or a Restricted Subsidiary) of Restricted Investments made by Holdings or the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Holdings or the Restricted Subsidiaries (other than by Holdings or a Restricted Subsidiary) and repayments of loans or advances, which constitute Restricted Investments made by Holdings or the Restricted Subsidiaries, in each case after the Acquisition Date; or

(ii) the sale (other than to Holdings or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by Holdings or a Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Acquisition Date; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Acquisition Date, the fair market value of the Investment in such Unrestricted Subsidiary (which, if the fair market value of such Investment shall exceed $17.5 million, shall be determined by the Board of Directors of Holdings whose resolution with respect thereto will be delivered to the Trustee) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by Holdings or a Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interest (“Treasury Capital Stock”) or Subordinated Indebtedness of Holdings, the Issuers or any Subsidiary Guarantor or any Equity Interest of any direct or indirect parent company of Holdings, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent contributed to Holdings (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividend thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividend on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of Holdings) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the defeasance, redemption, repurchase, exchange or other acquisition or retirement of (i) Subordinated Indebtedness of Holdings, the Issuer or a Subsidiary Guarantor made by exchange for, or out of the proceeds of a sale made within 90 days of, new Indebtedness of Holdings, the Issuer or a Subsidiary Guarantor or (ii) Disqualified Stock of Holdings or a Subsidiary Guarantor made by exchange for, or out of the proceeds of a sale made within 90 days of, Disqualified Stock of Holdings, the Issuer or a Subsidiary Guarantor, that, in each case, is incurred in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any reasonable tender premium, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(c) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired; and

(d) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of Holdings or any direct or indirect parent company of Holdings held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by Holdings or any direct or indirect parent company of Holdings in connection with such repurchase, retirement or other acquisition), including any Equity Interest rolled over by management of Holdings or any direct or indirect parent company of Holdings in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause does not exceed $5.0 million in the first fiscal year following the Acquisition Date (which amount shall be increased by $1.0 million each fiscal year thereafter and, if applicable, will be increased to $10.0 million following the consummation of an underwritten public Equity Offering) (with unused amounts in any fiscal year being carried over to succeeding fiscal years); provided, further, that each of the amounts in any fiscal year under this clause may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of Holdings and, to the extent contributed to Holdings, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of Holdings, in each case to any future, present or former employees, directors, officers, managers, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by Holdings or the Restricted Subsidiaries; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided, further, that cancellation of Indebtedness owing to Holdings from any future, present or former employees, directors, officers, managers, or consultants of Holdings (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of Holdings or any Restricted Subsidiary in connection with a repurchase of Equity Interests of Holdings or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Holdings or any Restricted Subsidiary or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by Holdings or any Restricted Subsidiary;

(b) the declaration and payment of dividends to any direct or indirect parent company of Holdings, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to Holdings from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph;

provided, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, Holdings could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test in the first paragraph under “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Investments in Unrestricted Subsidiaries taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities, not to exceed the greater of (a) $22.5 million and (b) 1.75% of Total Assets;

(8) payments made or expected to be made by Holdings or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes;

(9) the declaration and payment of dividends on Holdings’ common stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock), following the first public offering of Holdings’ common stock or the common stock of any direct or indirect parent company of the Issuer, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to Holdings’ common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments in an amount equal to the amount of Excluded Contributions previously received;

(11) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (11) not to exceed the greater of (a) $45.0 million and (b) 3.5% of Total Assets;

(12) distributions or payments of Securitization Fees;

(13) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(15) the declaration and payment of dividends or distributions by Holdings to, or the making of loans to, any direct or indirect parent company of Holdings in amounts required for any direct or indirect parent company of Holdings to pay, in each case without duplication,

(a) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) the combined foreign, federal, state and local income taxes, including estimated taxes, for such period that would be payable with respect to the taxable income of Holdings and the Restricted Subsidiaries (including its distributive share of the income of any Restricted Subsidiaries that are partnerships or disregarded entities, or the income of any Restricted Subsidiaries that are includable by the Issuer under Subpart F of the Code or otherwise) for such period by all such direct or indirect equity owners of Holdings, assuming each such equity owner were an individual resident in California who is subject to the maximum rates of tax (taking into account the character of the income and any net operating loss carryforwards or other carryforwards or tax attributes that would apply to such an individual assuming the only income and gain of such individual in current and prior tax periods is income and gain attributable to Holdings and the Restricted Subsidiaries);

(c) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and the Restricted Subsidiaries, including Holdings’ proportionate share of such amounts relating to such parent entity being a public company;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent company of Holdings to the extent such costs and expenses are attributable to the ownership or operation of Holdings and the Restricted Subsidiaries, including Holdings’ proportionate share of such amounts relating to such parent entity being a public company;

(e) fees and expenses other than to Affiliates of Holdings related to any unsuccessful equity or debt offering of such parent company;

(f) amounts payable pursuant to the Management Fee Agreement, (including any amendment thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the Board of Directors of Holdings to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Acquisition Date), solely to the extent such amounts are not paid directly by Holdings or its Subsidiaries;

(g) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings or any direct or indirect parent company of Holdings;

(h) to finance Investments that would otherwise be permitted to be made pursuant to this covenant if made by Holdings; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such direct or indirect parent company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the capital of Holdings or a Restricted Subsidiary or (2) the merger or amalgamation of the Person formed or acquired into Holdings or a Restricted Subsidiary (to the extent not prohibited by the covenant “—Merger, Consolidation or Sale of All or Substantially All Assets” below) in order to consummate such Investment, (C) such direct or indirect parent company and its Affiliates (other than Holdings or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent Holdings or a Restricted Subsidiary could have given such consideration or made such payment in compliance with the Indenture, (D) any property received by Holdings shall not increase amounts available for Restricted Payments pursuant to clause (3) of the preceding paragraph and (E) such Investment shall be deemed to be made by Holdings or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to clause (10) hereof) or pursuant to the definition of “Permitted Investments” (other than clause thereof); and

(i) amounts that would be permitted to be paid by Holdings under clauses (4), (7), (12) and (13) (but, in the case of clause (13), only in respect of indemnities and expenses) of the covenant described under “—Transactions with Affiliates”; provided that the amount of any dividend or distribution under this clause (15)(i) to permit such payment shall reduce Consolidated Net Income of Holdings to the extent, if any, that such payment would have reduced Consolidated Net Income of Holdings if such payment had been made directly by Holdings and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (15)(i) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by Holdings, in each case, in the period such payment is made;

(16) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents); and

(17) other Restricted Payments so long as immediately after giving effect to any Restricted Payment pursuant to this clause (17), the Consolidated Net Leverage Ratio would be less than or equal to 3.0 to 1.0;

provided that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (16) and (17), no Default shall have occurred and be continuing or would occur as a consequence thereof.

Currently, all of Holdings’ Subsidiaries (other than the Issuer) are Restricted Subsidiaries. Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the next to the last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as described in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (17) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants included in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and Holdings will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that Holdings may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for Holdings and the Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Issuer or Guarantors of the Notes shall not exceed $52.5 million at any one time outstanding.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness pursuant to the ABL Facility by Holdings or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the undrawn face amount thereof); provided that the aggregate principal amount of such Indebtedness outstanding pursuant to this clause (1) without duplication, does not exceed an amount equal to the greater of (a) $600.0 million and (b) the Borrowing Base at the time such debt is incurred;

(2) the incurrence of Indebtedness pursuant to the Senior Term Loan Facility by Holdings or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the undrawn face amount thereof); provided that the aggregate principal amount of such Indebtedness outstanding pursuant to this clause (2) does not exceed an amount equal to (x) $325.0 million plus (y) so long as immediately after giving effect to the incurrence of Indebtedness pursuant to this clause (2) the Secured Leverage Ratio would not exceed 3.0 to 1.0, an additional amount of up to $200.0 million;

(3) the incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes (including any guarantee thereof), but excluding any Additional Notes;

(4) Indebtedness of Holdings and the Restricted Subsidiaries in existence on the Acquisition Date (other than Indebtedness described in clauses (1) through (3) and, for purposes of clause (14) below, (8) through (10));

(5) Indebtedness (including Capitalized Lease Obligations) and Disqualified Stock incurred or issued by Holdings or any Restricted Subsidiary and Preferred Stock issued by any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal), equipment or other assets, including assets that are used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued and outstanding under this clause (5), not to exceed the greater of (A) $52.5 million and (B) 4.0% of Total Assets (in each case, determined at the date of incurrence) at any time outstanding;

(6) Indebtedness incurred by Holdings or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(7) Indebtedness arising from agreements of Holdings or the Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that such Indebtedness is not reflected on the balance sheet of Holdings, or any Restricted Subsidiary (Contingent Obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (7));

(8) Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Subsidiary Guarantor (other than the Issuers) is expressly subordinated or pari passu in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

(9) Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that if the Issuers or a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not one of the Issuers or a Subsidiary Guarantor, such Indebtedness is expressly subordinated or pari passu in right of payment to (in the case of the Issuers) the Notes or the Guarantee of the Notes of such Subsidiary Guarantor; provided, further, that any subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosure thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (9);

(10) shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another of the Restricted Subsidiaries) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock not permitted by this clause;

(11) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of (i) limiting interest rate risk with respect to any Indebtedness permitted to be incurred under the Indenture, (ii) fixing or hedging currency exchange rate risk with respect to any currency exchanges, or (iii) fixing or hedging commodity price risk with respect to any commodity purchases or sales;

(12) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(13) (a) Indebtedness or Disqualified Stock of Holdings and Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by Holdings since immediately after the Acquisition Date from the issue or sale of Equity Interests of Holdings or cash contributed to the capital of Holdings (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to Holdings or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Holdings and Indebtedness, Disqualified Stock or Preferred Stock of Holdings or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (13)(b), does not at any one time outstanding exceed the greater of (i) $90.0 million and (ii) 7.0% of Total Assets (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (13)(b) shall cease to be deemed incurred or outstanding for purposes of this clause (13)(b) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which Holdings or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (13)(b));

(14) the incurrence by Holdings or any Restricted Subsidiary of Indebtedness, the issuance by Holdings or any Restricted Subsidiary of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this covenant and clauses (3), (4), (5) and (13)(a) above, this clause (14) and clauses (15) and (25) below or any Indebtedness incurred or Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including reasonable tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(b) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not a Guarantor (other than the Issuers) that refinances Indebtedness or Disqualified Stock of Holdings;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of Holdings that is not a Guarantor or the Issuers that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor or the Issuers; or

(iii) Indebtedness or Disqualified Stock of Holdings or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (a) of this clause (14) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Senior Indebtedness;

(15) (a) Indebtedness or Disqualified Stock of Holdings or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, incurred or issued to finance an acquisition or (b) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by Holdings or any Restricted Subsidiary or merged into or consolidated with Holdings or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that in the case of clauses (a) and (b), after giving effect to such acquisition, merger, amalgamation or consolidation, either (x) Holdings would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test or (y) the Fixed Charge Coverage Ratio for Holdings is greater than immediately prior to such acquisition, merger, amalgamation or consolidation and is at least 1.75:1;

(16) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(17) Indebtedness of Holdings or any Restricted Subsidiary supported by a letter of credit issued pursuant to Credit Facilities that is incurred under clause (1) or (2) above, in a principal amount not in excess of the stated amount of such letter of credit;

(18) (a) any guarantee by Holdings or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, (b) any guarantee by a Restricted Subsidiary of Indebtedness of Holdings or a Restricted Subsidiary; provided that such guarantee is incurred in accordance with the covenant described below under “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”;

(19) Indebtedness consisting of Indebtedness issued by Holdings or any Restricted Subsidiary to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent described in clause (4) of the second paragraph under “—Limitation on Restricted Payments”;

(20) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(21) Indebtedness in respect of Bank Products provided by banks or other financial institutions to Holdings and the Restricted Subsidiaries in the ordinary course of business;

(22) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(23) Indebtedness of Holdings or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(24) (a) the incurrence of Indebtedness of Foreign Subsidiaries of Holdings in an amount not to exceed at any one time outstanding, 5.75% of the Foreign Subsidiary Total Assets and (b) the incurrence of Indebtedness of any Foreign Subsidiary or Subsidiaries of Holdings in an amount not to exceed at any one time outstanding the Borrowing Base of such Foreign Subsidiary or Subsidiaries; provided that any Indebtedness incurred under this clause (24)(b) shall only be permitted to be used for working capital purposes of such Foreign Subsidiary or Subsidiaries;

(25) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary incurred or issued to finance or assumed in connection with an acquisition in a principal amount not to exceed $35.0 million in the aggregate at any one time outstanding together with all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred or issued under this clause (25) (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (25) shall cease to be deemed incurred, issued or outstanding for purposes of this clause (25) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (25)); and

(26) Indebtedness of Holdings or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (26) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, will classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses or under the first paragraph of this covenant; provided that (i) all Indebtedness outstanding under the ABL Facility on the Acquisition Date will be treated as incurred on the Acquisition Date under clause (1) of the paragraph above and (ii) all Indebtedness outstanding under the Senior Term Loan Facility on the Acquisition Date will be treated as incurred on the Acquisition Date under clause (2) of the paragraph above; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class will not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

No Layering of Debt

Holdings, the Issuers and the Guarantors will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to the Notes or the Guarantees. For purposes of the foregoing, no Indebtedness will be deemed to be contractually subordinated or junior in the right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of the fact that the holders of Secured Indebtedness have entered into intercreditor or similar arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

Holdings will not, and will not permit the Issuers or any other Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) that secures Obligations under any Indebtedness or any related Guarantee of Indebtedness, on any asset or property of the Issuers or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured,

except that the foregoing shall not apply to (a) Liens securing the Notes and the related Guarantees and (b) Liens securing Senior Indebtedness of the Issuers or any Guarantor.

Merger, Consolidation or Sale of All or Substantially All Assets

(A) Neither the Issuer nor the Co-Issuer may consolidate or merge with or into or wind up into (whether or not the Issuer or the Co-Issuer, as applicable, is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer or the Co-Issuer, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer or the Co-Issuer, as applicable) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation; provided, further that the Co-Issuer may not consolidate or merge with or into any entity other than a corporation satisfying such requirements for so long as the Issuer remains a limited liability company;

(2) the Successor Company, if other than the Issuer or the Co-Issuer, as applicable, expressly assumes all the obligations of the Issuer or the Co-Issuer, as applicable, under the Indenture, and the Notes pursuant to supplemental indenture or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) in the case of a transaction involving the Issuer and not the Co-Issuer, immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company or the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for Holdings would be greater than the Fixed Charge Coverage Ratio for the Issuer immediately prior to such transaction;

(5) each Guarantor, unless it is a Subsidiary Guarantor that is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement; and

(6) the Issuer or the Co-Issuer, as applicable, shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for the Issuer or the Co-Issuer, as applicable, under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the immediately preceding clauses (3) and (4),

(1) any Restricted Subsidiary that is not a Subsidiary Guarantor may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to the Issuer or any Restricted Subsidiary;

(2) any Subsidiary Guarantor may consolidate or amalgamate with or merge into or transfer all or part of its properties and assets to the Issuer or a Subsidiary Guarantor (or to a Restricted Subsidiary if that Restricted Subsidiary becomes a Subsidiary Guarantor); and

(3) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

(B) Neither Holdings nor Holdings Sub may consolidate or merge with or into or wind up into (whether or not Holdings nor Holdings Sub is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) Holdings or Holdings Sub is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Holdings or Holdings Sub) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, the “Successor Holdings”);

(2) Successor Holdings, if other than Holdings or Holdings Sub, expressly assumes all the obligations of Holdings or Holdings Sub under their respective Guarantees pursuant to supplemental indentures or other documents or instruments;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Holdings or, if Holdings or Holdings Sub is the surviving Person, Holdings or Holdings Sub, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(b) the Fixed Charge Coverage Ratio for the Successor Holdings and the Restricted Subsidiaries or, if Holdings or Holdings Sub is the surviving Person, Holdings or Holdings Sub and the Restricted Subsidiaries, would be greater than the Fixed Charge Coverage Ratio for the Company and the Restricted Subsidiaries immediately prior to such transaction; and

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Holdings will succeed to, and be substituted for, Holdings or Holdings Sub under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the immediately preceding clauses (3) and (4) of this paragraph (B),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to Holdings or Holdings Sub, and

(2) Holdings or Holdings Sub may merge with an Affiliate of Holdings solely for the purpose of reincorporating Holdings or Holdings Sub in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of Holdings and the Restricted Subsidiaries is not increased thereby.

(C) Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale, disposition or transfer of a Subsidiary Guarantor, no Subsidiary Guarantor will, and Holdings will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) (a) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Subsidiary Guarantor or such Person, as the case may be, the “Successor Person”);

     (b) the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under its Guarantee pursuant to a supplemental indenture or other documents or instruments;

     (c) immediately after such transaction, no Default exists; and

     (d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indenture, if any, comply with the Indenture; and

(2) the transaction is made in compliance with the first paragraph of the covenant described under “Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under the Indenture and such Subsidiary Guarantor’s Guarantee. The foregoing clauses do not apply to the Transactions or any related transaction occurring on the Acquisition Date. Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Guarantor or the Issuers, (2) merge with an Affiliate of the Holdings solely for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof or (3) convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor.

Notwithstanding anything in this prospectus to the contrary, in the event Holdings becomes a corporation or Holdings or the Person formed by or surviving any consolidation or merger (permitted in accordance with the terms of the Indenture) is a corporation, the Co-Issuer may be dissolved in accordance with the Indenture and may cease to be the Co-Issuer.

Transactions with Affiliates

Holdings will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $8.5 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to Holdings or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $17.5 million, a resolution adopted by the majority of the Board of Directors of the Issuer or Holdings approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among Holdings or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and other similar amounts) pursuant to the Management Fee Agreement (plus any unpaid management, consulting, monitoring, advisory and other fees and related expenses (including indemnification and similar amounts) accrued in any prior year) and the termination fees pursuant to the Management Fee Agreement, or, in each case, any amendment thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the Board of Directors of Holdings to the Holders when taken as a whole, as compared to the Management Fee Agreement as in effect on the Acquisition Date;

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers, distributors or consultants of Holdings, any of its direct or indirect parent companies or any Restricted Subsidiary;

(5) transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to Holdings or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Acquisition Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the Board of Directors of Holdings to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Acquisition Date);

(7) the existence of, or the performance by Holdings or any Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it was a party as of the Acquisition Date and any similar agreements which it may enter into thereafter; provided that the existence of, or the performance by Holdings or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Acquisition Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the Board of Directors of Holdings to the Holders when taken as a whole;

(8) the Transactions and the payment of all fees and expenses related to the Transactions, including Transaction Expenses;

(9) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to Holdings and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Holdings or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(10) the issuance of Equity Interests (other than Disqualified Stock) of Holdings to any direct or indirect parent company of Holdings or to any Permitted Holder or to any employee, director, officer, manager, distributor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its direct or indirect parent companies or any Restricted Subsidiary;

(11) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with or any Qualified Securitization Facility;

(12) payments by Holdings or any Restricted Subsidiary to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of Holdings in good faith;

(13) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of Holdings and the Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by Holdings in good faith;

(14) investments by any of the Investors in securities of Holdings or any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Investors in connection therewith) so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities;

(15) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(16) payments by Holdings (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among Holdings (and any such parent company) and its Subsidiaries;

provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Holdings, the Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent of amount received from Unrestricted Subsidiaries) would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were Holdings, the Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(17) any lease entered into between Holdings or any Restricted Subsidiary, as lessee and any Affiliate of Holdings, as lessor, which is approved by a majority of the disinterested members of the Board of Directors of Holdings in good faith; and

(18) intellectual property licenses in the ordinary course of business.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Holdings will not, and will not permit any Restricted Subsidiary that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to Holdings or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

     (b) pay any Indebtedness owed to Holdings or any Restricted Subsidiary that is an Issuer or a Guarantor;

(2) make loans or advances to Holdings or any Restricted Subsidiary that is an Issuer or a Guarantor; or

(3) sell, lease or transfer any of its properties or assets to Holdings or any Restricted Subsidiary, except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Acquisition Date, including pursuant to the Credit Agreements and the related documentation and Hedging Obligations;

(b) the Indenture, the Notes and the guarantees thereof;

(c) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by or merged or consolidated with or into Holdings or any Restricted Subsidiary in existence at the time of such acquisition or at the time it merges with or into Holdings or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of Holdings pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries permitted to be incurred subsequent to the Acquisition Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(l) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of Holdings are necessary or advisable to effect such Qualified Securitization Facility;

(m) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which Holdings or any Restricted Subsidiary is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of Holdings or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of Holdings or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(n) any encumbrance or restriction with respect to a Subsidiary Guarantor or a Foreign Subsidiary or Securitization Subsidiary which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of Holdings or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(o) other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred subsequent to the Acquisition Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, in the judgment of Holdings, such incurrence will not materially impair Holdings’ ability to make payments under the Notes when due; and

(p) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Holdings, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

Holdings will not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor), other than the Issuers, a Guarantor, a Foreign Subsidiary (except any Foreign Subsidiary that guarantees any Indebtedness of the Issuer under the Credit Agreements or capital markets debt securities of the Issuer or any Guarantor) or a Securitization Subsidiary to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor:

(a) if the Notes or such Guarantor’s Guarantee are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indenture shall be subordinated to such Restricted Subsidiary’s guarantee with respect to such Indebtedness substantially to the same extent as the Notes are subordinated to such Indebtedness; and

(b) if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes; and

(2) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Holdings or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

provided that this covenant shall not be applicable to (i) any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, (ii) guarantees of any Qualified Securitization Facility by any Restricted Subsidiary and (iii) guarantees by Holdings or any Restricted Subsidiary of obligations of Restricted Subsidiaries in the ordinary course of business. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in clause (1) above.

Limitation on Activities of the Co-Issuer

The Co-Issuer may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to the Issuer or any wholly owned Restricted Subsidiary of the Issuer, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes, the Credit Agreements and any other Indebtedness that is permitted to be incurred under the covenant described under the heading “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that the Net Proceeds of such Indebtedness are not retained by the Co-Issuer, and (3) activities incidental thereto. Neither Holdings nor any Restricted Subsidiary shall engage in any transaction with the Co-Issuer in violation of the immediately preceding sentence.

Reports and Other Information

Notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require, from and after the Acquisition Date, Holdings to file with the SEC (and make available to the Trustee and Holders of the Notes (without exhibits), without cost to any Holder, within 15 days after it files them with the SEC) from and after the Issue Date,

(1) within 90 days after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained in Form 10-K, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form; and

(3) promptly from time to time after the occurrence of an event required to be reported on From 8-K, such other reports on Form 8-K, or any successor or comparable form;

provided, however, that if the last day of any such time period is not a Business Day, such report will be due on the next succeeding Business Day; provided further, however, that Holdings shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing. All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports, except that such reports will not be required to contain separate financial information for Subsidiary Guarantors or for Subsidiaries whose securities are pledged to secure the Notes that would be required under Rule 3-10 or Rule 3-16, as applicable, of Regulation S-X promulgated by the SEC.

Holdings will also use commercially reasonable efforts to hold and participate in a quarterly conference call for the Holders of the Notes to discuss such financial information. Holdings shall use commercially reasonable efforts to hold such conference call following the last day of each fiscal quarter of Holdings and not later than ten Business Days from the time that Holdings distributes the financial information as described in clauses (1) and (2) of the first paragraph or the second paragraph of this covenant, as the case may be. Prior to each conference call, Holdings shall issue a press release to the appropriate wire services announcing the time and date of such conference call and, unless the call is to be open to the public, direct Holders of Notes, securities analysts and prospective investors to contact the office of Holdings’ chief financial officer or investor relations department to obtain access. If Holdings is holding a conference call open to the public to discuss the most recent quarter’s financial performance, Holdings will not be required to hold a second, separate call just the Holders of the Notes.

Holdings may, at its option, maintain a public or non-public website on which Holders of Notes, prospective investors and securities analysts are given access to the quarterly and annual financial information and details of the quarterly conference call described above. If Holdings maintains such website, but the website containing the financial reports is not available to the public, Holdings will direct Holders of Notes, prospective investors and securities analysts on its publicly available website to contact the office of Holdings’ chief financial officer or investor relations department to obtain access to the non-public website.

If Holdings has designated any of its Subsidiaries as Unrestricted Subsidiaries, then Holdings will provide together with the quarterly and annual financial information required by the preceding paragraphs a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, of the financial condition and results of operations of Holdings and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

Holdings may satisfy its obligations under this covenant by furnishing financial information relevant to Holdings (or any parent entity of Holdings) as long as Holdings (or any such parent entity of Holdings) provides a Guarantee of the Notes; provided that (a) at any time Holdings is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act such financial statements are accompanied by consolidating financial information for Holdings, the Issuers, the Restricted Subsidiaries that are Subsidiary Guarantors and the Subsidiaries of the Issuers that are not Subsidiary Guarantors in the manner prescribed by the SEC and (b) Holdings is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Issuers.

The filing requirements described above for the applicable period may be satisfied by Holdings prior to the commencement of an exchange offer or the effectiveness of a shelf registration statement by the filing with the SEC an the exchange offer registration statement and/or shelf registration statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act; provided that this paragraph shall not supersede or in any manner suspend or delay Holdings’ reporting obligations described in the second, fifth and seventh paragraphs of this covenant.

If Holdings or a parent entity of Holdings has electronically filed with the SEC’s Next-Generation EDGAR system (or any successor system) the reports described in the first paragraph of this covenant, Holdings shall be deemed to have satisfied the foregoing requirements; provided that the Trustee shall have no responsibility to determine whether or not such filings have taken place.

Notwithstanding anything in this prospectus to the contrary, Holdings will not be deemed to have failed to comply with any of its agreements included under this covenant for purposes of clause (3) under “Events of Default and Remedies” until 90 days after the date any report required to be provided by this covenant is due, and any failure to comply with this covenant shall be automatically cured when Holdings provides all required reports to the noteholders or files all required reports with the SEC.

Events of Default and Remedies

The Indenture provides that each of the following is an “Event of Default”:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuers or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 25% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (1) or (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by Holdings, the Issuers or any Restricted Subsidiary or the payment of which is guaranteed by Holdings, the Issuers or any Restricted Subsidiary of the Issuer, other than Indebtedness owed to the Issuers or a Restricted Subsidiary of the Issuer, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $30.0 million or more at any one time outstanding;

(5) failure by Holdings, the Issuers or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of Holdings for a fiscal quarter end provided as required under “—Reports”) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $30.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to Holdings, the Issuers or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of Holdings for a fiscal quarter end provided as required under “—Reports and Other Information”) would constitute a Significant Subsidiary); or

(7) the Guarantee of Holdings, any Significant Subsidiary (or any group of Restricted Subsidiaries that together (determined as of the most recent consolidated financial statements of Holdings for a fiscal quarter end provided as required under “—Reports and Other Information”) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of Holdings or any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (as of the most recent consolidated financial statement of Holdings for a fiscal quarter end) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25.0% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding Notes will become due and payable without further action or notice. The Indenture provides that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee will have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interests of the Holders of the Notes. Notwithstanding the foregoing, so long as the Credit Agreements shall be in full force and effect, if any Event of Default shall have occurred and be continuing, the Notes shall not become due and payable until the earlier to occur of (x) five business days following the delivery of a written notice of such acceleration of the Notes to the agents under the Credit Agreements and (y) the acceleration of any Indebtedness under the Credit Agreements. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium and interest amount with respect to all of the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders.

The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25.0% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity against any loss, liability or expense reasonably satisfactory to the Trustee;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture will provide that the Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required to deliver to the Trustee a statement specifying any Default within five Business Days after becoming aware of such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer, the Co-Issuer or any Guarantor or any of their direct or indirect parent companies (other than the Issuers and the Guarantors) shall have any liability, for any obligations of the Issuers or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuers and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the Notes and have each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuers) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuers must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Credit Agreements, or any other material agreement or instrument (other than the Indenture) to which, the Issuer, the Co-Issuer or any Guarantor is a party or by which the Issuer, the Co-Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(6) the Issuers shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer, the Co-Issuer or any Guarantor or others; and

(8) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year, in each case by reason of the making of a notice of redemption or otherwise, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers and the Issuer, Co-Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

      (b) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Agreements, or any other material agreement or instrument (other than the Indenture) to which the Issuer, Co-Issuer or any Guarantor is a party or by which the Issuer, Co-Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

      (c) the Issuers have paid or caused to be paid all sums payable by them under the Indenture; and

      (d) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Escrow Agreement, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture, the Escrow Agreement or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuers or their respective Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture provides that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (for the avoidance of doubt, the provisions relating to the covenants described above under “Repurchase at the Option of Holders” are not redemptions of the Notes);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5) make any Note payable in money other than that stated in the Indenture;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the subordination provisions of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of Holdings or any Significant Subsidiary in any manner materially adverse to the Holders of the Notes.

Notwithstanding the foregoing, the Issuer, Co-Issuer or any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, the Escrow Agreement and any Guarantee or Notes without the consent of any Holder:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, amalgamations, consolidations and sales of assets;

(4) to provide for the assumption of the Issuer’s, Co-Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer, Co-Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to conform the text of the Indenture, the Escrow Agreement, the Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Escrow Agreement, the Guarantee or Notes; or

(12) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication or electronic delivery will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuers, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture provides that the Holders of a majority in principal amount of the outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with the Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“ABL Facility” means that certain senior secured asset-based revolving credit facility dated on or prior to the Acquisition Date by and among Holdings, the Issuer, the other borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as Agent and the other agents party thereto, including any related notes, collateral documents, letters of credit and guarantees, instruments and agreements executed in connection therewith, and any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indenture, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, exchange or refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above). The ABL Facility includes both the Canadian ABL Tranche extended to the Canadian borrower thereunder and the US ABL Tranche extended to the Issuer, as the US borrower thereunder.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Transaction Agreement.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Affiliate “ of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note, and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at March 1, 2014 (such redemption price being set forth in the table appearing above under “Optional Redemption”), plus (ii) all required remaining scheduled interest payments due on such Note through March 1, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction) of property or assets of Holdings or any Restricted Subsidiary (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), whether in a single transaction or a series of related transactions;

in each case, other than:

(a) any disposition of Cash Equivalents or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of Holdings in a manner permitted pursuant to the provisions described above under “—Certain Covenants—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” including the making of any Permitted Investment;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $12.5 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Holdings or by Holdings or a Restricted Subsidiary to a Restricted Subsidiary;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by the Indenture;

(j) sales of accounts receivable, or participations therein, or Securitization Assets (other than royalties or other revenues (except accounts receivable)) or related assets in connection with any Qualified Securitization Facility;

(k) any financing transaction with respect to property built or acquired by Holdings or any Restricted Subsidiary after the Acquisition Date, including Sale and Lease-Back Transactions and asset securitizations permitted by the Indenture;

(l) the sale or discount of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(n) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o) the unwinding of any Hedging Obligations;

(p) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of Holdings are not material to the conduct of the business of Holdings and the Restricted Subsidiaries taken as a whole;

(r) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted by the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(s) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements and commercial credit card and merchant card services.

“Borrowing Base” means, as of any date, an amount equal to the sum of:

(1) 85% of the aggregate book value of all accounts receivable of Holdings and the Restricted Subsidiaries; and

(2) 75% of the aggregate book value of all inventory owned by Holdings and the Restricted Subsidiaries,

all calculated on a consolidated basis in accordance with GAAP (except that for purposes of the Borrowing Base, the book value shall reflect inventory at average cost and exclude any LIFO reserves).

“Business Day” means each day which is not a Legal Holiday.

“Calculation Date” means the date on which the event for which the calculation of the Fixed Charge Coverage Ratio shall occur.

“Canadian ABL Tranche” means the portion of the ABL Facility allocated and available to the Canadian borrower.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of Person and the Restricted Subsidiaries.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) (a) Canadian dollars, pounds sterling, euros or any national currency of any participating member state of the EMU; or

(b) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4) certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5) repurchase obligations for underlying securities of the types described in clauses (3), (4) and (8) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) above;

(6) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(8) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(9) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(10) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA-(or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency); and

(11) investment funds investing at least 90.0% of their assets in securities of the types described in clauses (1) through (10) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (a) investments of the type and maturity described in clauses (1) through (8) and clauses (10) and (11) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above, provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following after the Acquisition Date (and excluding, for the avoidance of doubt, the Transactions):

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder;

(2) Holdings becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 1 3(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50.0% or more of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent companies; or

(3) the Issuer shall cease to be a direct or indirect Wholly Owned Subsidiary of Holdings.

For purposes of this definition, any direct or indirect holding company of Holdings shall not itself be considered a “Person” or “group” for purposes of clause (2) above, provided that no “Person” or “group” (other than the Permitted Holders) beneficially owns, directly or indirectly, more than 50% of the Voting Stock of such holding company.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person, including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and the Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense in respect of Indebtedness of such Person and the Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any Additional Interest and any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(2) consolidated capitalized interest of such Person and the Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income of such Person and the Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(2) any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by Holdings shall be excluded;

(3) the Net Income for such period of any Person that is an Unrestricted Subsidiary or any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of Holdings shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to Holdings or a Restricted Subsidiary thereof in respect of such period and the net losses of any such Person shall only be included to the extent funded with cash from Holdings or any Restricted Subsidiary;

(4) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of Holdings will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to Holdings or a Restricted Subsidiary thereof in respect of such period, to the extent not already included in Consolidated Net Income of Holdings;

(5) effects of adjustments (including the effects of such adjustments pushed down to Holdings and the Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(6) any net after-tax effect of income (loss) from the early extinguishment or conversion of (a) Indebtedness, (b) Hedging Obligations or (c) other derivative instruments shall be excluded;

(7) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(8) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of Holdings or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(9) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering of the Notes and the Credit Agreements), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes and the Credit Agreements) and including, in each case, any such transaction consummated prior to the Acquisition Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful, shall be excluded;

(10) accruals and reserves that are established within twelve months after the Acquisition Date that are so required to be established as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded;

(11) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture, to the extent actually reimbursed, or, so long as Holdings has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(12) to the extent covered by insurance and actually reimbursed, or, so long as Holdings has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(13) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification 815 shall be excluded;

(14) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other monetary assets and liabilities shall be excluded; and

(15) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.

In addition, to the extent not already included in the Consolidated Net Income of such Person and the Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture.

Notwithstanding the foregoing, for the purpose of the covenant described under “Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) of the first paragraph thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by Holdings and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from Holdings and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by Holdings or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Net Leverage Ratio” means the ratio of (a) the Consolidated Total Indebtedness of Holdings and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available to (b) EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended four fiscal quarters ending immediately prior to such date for which internal financial statements are available.

In the event that Holdings or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Consolidated Net Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Consolidated Net Leverage Ratio is made (the “Consolidated Net Leverage Ratio Calculation Date”), then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred immediately prior to the end of such most recent fiscal quarter end.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Holdings or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Consolidated Net Leverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Holdings or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Consolidated Net Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period. For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger or consolidation (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Holdings (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of Holdings and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit and all obligations under Qualified Securitization Facilities and all Hedging Obligations) plus (2) the aggregate amount of all outstanding Disqualified Stock of Holdings and all Preferred Stock of the Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP minus (3) the lesser of (x) $50.0 million and (y) the aggregate amount of cash and cash equivalents of Holdings and its Restricted Subsidiaries on such date. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by Holdings. The U.S. dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. dollar-equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in Holdings and/or other companies.

“Credit Agreements” means the ABL Facility and the Senior Term Loan Facility.

“Credit Facilities” means, (i) the ABL Facility; (ii) the Senior Term Loan Facility and (iii) with respect to Holdings, the Issuers or any Restricted Subsidiary of Holdings, one or more debt facilities or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default “ means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of Holdings, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of Holdings or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of Holdings or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments.”

“Designated Senior Indebtedness” means:

(1) any Indebtedness outstanding under the Credit Agreements; and

(2) after payment in full of all Obligations under the Credit Agreements, any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated as “Designated Senior Indebtedness.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates (excluding TPG Capital, L.P. (but not excluding any future, current or former employee, director, officer, manager or consultant)) or Immediate Family Members), of Holdings, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which Holdings or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors of Holdings (or the Compensation Committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by the following, in each case (other than clauses (i) and (l)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(a) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (1) through (14) of the definition of “Consolidated Net Income”; plus

(b) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains with respect to such obligations, (y) costs of surety bonds in connection with financing activities, and (z) amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof); plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(d) the amount of any restructuring charges, accruals or reserves; plus

(e) any other non-cash charges, including (A) any write offs or write downs reducing Consolidated Net Income for such period, (B) equity-based awards compensation expense, (C) losses on sales, disposals or abandonment of, or any impairment charges or asset write-down or write-off related to, intangible assets, long-lived assets, inventory and investments in debt and equity securities and (D) all losses from investments recorded using the equity method (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(f) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(g) the amount of management, monitoring, consulting and advisory fees (including termination and transaction fees) and related indemnities and expenses paid or accrued in such period under the Management Fee Agreement or otherwise to the Investors to the extent otherwise permitted under “Certain Covenants—Transactions with Affiliates”; plus

(h) the amount of extraordinary, nonrecurring or unusual losses (including all fees and expenses relating thereto) or expenses, Transaction Expenses, integration costs, transition costs, pre-opening, opening, consolidation and closing costs for facilities, costs incurred in connection with any strategic initiatives, costs or accruals or reserves incurred in connection with acquisitions after the Acquisition Date, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design and implementation costs), restructuring costs (including those incurred in connection with cost-savings pursuant to clause (i) below and the definition of “Fixed Charge Coverage Ratio”) and curtailments or modifications to pension and postretirement employee benefit plans; plus

(i) the amount of “run-rate” cost savings and synergies projected by Holdings in good faith to result from actions either taken or expected to be taken within 12 months after the end of such period (which cost savings and synergies shall be subject only to certification by management of Holdings and calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized from such actions (it is understood and agreed that “run-rate” means the full recurring benefit that is associated with any action taken or expected to be taken, provided that some portion of such benefit is expected to be realized within 12 months of taking such action) (which adjustments may be incremental to pro forma cost savings adjustments made pursuant to the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(k) any costs or expense incurred by Holdings, the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdings or net cash proceeds of an issuance of Equity Interest of Holdings (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments”; plus

(l) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m) any net loss from disposed or discontinued operations;

(2) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period; plus

(b) any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase EBITDA in such prior period; plus

(c) any net income from disposed or discontinued operations; plus

(d) extraordinary gains and unusual or non-recurring gains (less all fees and expenses relating thereto); and

(3) increased or decreased (without duplication) by, as applicable, any adjustments resulting from the application of FASB Accounting Standards Codification 460, Guarantees.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of Holdings or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to Holdings’ or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of Holdings; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Escrow Account” means a segregated account, under the sole control of the Escrow Agent, that includes only cash and Cash Equivalents, the proceeds thereof and interest earned thereon, free from all Liens other than the Lien in favor of the Trustee for the benefit of the Holders and Liens permitted by clause (3) of the definition of “Permitted Liens.”

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by Holdings after the Acquisition Date from

(1) contributions to its common equity capital; and

(2) the sale (other than to a Subsidiary of Holdings or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of Holdings) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of Holdings on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “Certain Covenants—Limitation on Restricted Payments.”

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by Holdings in good faith.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility) unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by Holdings or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation or consolidation (including the Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of Holdings (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Transactions) which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of Holdings to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Holdings may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all dividends or other distributions paid or accrued (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiary or Subsidiaries that are not Guarantors, as determined in accordance with GAAP in good faith by Holdings, without intercompany eliminations between such Foreign Subsidiaries and Holdings and its other Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America which are in effect on the Issue Date.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuers’ Obligations under the Indenture and the Notes.

“Guarantor” means Holdings and each Subsidiary Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement or other derivative (including equity derivative agreements) for the purpose of transferring or mitigating interest rate, currency, commodity risks or equity risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations) due more than twelve months after such property is acquired, except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable; or

(d) representing the net obligations under any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of Holdings appearing upon the balance sheet of Holdings solely by reason of push-down accounting under GAAP shall be excluded;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Qualified Securitization Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of Holdings, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Barclays Capital Inc.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the Notes are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and distributors, commission, travel and similar advances to employees, directors, officers, managers, distributors and consultants in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) Holdings’ “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to Holdings’ Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by Holdings or a Restricted Subsidiary in respect of such Investment.

“Investors” means TPG Capital, L.P. and, if applicable, each of its Affiliates and funds or partnerships managed by it or its Affiliates but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means March 9, 2011.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or place of payment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Fee Agreement” means the management services agreement between certain of the management companies associated with the Investors or their advisors, if applicable, and Holdings.

“Management Stockholders”: means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of Holdings (or its direct parent) who are holders of Equity Interests of any direct or indirect parent companies of Holdings on the Acquisition Date or will become holders of such Equity Interests in connection with the Acquisition.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash or Cash Equivalents proceeds received by Holdings or any Restricted Subsidiary in respect of any Asset Sale, including any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof, including any amounts that would be distributed to cover tax obligations of a direct or indirect parent company of Holdings in connection with such Asset Sale (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by clause (1) of the second paragraph of “Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by Holdings or any Restricted Subsidiary as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means, with respect to a Person, the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer or the principal accounting officer of such Person that meets the requirements included in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to Holdings, the Issuers or the Trustee.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between Holdings or any Restricted Subsidiary and another Person; provided that any Cash Equivalents received must be applied in accordance with the covenant described under “Repurchase at the Option of Holders—Asset Sales.

“Permitted Holders” means each of the Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in Holdings or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by Holdings or any Restricted Subsidiary in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or a division, business unit or product line, including any research and development and related assets in respect of any product), or is liquidated into, Holdings or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(4) any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the first paragraph under “Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Acquisition Date or made pursuant to binding commitments in effect on the Acquisition Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Acquisition Date; provided that the amount of any such Investment may be increased in such extension, modification or renewal only (a) as required by the terms of such Investment or binding commitment as in existence on the Acquisition Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (b) as otherwise permitted under the Indenture;

(6) any Investment acquired by Holdings or any Restricted Subsidiary:

(a) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(c) in satisfaction of judgments against other Persons; or

(d) as a result of a foreclosure by Holdings or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (11) of the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding, not to exceed the greater of (a) $85.0 million and (b) 6.5% of Total Assets;

(9) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of Holdings, or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2) and (5) of such paragraph);

(12) Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) additional Investments, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or have not been subsequently sold or transferred for cash or marketable securities), not to exceed the greater of (a) $85.0 million and (b) 6.5% of Total Assets;

(14) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of Holdings are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15) advances to, or guarantees of Indebtedness of, employees not in excess of $5.75 million outstanding at any one time, in the aggregate;

(16) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent company thereof;

(17) advances, loans or extensions of trade credit in the ordinary course of business by Holdings or any Restricted Subsidiary;

(18) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business;

(21) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(22) repurchases of Notes;

(23) investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices; and

(24) guarantees by Holdings or any Restricted Subsidiary of obligations of Restricted Subsidiaries in the ordinary course of business.

“Permitted Junior Securities” means:

(1) Equity Interests in any Issuer, any Guarantor or any direct, indirect parent of Holdings; or

(2) debt securities that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes and the Guarantees are subordinated to Senior Indebtedness under the Indenture.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Acquisition Date;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (5), 13(b), (14), (24) or (25) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (14) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinancing Indebtedness (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof) or (y) extends, replaces, refunds, refinances, renews or defeases Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clause (5) or 13(b) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (b) Liens securing Obligations relating to Indebtedness permitted to be incurred pursuant to clause (24) extend only to the assets of Foreign Subsidiaries, (c) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (25) are solely on acquired property or the assets of the acquired entity, and (d) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (5) of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” extend only to the assets so purchased, leased or improved and any accessions or extensions thereof;

(7) Liens existing on the Acquisition Date or pursuant to agreements in existence on the Acquisition Date;

(8) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by Holdings or any Restricted Subsidiary (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) except in the case of a Subsidiary Guarantor, after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof);

(9) Liens on property or other assets at the time Holdings or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into Holdings or any Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary;

(10) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations; provided that, with respect to Hedging Obligations relating to Indebtedness, such Indebtedness is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings or any Restricted Subsidiary and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statute), financing statement filings regarding operating leases or consignments entered into by Holdings and the Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of Holdings, any Issuer or any Guarantor;

(16) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(17) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof)), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the Indebtedness described under clauses (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(18) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(19) other Liens securing obligations in an aggregate amount at any one time outstanding not to exceed the greater of (a) $30.0 million and (b) 2.25% of Total Assets determined as of the date of incurrence;

(20) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(22) Liens (a) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(23) Liens deemed to exist in connection with Investments in repurchase agreements permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(24) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(25) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposit or sweep accounts of Holdings or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of Holdings or any Restricted Subsidiary in the ordinary course of business;

(26) Liens securing obligations owed by Holdings or any Restricted Subsidiary to any lender under the Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(27) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(28) Liens arising out of conditional sale, title retention, consignment or similar arrangements with vendors for the sale or purchase of goods entered into by Holdings or any Restricted Subsidiary in the ordinary course of business;

(29) Liens solely on any cash earnest money deposits made by Holdings or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted;

(30) ground leases in respect of real property on which facilities owned or leased by Holdings or any of its Subsidiaries are located;

(31) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(32) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(33) Liens on the assets of non-guarantor Subsidiaries (other than the Issuers) securing Indebtedness of such Subsidiaries that were permitted by the terms of the Indenture to be incurred;

(34) Liens arising solely from precautionary UCC financing statements or similar filings; and

(35) Liens securing Senior Indebtedness.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the Board of Directors of Holdings shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdings and the applicable Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by Holdings) and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Holdings).

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Holdings which shall be substituted for Moody’s or S&P or both, as the case may be.

“Registration Rights Agreement” means a registration rights agreement with respect to the Notes dated as of the Issue Date, among the Issuers and the Initial Purchasers and, as of the Acquisition Date, the Guarantors.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by Holdings or a Restricted Subsidiary in exchange for assets transferred by Holdings or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Holdings (including any Foreign Subsidiary and the Issuers) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by Holdings or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of Holdings or any Restricted Subsidiary secured by a Lien.

“Secured Leverage Ratio” means the Consolidated Net Leverage Ratio but excluding all Indebtedness, Disqualified Stock and Preferred Stock described in clauses (1) and (2) of the definition of Consolidated Total Indebtedness other than Secured Indebtedness.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty and other similar rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings or any Restricted Subsidiary (other than a Securitization Subsidiary) pursuant to which Holdings or any Restricted Subsidiary sells or grants a security interest in its accounts receivable or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Indebtedness” means the principal of and premium, if any, and interest (including, without limitation, interest accruing or that would have accrued but for the filing of a bankruptcy, reorganization or other insolvency proceeding whether or not such interest constitutes an allowable claim in such proceeding) on, and any and all other fees, charges, expense reimbursement obligations and other amounts due pursuant to the terms of all agreements, documents and instruments providing for, creating, securing or evidencing or otherwise entered into in connection with:

(a) all obligations owed to lenders under the Credit Agreements;

(b) all obligations with respect to any Hedging Obligations;

(c) all obligations to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(d) all other current or future Indebtedness which does not provide that it is to rank pari passu with or subordinate to the Notes and the Guarantees; and

(e) all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the Senior Indebtedness described above.

Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

(i) Indebtedness of the Company to any of its Subsidiaries or Indebtedness of any Subsidiary of the Company to the Company or any other Subsidiary of the Company;

(ii) Indebtedness represented by the Notes and the Guarantees;

(iii) any Indebtedness which by the express terms of the agreement or instrument creating, evidencing or governing the same is junior or subordinate in right of payment to any item of Senior Indebtedness;

(iv) to the extent it constitutes Indebtedness, any trade payable arising from the purchase of goods or materials or for services obtained in the ordinary course of business;

(v) Indebtedness represented by Disqualified Stock; or

(vi) that portion of any Indebtedness which is incurred in violation of the Indenture; provided, however, that in the case of any Indebtedness (regardless of whether or not such Indebtedness is incurred pursuant to the first or second paragraph of “Certain Covenants—Limitation Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”), such Indebtedness shall not be deemed to have been incurred in violation of the Indenture if the holder(s) of such Indebtedness or their agent or representative shall have received a representation from the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture (but nothing in this clause (vi) shall preclude the existence of any Default or Events of Default in the event that such Indebtedness is in fact incurred in violation of the Indenture).

“Senior Term Loan Facility” means (1) that certain senior secured term loan dated as of or prior to the Acquisition Date by and among Holdings, the Issuer, the other borrowers party thereto, the lenders party thereto in their capacities as lenders thereunder and Bank of America, N.A., as Agent and the other agents party thereto, and (2) any senior secured bridge loan facility, senior secured notes or other senior secured or unsecured indebtedness in a principal amount of up to $325.0 million incurred in lieu of all or any portion of the loan described in clause (1) hereof, in each case including any related notes, collateral documents, letters of credit and guarantees, instruments and agreements executed in connection therewith, and any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indenture, guarantees, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, exchange or refinance any part of the loans, notes, guarantees, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business engaged in by Holdings or any Restricted Subsidiary on the Acquisition Date, and (2) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Holdings and the Restricted Subsidiaries are engaged on the Acquisition Date.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer or the Co-Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Subsidiary of the Issuer (other than the Co-Issuer), if any, that Guarantees the Notes in accordance with the terms of the Indenture.

“Total Assets” means the total assets of Holdings and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of Holdings or such other Person as may be expressly stated.

“Transaction Agreement” means the Agreement of Purchase and Sale, by and between Ashland Inc. and Holdings dated as of November 5, 2010.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings or any Restricted Subsidiary in connection with the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options.

“Transactions” means the transactions contemplated by the Transaction Agreement, the issuance of the Notes, borrowings under the ABL Facility and borrowings under the Senior Term Loan Facility on or prior to the Acquisition Date and other transactions in connection therewith or incidental thereto.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to 2014; provided that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of Holdings (other than the Issuers) which at the time of determination is an Unrestricted Subsidiary (as designated by Holdings, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

Holdings may designate any Subsidiary of Holdings (including any existing Subsidiary but excluding the Issuers and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings or any Subsidiary of Holdings (other than solely any Subsidiary of the Subsidiary to be so designated or the Issuers); provided that:

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by Holdings;

(2) such designation complies with the covenants described under “Certain Covenants—Limitation on Restricted Payments”; and

(3) each of (a) the Subsidiary to be so designated and (b) its Subsidiaries has not, at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any Restricted Subsidiary.

Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) Holdings could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(2) the Fixed Charge Coverage Ratio for Holdings would be equal to or greater than such ratio for Holdings immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by Holdings shall be notified by Holdings to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Holdings or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“US ABL Tranche” means the portion of the ABL Facility allocated and available to the Issuer, as the US borrower thereunder.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

BOOK ENTRY; DELIVERY AND FORM

The new notes, like substantially all the old notes, will be issued in registered, global form (the “Global Notes”) in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000.

Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Except as set forth below, Global Notes may be transferred only to another nominee of DTC or to a successor of DTC or its nominee, in whole and not in part.

Except in the limited circumstances described below, beneficial interests in Global Notes may not be exchanged for notes in certificated form and owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of notes in certificated form. See “—Exchange of Global Notes for Certificated Notes.”

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes for the Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes for the Notes; and

(2) ownership of these interests in Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in Global Notes).

Investors in 144A Global Notes who are Participants in DTC’s system may hold their interests directly through DTC. Investors in 144A Global Notes who are not Participants may hold their interests indirectly through organizations (including Euroclear and Clearstream) that are Participants in DTC. All interests in a Global Note may be subject to the procedures and requirements of DTC. Investors in Regulation S Global Notes must initially hold their interests through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants. After the expiration of the Distribution Compliance Period (but not earlier), investors may also hold interests in Regulation S Global Notes through Participants in the DTC system other than Euroclear and Clearstream. Euroclear and Clearstream will hold interests in Regulation S Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream which in turn hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Interests in a Global Note held through Euroclear or Clearstream may be subject to the procedures and requirements of those systems (as well as to the procedures and requirements of DTC). The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and the ability to transfer beneficial interests in a Global Note to Persons that are subject to those requirements will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge those interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

Except as described below, owners of an interest in Global Notes will not have notes registered in their names, will not receive physical delivery of definitive notes in registered certificated form, or Certificated Notes, and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of and premium and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the Persons in whose names notes, including Global Notes, are registered as the owners of such notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor our agent or an agent of the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on that payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of any new notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a Holder of new notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of the portion of the aggregate principal amount of the new notes as to which that Participant or those Participants has or have given the relevant direction. However, if there is an Event of Default under such series of notes, DTC reserves the right to exchange the applicable Global Notes for legended notes in certificated form, and to distribute those notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in Global Notes among Participants, they are under no obligation to perform those procedures, and may discontinue or change those procedures at any time. Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear, Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for a Certificated Note if:

•

DTC (1) notifies us that it is unwilling or unable to continue as depositary for the applicable Global Notes or (2) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

•

we, at our option and subject to the procedures of DTC, notify the Trustee in writing that we elect to cause the issuance of Certificated Notes (although Regulation S Temporary Global Notes at our election pursuant to this clause may not be exchanged for Certificated Notes prior to (1) the expiration of the Distribution Compliance Period and (2) the receipt of any certificates required under the provisions of Regulation S); or

•	there has occurred and is continuing a Default or an event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes of the same series upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in a Global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear any restrictive legend required by applicable law.

Exchange of Certificated Notes for Global Notes

If Certificated Notes are issued in the future, they will not be exchangeable for the beneficial interest in any global note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the transfer will comply with the appropriate transfer restrictions applicable to the Notes being transferred. See “Letter of Transmittal.”

Same-day Settlement and Payment

We will make payments in respect of notes represented by Global Notes, including payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the DTC or its nominee. We will make all payments of principal and premium, if any, and interest on Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no account is specified, by mailing a check to each Holder’s registered address. See “Description of Notes—Principal, Maturity and Interest.” Notes represented by Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in notes represented by Global Notes will, therefore, be required by DTC to be settled in immediately available funds. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of U.S. federal income tax considerations relevant to the exchange of old notes for new notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may at any time be subject to legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of notes. Some holders, including financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, U.S. persons whose functional currency is not the U.S. dollar, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction may be entitled to special rules not discussed below.

We recommend that each holder consult its own tax advisor as to the particular tax consequences of exchanging such holder’s old notes for new notes, including the applicability and effect of any foreign, state, local or other tax laws or estate or gift tax considerations.

The exchange of old notes for new notes will not be an exchange or otherwise a taxable event to a holder for U.S. federal income tax purposes. Accordingly, a holder will not recognize gain or loss upon receipt of a new note in exchange for an old note in the exchange, and the holder will have the same basis and holding period in the new note as it had in the corresponding old note immediately before the exchange.

ERISA CONSIDERATIONS

The following is a summary of considerations associated with the acquisition of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws, or rules or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such employee benefit plan, plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. In considering an investment in the notes with a portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we, the initial purchasers, or the guarantors are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among the exemptions that may apply to the acquisition and holding of the notes are U.S. Department of Labor prohibited transaction class exemption (“PTCE”) 84-14, respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide limited relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be acquired or held by any person investing “plan assets” of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Representation

To address the above concerns, the notes may not be purchased by or transferred to any investor unless such investor makes the representations contained in the “Letter of Transmittal,” which are designed to ensure that the acquisition of the notes will not constitute or result in a non-exempt prohibited transaction under ERISA or the Code.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering acquiring or holding the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the acquisition and holding of the notes.

PLAN OF DISTRIBUTION

You may transfer new notes issued under the exchange offer in exchange for the old notes if:

•	you acquire the new notes in the ordinary course of your business;

•

you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such new notes in violation of the provisions of the Securities Act; and

•

you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act) or, if you are an “affiliate,” you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

If you wish to exchange new notes for your old notes in the exchange offer, you will be required to make representations to us as described in “The Exchange Offer—Purpose and Effect of the Exchange Offer” and “The Exchange Offer—Procedures for Tendering—Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new notes for your own account in exchange for old notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time on one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes.

Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We agreed to provide sufficient copies of the latest version of this prospectus to broker-dealers promptly upon request at any time during the period ending on the earlier of (i) 180 days from the date on which the Registration

Statement is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities. Furthermore, we agreed to use our best efforts to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any new notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offer other than transfer taxes, if any, and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the notes and certain other legal matters will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Nexeo Solutions Holdings, LLC (the Successor Company) as of September 30, 2011 and for the period November 4, 2010 (inception) to September 30, 2011 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of the Distribution Business (the Predecessor Company) as of September 30, 2010 and for the years ended September 30, 2010 and 2009 and the six months ended March 31, 2011 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 with respect to the new notes being offered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the new notes offered by this prospectus, please review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of this material can also be obtained from the public reference section of the SEC at prescribed rates, or accessed at the SEC’s website at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room.

The SEC’s proxy rules and regulations do not, nor do the rules of any stock exchange, require us to send an annual report to security holders or to holders of American depository receipts. Upon the effectiveness of this registration statement, we will become subject to the Exchange Act’s period reporting requirements, including the requirement to file current, annual, and quarterly reports with the SEC. The annual reports we file will contain financial information that has been examined and reported on, with an opinion by an independent registered public accounting firm.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Nexeo Solutions Holdings, LLC and Subsidiaries—Condensed Consolidated Financial Statements (Unaudited)

Quarter Ended December 31, 2011 (Successor) and Quarter Ended December 31, 2010 (Predecessor)

Nexeo Solutions Holdings, LLC and Subsidiaries—Consolidated Financial Statements

Periods Ended September 30, 2011 (Successor) and March 31, 2011, September 30, 2010 and 2009 (Predecessor)

Nexeo Solutions Holdings, LLC and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2011	September 30, 2011
CURRENT ASSETS
Cash and cash equivalents	$53,350	$44,989
Accounts and notes receivable (less allowance for doubtful accounts of $1,114 and $1,278, respectively)	487,854	568,251
Inventories	313,826	315,801
Deferred income taxes	622	894
Other current assets	6,872	6,341

Total current assets	862,524	936,276

NON-CURRENT ASSETS
Property, plant and equipment, net	204,359	206,520
Goodwill	166,478	168,396
Intangibles, net of amortization	74,583	76,266
Non-current deferred income taxes	1,209	452
Other non-current assets	31,229	32,213

Total non-current assets	477,858	483,847

Total Assets	$1,340,382	$1,420,123

CURRENT LIABILITIES
Current portion of long-term debt and capital lease obligations, net	$3,433	$3,430
Accounts payable and other	301,995	355,834
Accrued expenses and other liabilities	34,786	35,945
Related party payables	10,000	10,000
Income taxes payable	1,083	1,645

Total current liabilities	351,297	406,854

NON-CURRENT LIABILITIES
Long-term debt and capital lease obligations, less current portion, net	637,353	645,943
Non-current deferred income taxes	275	49
Employee benefit obligations	1,176	1,126
Other non-current liabilities	2,744	2,123

Total non-current liabilities	641,548	649,241

Total Liabilities	992,845	1,056,095

EQUITY
Members’ Equity:
Series A membership interest	452,471	451,950
Series B membership interest	891	414
Accumulated deficit	(90,119)	(78,091)
Unrealized foreign currency translation loss	(15,706)	(10,245)

Total equity	347,537	364,028

Total Liabilities and Equity	$1,340,382	$1,420,123

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Nexeo Solutions Holdings, LLC and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands)

	Nexeo Solutions Holdings, LLC and Subsidiaries Successor	Distribution Business Predecessor
	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
Sales and operating revenues	$921,088	$855,856
Cost of sales and operating expenses	847,888	781,211

GROSS PROFIT	73,200	74,645
Selling, general and administrative expenses	72,911	37,810
Corporate overhead allocation	—	23,586
Transaction related costs	1,951	—

OPERATING INCOME (LOSS)	(1,662)	13,249

OTHER INCOME	375	768

INTEREST INCOME (EXPENSE)
Interest income	110	—
Interest expense	(11,259)	—

INCOME (LOSS) BEFORE INCOME TAXES	(12,436)	14,017

INCOME TAX EXPENSE (BENEFIT)	(408)	5,158

NET INCOME (LOSS)	$(12,028)	$8,859

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Nexeo Solutions Holdings, LLC and Subsidiaries

Condensed Consolidated Statement of Members’ Equity

(Unaudited, in thousands)

	Series A Membership Interest	Series B Membership Interest	Accumulated Deficit	Unrealized Foreign Currency Translation Loss	Total
Balance September 30, 2011 (Successor)	$451,950	$414	$(78,091)	$(10,245)	$364,028
Investment by members	525	—	—	—	525
Member distributions	(4)	—	—	—	(4)
Equity-based compensation	—	477	—	—	477
Comprehensive income (loss) (a):
Net loss	—	—	(12,028)	—	(12,028)
Unrealized foreign currency translation loss	—	—	—	(5,461)	(5,461)

Balance December 31, 2011 (Successor)	$452,471	$891	$(90,119)	$(15,706)	$347,537

(a)	Reconciliation of net income (loss) to total comprehensive income (loss):

	Nexeo Solutions Holdings, LLC and Subsidiaries Successor	Distribution Business Predecessor
	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
Net income (loss)	$(12,028)	$8,859
Unrealized foreign currency translation loss, net of tax	(5,461)	(3,265)

Total comprehensive income (loss)	$(17,489)	$5,594

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Nexeo Solutions Holdings, LLC and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Nexeo Solutions Holdings, LLC and Subsidiaries Successor	Distribution Business Predecessor
	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
CASH FLOWS FROM OPERATIONS
Net income (loss)	$(12,028)	$8,859
Adjustments to reconcile to cash flows from operations
Depreciation and amortization	10,061	6,892
Debt issuance cost amortization	1,598	—
Provision for bad debt	579	385
Provision (benefit) for deferred income taxes	(531)	1,392
Stock-based compensation charges	478	—
(Gain) loss from sales of property, plant and equipment	30	(368)
Changes in assets and liabilities
Accounts and notes receivable	75,282	46,867
Inventories	375	(13,069)
Other current assets	(565)	(4,179)
Accounts payable and other	(50,464)	(46,449)
Accrued expenses and other liabilities	(1,159)	(12,188)
Changes in other operating assets and liabilities, net	(114)	(335)

Net cash provided by/(used in) operating activities	23,542	(12,193)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(5,886)	(2,049)
Proceeds from the disposal of property, plant and equipment	26	373

Net cash (used in) investing activities	(5,860)	(1,676)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of membership interest	525	—
Member distributions	(4)	—
Proceeds from issuance of long-term debt	117,300	—
Repayment of long-term debt and lease payments	(126,171)	—
Transfers from Ashland, net	—	13,869

Net cash provided by/(used in) financing activities	(8,350)	13,869

Effect of exchange rate changes on cash and cash equivalents	(971)	—
INCREASE IN CASH AND CASH EQUIVALENTS	8,361	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	44,989	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$53,350	$—

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Nexeo Solutions Holdings, LLC and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited, dollars in thousands)

1.	Nature of Operations

Nexeo Solutions Holdings, LLC (“Holdings”) was formed on November 4, 2010 as a Delaware limited liability company. On November 5, 2010, Nexeo Solutions, LLC, (“Solutions”), a wholly owned subsidiary of Holdings, entered into several agreements with Ashland Inc. (“Ashland”) pursuant to which the Company acquired Ashland’s global distribution business (the “Distribution Business” or “Predecessor”) on March 31, 2011 (the “Ashland Distribution Acquisition”). Immediately after the Ashland Distribution Acquisition, TPG Accolade, L.P. (“TPG Accolade”) owned approximately 99.8% of Holdings, and the remaining approximately 0.2% is owned by management.

As a result of the Ashland Distribution Acquisition, Holdings and its subsidiaries (together, the “Company” or “Successor”) became a distributor of chemicals and composite raw materials in North America and plastics in North America, EMEA and Asia. The Company offers its customers over 25,000 products used in a broad cross section of industries, including construction, chemicals manufacturing, paints and coatings, transportation, retail, medical, marine, and personal care. The Company also provides waste disposal services in North America through its environmental services division. The Company distributes these products through over 140 owned, leased or third party warehouses, rail terminals and tank terminals in North America, EMEA and Asia. The Company connects a network of over 1,000 suppliers with a diverse base of more than 25,000 customers.

2.	Basis of Presentation, Change in Accounting Principle and Recent Accounting Pronouncements

Basis of Presentation

The financial information for the three month period ended December 31, 2011 and as of September 30, 2011 and December 31, 2011 is referred to as the “Successor” company information and reflects the financial statement effects of recording fair value adjustments and the capital structure resulting from the Ashland Distribution Acquisition.

Prior to the Ashland Distribution Acquisition, the Distribution Business was an unincorporated commercial unit of Ashland. The financial information of the Distribution Business is referred to as “Predecessor” company information and was derived from the accounting records of Ashland and reflect the combined results of operations and cash flows of the Distribution Business as it was historically managed, adjusted as necessary to conform with accounting principles generally accepted in the United States. The Distribution Business was comprised of a combination of unincorporated commercial units of Ashland and its various subsidiary companies and, in certain jurisdictions, separate legal entities.

The financial statements include the results of operations and cash flows of these unincorporated commercial units of Ashland and its various subsidiary companies, which have been prepared using the Distribution Business’ previous basis of accounting.

Since the financial statements of the Predecessor and Successor are not comparable as a result of the application of acquisition accounting and the Company’s capital structure resulting from the Ashland Distribution Acquisition, they have been separately designated, as appropriate, in these condensed financial statements.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. As such, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments, except as disclosed herein) considered necessary for a fair presentation have been included. Results of operations for the period ended December 31, 2011 are not necessarily indicative of results to be expected for the year ending September 30, 2012. Quarterly financial data for the Successor period should be read in conjunction with the Consolidated Financial Statements for the period November 4, 2010 (inception) to September 30, 2011. Quarterly financial data for the Predecessor period should be read in conjunction with the Distribution Business Combined Financial Statements for the year ended September 30, 2010.

The condensed consolidated balance sheet data as of September 30, 2011 was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

Change in Accounting Principle

Prior to issuance of the unaudited condensed consolidated financial statements for the three month period ended December 31, 2011, the Company elected to change its method of accounting for U.S. inventories to the weighted average cost method from the last-in, first-out (“LIFO”) method and has applied this change in accounting retrospectively to March 31, 2011 (the date of the Ashland Distribution Acquisition). The Company believes that the weighted average cost method is more appropriate because the weighted average cost method is (1) predominately used in the distribution business, (2) provides a more meaningful presentation of financial position because the weighted average cost method more accurately reflects the current value of inventories on the condensed consolidated balance sheet and (3) conforms all of the Company’s inventories to a single costing method for both U.S. and non-U.S. inventories. The income tax effect of change in accounting principle was not significant due to the Company’s tax status as a limited liability company.

As presented in the tables below, the change in accounting principle changed certain financial statement line items on each of the condensed consolidated statement of operations and the condensed consolidated statement of cash flows for the three month period ended December 31, 2011, and on the condensed consolidated balance sheet as of September 30, 2011, respectively as follows:

	Three Months Ended December 31, 2011
	As Computed under LIFO	Effect of Change	As Reported under Average Cost
Cost of sales and operating expenses	$842,356	$5,532	$847,888
Gross profit	78,732	(5,532)	73,200
Operating income (loss)	3,870	(5,532)	(1,662)
Loss before income taxes	(6,904)	(5,532)	(12,436)
Net loss	(6,496)	(5,532)	(12,028)

	Three Months Ended December 31, 2011
	As Computed under LIFO	Effect of Change	As Reported under Average Cost
Net loss	$(6,496)	$(5,532)	$(12,028)
Change in assets and liabilities—inventories	(5,157)	5,532	375
Net cash provided by operating activities	23,542	—	23,542

	As of September 30, 2011
	As Originally Reported under LIFO	Effect of Change	As Reported under Average Cost
Inventories	$310,269	$5,532	$315,801
Total current assets	930,744	5,532	936,276
Total assets	1,414,591	5,532	1,420,123
Accumulated deficit	(83,623)	5,532	(78,091)
Total equity	358,496	5,532	364,028
Total liabilities and equity	1,414,591	5,532	1,420,123

There was no impact on the condensed consolidated balance sheet as of December 31, 2011 because there was no material difference between average cost and LIFO.

As the Predecessor financial statements were prepared on a different basis of accounting than the Successor financial statements, the change in accounting was not applied to the Predecessor financial statements.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-09, “Compensation—Retirement Benefits—Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in Multiemployer Plan.” These amendments require an employer to provide additional quantitative and qualitative disclosures that provide users with more detailed information about an employer’s involvement in multiemployer pension plan(s). The disclosures include, among other things, the plan name(s) and identifying number(s), the employer’s contributions to the plan(s), the financial health of the plan(s) and nature of the employer commitments to the plan(s). The Company will be required to adopt these amendments for the annual fiscal year ending September 30, 2012, although early adoption is permitted. The adoption of these amendments requires enhanced disclosure of the Predecessor financial information and will not impact the Company’s financial position or results of operations.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles—Goodwill and other (Topic 350): Testing Goodwill for Impairment.” This amendment permits, but does not require, an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The Company will be required to comply with this amendment beginning October 1, 2012, although early adoption is permitted. The Company is currently considering early adoption of this amendment. The adoption of this amendment is not expected to have a material impact on the Company’s results of operations, financial condition or cash flows.

In June 2011 the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” This amendment will: (1) eliminate the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) require the consecutive presentation of the statement of net income and other comprehensive income; and (3) require an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. These amendments require retrospective application and early adoption is permitted. In December 2011, the FASB issued ASU No. 2011-12, “Comprehensive Income (Topic 220) Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” These amendments supersede certain pending paragraphs in ASU No. 2011-05 to effectively defer the presentation of reclassification adjustments out of accumulated other comprehensive income (Item 3 above). The amendments are expected to be temporary to allow the FASB time to re-deliberate the presentation requirements for reclassifications out of accumulated other comprehensive income for annual and interim financial statements. As a result, the Company will be required to comply with items

(1) and (2) for fiscal years, and interim periods within those years, beginning after September 30, 2012. The adoption of these amendments requires specific financial statement formats and will not impact the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (“Topic 820”) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” These amendments change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The Company will be required to comply with these amendments beginning in the second quarter of fiscal year 2012, which begins on January 1, 2012. The adoption of these amendments is not expected to have a material impact on the Company’s results of operations, financial condition or cash flows.

3.	Relationship with Ashland

Transition Services Agreement (Successor)

In connection with the Ashland Distribution Acquisition, the Company and Ashland entered into a transition services agreement (“TSA”), which required Ashland to provide administrative and support services, including finance and accounting, treasury, tax, environmental, health and safety, human resources, logistics, engineering, supply chain and information systems services. In exchange for these services, the Company agreed to pay Ashland the direct actual costs incurred by Ashland to provide these services, plus an additional 6.35% of such direct actual costs. Ashland is obligated to make these services available to the Company for a period of 36 months, and the Company has the option to extend the term of the agreement for an additional six months at the end of the primary term.

Ashland Cost Allocations (Predecessor)

During the Predecessor Period, the Distribution Business utilized centralized functions of Ashland to support its operations, and in return, Ashland allocated certain of its expenses to the Distribution Business. Such expenses represented costs related, but not limited to, treasury, legal, accounting, insurance, information technology, payroll administration, human resources and other services. These costs, together with an allocation of central Ashland overhead costs, were included within the corporate overhead allocation in the Predecessor condensed consolidated statements of operations. Where it was possible to specifically attribute such expenses to activities of the Distribution Business, these amounts were charged or credited directly to the Distribution Business without allocation or apportionment. Allocation of all other such expenses were based on a reasonable reflection of the utilization of service provided or benefits received by the Distribution Business during the periods presented on a consistent basis, such as headcount, square footage, or sales.

The Distribution Business’ management supported the methods used to allocate expenses and believed these methods were reasonable estimates. However, these shared expenses may not represent the amounts that would have been incurred had such transactions been entered into with third parties at “arm’s length.”

Centralized and administrative support costs provided by Ashland under the TSA in the Successor three months ended December 31, 2011, and costs allocated to the Company in the Predecessor three months ended December 31, 2010 are summarized below:

	Nexeo Solutions Holdings, LLC and Subsidiaries Successor	Distribution Business Predecessor
	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
Supply chain (purchasing)	$1,257	$8,006
Information technology	4,328	4,233
Financial and accounting	509	2,745
Building services	734	2,474
Legal and environmental	370	1,152
Human resources	582	992
Other general and administrative	499	3,984

Total	$8,279	$23,586

TSA costs for the three months ended December 31, 2011 are included in selling, general and administrative expenses.

Sales and Purchases

The Company’s sales to Ashland commercial units for the three months ended December 31, 2011 total $7,756. The Company’s purchases from Ashland commercial units for the three months ended December 31, 2011 total $33,088. These purchases from Ashland commercial units, primarily consisted of purchases from Ashland’s Performance Materials commercial unit of resins and related products, and were made at market prices.

The Distribution Business’ sales to Ashland commercial units totaled $5,858 during the three months ended December 31, 2010. The Distribution Business’ purchases from Ashland commercial units totaled $30,720 during the three months ended December 31, 2010. These purchases from Ashland commercial units, primarily consisted of purchases from Ashland’s Performance Materials commercial unit of resins and related products, and were made at market prices.

4.	Inventories

Inventories at December 31, 2011 and September 30, 2011 consisted of the following:

	December 31, 2011	September 30, 2011
Finished products—chemicals and plastics	$313,613	$315,659
Raw materials and supplies	213	142

Total	$313,826	$315,801

5.	Goodwill and Other Intangibles

The following is a progression of goodwill for the three month period ended December 31, 2011.

Balance at September 30, 2011	$168,396
Foreign currency translation	(1,918)

Balance at December 31, 2011	$166,478

Only goodwill applicable to the Plastics segment is affected by foreign currency translation.

Definite-lived intangible assets at December 31, 2011 and September 30, 2011 consisted of the following:

		December 31, 2011			September 30, 2011
	Estimated Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer-related intangible	14	$75,600	$(4,050)	$71,550	$75,600	$(2,700)	$72,900
Leasehold interest intangible	1-20	2,470	(637)	1,833	2,456	(423)	2,033
Non-competition agreement	3	1,600	(400)	1,200	1,600	(267)	1,333

Total		$79,670	$(5,087)	$74,583	$79,656	$(3,390)	$76,266

Amortization expense recognized on intangible assets was $1,696 for the three months ended December 31, 2011, and $71 for the three months ended December 31, 2010.

Expected amortization expense for the years ended September 30, 2012 through 2016 is $5,152, $6,030, $5,729, $5,462, and $5,462, respectively.

6.	Property, Plant and Equipment

Property, plant, and equipment at December 31, 2011 and September 30, 2010 consisted of the following:

	December 31, 2011	September 30, 2011
Land	$40,768	$40,734
Plants and buildings	66,826	66,781
Machinery and equipment	111,738	110,321
Construction in progress	9,731	5,023

Total	229,063	222,859
Less accumulated depreciation	(24,704)	(16,339)

Property, plant and equipment, net	$204,359	$206,520

Net machinery and equipment includes $13,595 and $14,247 at December 31, 2011 and September 30, 2011, respectively, related to the Company’s enterprise resource planning (ERP) system and other software related capital expenditures. Total depreciation expense on property, plant and equipment was $8,385 for the three months ended December 31, 2011, and $6,821 for the three months ended December 31, 2010. Obligations associated with capital leases totaled $260 at December 31, 2011 and $318 at September 30, 2011.

7.	Long-Term Debt

Long-term debt outstanding at December 31, 2011 and September 30, 2011 are summarized below:

	December 31, 2011	September 30, 2011
Asset based loan	$146,954	$154,789
Term loan facility	322,563	323,375
8.375% Senior Subordinated Notes	175,000	175,000
Capital lease obligations	259	318

Total long-term debt	644,776	653,482
Less: unamortized debt discount	(3,990)	(4,109)
Less: current portion of long-term debt	(3,433)	(3,430)

Non-current portion of long-term debt	$637,353	$645,943

The Company’s accounts receivable and inventory are collateral under its asset based loan facility (“ABL Facility”) and its senior secured term loan facility (“Term Loan Facility”).

On November 3, 2011, the Company obtained a waiver from the lenders under the ABL Facility pursuant to which the lenders agreed to waive any potential default as a result of an error made in the financial statements for the period ended June 30, 2011 provided to the lenders under the terms of the applicable credit facility agreement. The error had a minor impact on the fixed charge coverage ratio for the period ended June 30, 2011 under the asset based facility and the Company subsequently circulated restated financial statements to the lenders to correct the error.

8.	Other Long-Term Assets and Liabilities

Other non-current assets at December 31, 2011 and September 30, 2011 consisted of the following:

	December 31, 2011	September 30, 2011
Debt issuance cost, net	$31,040	$31,983
Other	189	230

Total	$31,229	$32,213

Other non-current liabilities at December 31, 2011 and September 30, 2011 consisted of the following:

	December 31, 2011	September 30, 2011
Insurance reserves	$1,966	$1,271
Deferred operating leases	611	670
Other	167	182

Total	$2,744	$2,123

The Company partially insures its workers compensation claims and other general business insurance needs. In the Predecessor Period workers compensation and other general business insurance was carried by Ashland, and charges for the costs of third-party insurance were proportionally allocated to the Distribution Business.

9.	Employee Benefit Plans

Multi-employer Pension Plans

In the Predecessor Period all qualifying Distribution Business employees were eligible to participate in Ashland’s defined-benefit pension plans, which typically provided pension payments based on an employee’s length of service and compensation during the years immediately preceding retirement. Ashland assumed all liabilities associated with the U.S.-based and certain non-U.S.-based pension plans and the liabilities associated with certain non-U.S. based pension plans were funded by Ashland in conjunction with the Ashland Distribution Acquisition. The liabilities under certain non-U.S. pension plans transferred to the Company by operation of law in connection with the Ashland Distribution Acquisition. The amount of net pension expense related to certain non-U.S.-based entities for the three month period ended December 31, 2011 was $254, and the amounts allocated to the Predecessor Period and recorded as a component of selling, general and administrative expenses related to these multi-employer plans was $3,481 during the three month period ended December 31, 2010.

Multi-employer Postretirement Plans

In the Predecessor Period, Ashland sponsored health care and life insurance plans for all eligible U.S. and Canadian employees. Ashland’s retiree life insurance plans were non-contributory, while Ashland shared the costs of providing healthcare coverage with its retired employees through premiums, deductibles and coinsurance provisions. The total net postretirement benefit cost of these plans allocated to Distribution Business and recorded as a component of selling, general and administrative expenses based on pro-rata payroll dollars was $506 during the three month period ended December 31, 2010. There were no expenses associated with these plans in the Successor Period.

Restricted Equity Plan

Holdings may issue unregistered Series B units to certain officers and employees eligible to participate in the Company’s restricted equity plan (“Equity Plan”) effective as of April 29, 2011. The units issued under the Equity Plan are subject to certain transfer restrictions. Units issued under the Equity Plan are initially deemed to be unvested. Fifty percent of the Series B units will vest twenty percent annually over a five year period, as long as the employee remains continuously employed with the Company (“Time-Based Units”), and fifty percent of the Series B units will become vested in accordance with a performance-based schedule that is divided into five separate and equal twelve month periods (“Performance-Based Units”). The Board of Directors establishes each annual performance- based period based upon an earnings before interest, tax, depreciation, and amortization (“EBITDA”) target for the Company during that period. The fair value of the Series B units was determined using a discounted cash flow analysis and a Black-Scholes Option Pricing Model with the valuation assumptions of 1) expected term of five to six years, 2) expected price volatility of 60.0% to 73.6%, 3) a risk-free interest rate of 1.37% to 2.11% and 4) an expected distribution yield of 0%.

During the period November 4, 2010 (inception) to September 30, 2011, the Company did not meet the pre-established EBITDA target. In November 2011, the Board of Directors accelerated the vesting of the Performance-Based Units such that 20% of the Performance-based Units will vest over the period November 3, 2011 to March 31, 2012. The accelerated vesting was accounted for as a modification of the existing plan, which requires the Company to record an expense relating to the accelerated vesting of the Performance-Based units over the vesting period from November 3, 2011 to March 31, 2012. During the three month period ended December 31, 2011 the Company recognized an expense of $478, which includes the expense related to the accelerated vesting. No expense was recorded under this Equity Plan in the Predecessor Period.

The following table summarizes Equity Plan activity during the three month period ended December 31, 2011 (in thousands, except per unit data):

	Units	Average Grant Date Fair Value Per Unit
Outstanding at September 30, 2011 (Successor)	20,720	$0.26
Granted	1,890	0.26
Forfeited or expired	(360)	0.26

Outstanding at December 31, 2011 (Successor)	22,250	$0.32

Defined Contribution Plans

Qualifying employees of the Company are eligible to participate in the Nexeo Solutions, LLC Employee Savings Plan (“401(k) Plan”). The 401(k) Plan is a defined contribution plan designed to allow employees to make deferred contributions as well as Company contributions, designed to assist employees of the Company and its affiliates in providing for their retirement. The Company contributed $2,838 to the 401(k) Plan in the three month period ended December 31, 2011. In the Predecessor Period, Ashland sponsored a 401(k) plan for eligible employees. Distribution Business’ allocated expense related to this defined contribution plan was $1,347 for the three month period ended December 31, 2010. Company contributions to the 401(k) plans are recorded as a component of selling, general and administrative expenses.

10.	Commitments, Contingencies and Litigation

Environmental Remediation

Due to the nature of its business, the Company is subject to various laws and regulations pertaining to the environment and to the manufacture, sale, transportation and disposal of hazardous products. These laws pertain to, among other things, air and water, the management of solid and hazardous wastes, transportation, and human health and safety.

Ashland has agreed to retain all known environmental remediation liabilities (“Retained Specific Remediation Liabilities”) and all other environmental remediation liabilities arising prior to the closing date of March 31, 2011 of which Ashland receives written notice prior to the fifth anniversary of such closing date (“Other Retained Remediation Liabilities”). Ashland’s indemnification obligations for any Other Retained Remediation Liabilities are subject to an individual claim threshold of $175 and an aggregate claim deductible of $5,000, and Ashland’s indemnification for all Retained Specified Remediation Liabilities and Other Retained Remediation Liabilities (in each case any other such liabilities relating to off-site locations) is subject to an aggregate ceiling of $75,000. In addition, Ashland’s indemnification obligations resulting from or relating to any Retained Specified Remediation Liabilities, Other Retained Remediation Liabilities or retained litigation liabilities or the breach of Ashland’s representations, warranties and covenants contained in the purchase agreement (other than for liabilities relating to taxes or the breach of any fundamental representation or warranty) are subject to an aggregate ceiling of $139,500, and Ashland’s total indemnification obligations under the purchase agreement (other than for liabilities relating to taxes or any retained indebtedness) are subject to an aggregate ceiling in the amount of the purchase price for the Distribution Business net assets.

As a result, the Company does not currently have any environmental or remediation reserves for matters covered by the purchase agreement. However, if the Company were to become aware of any Other Retained Remediation Liabilities, the Company would be responsible for the first $5,000 in aggregate expenses relating thereto prior to the receipt of any indemnification from Ashland. In addition, if any Retained Specific Remediation Liability ultimately exceeds the liability ceilings described above, the Company would be responsible for such excess amounts. In either of these scenarios, the Company would be required to take an appropriate environmental or remediation reserve. The Company’s reserves will be subject to numerous uncertainties that affect its ability to accurately estimate its costs, or its share of costs if multiple parties are responsible. These uncertainties involve the legal, regulatory and enforcement parameters governing environmental assessment and remediation, the nature and extent of contamination at these sites, the extent of clean up and remediation efforts required, the choice of remediation and, in the case of sites with multiple responsible parties, the number and financial strength of other potentially responsible parties.

During the Predecessor Period, Ashland estimated the value of its probable insurance recoveries associated with its environmental reserve based on management’s interpretations and estimates surrounding the available or applicable insurance coverage. Environmental remediation expense in the Predecessor Period was included within the selling, general and administrative expense caption of the Condensed Consolidated Statements of Operations and on an aggregate basis amounted to $1,560 during the three month period ended December 31, 2010.

Other Legal Proceedings

The Company is not currently a party to any legal proceedings that, if determined adversely against the Company, individually or in the aggregate, would have a material adverse effect on its financial position, results of operations or cash flows.

11.	Income Taxes

The provision for income taxes includes income taxes paid, currently payable or receivable, and those deferred. Under U.S. GAAP, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Deferred tax assets are also recognized for the estimated future effects of tax loss carryforwards. The effect of changes in tax rates on deferred taxes is recognized in the period in which the enactment date occurs. Valuation allowances are established when necessary on a jurisdictional basis to reduce deferred tax assets to the amounts expected to be realized.

The Successor Company is organized as a limited liability company and is taxed as a partnership for U.S. income tax purposes. As such, with the exception of a limited number of state and local jurisdictions, Holdings is not subject to U.S. income taxes. Accordingly, the members will report their share of Holdings’ taxable income on their respective U.S. federal tax returns. Holdings is required to make quarterly distributions to members to fund their tax obligations, if any, attributable to Holdings’ taxable income. In some jurisdictions, the Company makes such distributions in the form of tax payments paid directly to the taxing authority on behalf of its members. Such distributions are subject to the availability of funds, as determined by the Board of Directors. The Company made tax distributions totaling $4 during the three months ended December 31, 2011. The Company’s controlled foreign corporations are subject to tax at the entity level in their respective jurisdictions.

During the Predecessor Periods, income taxes were calculated on a separate return basis, although the operations were historically included in the Ashland U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. Ashland’s global tax model was developed based on its entire portfolio of businesses. Accordingly, tax results as presented for the Predecessor Periods were not necessarily reflective of the results that would have been generated on a stand-alone basis.

Income taxes are recorded utilizing an asset and liability approach. This method gives consideration to the future tax consequences associated with the differences between the financial accounting basis and tax basis of the assets and liabilities, and the ultimate realization of any deferred tax asset resulting from such differences. The Company has not recorded deferred income taxes on the undistributed earnings of certain foreign subsidiaries. As of December 31, 2011, management intends to indefinitely reinvest such earnings, which amount to approximately $2,067.

Temporary differences that result in significant deferred tax assets and liabilities are as follows:

	December 31, 2011	September 30, 2011
Deferred Tax Assets
Foreign and state operating losses	$1,651	$1,098
Unrealized Gains/Losses	216	228
Intangibles	2,193	393
Uncollectible accounts receivable	382	500
Compensation and other accruals	229	42
Other items	492	606
Valuation allowance	(2,815)	(1,295)

Total deferred tax assets	$2,348	$1,572

Deferred Tax Liabilities
Intangibles	$755	$216
Other items	38	59

Total deferred tax liabilities	$793	$275

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In connection with the Ashland Distribution Acquisition, the book basis of foreign assets and liabilities were stepped-up to their estimated fair market value.

The U.S. and international components of income from operations before income taxes and a reconciliation of the statutory federal income tax with the provision for income taxes follows:

	Nexeo Solutions Holdings, LLC and Subsidiaries Successor	Distribution Business Predecessor
	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
Income (loss) before income taxes
United States	$(186)	$12,049
International	(12,250)	1,968

	$(12,436)	$14,017

U.S. Statutory rate	0%	35%
Income taxes computed at U.S. statutory rate	$—	$4,906
Income tax expense (benefit) computed resulting from:
State income taxes	95	450
Net impact of foreign results	(2,023)	(296)
Permanent differences and other items	—	98
Valuation allowance	1,520	—

Income tax expense (benefit)	$(408)	$5,158

As of December 31, 2011, the Company has gross cumulative foreign loss carryforwards of $6,045, which relate primarily to its foreign subsidiaries. These loss carryforwards expire at various times ranging from 5 years for Italy to indefinitely for Germany, France, United Kingdom, Ireland, Denmark, Sweden, Norway, Singapore, and Luxembourg. The Company believes that it is more likely than not that taxable income in future years will allow the Company to utilize the carryforwards that have not had a valuation allowance placed against them.

As of December 31, 2011 and September 30, 2011, a valuation allowance of $2,815 and $1,295 has been recorded related to certain deferred tax assets, which are primarily associated with current year foreign net operating losses. In assessing realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon management’s expectations at December 31, 2011, management believes it is not more likely than not that it will realize the majority of its deferred tax assets.

Unrecognized tax benefits

U.S. GAAP prescribes a recognition threshold and measurement attribute for the accounting and financial statement disclosure of tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process. The first step requires the Company to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The second step requires the Company to recognize in the financial statements each tax position that meets the more likely than not criteria, measured at the amount of benefit that has a greater than 50% likelihood of being realized.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at September 30, 2011	$—
Increases related to positions taken on items from prior years	—
Decreases related to positions taken on items from prior years	—
Increases related to positions taken in the current year	1,488
Lapse of statute of limitations	—
Settlement of uncertain tax positions with tax authorities	—

Balance at December 31, 2011	$1,488

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense in the Condensed Consolidated Statements of Operations. There were no such interest and penalties during 2011 and 2010.

The Company or one of its subsidiaries files income tax returns in various state and foreign jurisdictions. Foreign taxing jurisdictions significant to the Company include Spain, Italy, United Kingdom, Netherlands, and Canada. Within the United States, the Company is subject to state income tax examination by tax authorities for periods after March 2011. With respect to countries outside of the United States, with certain exceptions, the Company’s foreign subsidiaries are subject to income tax audits for years after 2010.

12.	Segment and Geographic Data

The Company manages its business in four lines of business or operating segments; Chemicals, Plastics, Composites and Environmental Services. The Chemicals and Plastics lines of business are reportable segments. The Composites and Environmental Services businesses do not individually meet the materiality threshold for separate disclosure. As a result, they are combined for presentation and disclosure purposes in an “other” category. Chemicals, Plastics and Composites are distribution businesses, while the Environmental Services business provides hazardous and non-hazardous waste collection, recovery, recycling and disposal services. For ease of reference, we refer to Chemicals, Plastics, Composites and Environmental Services as lines of business. Each line of business represents a unique product group.

Each of the lines of business competes with national, regional and local companies throughout North America. Plastics also competes with other distribution companies in EMEA and Asia. Competition within each line of business is based primarily on the diversity of the product portfolio, service offerings, reliability of supply, technical support and price. The accounting policies used to account for transactions in each of the lines of business are the same as those used to account for transactions at the corporate level. A brief description of each of the Company’s lines of business follows:

Chemicals. The Chemicals line of business distributes specialty and industrial chemicals, additives and solvents to industrial users, primarily in North America. Markets served include paint and coating, personal care, inks, adhesives, polymer, rubber, industrial and institutional compounding, automotive, lubricants, energy and paper industries.

Plastics. The Plastics line of business is a leading distributor of plastics in North America and EMEA, supplying a very broad product line of prime thermoplastic resins for blow molding, extrusion, injection molding and rotation molding plastic processors. Plastics are sold in more than 70 countries worldwide. The Company serves all markets, especially the medical and automotive industries. Plastics sells plastic resins and compounds in rail car, bulk truck, truckload boxes and less-than-truckload quantities.

Other. The Composites line of business supplies mixed truckload and less-than-truckload quantities of polyester, and other thermoset resins, fiberglass and other specialty reinforcements, catalysts and allied products to customers in the cast polymer, corrosion, marine, building and construction, and other specialty reinforcement industries through distribution facilities located throughout North America. The Environmental Services line of business, in connection with chemical waste service companies, provides customers with comprehensive, nationwide hazardous and nonhazardous waste collection, recovery, recycling and disposal services. These environmental services are offered through a North American network of distribution centers, including several transfer facilities that have been fully permitted by the United States Environmental Protection Agency.

The Chief Executive Officer is the Chief Operating Decision Maker (“CODM”). The CODM reviews net sales to unaffiliated customers and gross profit in order to make decisions, assess performance and allocate resources to each line of business. In order to maintain the focus on line of business performance, certain expenses are excluded from the line of business results utilized by the Company’s CODM in evaluating line of business performance. These expenses include depreciation and amortization, corporate overhead allocations, selling, general and administrative expense, corporate items such as transaction related costs, interest and income tax expense. These items are separately delineated to reconcile to reported net income. No single customer accounted for more than 10% of revenues for any line of business for each of the periods reported and intersegment revenues were insignificant.

The Company does not disaggregate total assets at the line of business level. The assets attributable to the Company’s lines of business, that are reviewed by the CODM, consist primarily of accounts receivable, goodwill and inventories.

Summarized financial information relating to the Company’s line of business is as follows:

	Nexeo Solutions Holdings, LLC and Subsidiaries Successor	Distribution Business Predecessor
	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
REVENUES
Chemicals	$432,740	$373,507
Plastics	385,208	382,873
Other	103,198	99,476
Corporate reconciling items	(58)	—

Total revenue	921,088	855,856

GROSS PROFIT
Chemicals	35,009	33,465
Plastics	26,271	28,772
Other	11,922	12,408
Corporate reconciling items	(2)	—

Total gross profit	73,200	74,645

Selling general & administrative	72,911	37,810
Corporate overhead allocation	—	23,586
Transaction related costs	1,951	—

Total operating income (loss)	(1,662)	13,249

OTHER INCOME	375	768

INTEREST INCOME (EXPENSE)
Interest income	110	—
Interest expense	(11,259)	—

Income (loss) before income taxes	(12,436)	14,017

INCOME TAX EXPENSE (BENEFIT)	(408)	5,158

NET INCOME (LOSS)	$(12,028)	$8,859

Identifiable segment assets

	December 31, 2011	September 30, 2011
Identifiable Assets
Chemicals	$420,464	$459,823
Plastics	430,378	470,097
Other	99,228	103,751

Total identifiable assets by segment	950,070	1,033,671
Unallocated assets	390,312	386,452

Total Assets	$1,340,382	$1,420,123

Goodwill by Segment

	December 31, 2011	September 30, 2011
Chemicals	$79,953	$79,953
Plastics	59,843	61,761
Other	26,682	26,682

Total	$166,478	$168,396

Information about the Company’s domestic and international operations follows. No single customer represented more than 10% of sales in 2011 or 2010. Revenues by geographic location, based on the jurisdiction of the subsidiary entity receiving revenue credit for the sale, are presented below:

	Nexeo Solutions Holdings, LLC and Subsidiaries Successor	Distribution Business Predecessor
	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
North America	$789,639	$723,283
EMEA	129,843	130,741
Asia	1,606	1,832

Total	$921,088	$855,856

13.	Related Party

At the closing of the Ashland Distribution Acquisition, the Company entered into a management services agreement with TPG Capital, L.P. (together with its affiliates, including TPG Accolade, “TPG”) pursuant to which it will provide the Company with ongoing management, advisory and consulting services. Under the terms of the agreement, TPG receives a quarterly management fee equal to 2% of the Company’s “Adjusted EBITDA” (as defined in the agreement) for the previous quarter (subject to a minimum annual fee of $3.0 million), as well as reimbursements for out-of-pocket expenses incurred by it in connection with providing such management services. During the three month period ended December 31, 2011, the Company recorded a management fee of $750, which was recorded in selling, general and administrative expenses.

In addition, the Company pays TPG a periodic fee to participate in TPG’s leveraged procurement program. This fee is calculated in relation to TPG’s portfolio companies for various categories of services and products for the benefit of portfolio companies. The unamortized balance of this leverage fee of $63 is recorded as a prepaid expense within other current assets as of December 31, 2011, and $62 is recorded within selling, general and administrative expenses for the three months ended December 31, 2011. The Company may also pay TPG, specified success fees in connection with advice it provides in relation to certain corporate transactions.

14.	China Joint Venture Acquisition

On September 26, 2011 and December 24, 2011, the Company entered into definitive agreements to form a joint venture with the shareholders of Beijing PlasChem Trading Co, Ltd. (“Beijing PlasChem”) to expand the Company’s operations in China. Headquartered in Beijing China, Beijing PlasChem is a leading Chinese distributor of such products as engineering plastics, common plastics, chemical materials and additives. In accordance with the terms of the definitive agreements, another entity owned by the shareholders of Beijing PlasChem will be recapitalized with an equity contribution of cash of Renminbi (“RMB”) 63 million (approximately $10 million at December 31, 2011) contributed by the shareholders of Beijing PlasChem, an equity contribution by the Company of RMB 96 million (approximately $15 million at December 31, 2011), and a loan from the Company of RMB 254 million (approximately $40 million at December 31, 2011). The joint venture will acquire all of Beijing PlasChem’s operations, including existing supplier and customer relationships in exchange for cash consideration of approximately RMB 364 million (approximately $57 million at December 31, 2011) paid at closing. Within 30 days of closing, the Company will execute an additional loan to the joint venture for working capital of $10 million, which will be denominated in US dollars.

After the Company’s initial investment the Company will own 60% of the joint venture. In addition, the Company has the opportunity, and in certain situations the obligation, to acquire the remaining 40% of the joint venture from the shareholders of the Beijing PlasChem in several steps for up to approximately RMB 650 million (approximately $102 million at December 31, 2011) if certain conditions are met. The shareholders have an unrestricted right to sell their entire remaining interest in the joint venture to the Company after delivery of the audited financials for the years ended December 31, 2012 and December 31, 2013 for a payment that could range from the minimum amount required under PRC law for transfer of the joint venture interest up to approximately RMB 500 million (approximately $79 million at December 31, 2011). The applicable purchase price for the remaining interest will be based primarily on the performance of the joint venture through the end of 2013.

The Company expects to fund the acquisition of the initial 60% of the joint venture and loans to the joint venture, in part, with an additional $50 million equity investment from TPG. The Company plans to fund any subsequent purchases of equity interests in the joint venture with a combination of operating cash flow and additional debt. In a future period, which is projected to be during 2013, one of the shareholders of Beijing PlasChem is expected to make a RMB 25 million (approximately $4 million at December 31, 2011) equity investment in the Company. The formation of the joint venture requires a number of regulatory and other approvals and is expected to close in the second half of 2012.

15.	Subsequent Events

The Company has performed a review of subsequent events through February 14, 2012, the date the financial statements were issued, and through February 29, 2012, the date the financial statements were available to be reissued.

On January 6, 2012, the Company entered into four interest rate swap agreements with a combined notional amount of $275,000 to help manage the Company’s exposure to interest rate risk related to its variable rate Term Loan Facility. The four interest rate swaps have an effective date of January 10, 2012, with maturity dates ranging from March 30, 2014 through March 30, 2017. Under these agreements the Company will pay a weighted average fixed rate of 1.77304% and receive the greater of three-month LIBOR or 1.50%. The Company anticipates that the swaps will be accounted for as cash flow hedges. Accordingly, gains or losses resulting from changes in fair value of the swaps will be recorded in other comprehensive income to the extent that the swaps are effective as hedges until the gain or loss is realized. Gains or losses resulting from changes in fair value applicable to the ineffective portion, if any, will be reflected in income.

Subsequent to December 31, 2011, the Company made a quarterly tax distribution to, or on behalf of its members, of $9,741.

16.	Financial Statements of Guarantors and Issuers of Guaranteed Securities

The following condensed consolidating financial statements are presented pursuant to Rule 3–10 of Regulation S-X issued by the Securities and Exchange Commission. The condensed consolidating financial statements reflect the financial position as of December 31, 2011 and September 30, 2011 and the results of operations, and cash flows for the three month period ended December 31, 2011 of the Successor; and the results of operations and cash flows for the three month period ended December 31, 2010 for the Predecessor.

As a result of the Ashland Distribution Acquisition, on March 31, 2011 Solutions and its wholly owned subsidiary, Nexeo Solutions Finance Corporation (“Co-issuer”), issued $175.0 million in aggregate principal amount of senior subordinated notes. The notes are fully and unconditionally guaranteed, jointly and severally, by Holdings, and its wholly owned subsidiary Nexeo Solutions Sub Holding Corp. (“Sub Hold”). Solutions is also the primary borrower under the Term Loan Facility and the ABL Facility, which are guaranteed by Holdings and Sub Hold. The Co-issuer also is a guarantor under the Term Loan Facility.

There are no restrictions on the ability of Holdings’ subsidiaries, including the Issuers, to make investments in, or loans directly to, Holdings. The ability of Holdings’ subsidiaries, including the Issuers, to pay dividends to Holdings is restricted under the Company’s Term Loan Facility, subject to certain customary exceptions, including that dividends may be made to Holdings (i) in an aggregate amount not to exceed the greater of $40 million and 3.25% of total assets, as defined, plus the amount of excluded contributions, as defined, received by Holdings prior to such payment; (ii) if the consolidated net leverage ratio, as defined, would be less than or equal to 3.0 to 1.0 after giving effect to such payment; and (iii) out of the available amount, as defined, if the consolidated net leverage ratio, as defined, would be less than or equal to 4.5 to 1.0 after giving effect to such payment. Payment of dividends described in the foregoing clauses (i), (ii) and (iii) (other than with excluded contributions, as defined) are prohibited if at the time of, or after giving effect to, the dividend, a default, as defined, would exist under the credit agreement for the Term Loan Facility.

Holdings was formed on November 4, 2010, as parent company to Solutions, which acquired the distribution business of Ashland. Holdings has no predecessor and is not presented in the condensed consolidating financial statements in periods prior to that date.

The Co-issuer is a wholly owned finance subsidiary of Solutions which jointly and severally issued the securities. Sub Hold has no independent operations and minimal assets. Consequently, separate financial information of Sub Hold is not presented. The Co-Issuer was formed on February 11, 2011 and has no predecessor. The remaining subsidiaries (“Non-Guarantor Subsidiaries”) are not guarantors of the notes. The condensed consolidating financial statements for the Company are as follows:

Condensed Consolidating Balance Sheets as of December 31, 2011

	Successor as of December 31, 2011
	Holdings	Finance	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current Assets
Cash and cash equivalents	$526	$—	$14,053	$38,771	$—	$53,350
Accounts and notes receivable, net	—	—	352,916	134,938	—	487,854
Inventories	—	—	250,844	62,982	—	313,826
Intercompany advances	—	—	793	—	(793)	—
Other current assets	—	—	6,112	1,382	—	7,494

Total current assets	526	—	624,718	238,073	(793)	862,524
Property, plant and equipment, net	—	—	183,924	20,435	—	204,359
Goodwill and other intangibles, net	—	—	186,950	54,111	—	241,061
Other non-current assets	5	—	31,378	1,055	—	32,438
Intercompany advances	—	—	85,298	—	(85,298)	—
Investment in subsidiaries	347,006	—	122,747	—	(469,753)	—

Total assets	$347,537	$—	$1,235,015	$313,674	$(555,844)	$1,340,382

Liabilities & Members’ Equity
Current Liabilities
Current portion of long-term debt	$—	$—	$2,944	$489	$—	$3,433
Intercompany advances	—	—	—	793	(793)	$—
Accounts payable and accrued expenses	—	—	268,217	79,647	—	347,864

Total current liabilities	—	—	271,161	80,298	(793)	351,297
Long-term debt	—	—	614,388	22,965	—	637,353
Other non-current liabilities	—	—	2,460	1,735	—	4,195
Intercompany advances	—	—	—	85,298	(85,298)	—

Total liabilities	—	—	888,009	190,927	(86,091)	992,845

Members’ Equity
Member Interests	453,362	—	452,831	143,223	(596,054)	453,362
Retained earnings (deficit)	(90,119)	—	(90,119)	3,997	86,122	(90,119)
Unrealized foreign currency translation gain (loss)	(15,706)	—	(15,706)	(24,473)	40,179	(15,706)

Total members’ equity	347,537	—	347,006	122,747	(469,753)	347,537

Total liabilities and members’ equity	$347,537	$—	$1,235,015	$313,674	$(555,844)	$1,340,382

Condensed Consolidating Balance Sheets as of September 30, 2011

	Successor as of September 30, 2011
	Holdings	Finance	Solutions	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current Assets
Cash and cash equivalents	$1	$—	$7,972	$37,016	$—	$44,989
Accounts and notes receivable, net	—	—	413,747	154,504	—	568,251
Inventories	—	—	251,466	64,335	—	315,801
Other current assets	—	—	6,895	340	—	7,235

Total current assets	1	—	680,080	256,195	—	936,276
Property, plant and equipment, net	—	—	185,580	20,940	—	206,520
Goodwill and other intangibles, net	—	—	188,564	56,098	—	244,662
Other non-current assets	—	—	32,466	199	—	32,665
Intercompany advances	—	—	84,197	—	(84,197)	—
Investment in subsidiaries	364,027	—	129,417	—	(493,444)	—

Total assets	$364,028	$—	$1,300,304	$333,432	$(577,641)	$1,420,123

Liabilities & Members’ Equity
Current Liabilities
Current portion of long-term debt	$—	$—	$3,430	$—	$—	$3,430
Accounts payable and accrued expenses	—	—	306,176	97,248	—	403,424

Total current liabilities	—	—	309,606	97,248	—	406,854
Long-term debt	—	—	623,654	22,289	—	645,943
Other non-current liabilities	—	—	3,017	281	—	3,298
Intercompany advances	—	—	—	84,197	(84,197)	—

Total liabilities	—	—	936,277	204,015	(84,197)	1,056,095

Members’ Equity
Member Interests	452,364	—	452,363	138,526	(590,889)	452,364
Retained earnings (deficit)	(78,091)	—	(78,091)	3,667	74,424	(78,091)
Unrealized foreign currency translation gain (loss)	(10,245)	—	(10,245)	(12,776)	23,021	(10,245)

Total members’ equity	364,028	—	364,027	129,417	(493,444)	364,028

Total liabilities and members’ equity	$364,028	$—	$1,300,304	$333,432	$(577,641)	$1,420,123

Condensed Consolidating Statements of Operations for the Three Month Period Ended December 31, 2011

	Successor For the three months ended December 31, 2011
	Holdings	Finance	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Sales and operating revenues	$—	$—	$717,275	$203,740	$73	$921,088
Cost of sales and operating expenses	—	—	657,068	190,747	73	847,888

Gross Profit	—	—	60,207	12,993	—	73,200
Selling, general and administrative expenses	—	—	63,002	11,860	—	74,862

Operating income (loss)	—	—	(2,795)	1,133	—	(1,662)
Other income (expense)
Interest expense, net	—	—	(10,815)	(334)	—	(11,149)
Equity in earnings of subsidiaries	(12,028)	—	331	—	11,697	—
Other income (expense)	—	—	1,346	(971)	—	375

Income (loss) before income taxes	(12,028)	—	(11,933)	(172)	11,697	(12,436)
Income tax expense (benefit)	—	—	95	(503)	—	(408)

Net income (loss)	$(12,028)	$—	$(12,028)	$331	$11,697	$(12,028)

Condensed Consolidating Statements of Cash Flows for the Three Month Period Ended December 31, 2011

	Successor for the three months ended December 31, 2011
	Holdings	Finance	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cashflows From Operations
Net cash provided by (used in) operations	$—	$—	$21,568	$1,974	$—	$23,542

Cashflows From Investing Activities
Additions to plant, property and equipment	—	—	(4,667)	(1,219)	—	(5,886)
Proceeds from disposal of property plant and equipment	—	—	26	—	—	26

Net cash (used in) investing activities	—	—	(4,641)	(1,219)	—	(5,860)
Cashflows From Financing Activities
Proceeds from the sales of membership interest	525	—	—	—	—	525
Member distributions	—	—	(4)	—	—	(4)
Proceeds from the issuance of debt, net	—	—	99,300	18,000	—	117,300
Repayment of long-term debt and leases	—	—	(109,171)	(17,000)	—	(126,171)

Net cash provided by financing activities	525	—	(9,875)	1,000	—	(8,350)
Effect of exchange rate changes on cash	—	—	(971)	—	—	(971)

Increase in cash	525	—	6,081	1,755	—	8,361
Beginning cash balance	1	—	7,972	37,016	—	44,989

Ending cash balance	$526	$—	$14,053	$38,771	$—	$53,350

Condensed Consolidating Statements of Operations for the Three Month Period Ended December 31, 2010

	Predecessor For the three months December 31, 2010
	Predecessor to Solutions	Predecessors to Non- Guarantor Subsidiaries	Eliminations	Consolidated
Sales and operating revenues	$656,818	$199,038	$—	$855,856
Cost of sales and operating expenses	596,168	185,043	—	781,211
Selling, general and administrative expenses	28,667	32,729	—	61,396

Operating income (loss)	31,983	(18,734)	—	13,249
Other income (expense)
Interest expense, net	—	—	—	—
Equity in earnings of subsidiaries	(18,488)		18,488	—
Other income (expense)	522	246	—	768

Income (loss) before income taxes	14,017	(18,488)	18,488	14,017
Income tax expense (benefit)	5,158	—	—	5,158

Net income (loss)	$8,859	$(18,488)	$18,488	$8,859

Condensed Consolidating Statements of Cash Flows for the Three Month Period Ended December 31, 2010

	Predecessor for the three months ended December 31, 2010
	Predecessor to Solutions	Predecessors to Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operations
Net cash used in operations	$(8,117)	$(4,076)	$—	$(12,193)

Cash Flows From Investing Activities
Additions to plant, property and equipment	(1,718)	(331)	—	(2,049)
Proceeds from disposal of property plant and equipment	373	—	—	373

Net cash used in investing activities	(1,345)	(331)	—	(1,676)
Cash Flows From Financing Activities
Transfers from affiliates	9,462	4,407	—	13,869

Net cash provided by financing activities	9,462	4,407	—	13,869
Effect of exchange rate changes on cash	—	—	—	—

Increase in cash	—	—	—	—
Beginning cash balance	—	—	—	—

Ending cash balance	$—	$—	$—	$—

Report of Independent Registered Public Accounting Firm

To The Board of Directors

Nexeo Solutions Holdings, LLC:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of equity and of cash flows present fairly, in all material respects, the financial position of Nexeo Solutions Holdings, LLC and its subsidiaries (the “Successor Company”) at September 30, 2011, and the results of its operations and its cash flows for the period from November 4, 2010 (inception of the Company) to September 30, 2011 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 2, the Successor Company changed its method of accounting for U.S. inventories to the weighted average cost method from the last- in, first-out (“LIFO”) method.

As described in Note 3, the Predecessor Company was acquired in a purchase transaction on March 31, 2011. The acquisition was accounted for as a purchase and, accordingly, the consolidated financial statements of the Successor Company are not comparable to those of the Predecessor Company.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 10, 2012, except for Note 2, Basis of Presentation and Significant Accounting Policies—Change in Accounting Principle, Note 15, Segment and Geographic Information, and Note 18, Financial Statements of Guarantors and Issuers of Guaranteed Securities, which are as of February 29, 2012

Report of Independent Registered Public Accounting Firm

To The Board of Directors

Nexeo Solutions Holdings, LLC:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of equity and of cash flows present fairly, in all material respects, the financial position of the Distribution Business (the “Predecessor Company”), an unincorporated commercial unit of Ashland Inc. (“Ashland”), at September 30, 2010, and the results of its operations and its cash flows for the six months ended March 31, 2011 and each of the two years in the period ended September 30, 2010 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 2, the consolidated financial statements referred to above have been prepared from Ashland’s historical accounting records and are presented on a carve-out basis to include the historical financial position, results of operations and cash flows applicable to the Predecessor Company. Further, as summarized in Note 4, the consolidated financial statements include significant transactions with other Ashland entities involving functions and services provided to the Predecessor Company.

As described in Note 3, the Predecessor Company was acquired in a purchase transaction on March 31, 2011. The acquisition was accounted for as a purchase and, accordingly, the consolidated financial statements of the Successor Company are not comparable to those of the Predecessor Company.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

January 10, 2012, except for Note 15, Segment and Geographic Information, and Note 18, Financial Statements of Guarantors and Issuers of Guaranteed Securities, which are as of February 29, 2012

Nexeo Solutions Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	Nexeo Solutions Holdings, LLC and Subsidiaries September 30, 2011	Distribution Business September 30, 2010
	Successor	Predecessor
CURRENT ASSETS
Cash and cash equivalents	$44,989	$—
Accounts and notes receivable (less allowance for doubtful accounts of $1,278 and $7,460, respectively)	568,251	495,777
Inventories	315,801	198,470
Deferred income taxes	894	15,828
Other current assets	6,341	1,805

Total current assets	936,276	711,880

NON-CURRENT ASSETS
Property, plant and equipment, net	206,520	182,438
Goodwill	168,396	1,414
Other intangible assets, net of amortization	76,266	1,320
Non-current deferred income taxes	452	—
Other non-current assets	32,213	15,439

Total non-current assets	483,847	200,611

Total Assets	$1,420,123	$912,491

CURRENT LIABILITIES
Current portion of long-term debt and capital lease obligations, net	$3,430	$—
Accounts payable	355,834	314,461
Accrued expenses and other liabilities	35,945	55,836
Related party payables	10,000	—
Income taxes payable	1,645	—

Total current liabilities	406,854	370,297

NON-CURRENT LIABILITIES
Long-term debt and capital lease obligations, less current portion, net	645,943	—
Non-current deferred income taxes	49	915
Employee benefit obligations	1,126	—
Other non-current liabilities	2,123	60,739

Total non-current liabilities	649,241	61,654

Total Liabilities	1,056,095	431,951

Commitments and Contingencies (see Note 11)
EQUITY
Distribution Business:
Ashland’s net investment in Distribution Business	—	494,965
Unrealized foreign currency translation loss	—	(14,425)
Members’ Equity:
Series A membership interest	451,950	—
Series B membership interest	414	—
Accumulated deficit	(78,091)	—
Unrealized foreign currency translation loss	(10,245)	—

Total equity	364,028	480,540

Total Liabilities and Equity	$1,420,123	$912,491

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Nexeo Solutions Holdings, LLC and Subsidiaries

Consolidated Statements of Operations

(in thousands)

	Nexeo Solutions Holdings, LLC and Subsidiaries Successor	Distribution Business Predecessor
	For The period November 4, 2010 (inception) to September 30, 2011	Six Months Ended March 31, 2011	Year Ended September 30, 2010	Year Ended September 30, 2009
Sales and operating revenues	$2,084,284	$1,869,167	$3,419,364	$3,020,726
Cost of sales and operating expenses	1,917,449	1,706,627	3,102,006	2,718,539

GROSS PROFIT	166,835	162,540	317,358	302,187
Selling, general and administrative expenses	135,050	76,021	173,851	162,314
Corporate overhead allocation	—	48,577	90,225	90,528
Transaction related costs	85,205	—	—	—

OPERATING INCOME (LOSS)	(53,420)	37,942	53,282	49,345

OTHER INCOME	787	2,434	2,587	3,729

INTEREST INCOME (EXPENSE)
Interest income	152	—	—	—
Interest expense	(24,898)	—	—	—

INCOME (LOSS) BEFORE INCOME TAXES	(77,379)	40,376	55,869	53,074

INCOME TAX EXPENSE	712	14,484	20,227	22,307

NET INCOME (LOSS)	$(78,091)	$25,892	$35,642	$30,767

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Nexeo Solutions Holdings, LLC and Subsidiaries

Consolidated Statements of Equity

(in thousands)

	Ashland’s Net Investment in Distribution Business	Series A Membership Interest	Series B Membership Interest	Accumulated Deficit	Unrealized Foreign Currency Translation Loss	Total
Balance October 1, 2008 (Predecessor)	$585,280	$—	$—	$—	$(6,102)	579,178
Invested equity returned to Ashland, net	(235,282)	—	—	—	—	(235,282)
Comprehensive income (loss) (a):
Net income	30,767	—	—	—	—	30,767
Unrealized foreign currency translation loss	—	—	—	—	(3,984)	(3,984)

Balance September 30, 2009 (Predecessor)	380,765	—	—	—	(10,086)	370,679

Invested equity provided by Ashland, net	78,558	—	—	—	—	78,558
Comprehensive income (loss):
Net income	35,642	—	—	—	—	35,642
Unrealized foreign currency translation loss	—	—	—	—	(4,339)	(4,339)

Balance September 30, 2010 (Predecessor)	494,965	—	—	—	(14,425)	480,540

Invested equity returned to Ashland, net	(11,628)	—	—	—	—	(11,628)
Comprehensive income (loss) (a):
Net income	25,892	—	—	—	—	25,892
Unrealized foreign currency translation loss	—	—	—	—	(1,524)	(1,524)

Balance March 31, 2011 (Predecessor)	509,229	—	—	—	(15,949)	493,280

Elimination of Predecessor equity	(509,229)	—	—	—	15,949	(493,280)
Sale of membership units to TPG Accolade and management	—	452,000	—	—	—	452,000
Repurchase of membership units	—	(50)	—	—	—	(50)
Equity-based compensation	—	—	414	—	—	414
Comprehensive loss (a):
Net loss	—	—	—	(78,091)	—	(78,091)
Unrealized foreign currency translation loss	—	—	—	—	(10,245)	(10,245)

Balance September 30, 2011 (Successor)	$—	$451,950	$414	$(78,091)	$(10,245)	$364,028

(a)	Reconciliation of net income (loss) to total comprehensive income (loss)

	Nexeo Solutions Holdings, LLC and Subsidiaries Successor	Distribution Business Predecessor
	For the Period November 4, 2010 (inception) to September 30, 2011	Six Months Ended March 31, 2011	Year Ended September 30, 2010	Year Ended September 30, 2009
Net income (loss)	$(78,091)	$25,892	$35,642	$30,767
Unrealized foreign currency translation loss, net of tax	(10,245)	(1,524)	(4,339)	(3,984)

Total comprehensive income (loss)	$(88,336)	$24,368	$31,303	$26,783

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Nexeo Solutions Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Nexeo Solutions Holdings, LLC and Subsidiaries Successor	Distribution Business Predecessor
	For the Period November 4, 2010 (inception) to September 30, 2011	Six Months Ended March 31, 2011	Year Ended September 30, 2010	Year Ended September 30, 2009
CASH FLOWS FROM OPERATIONS
Net income (loss)	$(78,091)	$25,892	$35,642	$30,767
Adjustments to reconcile to cash flows from operations
Depreciation and amortization	19,791	14,207	27,724	28,178
Debt issuance cost amortization	3,188	—	—	—
Provision for bad debt	2,482	2,451	836	6,129
Provision (benefit) for deferred income taxes	(403)	1,040	556	(1,996)
Equity-based compensation charges	414	—	—	—
(Gain) loss from sales of property, plant and equipment	27	(794)	(477)	19
Changes in assets and liabilities
Accounts and notes receivable	(8,593)	(87,153)	(64,460)	202,673
Inventories	19,468	(14,391)	(63,912)	87,686
Other current assets	2,852	(6,287)	2,144	2,015
Accounts payable	(46,292)	92,585	5,982	(83,181)
Related party payables	10,000	—	—	—
Accrued expenses and other liabilities	9,402	(8,172)	6,439	(12,685)
Changes in other operating assets and liabilities, net	21,457	(4,151)	(6,647)	(14,556)

Net cash provided by/(used in) operating activities	(44,298)	15,227	(56,173)	245,049

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(4,375)	(2,869)	(18,912)	(6,594)
Proceeds from the disposal of property, plant and equipment	64	794	866	802
Ashland Distribution Acquisition	(972,430)	—	—	—

Net cash (used in) investing activities	(976,741)	(2,075)	(18,046)	(5,792)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of membership interest	452,000	—	—	—
Repurchase of membership units	(50)	—	—	—
Proceeds from issuance of long-term debt, net of unamortized discount	708,884	—	—	—
Repayment of long-term debt and capital lease payments	(58,707)	—	—	—
Debt issuance costs	(34,961)	—	—	—
Transfers (to) from Ashland, net	—	(13,152)	74,219	(239,257)

Net cash provided by/(used in) financing activities	1,067,166	(13,152)	74,219	(239,257)

Effect of exchange rate changes on cash and cash equivalents	(1,138)	—	—	—
INCREASE IN CASH AND CASH EQUIVALENTS	44,989	—	—	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	—	—	—	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$44,989	$—	$—	$—

Supplemental cash flow disclosure cash flow information:
Cash paid during the period for interest	$21,129	$—	$—	$—

Cash paid during the period for taxes	$268	$—	$—	$—

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Nexeo Solutions Holdings, LLC and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands)

1.	Nature of Operations

Nexeo Solutions Holdings, LLC (“Holdings”) was formed on November 4, 2010 as a Delaware limited liability company. On November 5, 2010, Nexeo Solutions, LLC, (“Solutions”), a wholly owned subsidiary of Holdings, entered into several agreements with Ashland Inc. (“Ashland”) pursuant to which the Company acquired Ashland’s global distribution business (the “Distribution Business” or “Predecessor”) on March 31, 2011 (the “Ashland Distribution Acquisition”). Immediately after the Ashland Distribution Acquisition, TPG Accolade, L.P. (“TPG Accolade”) owned approximately 99.8% of Holdings, and the remaining approximately 0.2% is owned by management.

As a result of the Ashland Distribution Acquisition, Holdings and its subsidiaries (together, the “Company” or “Successor”) became a distributor of chemicals and composite raw materials in North America and plastics in North America, EMEA and Asia. The Company offers its customers over 25,000 products used in a broad cross section of industries, including construction, chemicals manufacturing, paints and coatings, transportation, retail, medical, marine, and personal care. The Company also provides waste disposal services in North America through its environmental services division. The Company distributes these products through over 140 owned, leased or third party warehouses, rail terminals and tank terminals in North America, EMEA and Asia. The Company connects a network of over 1,000 suppliers with a diverse base of more than 25,000 customers.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

Prior to the Ashland Distribution Acquisition, the Distribution Business was an unincorporated commercial unit of Ashland. The financial statements of the Distribution Business are referred to as “Predecessor” company information and were derived from the accounting records of Ashland and reflect the combined results of operations, financial position and cash flows of the Distribution Business as it was historically managed, adjusted as necessary to conform with accounting principles generally accepted in the United States. The Distribution Business was comprised of a combination of unincorporated commercial units of Ashland and its various subsidiary companies and, in certain jurisdictions, separate legal entities.

The financial statements include the results of operations, financial position, and cash flows of these unincorporated commercial units of Ashland and its various subsidiary companies, which have been prepared using the Company’s previous basis of accounting.

The period from November 4, 2010 (inception) to the March 31, 2011 opening balance sheet date, the Ashland Distribution Acquisition, and the operations from the March 31, 2011 opening balance sheet date to the year ended September 30, 2011, are collectively referred to as the “Successor” company information and reflect the financial statement effects of recording fair value adjustments and the capital structure resulting from the Ashland Distribution Acquisition. Since the financial statements of the Predecessor and Successor are not comparable as a result of the application of acquisition accounting and the Company’s capital structure resulting from the Ashland Distribution Acquisition, they have been separately designated, as appropriate, in these consolidated financial statements.

Significant accounting policies of the Company (Successor) and Distribution Business (Predecessor) are similar unless noted herein.

Change in Accounting Principle

Prior to issuance of the unaudited condensed consolidated financial statements for the three month period ended December 31, 2011, the Company elected to change its method of accounting for U.S. inventories to the weighted average cost method from the last-in, first-out (“LIFO”) method and has applied this change in accounting retrospectively to March 31, 2011 (the date of the Ashland Distribution Acquisition). The Company believes that the weighted average cost method is more appropriate because the weighted average cost method is (1) predominately used in the distribution business, (2) provides a more meaningful presentation of financial position because the weighted average cost method more accurately reflects the current value of inventories on the condensed consolidated balance sheet and (3) conforms all of the Company’s inventories to a single costing method for both U.S. and non-U.S. inventories. The income tax effect of change in accounting principle was not significant due to the Company’s tax status as a limited liability company.

The following table presents the impact of the change in accounting principle within the consolidated balance sheet as of September 30, 2011:

	As of September 30, 2011
	As Originally Reported under LIFO	Effect of Change	As Reported under Average Cost
Inventories	$310,269	$5,532	$315,801
Total current assets	930,744	5,532	936,276
Total assets	1,414,591	5,532	1,420,123
Accumulated deficit	(83,623)	5,532	(78,091)
Total equity	358,496	5,532	364,028
Total liabilities and equity	1,414,591	5,532	1,420,123

The following table presents the impact of the change in accounting principle within the consolidated statement of operations for the period November 4, 2010 (inception) to September 30, 2011:

	The Period November 4, 2010 (inception) to September 30, 2011
	As Originally Reported under LIFO	Effect of Change	As Reported under Average Cost
Cost of sales and operating expenses	$1,922,981	$(5,532)	$1,917,449
Gross profit	161,303	5,532	166,835
Operating loss	(58,952)	5,532	(53,420)
Loss before income taxes	(82,911)	5,532	(77,379)
Net loss	(83,623)	5,532	(78,091)

The following table presents the impact of the change in accounting principle within the consolidated statement of cash flows for the period November 4, 2010 (inception) to September 30, 2011:

	The Period November 4, 2010 (inception) to September 30, 2011
	As Originally Reported under LIFO	Effect of Change	As Reported under Average Cost
Net loss	$(83,623)	$5,532	$(78,091)
Change in assets and liabilities—inventories	25,000	(5,532)	19,468
Net cash used in operating activities	(44,298)	—	(44,298)

There was no impact on the March 31, 2011 balance sheet as the inventory was recorded at fair value as of the date of the Ashland Distribution Acquisition. As the Predecessor financial statements were prepared on a different basis of accounting than the Successor financial statements, the change in accounting was not applied to the Predecessor financial statements.

Principles of Consolidation (Successor) and Combination (Predecessor)

The accompanying consolidated financial statements of the Successor include the accounts of Holdings and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

The consolidated financial statements for the Predecessor Periods include allocations of certain Ashland corporate expenses as described further in Note 4, “Relationship with Ashland.” The expense and cost allocations were determined on a basis that management considered to be a reasonable reflection of the utilization of services provided or the benefits received by Distribution Business during the Predecessor Periods. The financial information in the Predecessor financial statements does not include all the expenses that would have been incurred had the Distribution Business operated as a separate stand-alone entity, and accordingly, may not reflect the Distribution Business’ results of operations, financial position and cash flows had the Distribution Business been a stand-alone company during the periods presented. It is not practicable to estimate the differences between the costs allocated by Ashland and those that would have been incurred had the Distribution Business been a stand-alone company during the periods presented.

Ashland used a centralized approach to cash management and financing its operations during the Predecessor Periods. Transactions between Ashland and the Distribution Business were accounted for through the Ashland net investment account (equity). Accordingly, none of the Ashland cash, cash equivalents, investments, debt, or related interest income/expense at the corporate level were assigned to the Distribution Business in the Predecessor consolidated financial statements.

Use of Estimates, Risks, and Uncertainties

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the disclosures of contingent assets and liabilities. Significant items that are subject to such estimates and assumptions include the Ashland Distribution Acquisition purchase price allocations, estimated useful life of long-lived assets, impairments of intangible assets, income taxes, reserves, and environmental remediation. In addition, Predecessor corporate overhead allocations are subject to estimates and assumptions. Although management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, actual results could differ significantly from the estimates under different assumptions or conditions. The Company’s results are affected by domestic and international economic, political, legislative, regulatory and legal actions. Economic conditions, such as recessionary trends, inflation, interest rates, and changes in the prices of base oil and hydrocarbons, can have a significant effect on operations. Political actions may include changes in the policies of the Organization of Petroleum Exporting Countries or other developments involving or affecting oil-producing countries, including military conflicts, embargoes, internal instability or actions or reactions of the U.S. government in anticipation of, or in response to, such actions.

Cash and Cash Equivalents

All highly liquid temporary investments with original maturities of three months or less are considered to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded net of discounts and allowance for doubtful accounts. The Company performs ongoing credit evaluations of its customers and generally does not require collateral from its customers.

The Company records an allowance for doubtful accounts as a best estimate of the amount of probable credit losses for accounts receivable. Each month the Company reviews this allowance and considers factors such as customer credit, past transaction history with the customer and changes in customer payment terms when determining whether the collection of a receivable is reasonably assured. Past due balances over 90 days and over a specified amount are reviewed individually for collectability. Receivables are charged off against the allowance for doubtful accounts when it is probable a receivable will not be recovered. The allowance for doubtful accounts was $1,278 as of September 30, 2011 and $7,460 as of September 30, 2010. Bad debt expense, a component of selling, general and administrative expenses, totaled $2,482 for the period November 4, 2010 (inception) to September 30, 2011, $2,451 for the six months ended March 31, 2011, and $836 and $6,129 for the years ended September 30, 2010 and 2009, respectively. In addition, the Company’s accounts receivable are collateral under its asset based loan facility (“ABL Facility”) and the senior secured term loan facility (“Term Loan Facility”) (see Notes 3 and 8).

During the Predecessor Periods the Distribution Business participated in an accounts receivable securitization facility that allowed Ashland to sell, on an ongoing basis, substantially all of its qualifying accounts receivable, certain related assets and the right to the collections on those accounts receivable to CVG Capital II, LLC (“CVG”), a wholly owned “bankruptcy remote” special purpose subsidiary of Ashland. The Distribution Business’ participation was a result of Ashland’s centralized approach to cash management and transfers under the facility were recorded as secured borrowings by Ashland with the receivables sold pursuant to the facility included in the consolidated balance sheets as accounts and notes receivable. At September 30, 2010, the outstanding amount of accounts receivable sold by Ashland to CVG for Distribution Business’s participating receivables in the facility included in the consolidated balance sheets was $368,417. No amount is recorded in the Successor Period.

Inventories

Successor inventories and Predecessor non- U.S inventories are stated at cost using the weighted average cost method. As part of the Ashland Distribution Acquisition purchase price allocation, Successor inventory was valued at fair value as of March 31, 2011. Predecessor U.S inventories with an average replacement cost of $245,607 at September 30, 2010, are valued at cost using the LIFO method. Liquidation of Predecessor LIFO layers resulted in a net decrease to cost of sales of $704 for the six months ended March 31, 2011, a new LIFO layer resulted in a net increase to cost of sales of $1,576 for the year ended September 30, 2010, and liquidation of LIFO layers resulted in a net decrease to cost of sales of $14,845 for the year ended September 30, 2009. Inventories are carried at the lower of cost or market.

Goodwill and Intangibles

The Company has $168,396 in goodwill on the Consolidated Balance Sheet at September 30, 2011 resulting from the Ashland Distribution Acquisition. Goodwill of $1,414 on the Consolidated Balance Sheet at September 30, 2010 resulted from Predecessor’s acquisitions of other businesses and was not recognized by the Successor entity. The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. The estimated fair values were determined after review and consideration of relevant information including discounted cash flows, quoted market prices and estimates made by management. To the extent that the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired, such excess is allocated to goodwill.

The Company’s other intangible assets as of September 30, 2011 consist of leasehold interest intangibles, a customer-related intangible, and a non-compete agreement. The cost of the leasehold interest intangibles are amortized over the lives of the associated lease agreements, the non-compete agreement is amortized over 3 years, and the customer list over 14 years. The Distribution Business’ intangible assets as of September 30, 2010 consist of non-compete agreements and customer lists. The cost of these non-compete agreements is amortized over 5 years and customer lists over 10 years.

Property, Plant and Equipment

The cost of property, plant, and equipment is depreciated by the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their economic useful life or their lease term. The range of useful lives used to depreciate property and equipment is as follows:

	Successor	Predecessor
	Estimated Useful Lives (years)	Estimated Useful Lives (years)
Plants and buildings	5-35	5-35
Machinery and equipment	3-25	3-25

Repairs and maintenance expenditures that do not extend the useful life of the asset are charged to expense as incurred. Major expenditures for replacements and significant improvements that increase asset values and extend useful lives are capitalized. The carrying amounts of assets that are sold or retired and the related accumulated depreciation are removed from the accounts in the year of disposal, and any resulting gain or loss is reflected in the consolidated statements of operations.

Impairment of Long-lived Assets

Goodwill. Goodwill is tested for impairment annually as of March 31 and whenever events or circumstances make it more likely than not that an impairment may have occurred. Goodwill is reviewed for impairment at the reporting unit level, which is defined as operating segments or groupings of businesses one level below the operating segment level. Goodwill is tested for impairment by comparing the estimated fair value of a reporting unit, determined using a market approach, if market prices are available or alternatively, a discounted cash flow model, with its carrying value. The annual evaluation of goodwill requires the use of estimates about future operating results, valuation multiples and discount rates of each reporting unit to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Once an impairment of goodwill has been recorded, it cannot be reversed. No goodwill impairment was recorded during any of the periods presented.

Property, Plant and Equipment and Other Intangible Assets. Property, plant and other equipment and intangible assets are tested for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors. No impairment charges for property, plant, and equipment or other intangible assets were recognized during any of the periods presented.

Debt Issuance Costs

Costs associated with financing activities (see Note 8) are included in the accompanying Consolidated Balance Sheets as debt issuance costs, which are included in other non-current assets, and are being amortized as interest expense over the contractual lives of the related credit facilities.

Amortization of debt issuance costs included in interest expense was $3,188 for the Successor Period from November 4, 2010 (inception) to September 30, 2011. There was no amortization of debt issuance costs for the Predecessor six months ended March 31, 2011, and fiscal years ended September 30, 2010 and 2009. The unamortized balance of debt issuance costs included in the accompanying Consolidated Balance Sheets was $31,983 at September 30, 2011 and $0 at September 30, 2010.

Commitments, Contingencies and Environmental Costs

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Expenditures that relate to an existing condition caused by past operations and that do not impact future earnings are expensed. Liabilities for environmental remediation costs are recognized when environmental assessments or clean-ups are probable and the associated costs can be reasonably estimated.

Generally, the timing of these provisions coincides with the commitment to a formal plan of action or, if earlier, the divestment or closure of the relevant sites. The amount recognized reflects management’s best estimate of the expenditures expected to be required.

Ashland has agreed to retain all known environmental remediation liabilities and all other environmental remediation liabilities arising prior to March 31, 2011 of which Ashland receives notice prior to March 31, 2016 (see Note 11).

Fair Value of Financial Instruments

Carrying value approximates fair value as it relates to cash and cash equivalents, accounts receivable and accounts payable due to the short-term maturity those instruments. The carrying value of the Company’s revolving credit facility and senior secured credit facility approximates fair value due to the variable rate of interest paid. The estimated fair value of the Company’s long-term, senior subordinated notes is based upon quoted market prices and was approximately $172,165 at September 30, 2011 (see Note 8).

Foreign Currency Translation

Operations outside the U.S. are measured using the local currency as the functional currency. In combining the results of operations, affiliates whose functional currency is other than the U.S. dollar are translated into U.S. dollars at the average exchange rates for the year and assets and liabilities are translated at period-end exchange rates. Adjustments to translate assets and liabilities into U.S. dollars are recorded in the equity section of the consolidated balance sheet and the statement of equity as deferred translation adjustments and are included in net earnings only upon sale or liquidation of the underlying foreign subsidiary or affiliated company.

Revenue Recognition

Revenues are recognized when persuasive evidence of an arrangement exists, products are shipped and title is transferred or services are provided to customers, the sales price is fixed or determinable and collectability is reasonably assured. Products are generally shipped via company owned delivery vehicles or common carrier under the Company’s standard shipping terms of FOB destination. For products delivered under the Company’s standard shipping terms, title and risk of loss transfers when the product is delivered to the customer’s delivery site. For sales transactions designated FOB shipping point, the customer assumes risk of loss and title transfers at the time of shipment. Sales are reported net of tax assessed by qualifying governmental authorities.

Supplier Rebates

Each year, the Company enters into agreements with many of its key suppliers for inventory purchase rebates, or supplier rebates, upon achievement of specified volume purchasing levels. Supplier rebates are accrued as part of cost of sales for products sold based on progress towards earning the supplier rebates, taking into consideration cumulative purchases of inventory to date and projected purchases through the end of the year. Supplier rebates totaled $6,533 for the period November 4, 2010 (inception) to September 30, 2011, $8,944 for the six months ended March 31, 2011, and $11,132 and $11,668 for the years ended September 30, 2010 and

2009, respectively. At September 30, 2011 and September 30, 2010, supplier rebates due to the Company were $3,284 and $3,466, respectively. These receivables are included in accounts and notes receivable in the accompanying Consolidated Balance Sheets.

Shipping and Handling

All shipping and handling amounts billed to customers are included in revenues. Costs incurred related to the shipping and handling of products are included in cost of sales.

Expense Recognition

Cost of sales include material and production costs, as well as the costs of inbound and outbound freight, purchasing and receiving, inspection, warehousing, internal transfers, and all other distribution network costs. Selling, general and administrative expenses include sales and marketing costs, advertising, research and development, customer support, environmental remediation and administrative costs. Because products and services are generally sold without any extended warranties, liabilities for product warranties are not significant. Advertising costs and research and development costs are expensed as incurred, and are reported as a component of selling, general and administrative expenses. Advertising expenses were $557 for the period November 4, 2010 (inception) to September 30, 2011, $78 for the six months ended March 31, 2011, and $332 and $1,614 for the twelve months ended September 30, 2010 and 2009, respectively. There were no research and development expenses incurred during any of the periods presented.

Income Taxes

The provision for income taxes includes income taxes paid, currently payable or receivable, and those deferred. Under U.S. GAAP, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using enacted tax rates and laws that are expected to be in effect when the differences reverse. Deferred tax assets are also recognized for the estimated future effects of tax loss carryforwards. The effect of changes in tax rates on deferred taxes is recognized in the period in which the enactment date changes. Valuation allowances are established when necessary on a jurisdictional basis to reduce deferred tax assets to the amounts expected to be realized.

The Successor Company is organized as a limited liability company and is taxed as a partnership for U.S. income tax purposes. As such, with the exception of a limited number of state and local jurisdictions, the Company is not subject to U.S. income taxes. Accordingly, the members will report their share of the Company’s taxable income on their respective U.S. federal tax returns. The Company is required to make quarterly distributions to members to fund their tax obligations, if any, attributable to the Company’s taxable income. In some jurisdictions, The Company makes such distributions in the form of tax payments paid directly to the taxing authority on behalf of its members. The Company’s controlled foreign corporations are subject to tax at the entity level in their respective jurisdictions.

During the Predecessor Periods, income taxes were calculated on a separate return basis, although the operations were historically included in the Ashland U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. Ashland’s global tax model was developed based on its entire portfolio of businesses. Accordingly, tax results as presented for the Predecessor Periods were not necessarily reflective of the results that would have been generated on a stand-alone basis.

Recent Accounting Pronouncements

In September 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2011-09, “Compensation—Retirement Benefits—Multiemployer Plans (Subtopic 715-80): Disclosures about an Employer’s Participation in Multiemployer Plan.” These amendments require an employer to provide additional quantitative and qualitative disclosures that provide users with more detailed information about an employer’s involvement in multiemployer pension plan(s). The disclosures include, among other things, the plan name(s) and identifying number(s), the employer’s contributions to the plan(s), the financial health of the plan(s) and nature of the employer commitments to the plan(s). the Company will be required to adopt these amendments for the annual fiscal year ending September 30, 2012, although early adoption is permitted. The adoption of these amendments requires enhanced disclosure of the Predecessor financial information and will not impact the Company’s financial position or results of operations.

In September 2011, the FASB issued ASU No. 2011-08, “Intangibles—Goodwill and other (Topic 350): Testing Goodwill for Impairment.” This amendment permits, but does not require, an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. The Company will be required to comply with this amendment beginning October 1, 2012, although early adoption is permitted. The Company is currently considering early adoption of this amendment. The adoption of this amendment is not expected to have a material impact on the Company’s results of operations, financial condition or cash flows.

In June 2011 the FASB issued ASU No. 2011-05, “Comprehensive Income (Topic 220): Presentation of Comprehensive Income.” This amendment will: (1) eliminate the option to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity; (2) require the consecutive presentation of the statement of net income and other comprehensive income; and (3) require an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. These amendments require retrospective application and early adoption is permitted. In December 2011, the FASB issued ASU No. 2011-12, “Comprehensive Income (Topic 220) Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” These amendments supersede certain pending paragraphs in ASU No. 2011-05 to effectively defer the presentation of reclassification adjustments out of accumulated other comprehensive income (Item 3 above). The amendments are expected to be temporary to allow the FASB time to redeliberate the presentation requirements for reclassifications out of accumulated other comprehensive income for annual and interim financial statements. As a result, the Company will be required to comply with items (1) and (2) for fiscal years, and interim periods within those years, beginning after September 30, 2012. The adoption of these amendments requires specific financial statement formats and will not impact the Company’s financial position or results of operations.

In May 2011, the FASB issued ASU No. 2011-04, “Fair Value Measurement (“Topic 820”) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS.” These amendments change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. The Company will be required to comply with these amendments beginning in the second quarter of fiscal year 2012, which begins on January 1, 2012. The adoption of these amendments is not expected to have a material impact on the Company’s results of operations, financial condition or cash flows.

3.	Ashland Distribution Acquisition and Financing

Financing

In connection with the Ashland Distribution Acquisition, the Company entered into the following financing transactions:

•	TPG Accolade and management purchased Series A membership interests for $451,000 in cash.

•	The Company issued $175,000 of 8.375% senior subordinated notes due March 1, 2018.

•	The Company entered into the ABL Facility, which provides for financing up to $500,000, with a maturity of March 31, 2016. On March 31, 2011, the Company borrowed $152,000 under the ABL Facility.

•	The Company entered into the Term Loan Facility, which provided for senior secured financing of $325,000, with a maturity of September 30, 2017.

The ABL Facility also included an additional $40,000 Canadian tranche from which the company subsequently borrowed $5,000.

The Ashland Distribution Acquisition

The purchase price of the Ashland Distribution Acquisition was $972,430 as described below:

Cash	$451,000
Debt, including debt issuance costs, net of discount	652,000

Total consideration	1,103,000

Less: operating cash funded by TPG Accolade	39,592
Less: transaction and other costs funded at close	84,376
Less: final working capital adjustments	6,602

Purchase price allocable to net assets acquired	$972,430

The Ashland Distribution Acquisition was accounted for under the acquisition method which requires an allocation of the purchase price of an acquired entity to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The following table summarizes the Company’s allocation of the purchase price to the assets acquired and liabilities assumed:

Purchase Price Allocation
Accounts receivable and notes receivable	$568,501
Inventory	339,247
Other current assets	1,486
Property, plant and equipment	220,158
Net leasehold interest intangible asset	1,892
Customer-related intangible	75,600
Non-compete agreement	1,600
Goodwill	171,144
Other non-current assets	212

Total assets acquired	1,379,840
Accounts payable	405,801
Other long-term liabilities	1,609

Total liabilities assumed	407,410

Net assets acquired	$972,430

The following unaudited pro forma consolidated results of operations for the years ended September 30, 2011 and 2010 assume that the Ashland Distribution Acquisition was completed as of October 1, 2009:

	The twelve months ended September 30
	2011	2010
Sales and operating revenues	$3,953,451	$3,419,364
Net income (loss)	16,410	(59,898)

The unaudited pro forma consolidated results are not necessarily indicative of what the Company’s consolidated results of operation actually would have been had the Ashland Distribution Acquisition been completed on October 1, 2009. Net loss for 2010 includes $68,279 of transaction related costs.

A summary and description of the assets and liabilities fair valued in conjunction with applying the acquisition method of accounting is as follows:

Accounts Receivable and Notes Receivable, net

Accounts receivable and notes receivable consisted of receivables related to the Company’s customers and the current portion of notes receivable, as well as various other miscellaneous receivables. The accounts and notes receivable balance of $568,501 purchased in the Ashland Distribution Acquisition did not have a fair value adjustment as part of acquisition accounting since their carrying value approximated fair value.

Inventory

Inventory purchased in the Ashland Distribution Acquisition consisted of finished products to be distributed to the Company’s customers. The fair value of inventory was established through application of the income approach, using estimates based upon the future profitability that is expected to be generated once the inventory is sold, calculated as the anticipated selling price less the anticipated selling effort related to the disposal costs required, the estimated profit on selling expenses and general and administrative expenses, and the holding costs for on-hand finished goods inventory.

Other Current Assets

Other current assets consisted of prepaid expenses and other current assets acquired in association with the Ashland Distribution Acquisition. The other current assets purchased in the acquisition did not have a fair value adjustment as part of acquisition accounting since their carrying value approximated fair value.

Property, Plant and Equipment

Property, plant and equipment consisted of 48 owned locations in the United States, Puerto Rico, and Canada, and 25 leased properties located in the United States, Canada, Spain, Germany, Sweden, and the United Kingdom, consisting of manufacturing, warehouse, and office space. The fair value of buildings and land improvements were determined using the cost approach, and the fair value of land was determined using the sales comparison approach.

Net Leasehold Interest Intangible

The Company acquired 17 facility leases throughout the United States, Canada, Germany, Spain, Sweden, and the United Kingdom where the Company is the lessee, five land leases where the Company is the lessee, and two facility leases where the Company is the lessor. The net leasehold interest intangible asset was determined based upon whether the terms of the lease contract were favorable or unfavorable compared to current and expected market rent and terms over the life of the agreements. The lease interest intangible value represents the present value of the differential cash flows between future cash flows from the in-place contractual lease terms and those under market leasing assumptions. The intangible asset or liability associated with each lease will be amortized on a straight-line basis over the lives of the leases.

Customer-Related Intangible

Customer relationships were valued using the multi-period excess earnings method, which is a methodology used under the income approach. Under this approach revenue and operating expenses associated with existing customers were estimated in order to derive operating income. Charges for the use of contributory assets and economic depreciation were deducted from operating income to calculate cash flows attributable to the Company’s existing customer relationships. The resulting cash flows were then discounted to present value to arrive at the fair value of existing customer relationships as of the valuation date. Customer relationships will be amortized on a straight-line basis over a 14 year period.

Non-Compete Agreement

In connection with the Ashland Distribution Acquisition, Ashland agreed to a three year non-competition agreement. The terms of the non-competition agreement prohibit Ashland from competing in the chemical distribution space for three years after the Ashland Distribution Acquisition. The income approach was used to value the non-compete agreement through a comparative discounted cash flow analysis. This intangible will be amortized on a straight-line basis over a three year period.

Goodwill

Goodwill represents the excess of purchase price over the fair value of acquired net assets.

Other Non-current Assets

Other noncurrent assets consist primarily of debt issuance costs incurred in relation to borrowings associated with the Ashland Distribution Acquisition. Other noncurrent assets held by the Company did not have a fair value adjustment as part of acquisition accounting since their carrying value approximated fair value. Debt issuance costs are amortized as interest expense over the contractual lives of the related credit facilities.

Accounts Payable

Accounts payable represent short-term obligations owed to the Company’s vendors, which were assumed in the Ashland Distribution Acquisition. Accounts payable held by the Company did not have a fair value adjustment as part of acquisition accounting since their carrying value approximated fair value.

Other Long-Term Liabilities

Other long-term liabilities represent long-term obligations owed for pension related costs associated with its foreign operations, which were assumed in the Ashland Distribution Acquisition. Other long-term liabilities held by the Company did not have a fair value adjustment as part of acquisition accounting since their carrying value approximated fair value.

Ashland Distribution Acquisition Expenses

Transaction costs related to the Ashland Distribution Acquisition are included in transaction related costs on the Consolidated Statements of Operations and are summarized as follows:

Transaction related costs:
Included in transaction related costs for the period from November 4, 2010 (inception) to September 30, 2011	$68,279
Included in other long-term assets (debt issuance cost)	34,961

Total transaction related costs	$103,240

Ashland Distribution Acquisition related costs of $68,279 in the schedule above represents accounting, legal, financial advisory, and investment banking fees. Included within acquisition related costs above are advisory fees paid to affiliates of TPG Accolade of $30,508 for the period November 4, 2010 (inception) to September 30, 2011 (see Note 16).

4.	Relationship with Ashland

Transition Services Agreement (Successor)

In connection with the Ashland Distribution Acquisition, the Company and Ashland entered into a transition services agreement (“TSA”), which required Ashland to provide administrative and support services, including finance and accounting, treasury, tax, environmental, health and safety, human resources, logistics, engineering, supply chain and information systems services. In exchange for these services, the Company agreed to pay Ashland the direct actual costs incurred by Ashland to provide these services, plus an additional 6.35% of such direct actual costs. Ashland is obligated to make these services available to the Company for a period of 36 months, and the Company has the option to extend the term of the agreement for an additional six months at the end of the primary term.

Ashland Cost Allocations (Predecessor)

During the Predecessor Periods, the Distribution Business utilized centralized functions of Ashland to support its operations, and in return, Ashland allocated certain of its expenses to the Distribution Business. Such expenses represented costs related, but not limited to, treasury, legal, accounting, insurance, information technology, payroll administration, human resources and other services. These costs, together with an allocation of central Ashland overhead costs, were included within the corporate overhead allocation in the Predecessor consolidated statements of operations. Where it was possible to specifically attribute such expenses to activities of the Distribution Business, these amounts were charged or credited directly to the Distribution Business without allocation or apportionment. Allocation of all other such expenses were based on a reasonable reflection of the utilization of service provided or benefits received by the Distribution Business during the periods presented on a consistent basis, such as headcount, square footage, or sales.

The Distribution Business’ management supported the methods used to allocate expenses and believed these methods were reasonable estimates. However, these shared expenses may not represent the amounts that would have been incurred had such transactions been entered into with third parties at “arm’s length.”

Centralized and administrative support costs provided by Ashland under the TSA in the Successor Period from November 4, 2010 (inception) to September 30, 2011, and costs allocated to the Company in the Predecessor six months ended March 31, 2011, and the years ended September 30, 2010 and 2009 are summarized below:

	Nexeo Solutions Holdings, LLC and Subsidiaries Successor	Distribution Business Predecessor
	For the Period November 4, 2010 (inception) to September 30, 2011	Six Months Ended March 31, 2011	Year Ended September 30, 2010	Year Ended September 30, 2009
Supply chain (purchasing)	$2,539	$15,978	$7,626	$6,676
Information technology	8,696	8,130	19,360	28,323
Financial and accounting	1,354	5,631	23,286	22,244
Building services	1,487	4,976	9,802	6,914
Legal and environmental	741	2,278	5,459	5,652
Human resources	1,163	1,988	4,215	3,547
Other general and administrative	1,024	9,596	20,477	17,172

Total	$17,004	$48,577	$90,225	$90,528

TSA costs for the period November 4, 2010 (inception) to September 30, 2011 are included in selling, general and administrative expenses.

Sales and Purchases

The Company’s sales to Ashland commercial units subsequent to the Ashland Distribution Acquisition total $17,162. The Company’s purchases from Ashland commercial units subsequent to the Ashland Distribution Acquisition total $74,422. These purchases from Ashland commercial units, primarily consisted of purchases from Ashland’s Performance Materials commercial unit of resins and related products, and were made at market prices.

Distribution Business sales to Ashland commercial units totaled $12,295 during the six months ended March 31, 2011 and $23,969 and $20,176 during the years ended September 30, 2010 and 2009, respectively. Distribution Business purchases from Ashland commercial units totaled $63,886 during the six months ended March 31, 2011 and $118,560 and $111,652 during the years ended September 30, 2010 and 2009, respectively. These purchases from Ashland commercial units, primarily consisted of purchases from Ashland’s Performance Materials commercial unit of resins and related products, and were made at market prices.

5.	Inventories

Inventories at September 30, 2011 and September 30, 2010 consisted of the following:

	September 30, 2011 Successor	September 30, 2010 Predecessor
Finished products—chemicals and plastics	$315,659	$294,615
Raw materials and supplies	142	171
Excess of replacement costs over LIFO carrying values	—	(96,316)

Total	$315,801	$198,470

The Company’s inventory is collateral under the ABL Facility and Term Loan Facility (see Note 8).

6.	Goodwill and Other Intangibles

The following is a progression of goodwill for the years ended September 30, 2011 and 2010.

Balance at September 30, 2009	$1,403
Acquisitions	—
Currency translation	11

Balance at September 30, 2010	1,414

Elimination of Predecessor goodwill	(1,414)
Ashland Distribution Acquisition	171,144
Foreign currency translation	(2,748)

Balance at September 30, 2011	$168,396

Only goodwill applicable to the Plastics segment is affected by foreign currency translation.

Definite-lived intangible assets at September 30, 2011 and September 30, 2010 consisted of the following:

		September 30, 2011 Successor			September 30, 2010 Predecessor
	Estimated Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer-related intangible	14	$75,600	$(2,700)	$72,900	$2,750	$(1,430)	$1,320
Leasehold interest intangible	1-20	2,456	(423)	2,033	—	—	—
Non-competition agreement	3	1,600	(267)	1,333	1,375	(1,375)	—

Total		$79,656	$(3,390)	$76,266	$4,125	$(2,805)	$1,320

Amortization expense recognized on intangible assets was $3,390 for the period November 4, 2010 (inception) to September 30, 2011, $122 for the six months ended March 31, 2011, and $471 and $614 for the years ended September 30, 2010 and 2009, respectively.

Expected amortization expense for the years ended September 30, 2012 through 2016 is $6,780, $6,030, $5,729, $5,462, and $5,462, respectively.

7.	Property, Plant and Equipment

Property, plant, and equipment at September 30, 2011 and September 30, 2010 consisted of the following:

	September 30, 2011 Successor	September 30, 2010 Predecessor
Land	$40,734	$14,821
Plants and buildings	66,781	161,205
Machinery and equipment	110,321	260,071
Construction in progress	5,023	9,136

Total	222,859	445,233
Less accumulated depreciation	(16,339)	(262,795)

Property, plant and equipment, net	$206,520	$182,438

Net machinery and equipment includes $14,247 and $22,657 at September 30, 2011 and September 30, 2010, respectively, related to the Company’s enterprise resource planning (ERP) system and other software related capital expenditures. These ERP system and other software assets are being amortized over a three to eight year period following the Ashland Distribution Acquisition. Total depreciation expense on property, plant and equipment was $16,423 for the Successor Period November 4, 2010 (inception) to September 30, 2011, $11,976 for the six months ended March 31, 2011, and $23,322 and $23,665 for the years ended September 30, 2010 and 2009, respectively. Obligations associated with capital leases totaled $318 at September 30, 2011 and $0 at September 30, 2010.

8.	Long-Term Debt

Long-term debt outstanding at September 30, 2011 and September 30, 2010 are summarized below:

	September 30, 2011 Successor	September 30, 2010 Predecessor
Asset based loan	$154,789	$—
Term loan facility	323,375	—
8.375% Senior Subordinated Notes	175,000	—
Capital lease obligations	318	—

Total long-term debt	653,482	—
Less: unamortized debt discount	(4,109)
Less: current portion of long-term debt	(3,430)	—

Non-current portion of long-term debt	$645,943	$—

In connection with the consummation of the Ashland Distribution Acquisition, the Company entered into the following credit agreements and notes indenture:

Asset Based Loan Facility

The ABL Facility provides for revolving credit financing including a U.S. tranche of up to $500,000 (the “U.S. Tranche”) and a Canadian tranche of up to CDN $40,000. At the closing of the Ashland Distribution Acquisition, Solutions borrowed $152,000 of the U.S. tranche to finance a portion of the purchase price. The ABL Facility is unconditionally guaranteed, jointly and severally, by Holdings, and its wholly owned subsidiary, Nexeo Solutions Sub Holding Corp. (“Sub Hold”). Obligations under the ABL Facility are also secured by a first-priority lien on inventory and accounts receivable held by Solutions and Nexeo Solutions Canada Corporation. The ABL Facility includes a letter of credit sub-facility, which permits up to $100,000 of letters of credit under the U.S. tranche and up to CDN $10,000 of letters of credit under the Canadian tranche. An amount to be agreed upon of letters of credit under the U.S. tranche may also be denominated in euros or other currencies. In addition, under the ABL Facility, up to $50,000 in the case of the U.S. tranche, and CDN $10,000 in the case of the Canadian tranche, may be short-term borrowings upon same-day notice, referred to as swingline loans. The ABL Facility matures on March 31, 2016.

Provided no default or event of default then exists or would arise there-from, the Company has the option to request that the ABL Facility be increased by an amount not to exceed $200,000 (less the US dollar equivalent of any CDN commitments) with respect to the U.S. tranche and CDN $10,000 with respect to the Canadian tranche (in the aggregate not to exceed equivalent $700,000) subject to certain rights of the administrative agent with respect to the lenders providing commitments for such increases.

The amount of available credit changes every month, depending on the amount of eligible receivable and inventory the Company has available to serve as collateral. In general, the facility is limited to the lesser of (i) the aggregate commitment and (ii) the sum of (a) 85% of eligible accounts receivable, as defined, and (b) the lesser of (x) 75% of the value of eligible inventory, as defined, and (y) 85% of the orderly liquidation of the eligible inventory. Available credit for each tranche is calculated separately and the borrowing base components are subject to customary reserves and eligibility criteria. At September 30, 2011 availability under the U.S. and Canadian tranches was $300,324 and $16,475, respectively.

Borrowings under the ABL Facility bear interest, at the U.S. and Canadian borrowers’ option, at either an alternative base rate or Canadian prime rate, as applicable, plus an applicable margin (currently 1.50% for the first six months through September 30, 2011, and is expected to range between 1.25% and 1.75% thereafter pursuant to a grid based on average excess availability) or a London interbank offered rate (“LIBOR”) or Canadian BA rate, as applicable, plus an applicable margin (currently 2.50% for the first six months through September 30, 2011, and expected to range between 2.25% and 2.75% thereafter pursuant to a grid based on average excess availability). In addition to paying interest on outstanding principal under the ABL Facility, the U.S. and Canadian borrowers will be required to pay a commitment fee, in respect of the unutilized commitments thereunder, expected to range from 0.375% to 0.625% per annum, which fee will be determined based on utilization of the ABL Facility (increasing when utilization is low and decreasing when utilization is high). The Company will also be required to pay customary letter of credit fees. The weighted average rate of interest on borrowings under the ABL Facility was 3.16% at September 30, 2011.

The ABL Facility requires that if the excess availability as defined for both the U.S. and Canadian borrowers is less than the greater of the US dollar equivalent of (i) $40,000 and (ii) 12.5% of the lesser of (x) the commitment amounts and (y) the then applicable combined borrowing base, Solutions shall comply with a minimum fixed charge coverage ratio of at least 1.0 to 1.0. In addition, the ABL Facility contains negative covenants that restrict the ability of Holdings and certain of Solutions’ subsidiaries, from, among other things, incurring additional debt, granting liens, entering into guarantees, entering into certain mergers, making certain loans and investments, disposing of assets, prepaying certain debt, declaring dividends, accounting changes, transactions with affiliates, modifying certain material agreements or organizational documents relating to, or changing the business it conducts. In addition, the Company is subject to limitations on its ability to engage in actions other than those of a holding company.

The ABL Facility also contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breach of representations and warranties, covenant defaults, cross-defaults and cross-acceleration to certain indebtedness, certain events of bankruptcy, certain events under the Employee Retirement Income Security Act of 1974 as amended from time to time (“ERISA”), material judgments, actual or asserted failure of any guaranty or security document supporting the ABL Facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under the ABL Facility would be entitled to take various actions, including the acceleration of amounts due under the ABL Facility and all actions permitted to be taken by a secured creditor.

At September 30, 2011 and, 2010 the Company had US dollar equivalent of $23,530 and $0, respectively, in outstanding letters of credit under the ABL Facility. In connection with the ABL Facility, Term Loan Facility and the senior subordinate notes, the Company incurred debt issuance costs of $19,000, $12,000 and $3,900, respectively. These costs are included in “Other noncurrent assets” on the Consolidated Balance Sheet and amortized as interest expense over the life of the respective loan using the effective interest rate method.

As of September 30, 2011, the Company was in compliance with the covenants of the ABL Facility.

Term Loan Facility

In connection with the Ashland Distribution Acquisition, Solutions closed on the Term Loan Facility that provided debt financing in an aggregate principal amount of $325,000. The Term Loan Facility is fully and unconditionally guaranteed, jointly and severally, by Holdings, and its wholly owned subsidiary, Sub Hold. In addition to the $325,000 borrowed at closing, the Company has the right to request additional tranches of term loans in an aggregate principal amount such that the aggregate principal amount of indebtedness outstanding at any one time (net of up to $50,000 of cash) does not cause a consolidated secured net leverage ratio, calculated on a pro forma basis, to exceed 3.0 to 1.0. Availability of such additional tranches of term loans will be subject to the absence of any default, and among other things, the receipt of commitments by existing or additional financial institutions. Borrowings under the Term Loan Facility bear interest at a rate per annum equal, at the Company’s option, at either an alternative base rate plus 2.5% or a LIBOR plus 3.5%, subject to a LIBOR floor of 1.5%.

The credit agreement governing the Term Loan Facility requires the Company to make early principal payments on an annual basis, commencing with the fiscal year ending September 30, 2012, if cash flows for the year, as defined in the agreement, exceed certain levels specified in the agreement. The Company generally has the right to prepay loans in whole or in-part, without incurring any penalties for early payment. Solutions is required to make scheduled quarterly payments in aggregate principal amounts equal to 0.25% of $325,000, with the balance of all loans outstanding due on September 30, 2017.

The Term Loan Facility contains a number of covenants that, among other things and subject to certain exceptions, restricts the Company’s ability and the ability of its subsidiaries to incur additional indebtedness, pay dividends on its capital stock or redeem, repurchase or retire its capital stock or other indebtedness, make investments, loans and acquisitions, create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries, engage in transactions with its affiliates, sell assets, including capital stock of its subsidiaries, alter the business it conducts, consolidate or merge, incur liens, and engage in sale-leaseback transactions. The credit agreement governing the Term Loan Facility does not require Solutions to comply with any financial maintenance covenants, and contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default. As of September 30, 2011, the Company was in compliance with the covenants of the Term Loan Facility.

8.375% Senior Subordinated Notes

In connection with the acquisition, on March 9, 2011, Solutions and its wholly owned subsidiary, Nexeo Solutions Finance Corporation (the “Co-Issuer,” and together with Solution, the “Issuers”), closed a placement of $175,000 in aggregate principal amount of notes. The notes are fully and unconditionally guaranteed, jointly and severally, by Holdings, and its wholly owned subsidiary, Sub Hold. The notes are general unsecured, subordinated obligations of the Issuers and mature on March 1, 2018. Interest on the notes is paid semi-annually in arrears and accrues at the rate of 8.375% per annum. On or after March 1, 2014, the Issuers may redeem all, or from time-to-time, a part of the notes at redemption prices (expressed as a percentage of principal amount) ranging from 104.2% to 100.0% plus accrued and unpaid interest on the notes. Prior to March 1, 2014, the Issuers may on any one or more occasions redeem up to 35.0% of the original principal amount of the notes using the proceeds of certain equity offerings at a redemption price equal to 108.4% of the aggregate principal amount thereof, plus any accrued and unpaid interest. In addition, prior to March 1, 2014, the Issuers may redeem all or part of the notes at a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus a make-whole premium and accrued and unpaid interest.

If the Issuers have not exchanged exchange notes for all the notes validly tendered in accordance with the terms of an exchange offer or a shelf registration statement has not been declared effective on or prior to July 1, 2012 or if applicable, a shelf registration statement covering resales of the applicable series of notes has not been declared effective or such shelf registration statement ceases to be effective at any time during the shelf registration period (subject to certain exceptions), then additional interest shall accrue on the principal amount of the applicable notes at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such registration default continues, provided that the rate at which such additional interest accrues may in no event exceed 1.0% per annum) commencing on July 2, 2012, or the day such shelf registration statement ceases to be effective; provided, however, that upon the exchange of exchange notes for all the notes tendered or upon the effectiveness of a shelf registration statement, additional interest on such notes, as the case may be, shall cease to accrue. All accrued additional interest will be paid in arrears on each semi-annual interest date.

The notes restrict the Company’s ability to incur indebtedness outside of the ABL Facility and Term Loan Facility, unless the consolidated fixed charge coverage ratio is at least 2:1 or other financial and operational requirements are met. Additionally, the terms of the notes restrict the Company’s ability to make certain payments to affiliated entities.

The Company received net proceeds on the notes of $170,625, net of discount of $4,375. The discount is being amortized to interest expense over the life of the notes using the effective interest rate method.

Debt obligations—the following table sets forth future debt payment obligations as of September 30, 2011:

Maturities of long-term debt
2012	$3,444
2013	3,369
2014	3,252
2015	3,250
2016	158,039
Thereafter	482,125

Total	$653,479

9.	Other Long-Term Assets and Liabilities

Other non-current assets at September 30, 2011 and September 30, 2010 consisted of the following:

	September 30, 2011 Successor	September 30, 2010 Predecessor
Environmental insurance receivables (less allowances for unreimbursed claims of $5,067 at September 30, 2010)	$—	$15,368
Debt issuance cost, net	31,983	—
Other	230	71

Total	$32,213	$15,439

Other non-current liabilities at September 30, 2011 and September 30, 2010 consisted of the following:

	September 30, 2011 Successor	September 30, 2010 Predecessor
Environmental remediation reserves	$—	$40,527
Reserves of captive insurance companies (excluding environmental remediation reserves)	1,271	18,942
Deferred operating leases	670	—
Other	182	1,270

Total	$2,123	$60,739

Ashland has agreed to retain all known environmental remediation liabilities and all other environmental remediation liabilities arising prior to March 31, 2011 of which Ashland receives notice prior to March 31, 2016.

The Company partially insures its workers compensation claims and other general business insurance needs. In the Predecessor Period workers compensation and other general business insurance was carried by Ashland, and charges for the costs of third-party insurance were proportionally allocated to Distribution Business.

10.	Employee Benefit Plans

Multi-employer Pension Plans

In the Predecessor Period all qualifying Distribution Business employees were eligible to participate in Ashland’s defined-benefit pension plans, which typically provided pension payments based on an employee’s length of service and compensation during the years immediately preceding retirement. Ashland assumed all liabilities associated with the U.S.-based and certain non-U.S.-based pension plans and the liabilities associated with certain non-U.S. based pension plans were funded by Ashland in conjunction with the Ashland Distribution Acquisition. The liabilities under certain non-U.S. pension plans transferred to the Company by operation of law in connection with the Ashland Distribution Acquisition. The amount of net pension expense related to certain non-U.S.-based entities for the period November 4, 2010 (inception) to September 30, 2011 was $547, and the amounts allocated to the Predecessor Period and recorded as a component of selling, general and administrative expenses related to these multi-employer plans was $7,851 during the six months ended March 31, 2011, and $15,782 and $13,211 during the twelve months ended September 30, 2010 and 2009, respectively.

The weighted-average assumptions used to actuarially determine net pension expense for all the major funded and unfunded U.S. and Non-U.S. defined benefit plans were as follows:

September 30, 2011 Predecessor
Discount rate	5.82%
Compensation increase rate	3.67%
Expected long-term rate of return on plan assets	7.90%

The assets of the funded plans for the Predecessor generally were invested in diversified portfolios that consist of equity, debt and other investment securities.

Multi-employer Postretirement Plans

In the Predecessor Period, Ashland sponsored health care and life insurance plans for all eligible U.S. and Canadian employees. Ashland’s retiree life insurance plans were non-contributory, while Ashland shared the costs of providing healthcare coverage with its retired employees through premiums, deductibles and coinsurance provisions. Ashland funded its share of the costs of the postretirement benefit plans as the benefits were paid. Under the health care plan, Ashland’s annual per capita costs were limited to an amount equivalent to base year per capita costs, plus annual increases of up to 1.5% per year for costs incurred after January 1, 2004. As a result health care cost trend rates had no significant effect on the amounts reported for health care plans. The total postretirement benefit cost of these plans was determined by actuarial valuation. The total net postretirement benefit cost of these plans allocated to the Distribution Business and recorded as a component of selling, general and administrative expenses based on pro-rata payroll dollars was $839 during the six months ended March 31, 2011, and $2,899 and $2,500 for the twelve months ended September 30, 2010 and 2009, respectively. There were no expenses associated with these plans in the Successor Period. The weighted-average discount rates used to determine the net postretirement benefit cost were 5.50% and 7.78% in 2010 and 2009, respectively. All of the healthcare and life insurance plans are unfunded both in the Predecessor and Successor Periods.

Pension and Other Postretirement Benefit Obligations

Actuarial valuations were performed for the pension and other postretirement benefit plans to determine the Company’s obligation for each plan in the Predecessor Periods. As mentioned above, the U.S. pension and all other postretirement plans were not assumed by the Company in association with the Ashland Distribution Acquisition. The non U.S.-based pension plans were assumed by the Company in association with the acquisition; however, an actuarial study was performed as of the date of the Ashland Distribution Acquisition, and the non-U.S. based pension plans were fully funded by Ashland as of the date of the Ashland Distribution Acquisition. At September 30, 2011 it is estimated that the Company’s total net pension obligation was $977. In the Predecessor Period the Company’s portion of Ashland’s total pension obligation was $70,825 at September 30, 2010, and the Company’s portion of Ashland’s total other postretirement benefits obligation was $33,607 at September 30, 2010. The estimates of the Company’s pension and other postretirement benefit obligations are estimates based on those employees that provide direct support to the Company. The Company’s benefit obligations were developed based on its entire pool of qualifying employees during the Predecessor and Successor Periods. During the Predecessor Period benefit obligations as presented were not necessarily reflective of the results that the Company would have generated on a stand-alone basis.

The weighted-average assumptions used to actuarially determine benefit obligations for all the major funded and unfunded U.S. and Non-U.S. defined benefit plans were as follows:

	Pension plans	Other postretirement benefit plans
	September 30, 2011 Successor	September 30, 2010 Predecessor
Discount rate	5.01%	4.68%
Compensation increase rate	3.66%	—

Restricted Equity Plan

Holdings may issue unregistered Series B units to certain officers and employees eligible to participate in the Company’s restricted equity plan (“Equity Plan”) effective as of April 29, 2011. The units issued under the Equity Plan are subject to certain transfer restrictions. Units issued under the Equity Plan are initially deemed to be unvested. Fifty percent of the Series B units will vest twenty percent annually over a five year period, as long as the employee remains continuously employed with the Company (“Time-Based Units”), and fifty percent of the Series B units will become vested in accordance with a performance-based schedule that is divided into five separate and equal twelve month periods (“Performance-Based Units”). The Board of Directors will establish each annual performance- based period based upon an earnings before interest, tax, depreciation, and amortization (“EBITDA”) target for the Company during that period. In the event that any Performance-Based Units do not vest for any applicable annual performance period due to the failure to achieve that year’s EBITDA-based performance target, the Performance-Based Units assigned to that annual performance period shall subsequently vest upon the achievement of the EBITDA-based performance target for the fiscal year following such fiscal year. Upon the occurrence of a liquidity event during the term of the Performance-Based Units in which TPG Accolade realizes a return based upon cash received (including dividends) divided by aggregate purchase price that is equal to or greater than 3.0x, all Performance-Based Units automatically vest, as long as the employee remains employed by the Company. The fair value of the Series B units was determined using a discounted cash flow analysis and a Black-Scholes Option Pricing Model with the valuation assumptions of 1) expected term of five years, 2) expected price volatility of 73.6%, 3) a risk-free interest rate of 2.11% and 4) an expected distribution yield of 0%.

For the period November 4, 2010 (inception) to September 30, 2011, expense associated with the Equity Plan was $414, recorded in selling, general and administrative expense. The expense recorded during the period November 4, 2010 (inception) to September 30, 2011 related solely to the Time-Based Units as the Company did not meet its EBITDA-based performance target for the Performance-Based Units. In November 2011, the Board of Directors accelerated the vesting of the Performance-Based Units such that 20% of the Performance-based Units will vest over the period November 3, 2011 to March 31, 2012. During the quarter ended December 31, 2011, the Company will record an expense relating to the accelerated vesting of the Performance-Based units over the vesting period from November 3, 2011 to March 31, 2012. No expense was recorded under this Equity Plan in the Predecessor Period.

The following table summarizes Equity Plan activity during the period from November 4, 2010 (inception) to September 30, 2011 (units in thousands, except per unit data):

	Units	Average Grant Date Fair Value Per Unit
Outstanding at November 4, 2010 (Inception)	—	$—
Granted	21,800	0.26
Forfeited or expired	(1,080)	0.26

Outstanding at September 30, 2011 (Successor)	20,720	$0.26

Defined Contribution Plans

Qualifying employees of the Company are eligible to participate in the Nexeo Solutions, LLC Employee Savings Plan (“401(k) Plan”). The 401(k) Plan is a defined contribution plan designed to allow employees to make deferred contributions as well as Company contributions, designed to assist employees of the Company and its affiliates in providing for their retirement. The Company matches 100 percent of employee contributions up to four percent. The Company will make an additional contribution to the 401(k) Plan of 1.5%, 3%, or 4.5%, based upon years of service of 1 to 10 years, 11 to 20 years, and over 21 years of service, respectively. Employees meeting certain age requirements may also receive an additional transition contribution from the Company. The Company may make a performance retirement contribution to the 401(k) Plan of up to 4% on a discretionary basis. Any performance retirement contribution will be determined based upon the Company’s performance for the most recently completed fiscal year. Performance Retirement Contributions will be allocated on an annual basis. The Company contributed $4,974 to the 401(k) Plan in the period November 4, 2010 (inception) to September 30, 2011. In the Predecessor Period, Ashland sponsored a 401(k) plan for eligible employees. The Distribution Business’ allocated expense related to this defined contribution plan was $1,988 for the six months ended March 31, 2011, and $4,175 and $4,529 for the twelve months ended September 30, 2010 and 2009, respectively, which was recorded as a component of selling, general and administrative expenses.

11.	Commitments, Contingencies and Litigation

Operating Leases

The Predecessor was and the Company is a lessee of office buildings, retail outlets, transportation equipment, warehouses and storage facilities, other equipment, facilities and properties under operating lease agreements that expire at various dates, similar to the Predecessor in prior periods. The Company had capitalized lease obligations of $318 and $0 as of September 30, 2011 and September 30, 2010, respectively. Rent expense (including rentals under short-term leases) was $6,370 for the period from November 4, 2010 (inception) to September 30, 2011, $6,258 for the six months ended March 31, 2011, and $13,143 and $13,406 for the twelve months ended September 30, 2010 and 2009, respectively.

Future minimum rental payments at September 30, 2011 are as follows:

Future Minimum Rental Payments
2012	$10,696
2013	7,981
2014	5,614
2015	2,382
2016	1,563
Thereafter	1,608

Total	$29,844

Environmental Remediation

Due to the nature of its business, the Company is subject to various laws and regulations pertaining to the environment and to the manufacture, sale, transportation and disposal of hazardous products. These laws pertain to, among other things, air and water, the management of solid and hazardous wastes, transportation, and human health and safety.

Ashland has agreed to retain all known environmental remediation liabilities (“Retained Specific Remediation Liabilities”) and all other environmental remediation liabilities arising prior to the closing date of March 31, 2011 of which Ashland receives written notice prior to the fifth anniversary of such closing date (“Other Retained Remediation Liabilities”). Ashland’s indemnification obligations for any Other Retained Remediation Liabilities are subject to an individual claim threshold of $175 and an aggregate claim deductible of $5,000, and Ashland’s indemnification for all Retained Specified Remediation Liabilities and Other Retained Remediation Liabilities (in each case any other such liabilities relating to off-site locations) is subject to an aggregate ceiling of $75,000. In addition, Ashland’s indemnification obligations resulting from or relating to any Retained Specified Remediation Liabilities, Other Retained Remediation Liabilities or retained litigation liabilities or the breach of Ashland’s representations, warranties and covenants contained in the purchase agreement (other than for liabilities relating to taxes or the breach of any fundamental representation or warranty) are subject to an aggregate ceiling of $139,500, and Ashland’s total indemnification obligations under the purchase agreement (other than for liabilities relating to taxes or any retained indebtedness) are subject to an aggregate ceiling in the amount of the purchase price for the Distribution Business net assets.

As a result, the Company does not currently have any environmental or remediation reserves for matters covered by the purchase agreement. However, if the Company were to become aware of any Other Retained Remediation Liabilities, the Company would be responsible for the first $5,000 in aggregate expenses relating thereto prior to the receipt of any indemnification from Ashland. In addition, if any Retained Specific Remediation Liability ultimately exceeds the liability ceilings described above, the Company would be responsible for such excess amounts. In either of these scenarios, the Company would be required to take an appropriate environmental or remediation reserve. The Company’s reserves will be subject to numerous uncertainties that affect its ability to accurately estimate its costs, or its share of costs if multiple parties are responsible. These uncertainties involve the legal, regulatory and enforcement parameters governing environmental assessment and remediation, the nature and extent of contamination at these sites, the extent of clean up and remediation efforts required, the choice of remediation and, in the case of sites with multiple responsible parties, the number and financial strength of other potentially responsible parties.

In the Predecessor Period, reserves for environmental remediation amounted to $54,411 at September 30, 2010, of which $40,527 was classified as a component of other long term liabilities, with the remainder included as a component of other accrued expenses within current liabilities. During the Predecessor Period, Ashland estimated the value of its probable insurance recoveries associated with its environmental reserve based on management’s interpretations and estimates surrounding the available or applicable insurance coverage. At September 30, 2010, the recorded receivable for these probable insurance recoveries was $15,368. Environmental remediation expense in the Predecessor Period was included within the selling, general and administrative expense caption of the Consolidated Statements of Operations and on an aggregate basis amounted to $501 during the six months ended March 31, 2011, and $12,703 and $2,892 for the twelve months ended September 30, 2010 and 2009, respectively. Environmental remediation expense, net of receivable activity and legal fees, was expense of $1,457 during the six months ended March 31, 2011, and $8,773 and $3,108 for the twelve months ended September 30, 2010 and 2009, respectively.

Other Legal Proceedings

The purchase agreement provides that Ashland will retain all litigation liabilities arising prior to the closing date of March 31, 2011 of which Ashland receives written notice prior to the fifth anniversary of such closing date. Ashland’s indemnification obligations resulting from or relating to any retained litigation liabilities are subject to the aggregate ceilings described in the “Environmental Remediation” section above.

12.	Members’ Equity

The Company sold 450,000,000 unregistered Series A units to TPG Accolade (the “Sponsor Units”), and an additional 2,000,000 unregistered units were sold to management of the Company under a subscription agreement, subject to certain transfer restrictions. Additionally, the Company may issue unregistered Series B units to certain officers and employees eligible to participate in the Company’s Equity Plan (see Note 10), which are also subject to transfer restrictions. The Series A and B units not classified as Sponsor Units are subject to customary tag-along and drag-along rights, as well as a Company call right in the event of termination of employment.

Profits and losses are allocated among the members based upon the capital account balance of each member at the end of such taxable period equal to a hypothetical distribution that such member would receive assuming a hypothetical liquidation of the Company.

Holders of both Series A and B member units are not individually responsible for any liabilities of the Company and share equally in losses of the Company only to the extent of their investment.

In accordance with the terms of Holdings’ amended and restated limited liability company agreement, the Company is required to make quarterly distributions to its members (or directly to a taxing authority on behalf of its members) in amounts equal to the estimated tax liability attributable to each member’s proportionate share of the Company’s taxable income. Such distributions are subject to the availability of funds, as determined by the Board of Directors. The Company did not make any tax distributions during the period from November 4, 2010 (inception) to September 30, 2011.

13.	Restructuring Activities

In conjunction with the Hercules Incorporated acquisition in November 2008 and the significant deterioration of global economic demand during 2009, Ashland announced an integration and cost reduction organizational restructuring plan that targeted certain projected cost savings as part of combining joint and redundant services and facilities in the Predecessor Periods. This program focused primarily on capturing operational, selling and administrative savings within the combined company.

The Distribution Business’ participation in the Ashland programs resulted in five permanent facility closings through the end of the September 30, 2010 period, and reduced the Distribution Business’ workforce by approximately 300 employees. The total restructuring cost incurred under the cost structure efficiency programs, primarily associated with severance obligations for the Distribution Business was $1,637 and $4,779 during 2010 and 2009, respectively, and was classified within the selling, general and administrative expense within the Predecessor statements of operations. No expense is recorded in the Successor Period. Restructuring reserves related to the cost structure efficiency programs are included in accrued expenses and other liabilities within the consolidated balance sheets and were $540 and $2,851 at September 30, 2010 and 2009, respectively. No amount is recorded in the Successor Period.

14.	Income Taxes

Income taxes are recorded utilizing an asset and liability approach. This method gives consideration to the future tax consequences associated with the differences between the financial accounting basis and tax basis of the assets and liabilities, and the ultimate realization of any deferred tax asset resulting from such differences. The Company has not recorded deferred income taxes on the undistributed earnings of certain foreign subsidiaries. As of September 30, 2011, management intends to indefinitely reinvest such earnings, which amount to approximately $2,982.

As discussed in Note 1, the Successor Company was organized as a limited liability company to acquire the assets of the Distribution Business. Holdings is taxed as a partnership for U.S. income tax purposes. As such, with the exception of a limited number of state and local jurisdictions, Holdings is not subject to U.S. income taxes. Accordingly, the members will report their share of the Company’s taxable income on their respective U.S. federal tax returns. Holdings pays distributions to members to fund their tax obligations. The Company’s controlled foreign corporations are subject to tax at the entity level in their respective jurisdictions.

During the Predecessor Period, income taxes were calculated on a separate return basis, although the operations were historically included in the Ashland U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. Ashland’s global tax model was developed based on its entire portfolio of businesses. Accordingly, tax results as presented for the Predecessor Periods were not necessarily reflective of the results that would have generated on a standalone basis.

Temporary differences that result in significant deferred tax assets and liabilities are as follows:

	September 30, 2011 Successor	September 30, 2010 Predecessor
Deferred Tax Assets
Foreign and state operating losses	$1,098	$—
Unrealized gains/losses	228	—
Intangibles	393	—
Environmental remediation reserves	—	15,098
Insurance claims and reserves	—	9,006
Uncollectible accounts receivable	500	3,631
Compensation and other accruals	42	4,574
Other items	606	3,844
Valuation allowance	(1,295)	—

Total deferred tax assets	$1,572	$36,153

Deferred Tax Liabilities
Intangibles	$216	$21,104
Other items	59	136

Total deferred tax liabilities	$275	$21,240

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In connection with the Ashland Distribution Acquisition, the book basis of foreign assets and liabilities were stepped-up to their estimated fair market value.

The U.S. and international components of income from operations before income taxes and a reconciliation of the statutory federal income tax with the provision for income taxes follows:

	Nexeo Solutions Holdings, LLC and Subsidiaries Successor	Distribution Business Predecessor
	For The period November 4, 2010 (inception) to September 30, 2011	Six Months Ended March 31, 2011	Year Ended September 30, 2010	Year Ended September 30, 2009
Income (loss) before income taxes
United States	$(76,864)	$30,325	$47,634	$50,372
International	(515)	10,051	8,235	2,702

	$(77,379)	$40,376	$55,869	$53,074

U.S. Statutory rate	0%	35%	35%	35%
Income taxes computed at U.S. statutory rate	$—	$14,132	$19,554	$18,576
Income tax expense (benefit) computed resulting from:
State income taxes	(300)	997	2,044	2,038
Net impact of foreign results	(283)	(990)	(1,328)	1,777
Permanent differences and other items		345	(43)	(84)
Valuation allowance	1,295	—	—	—

Income tax expense (benefit)	$712	$14,484	$20,227	$22,307

As of September 30, 2011, the Company has gross cumulative foreign loss carryforwards of $2,982, which relate primarily to its foreign subsidiaries. These loss carryforwards expire at various times ranging from 5 years for Italy to indefinitely for Germany, France, United Kingdom, Ireland, Denmark, Sweden, Norway, Singapore, and Luxembourg. The Company believes that it is more likely than not that taxable income in future years will allow the Company to utilize the carryforwards that have not had a valuation allowance placed against them.

As of September 30, 2011 and 2010, a valuation allowance of $1,295 and $0 had been recorded related to certain deferred tax assets associated with current year foreign net operating losses. In assessing realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon management’s expectations at September 30, 2011, management believes it is not more likely than not that it will realize the majority of its deferred tax assets.

Unrecognized tax benefits

U.S. GAAP prescribes a recognition threshold and measurement attribute for the accounting and financial statement disclosure of tax positions taken or expected to be taken in a tax return. The evaluation of a tax position is a two-step process. The first step requires the Company to determine whether it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The second step requires the Company to recognize in the financial statements each tax position that meets the more likely than not criteria, measured at the amount of benefit that has a greater than 50% likelihood of being realized. The Company had no unrecognized tax benefits for the years ended September 30, 2011 and 2010.

The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense in the Consolidated Statements of Operations. There were no such interest and penalties during 2011 and 2010.

There were no uncertain tax positions as of September 30, 2011. It is reasonably possible that the amount of unrecognized tax benefits may increase within the next twelve months as the result of settlement of future audits, which may have a material effect on the Consolidated Financial Statements.

The Company or one of its subsidiaries files income tax returns in various state and foreign jurisdictions. Foreign taxing jurisdictions significant to the Company include Spain, Italy, United Kingdom, Netherlands, and Canada. Within the United States, the Company is subject to state income tax examination by tax authorities for periods after March 2011. With respect to countries outside of the United States, with certain exceptions, the Company’s foreign subsidiaries are subject to income tax audits for years after 2010.

15.	Segment and Geographic Information

The Company manages its business in four lines of business or operating segments; Chemicals, Plastics, Composites and Environmental Services. The Chemicals and Plastics lines of business are reportable segments. The Composites and Environmental Services businesses do not individually meet the materiality threshold for separate disclosure. As a result, they are combined for presentation and disclosure purposes in an “other” category. Chemicals, Plastics and Composites are distribution businesses, while the Environmental Services business provides hazardous and non-hazardous waste collection, recovery, recycling and disposal services. For ease of reference, we refer to Chemicals, Plastics, Composites and Environmental Services as lines of business. Each line of business represents a unique product group.

Each of the lines of business competes with national, regional and local companies throughout North America. Plastics also competes with other distribution companies in EMEA and Asia. Competition within each line of business is based primarily on the diversity of the product portfolio, service offerings, reliability of supply, technical support and price. The accounting policies used to account for transactions in each of the lines of business are the same as those used to account for transactions at the corporate level. A brief description of each of the Company’s lines of business follows:

Chemicals. The Chemicals line of business distributes specialty and industrial chemicals, additives and solvents to industrial users, primarily in North America. Markets served include paint and coating, personal care, inks, adhesives, polymer, rubber, industrial and institutional compounding, automotive, durable foods, lubricants, energy and paper industries.

Plastics. The Plastics line of business is a leading distributor of plastics in North America and EMEA, supplying a very broad product line of thermoplastic resins for blow molding, extrusion, injection molding and rotation molding plastic processors. Plastics are sold in more than 70 countries worldwide. The Company serves all markets, especially the medical and automotive industries. Plastics sells plastic resins and compounds in rail car, bulk truck, truckload boxes and less-than-truckload quantities.

Other. The Composites line of business supplies mixed truckload and less-than-truckload quantities of polyester, and other thermoset resins, fiberglass and other specialty reinforcements, catalysts and allied products to customers in the cast polymer, corrosion, marine, building and construction, and other specialty reinforcement industries through distribution facilities located throughout North America. The Environmental Services line of business, in connection with chemical waste service companies, provides customers with comprehensive, nationwide hazardous and nonhazardous waste collection, recovery, recycling and disposal services. These environmental services are offered through a North American network of distribution centers, including several transfer facilities that have been fully permitted by the United States Environmental Protection Agency.

The chief executive officer is the Chief Operating Decision Maker (“CODM”). The CODM reviews net sales to unaffiliated customers and gross profit in order to make decisions, assess performance and allocate resources to each line of business. In order to maintain the focus on line of business operating performance, certain expenses are excluded from the line of business results utilized by the Company’s CODM in evaluating line of business performance. These expenses include depreciation and amortization, corporate overhead allocations, selling, general and administrative expense, corporate items such as transaction related costs, interest and income tax expense. These items are separately delineated to reconcile to reported net income. No single customer accounted for more than 10% of revenues for any line of business for each of the periods reported and intersegment revenues were insignificant.

The Company does not disaggregate total assets at the line of business level. The assets attributable to the Company’s lines of business, that are reviewed by the CODM, consist primarily of accounts receivable, goodwill and inventories.

Summarized financial information relating to the Company’s lines of business is as follows:

	Nexeo Solutions Holdings, LLC and Subsidiaries Successor	Distribution Business Predecessor
	For The period November 4, 2010 (inception) to September 30, 2011	Six Months Ended March 31, 2011	Year Ended September 30, 2010	Year Ended September 30, 2009
Revenue
Chemicals	$971,600	$828,704	$1,589,040	$1,466,360
Plastics	882,986	831,482	1,421,745	1,179,272
Other	229,823	208,981	408,514	374,791
Corporate reconciling items	(125)	—	65	303

Total revenue	$2,084,284	$1,869,167	$3,419,364	$3,020,726

Gross profit
Chemicals	$78,805	$71,335	$148,995	$144,886
Plastics	61,547	65,529	114,117	109,728
Other	26,526	25,676	53,176	46,656
Corporate reconciling items	(43)	—	1,070	917

Total gross profit	166,835	162,540	317,358	302,187
Selling general & administrative	135,050	76,021	173,851	162,314
Corporate overhead allocation	—	48,577	90,225	90,528
Transaction related costs	85,205	—	—	—

Total operating income (loss)	(53,420)	37,942	53,282	49,345
Other income	787	2,434	2,587	3,729

Interest income (expense)
Interest income	152	—	—	—
Interest expense	(24,898)	—	—	—

Income (loss) before income taxes	(77,379)	40,376	55,869	53,074

Income tax expense	712	14,484	20,227	22,307

Net income (loss)	$(78,091)	$25,892	$35,642	$30,767

Identifiable segment assets

	Balance at September 30, 2011	Balance at September 30, 2010
Identifiable Assets
Chemicals	$459,823	$284,167
Plastics	470,097	334,017
Other	103,751	66,795

Total identifiable assets by segment	1,033,671	684,979
Unallocated assets	386,452	227,512

Total Assets	$1,420,123	$912,491

	September 30, 2011	September 30, 2010
Goodwill by segment
Chemicals	$79,953	$1,414
Plastics	61,761	—
Other	26,682	—

Total	$168,396	$1,414

Information about the Company’s domestic and international operations follows. No single customer represented more than 10% of sales in 2011 or 2010. Revenues by geographic location, based on the jurisdiction of the subsidiary entity receiving revenue credit for the sale, are presented below:

	Nexeo Solutions Holdings, LLC and Subsidiaries Successor	Distribution Business Predecessor
	For The Period November 4, 2010 (inception) to September 30, 2011	Six Months Ended March 31, 2011	Year Ended September 30, 2010	Year Ended September 30, 2009
North America	$1,779,327	$1,582,715	$2,965,756	$2,664,863
EMEA	302,805	283,210	447,927	353,790
Asia	2,152	3,242	5,681	2,073

Total	$2,084,284	$1,869,167	$3,419,364	$3,020,726

16.	Related Party

At the closing of the Ashland Distribution Acquisition, the Company entered into a management services agreement with TPG Capital L.P. (together with its affiliates, including TPG Accolade, “TPG”) pursuant to which it will provide the Company with ongoing management, advisory and consulting services. TPG is an affiliate of TPG Accolade. Upon execution of the management services agreement, TPG received a one-time aggregate transaction fee of $15,000 as well as reimbursements of $5,508 in out-of-pocket expenses incurred in connection with the Ashland Distribution Acquisition ($20,508 total transaction related fees). Approximately $5,246 of the total transaction fees represent debt issuance related costs, and is recorded within other noncurrent assets as of September 30, 2011, and the remaining $15,262 represents due diligence and other facilitative costs, which was recorded as expense within transaction related costs for the period November 4, 2010 (inception) to September 30, 2011. Additionally, the Company incurred $10,000 to TPG for other transaction related fees, which is recorded as a related party payable as of September 30, 2011, and the expense is recorded within transaction related costs for the period November 4, 2010 (inception) to September 30, 2011.

TPG will also receive quarterly management fees equal to 2% of the Company’s “Adjusted EBITDA” (as defined in the agreement) for the previous quarter (subject to a minimum annual fee of $3.0 million), as well as reimbursements for out-of-pocket expenses incurred by it in connection with providing such management services. The Company paid a $1,500 management fee for the period from November 4, 2010 (inception) to September 30, 2011, included within selling, general and administrative expenses.

TPG also receives a quarterly management fee in connection with providing management services, payable in advance of the first day of each calendar quarter. Pursuant to the management services agreement, the management fee has a minimum amount defined as $750 per quarter and a potential additional amount equal to 2.0% of the Adjusted EBITDA for the immediate preceding fiscal quarter minus $750. This is known as a “percentage fee” in addition to the minimum management fee of $750, and is payable as soon as practicable following EBITDA determination. The Company incurred $1,500 in management fees for the period from November 4, 2010 (inception) to September 30, 2011, included within selling, general and administrative expenses.

In addition, the Company pays TPG a periodic fee to participate in TPG’s leveraged procurement program. This fee is calculated in relation to TPG’s portfolio companies for various categories of services and products for the benefit of portfolio companies. The Company paid a leverage fee of $250 at approximately the time of Ashland Distribution Acquisition closing. The unamortized balance of this leverage fee of $125 is recorded as a prepaid expense within other current assets as of September 30, 2011, and $125 is recorded within selling, general and administrative expenses for the period from November 4, 2010 (inception) to September 30, 2011. The Company may also pay TPG, specified success fees in connection with advice it provides in relation to certain corporate transactions.

17.	Subsequent Events

The Company has performed a review of subsequent events through January 10, 2012, the date the financial statements were available to be issued, and through February 29, 2012, the date the financial statements were available to be reissued.

On September 26, 2011, the Company entered into a definitive agreement to form a joint venture with Beijing PlasChem Trading Co, Ltd. (“Beijing PlasChem”) and its shareholders to expand the Company’s operations in China, which was subsequently amended on December 24, 2011. Headquartered in Beijing China, Beijing PlasChem is a leading Chinese distributor of such products as engineering plastics, common plastics, chemical materials and additives. In accordance with the terms of the definitive agreements, the shareholders of Beijing PlasChem and the Company will recapitalize another entity owned by the shareholders of Beijing PlasChem with an equity contribution of cash of Renminbi (“RMB”) 63,000 (approximately $10,000 at September 30, 2011) contributed by the shareholders of Beijing PlasChem, an equity contribution by the Company of RMB 96,000 (approximately $15,000 at September 30, 2011), and a loan from the Company of RMB 254,000 (approximately $40,000). Within 30 days of closing, the Company will execute an additional loan to the joint venture for working capital of $10,000, which will be denominated in US dollars. Thereafter the joint venture will acquire all of Beijing PlasChem’s operations, including existing supplier and customer relationships in exchange for cash consideration of approximately RMB 364,000 (approximately $57,000 at September 30, 2011) paid at closing. The Company will pay an additional RMB 150,000 (approximately $23,000 at September 30, 2011) to the shareholders of Beijing PlasChem at a later date if certain conditions are met.

After the Company’s initial investment, the Company will own 60% of the joint venture. In addition, the Company has the opportunity, and in certain situations the obligation, to acquire an additional 25% of the joint venture from the Sellers for RMB 150,000 (approximately $23,000 at September 30, 2011) if certain conditions are met. The definitive agreement also provides that the Company may purchase the Seller’s remaining joint venture equity for additional consideration of up to RMB 350,000 (approximately $55,000 at September 30, 2011), which is based on the performance of the joint venture, and would be paid no earlier than 2014 if the performance targets are achieved.

As part of the definitive agreement, the shareholders of Beijing PlasChem will make a RMB 25,000 (approximately $4,000 at September 30, 2011) equity investment in the Company in a future period, which is projected to be in 2013.

The Company expects to fund the acquisition of the initial 60% of the joint venture and loans to the joint venture, in part, with an additional $50,000 equity investment from TPG. The Company plans to fund any subsequent purchases of equity interests in the joint venture with a combination of operating cash flow and additional debt. The formation of the joint venture requires a number of regulatory and other approvals and is expected to close in the second half of 2012. The Company expects to control the joint venture and, accordingly, the transaction will be a business combination which requires the Company’s investment in the joint venture to be recorded under the acquisition method of accounting.

Subsequent to September 30, 2011, the Company made a quarterly tax distribution to, or on behalf of its members, of $9,745.

On January 6, 2012, the Company entered into four interest rate swap agreements with a combined notional amount of $275,000 to help manage the Company’s exposure to interest rate risk related to the Company’s variable rate Term Loan Facility. The four interest rate swaps have an effective date of January 10, 2012, with maturity dates ranging from March 30, 2014 through March 30, 2017. Under these agreements the Company will pay a weighted average fixed rate of 1.77304% and receive the greater of three-month LIBOR or 1.50%. The Company anticipates that the swaps will be accounted for as cash flow hedges. Accordingly, gains or losses resulting from changes in fair value of the swaps will be recorded in other comprehensive income to the extent that the swaps are effective as hedges until the gain or loss is realized. Gains or losses resulting from changes in fair value applicable to the ineffective portion, if any, will be reflected in income.

18.	Financial Statements of Guarantors and Issuers of Guaranteed Securities

The following condensed consolidating financial statements are presented pursuant to Rule 3–10 of Regulation S X issued by the Securities and Exchange Commission. The condensed consolidating financial statements reflect the financial position as of September 30, 2011, the results of operations, and cash flows for the period November 4, 2010 (inception) through September 30, 2011 of the Successor; and the financial position as of September 30, 2010 and 2009 and results of operations and cash flows for the six month period ended March 31, 2011, and the fiscal years ended September 30, 2010 and 2009 for the Predecessor.

As a result of the Ashland Distribution Acquisition, on March 31, 2011 Solutions and its wholly owned subsidiary, Nexeo Solutions Finance Corporation (“Co-issuer”), issued $175.0 million in aggregate principal amount of notes. The notes are fully and unconditionally guaranteed, jointly and severally, by Holdings, and its wholly owned subsidiary, Sub Hold. Solutions is also the primary borrower under the Term Loan Facility and the ABL Facility, which are guaranteed by Holdings and Sub Hold. The Co-issuer also is a guarantor under the Term Loan Facility.

There are no restrictions on the ability of Holdings’ subsidiaries, including the Issuers, to make investments in, or loans directly to, Holdings. The ability of Holdings’ subsidiaries, including the Issuers, to pay dividends to Holdings is restricted under the Company’s Term Loan Facility, subject to certain customary exceptions, including that dividends may be made to Holdings (i) in an aggregate amount not to exceed the greater of $40 million and 3.25% of total assets, as defined, plus the amount of excluded contributions, as defined, received by Holdings prior to such payment; (ii) if the consolidated net leverage ratio, as defined, would be less than or equal to 3.0 to 1.0 after giving effect to such payment; and (iii) out of the available amount, as defined, if the consolidated net leverage ratio, as defined, would be less than or equal to 4.5 to 1.0 after giving effect to such payment. Payment of dividends described in the foregoing clauses (i), (ii) and (iii) (other than with excluded contributions, as defined) are prohibited if at the time of, or after giving effect to, the dividend, a default, as defined, would exist under the credit agreement for the Term Loan Facility.

Holdings was formed on November 4, 2010, as parent company to Solutions, which acquired the Distribution Business. Holdings has no predecessor and is not presented in the condensed consolidating financial statements in periods prior to that date.

The Co-issuer is a wholly owned finance subsidiary of Solutions which jointly and severally issued the securities. Sub Hold has no independent operations and minimal assets. Consequently, separate financial information of Sub Hold is not presented. The Co-Issuer was formed on February 11, 2011 and has no predecessor. The remaining subsidiaries (“Non-Guarantor Subsidiaries”) are not guarantors of the notes. The condensed consolidating financial statements for the Company are as follows:

Condensed Consolidating Balance Sheets as of September 30, 2011

	Successor as of September 30, 2011
	Holdings	Finance	Solutions	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current Assets
Cash and cash equivalents	$1	$—	$7,972	$37,016	$—	$44,989
Accounts and notes receivable, net	—	—	413,747	154,504	—	568,251
Inventories	—	—	251,466	64,335	—	315,801
Other current assets	—	—	6,895	340	—	7,235

Total current assets	1	—	680,080	256,195	—	936,276
Property, plant and equipment, net	—	—	185,580	20,940	—	206,520
Goodwill and other intangibles, net	—	—	188,564	56,098	—	244,662
Other non-current assets	—	—	32,466	199	—	32,665
Intercompany advances	—	—	84,197	—	(84,197)	—
Investment in subsidiaries	364,027	—	129,417	—	(493,444)	—

Total assets	$364,028	$—	$1,300,304	$333,432	$(577,641)	$1,420,123

Liabilities & Members’ Equity
Current Liabilities
Current portion of long-term debt	$—	$—	$3,430	$—	$—	$3,430
Accounts payable and accrued expenses	—	—	306,176	97,248	—	403,424

Total current liabilities	—	—	309,606	97,248	—	406,854
Long-term debt	—	—	623,654	22,289	—	645,943
Other non-current liabilities	—	—	3,017	281	—	3,298
Intercompany advances	—	—	—	84,197	(84,197)	—

Total liabilities	—	—	936,277	204,015	(84,197)	1,056,095

Members’ Equity
Member Interests	452,364	—	452,363	138,526	(590,889)	452,364
Retained earnings (deficit)	(78,091)	—	(78,091)	3,667	74,424	(78,091)
Unrealized foreign currency translation gain (loss)	(10,245)	—	(10,245)	(12,776)	23,021	(10,245)

Total members’ equity	364,028	—	364,027	129,417	(493,444)	364,028

Total liabilities and members’ equity	$364,028	$—	$1,300,304	$333,432	$(577,641)	$1,420,123

Condensed Consolidating Statements of Operations for the period

November 4, 2010 (inception) to September 30, 2011

	Successor For the period November 4, 2010 (inception) to September 30, 2011
	Holdings	Finance	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Sales and operating revenues	$—	$—	$1,644,679	$439,605	$—	$2,084,284
Cost of sales and operating expenses	—	—	1,504,014	413,435	—	1,917,449

Gross Profit	—	—	140,665	26,170	—	166,835
Selling, general and administrative expenses	—	—	195,079	25,176	—	220,255

Operating income (loss)	—	—	(54,414)	994	—	(53,420)
Other income (expense)
Interest expense, net	—	—	(26,071)	1,325	—	(24,746)
Equity in earnings of subsidiaries	(78,091)	—	3,667	—	74,424	—
Other income (expense)	—	—	198	589	—	787

Income (loss) before income taxes	(78,091)	—	(76,620)	2,908	74,424	(77,379)
Income tax expense (benefit)	—	—	1,471	(759)	—	712

Net income (loss)	$(78,091)	$—	$(78,091)	$3,667	$74,424	$(78,091)

Condensed Consolidating Statements of Cash Flows for the period

November 4, 2010 (inception) to September 30, 2011

	Successor for the period November 4, 2010 (inception) to September 30, 2011
	Holdings	Finance	Solutions	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operations
Net cash provided by (used in) operations	$1	$—	$(33,757)	$(10,542)	$—	$(44,298)

Cash Flows From Investing Activities
Additions to plant, property and equipment	—	—	(4,009)	(366)	—	(4,375)
Proceeds from disposal of property plant and equipment	—	—	64	—	—	64
Ashland Distribution Acquisition	(451,950)	—	(422,067)	(98,413)	—	(972,430)

Net cash (used in) investing activities	(451,950)	—	(426,012)	(98,779)	—	(976,741)
Cash Flows From Financing Activities
Proceeds from the sales of membership interest	452,000	—	—	—	—	452,000
Repurchase of membership units	(50)	—	—	—	—	(50)
Proceeds from the issuance of debt, net	—	—	684,656	24,228	—	708,884
Repayment of long-term debt and leases	—	—	(56,769)	(1,938)	—	(58,707)
Debt issuance costs	—	—	(34,869)	(92)	—	(34,961)
Transfers (to) from affiliates	—	—	(124,139)	124,139	—	—

Net cash provided by financing activities	451,950	—	468,879	146,337	—	1,067,166
Effect of exchange rate changes on cash	—	—	(1,138)	—	—	(1,138)

Increase in cash	1	—	7,972	37,016	—	44,989
Beginning cash balance	—	—	—	—	—	—

Ending cash balance	$1	$—	$7,972	$37,016	$—	$44,989

Condensed Consolidating Statements of Operations for the six months ended March 31, 2011

	Predecessor for the six months ended March 31, 2011
	Predecessor to Solutions	Predecessors to Non- Guarantor Subsidiaries	Eliminations	Consolidated
Sales and operating revenues	$1,454,732	$414,435	$—	$1,869,167
Cost of sales and operating expenses	1,324,173	382,454	—	1,706,627

Gross Profit	130,559	31,981	—	162,540
Selling, general and administrative expenses	99,468	25,130	—	124,598

Operating income (loss)	31,091	6,851	—	37,942
Other income (expense)
Interest expense, net	—	—	—	—
Equity in earnings of subsidiaries	8,043	—	(8,043)
Other income (expense)	1,242	1,192	—	2,434

Income (loss) before income taxes	40,376	8,043	(8,043)	40,376
Income tax expense (benefit)	14,484	—	—	14,484

Net income (loss)	$25,892	$8,043	$(8,043)	$25,892

Condensed Consolidating Statements of Cash Flows for the six month period ended March 31, 2011

	Predecessor for the six months ended March 31, 2011
	Predecessor to Solutions	Predecessors to Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operations
Net cash provided by (used in) operations	$38,784	$(23,557)	$—	$15,227

Cash Flows From Investing Activities
Additions to plant, property and equipment	(3,443)	574	—	(2,869)
Proceeds from disposal of property plant and equipment	—	794	—	794
Asset purchase transaction	—	—	—	—

Net cash provided by (used in) investing activities	(3,443)	1,368	—	(2,075)
Cash Flows From Financing Activities
Transfers (to) from affiliates	(35,341)	22,189	—	(13,152)

Net cash provided by (used in) financing activities	(35,341)	22,189	—	(13,152)
Effect of exchange rate changes on cash	—	—	—	—

Increase in cash	—	—	—	—
Beginning cash balance	—	—	—	—

Ending cash balance	$—	$—	$—	$—

Condensed Consolidating Balance Sheets as of September 30, 2010

	Predecessor as of September 30, 2010
	Predecessor to Solutions	Predecessors to Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current Assets
Cash and cash equivalents	$—	$—	$—	$—
Accounts and notes receivable, net	370,342	125,435	—	495,777
Inventories	145,424	53,046	—	198,470
Other current assets	16,617	1,016	—	17,633

Total current assets	532,383	179,497	—	711,880
Property, plant and equipment, net	153,589	28,849	—	182,438
Goodwill and other intangibles, net	2,312	422	—	2,734
Other non-current assets	28,860	5	(13,426)	15,439
Investment in subsidiaries	441,795	—	(441,795)	—
Intercompany advances		348,980	(348,980)	—

Total assets	$1,158,939	$557,753	$(804,201)	$912,491

Liabilities & Equity
Current Liabilities
Current portion of long-term debt	$—	$—	$—	$—
Accounts payable and accrued expenses	268,875	101,422	—	370,297

Total current liabilities	268,875	101,422	—	370,297
Long-term debt	—	—	—	—
Other non-current liabilities	60,544	14,536	(13,426)	61,654
Intercompany advances	348,980	—	(348,980)	—

Total liabilities	678,399	115,958	(362,406)	431,951

Equity
Member Interests	—	—	—	—
Ashland’s net investment in Distribution Business	494,965	456,220	(456,220)	494,965
Unrealized foreign currency translation loss	(14,425)	(14,425)	14,425	(14,425)

Total equity	480,540	441,795	(441,795)	480,540

Total liabilities and equity	$1,158,939	$557,753	$(804,201)	$912,491

Condensed Consolidating Statement of Operations for the year ended September 30, 2010

	Predecessor for the year ended September 30, 2010
	Predecessor to Solutions	Predecessors to Non- Guarantor Subsidiaries	Eliminations	Consolidated
Sales and operating revenues	$2,698,667	$720,697	$—	$3,419,364
Cost of sales and operating expenses	2,441,000	661,006	—	3,102,006

Gross Profit	257,667	59,691	—	317,358
Selling, general and administrative expenses	132,626	131,450	—	264,076

Operating income (loss)	125,041	(71,759)	—	53,282
Other income (expense)
Interest expense, net	—	—	—	—
Equity in earnings of subsidiaries	(20,262)	—	20,262	—
Other income (expense)	1,472	1,115	—	2,587

Income (loss) before income taxes	106,251	(70,644)	20,262	55,869
Income tax expense (benefit)	70,609	(50,382)	—	20,227

Net income (loss)	$35,642	$(20,262)	$20,262	$35,642

Condensed Consolidating Statements of Cash Flows for the year ended September 30, 2010

	Predecessor for the year ended September 30, 2010
	Predecessor to Solutions	Predecessors to Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operations
Net cash (used in) operations	$(31,725)	$(24,448)	$—	$(56,173)

Cash Flows From Investing Activities
Additions to plant, property and equipment	(16,827)	(2,085)	—	(18,912)
Proceeds from disposal of property plant and equipment	—	866	—	866

Net cash (used in) investing activities	(16,827)	(1,219)	—	(18,046)
Cash Flows From Financing Activities
Transfers from affiliates	48,552	25,667	—	74,219

Net cash provided by financing activities	48,552	25,667	—	74,219
Effect of exchange rate changes on cash	—	—	—	—
Increase in cash	—	—	—	—
Beginning cash balance	—	—	—	—

Ending cash balance	$—	$—	$—	$—

Condensed Consolidating Statement of Operations for the year ended September 30, 2009

	Predecessor for the year ended September 30, 2009
	Predecessor to Solutions	Predecessors to Non- Guarantor Subsidiaries	Eliminations	Consolidated
Sales and operating revenues	$2,426,697	$594,029	$—	$3,020,726
Cost of sales and operating expenses	2,170,601	547,938	—	2,718,539

Gross Profit	256,096	46,091	—	302,187
Selling, general and administrative expenses	208,410	44,432	—	252,842

Operating income (loss)	47,686	1,659	—	49,345
Other income (expense)
Interest expense, net	—	—	—	—
Equity in earnings of subsidiaries	14,687	—	(14,687)	—
Other income (expense)	2,769	960	—	3,729

Income (loss) before income taxes	65,142	2,619	(14,687)	53,074
Income tax expense (benefit)	34,375	(12,068)	—	22,307

Net income (loss)	$30,767	$14,687	$(14,687)	$30,767

Condensed Consolidating Statements of Cash Flows for the year ended September 30, 2009

	Predecessor for the year ended September 30, 2009
	Predecessor to Solutions	Predecessors to Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash Flows From Operations
Net cash (used in) operations	$176,811	$68,238	$—	$245,049

Cash Flows From Investing Activities
Additions to plant, property and equipment	—	(6,594)	—	(6,594)
Proceeds from disposal of capital assets	—	802	—	802

Net cash (used in) investing activities	—	(5,792)	—	(5,792)
Cash Flows From Financing Activities
Transfers (to) affiliates	(176,811)	(62,446)	—	(239,257)

Net cash (used in) financing activities	(176,811)	(62,446)	—	(239,257)
Effect of exchange rate changes on cash	—	—	—	—

Increase in cash	—	—	—	—
Beginning cash balance	—	—	—	—

Ending cash balance	$—	$—	$—	$—

Nexeo Solutions Holdings, LLC and Subsidiaries

Schedule II—Valuation and Qualifying Accounts

(Dollars in thousands)	Balance Beginning of Period		Charged to Costs and Expenses		Charged to Other Accounts		Deductions		Balance End of Period
	(in thousands)
Successor
For The Period November 4, 2010 (inception) to September 30, 2011
Allowance for doubtful accounts	$—		$2,482		$—		$(1,204	)(1)	$1,278
Reserve for sales returns and allowances	1,451		—		11	(2)	—		1,462

Predecessor
Six Months Ended March 31, 2011
Allowance for doubtful accounts	$7,460		$2,451		$—		$(2,671	)(1)	$7,240
Reserve for sales returns and allowances	1,640		—		(189	)(2)	—		1,451
Restructuring reserve	539		110	(3)	—		(373)		276
Year Ended September 30, 2010
Allowance for doubtful accounts	$8,714		$836		$—		$(2,090	)(1)	$7,460
Reserve for sales returns and allowances	—	(4)	—		1,640	(2)	—		1,640
Restructuring reserve	2,851		1,085	(3)	—		(3,397)		539
Year Ended September 30, 2009
Allowance for doubtful accounts	$14,645		$6,129		$—		$(12,060	)(1)	$8,714
Restructuring reserve	—		4,231	(3)	—		(1,380)		2,851

(1)	Accounts written off during the year, net of recoveries and foreign exchange impact.
(2)	Amounts represent estimates for expected sales returns.
(3)	Amounts represent facilities closing and workforce reduction expenses and reserves incurred in conjunction with the Hercules Incorporated acquisition in 2008 and cost savings initiatives in 2009. Ashland retained $275,000 of the remaining reserve at the March 31, 2011 acquisition.
(4)	Prior to Fiscal Year 2010, Ashland Inc. did not maintain a reserve for sales returns and allowances for their distribution business.

Annex A

LETTER OF TRANSMITTAL

TO TENDER

OLD 8.375% SENIOR SUBORDINATED NOTES DUE 2018

OF

NEXEO SOLUTIONS, LLC

&

NEXEO SOLUTIONS FINANCE CORPORATION

PURSUANT TO THE EXCHANGE OFFER AND PROSPECTUS

DATED MAY 15, 2012

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK

CITY TIME, AT THE END OF JUNE 13, 2012 (THE “EXPIRATION DATE”), UNLESS EXTENDED BY THE ISSUERS.

The Exchange Agent for the exchange offer is Wells Fargo Bank, N.A.,

and its contact information is as follows:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	In Person by Hand Only:

Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, Minnesota 55480	Wells Fargo Bank, N.A. Corporation Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, Minnesota 55479	Wells Fargo Bank, N.A. 12th Floor—Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, Minnesota 55402

By Facsimile (for Eligible Institutions only):

(612) 667-6282

For Information or Confirmation by Telephone:

(800) 344-5128

If you wish to exchange your issued and outstanding 8.375% Senior Subordinated Notes due 2018 (the “old notes”) for an equal aggregate principal amount of 8.375% Senior Subordinated Notes due 2018 (the “new notes”) with materially identical terms that have been registered under the Exchange Act of 1933, as amended (the “Exchange Act”), pursuant to the exchange offer, you must validly tender (and not withdraw) old notes to the Exchange Agent prior to the Expiration Date.

We refer you to the prospectus, dated May 15, 2012 (the “Prospectus”), of Nexeo Solutions, LLC (the “Company”) and Nexeo Solutions Finance Corporation. (the “Co-Issuer” and together with the Company, the “Issuers”), and this Letter of Transmittal (this “Letter of Transmittal”), which together describe the Issuers’ offer (the “Exchange Offer”) to exchange the old notes for a like aggregate principal amount of new notes. Capitalized terms used but not defined have the respective meaning given to them in the Prospectus.

The Issuers reserve the right, at any time or from time to time, to extend the Exchange Offer at their discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuers shall notify the Exchange Agent and each registered holder of the old notes of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the old notes. Tender of the old notes in book-entry form is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures described in the Prospectus under the caption “The Exchange Offer—Procedures for Tendering.” DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your old notes in the Exchange Offer, the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your old notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1.	By tendering old notes in the Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2.	By tendering old notes in the Exchange Offer, you represent and warrant that you have (1) full authority to tender the old notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuers to be necessary or desirable to complete the tender of old notes, (2) the Issuers will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and other encumbrances, and (3) the old notes tendered hereby are not subject to any adverse claims or proxies.

3.	You understand that the tender of the old notes pursuant to all of the procedures described in the Prospectus will constitute an agreement between you and the Issuers as to the terms and conditions set forth in the Prospectus.

4.	By tendering old notes in the Exchange Offer, you acknowledge that the Exchange Offer is being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (available May 13, 1988), Morgan Stanley & Co., Inc., SEC No-Action Letter (available June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (available July 2, 1993), that the new notes issued in exchange for the old notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, as amended (the “Securities Act”) (other than a broker-dealer who purchased old notes exchanged for such new notes directly from the Issuers to resell pursuant to Rule 144A or any other available exemption under the Securities Act and any such holder that is an “affiliate” of the Issuers within the meaning of Rule 405 under the Securities Act), provided that such new notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such new notes.

5.	By tendering old notes in the Exchange Offer, you hereby represent and warrant that:

(a) the new notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of you, whether or not you are the holder;

(b) you have no arrangement or understanding with any person to participate in the distribution of old notes or new notes within the meaning of the Securities Act;

(c) you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuers; and

(d) if you are a broker-dealer, that you will receive the new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such new notes.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your old notes registered in the shelf registration statement described in the Registration Rights Agreement, dated as of March 9, 2011 (the “Registration Rights Agreement”), by and among the Issuers, the several guarantors named therein, and the Placement Agents (as defined therein), on behalf of the purchasers of the old notes. Such election may be made by notifying the Issuers in writing at 9303 New Trails Drive, Suite 400, The Woodlands, Texas 77381. By making such election, you agree, as a holder of old notes participating in a shelf registration, to indemnify and hold harmless the Issuers, each of the directors of the Issuers, each of the officers of the Issuers who signs such shelf registration statement, each person who controls the Issuers within the meaning of either the Securities Act or the Exchange Act, and each other holder of old notes, from and against any and all losses, claims, damages or liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or prospectus, or in any supplement thereto or amendment thereof, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; but only with respect to information relating to you furnished in writing by or on behalf of you expressly for use in a shelf registration statement, a prospectus or any amendments or supplements thereto. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

6.	If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering old notes in the Exchange Offer, that you will deliver a prospectus in connection with any resale of such new notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7.	If you are a broker-dealer and old notes held for your own account were not acquired as a result of market-making or other trading activities, such old notes cannot be exchanged pursuant to the Exchange Offer.

8.	Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of old notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth herein prior to midnight, New York City time, at the end of the Expiration Date.

2.	Partial Tenders.

Tenders of old notes will be accepted only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of old notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all old notes is not tendered, then old notes for the principal amount of old notes not tendered and new notes issued in exchange for any old notes accepted will be delivered to the holder via the facilities of DTC promptly after the old notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered old notes will be determined by the Issuers, in their sole discretion, which determination will be final and binding. The Issuers reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuers, be unlawful. The Issuers also reserve the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any old notes. The Issuers’ interpretation of the terms and conditions of the Exchange Offer (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of old notes, neither the Issuers, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions.

The Issuers reserve the absolute right to waive, in whole or part, up to the expiration of the Exchange Offer, any of the conditions to the Exchange Offer set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of old notes will be accepted.

6.	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent using the contact information set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

7.	Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “The Exchange Offer—Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offer.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

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